    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 2001.



                           REGISTRATION NO. 333-65018


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-1

                                 AMENDMENT NO. 1


                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                            ZIASUN TECHNOLOGIES, INC.
                            -------------------------
             (Exact Name of Registrant as Specified in Its Charter)

           NEVADA                    7389                 84-1376402
           ------                    ----                 ----------
       (State or Other        (Primary Standard        (I.R.S. Employer
       Jurisdiction or    Industrial Classification     Identification
        Organization)            Code Number)              Number)

665 SAN RODOLFO DRIVE, SUITE 120, SOLANA BEACH, CALIFORNIA 90275; (858) 350-4060
--------------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, including Area Code, of
                  Registrant's Principal Executive Offices)

                                Allen D. Hardman
                President, Secretary and Chief Operating Officer
                            ZiaSun Technologies, Inc.
                        665 San Rodolfo Drive, Suite 120
                         Solana Beach, California 90275
                                 (858) 350-4060
                                 --------------
            (Name, Address, Including Zip Code, and Telephone Number,
                    Including Area Code of Agent for Service)

                                   COPIES TO:


                              James C. Lewis, Esq.
                              Rakesh Govindji, Esq.
                       Jones, Waldo, Holbrook & McDonough
                             1500 Wells Fargo Plaza
                              170 South Main Street
                           Salt Lake City, Utah 84101
                                 (801) 521-3200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. | |

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                                            CALCULATION OF REGISTRATION FEE


 Title of Each Class                           Proposed Maximum      Proposed Maximum
  of Security to be         Amount to be        Offering Price      Aggregate Offering               Amount of
      Registered             Registered          Per Unit (2)           Price (3)                 Registration Fee
     Common Stock,
    par value $0.001         365,000(1)              $1.64              $598,600                       $149.65


         (1) The amount to be registered consists of 365,000 shares of common stock of the Registrant which were issued to certain individuals in connection with the acquisition by the Registrant of Seminar Marketing Group, Inc. ("SMG"), in a stock-for-stock exchange, completed in the end of September, 2000. These securities are the subject of a rescission offer to be commenced following the effectiveness of this Registration Statement, as more fully described in the prospectus which is a part of this Registration Statement.

         (2) Reflects the average estimated purchase price per share, excluding interest, to be payable by the Registrant in the Rescission Offer.

         (3) Aggregate estimated purchase price, excluding interest, estimated to be payable if the rescission offer is accepted in full.




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. THE COMPANY HAS FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY MAY NOT SELL OR ACCEPT YOUR OFFER TO BUY THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED AUGUST ______, 2001


                                   PROSPECTUS

               RESCISSION OFFER OF 365,000 SHARES OF COMMON STOCK
                          TO CERTAIN SHAREHOLDERS OF
                           ZIASUN TECHNOLOGIES, INC.

ZIASUN

         - The Company is an Internet technology holding company focused on investor education and e-finance.


         - ZiaSun Technologies, Inc., 665 San Rodolfo Drive, Suite 120, Solana Beach, California 92075. Tel: (858) 350-4060.


SYMBOL & MARKET

         -        ZSUN / OTC Bulletin Board of the NASD


         - On August 22, 2001, the last reported sale price for our common stock on the OTC Bulletin Board of the NASD was $0.61 per share.


THE RESCISSION OFFER

         ZiaSun Technologies, Inc. (the "Company" or "ZiaSun") is offering to certain of its shareholders, upon the terms and conditions described in this Prospectus, the right to rescind their purchase of shares of common stock of Seminar Marketing Group, Inc. ("SMG"). The Company is making this Rescission Offer as a result of the following two transactions:

         (1) ISSUANCE OF SHARES OF COMMON STOCK IN SMG. In August, 2000, SMG issued shares of common stock to sixty-one (61) individuals for services and other consideration provided for the benefit of the Company's wholly owned subsidiary, Online Investor Advantage, Inc. ("OIA") and as a "bonus" to certain shareholders; and

         (2) EXCHANGE OF SHARES OF SMG FOR SHARES OF THE COMPANY. In September 2000, the Company acquired all of the shares of SMG from the SMG shareholders through the issuance of shares of its common stock in a stock-for-stock exchange (the "exchange").


         The Company is aware that the issuance of securities in these transactions did not satisfy the requirements of federal and state securities laws. Accordingly, the Company may be contingently liable to holders of these shares in the aggregate amount of approximately $598,600, plus interest of approximately $64,452 as of August 22, 2001.

         The Company hereby offers to rescind the purchase of the shares of SMG by repurchasing the shares of the Company's common stock issued to the SMG shareholders (the "Rescission Stock") in the exchange, as follows:

         (1) REDUCTION IN COMPENSATION. Prior to the organization of SMG, a number of employees and independent contractors of OIA agreed to have a portion of the compensation owed to them for services on behalf of OIA, withheld from payment, in consideration of the future issuance of common stock. The Company will repurchase the Rescission Stock held by these Offerees, at a price equal to the amounts withheld, together with interest from the date of exchange at 12% per annum.

         (2) OTHER CONSIDERATION. Other individuals provided services and other consideration for the issuance of common stock, but did not have any compensation withheld. The Company will repurchase the Rescission Stock held by these Offerees at a price equal to the average closing bid price of the Company's common stock during the twenty (20) trading days prior to the date of this Prospectus.

         If you have already resold your shares, the Company offers to pay you the difference between the amount offered in this Prospectus, and the consideration you received on the sale, plus accrued interest. As indicated, the Company will pay the legal interest rate in the state of Utah of 12%, which is the highest interest rate in each of the states in which purchasers resided at the time of the transactions described in this Prospectus.


         Expiration Date of Rescission Offer: ________________ , 2001 at 5:00 P.M., Mountain Standard Time.


         EITHER REJECTION OR ACCEPTANCE OF THIS RESCISSION OFFER IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. RETAINING AN INVESTMENT IN ZIASUN TECHNOLOGIES, INC., IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL FINANCIAL MEANS WHO ARE ABLE TO BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF FACTORS WHICH SHOULD BE CONSIDERED BY EACH RECIPIENT OF THIS RESCISSION OFFER.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THE INFORMATION PRESENTED HERE. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE AS OF THE DATE OF THIS DOCUMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE COMPANY HAS ENTERED INTO A MERGER AGREEMENT WITH TELESCAN, INC., UNDER THE TERMS OF WHICH THE COMPANY AND TELESCAN HAVE AGREED TO ENTER INTO A BUSINESS COMBINATION THAT, IF COMPLETED, WOULD RESULT IN THE COMPANY AND TELESCAN BECOMING WHOLLY-OWNED SUBSIDIARIES OF INVESTOOLS INC., A NEWLY FORMED CORPORATION. THE COMPANY HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES & EXCHANGE COMMISSION REGARDING THIS MERGER TRANSACTION. BEFORE MAKING A DECISION TO ACCEPT OR REJECT THIS RESCISSION OFFER, YOU ARE URGED TO CAREFULLY CONSIDER ALL OF THE INFORMATION REGARDING THE MERGER, TELESCAN AND INVESTOOLS SET FORTH IN THIS PROSPECTUS.

         The date of this prospectus is _______________ , ________, 2001.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER..................................................................1

PROSPECTUS SUMMARY................................................................................................3
   ZiaSun Business................................................................................................3
   Summary of Rescission Offer....................................................................................3
   Proposed Merger................................................................................................4
   Telescan, Inc..................................................................................................5
   INVESTools Inc.... ............................................................................................5
   Nasdaq Listing of INVESTools Common Stock and Reduction of the Exchange Ratios.................................5
   Risk Factors...................................................................................................6

SUMMARY HISTORICAL FINANCIAL DATA.................................................................................6
   The Company....................................................................................................6
   Telescan.......................................................................................................7

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENT OVERVIEW...........................................8

COMPARATIVE PER SHARE DATA.......................................................................................15

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION......................................................16

RISK FACTORS.....................................................................................................16
   Risks Relating To The Company's Business......................................................................16
   Risks Relating To Rescission Offer............................................................................23
   Risks Relating To Merger......................................................................................23
   Risks Relating To Telescan's Business.........................................................................27

THE RESCISSION OFFER.............................................................................................30
   Background and Reasons for the Rescission Offer...............................................................30
   Terms of the Rescission Offer.................................................................................32
   How to Accept the Rescission Offer............................................................................32
   How to Reject the Rescission Offer............................................................................33
   Funding the Rescission Offer..................................................................................33
   Additional Terms and Conditions...............................................................................33
   Questions About the Rescission Offer..........................................................................33
   Use of Rescission Stock Repurchased by the Company............................................................33
   Effect of Rescission Offer....................................................................................34
   Federal Income Tax Consequences of the Rescission Offer.......................................................34

CAPITALIZATION...................................................................................................36

ZIASUN BUSINESS..................................................................................................37
   General.......................................................................................................37
   Continuing Operations.........................................................................................38
   Discontinued Operations.......................................................................................41
   Distribution..................................................................................................41
   Recent Acquisitions and Investments...........................................................................41
   Raw Materials and Supplies....................................................................................42
   Intellectual Property.........................................................................................42
   Government Regulation.........................................................................................43
   Employees.....................................................................................................43
   Property......................................................................................................43


                                       i

   Legal Proceedings.............................................................................................44

DESCRIPTION OF CAPITAL STOCK.....................................................................................45
   Per Share Market Price and Dividend Information...............................................................45

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZIASUN........................................................45

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................46
   Overview......................................................................................................46
   Results of Operations.........................................................................................47
   Liquidity and Capital Resources...............................................................................49
   Recent Accounting Pronouncements..............................................................................51
   Changes in and Disagreements with, Accountants on Accounting and Financial Disclosure.........................52
   Market Risk Disclosure........................................................................................53

ZIASUN MANAGEMENT................................................................................................53
   Directors and Executive Officers..............................................................................53
   Executive Compensation........................................................................................56
   Options/SAR Grants In Last Fiscal Year........................................................................58
   Aggregated Option Exercises In The Last Fiscal Year...........................................................58
   General Information Concerning the Board of Directors and its Committees......................................58
   Audit Committee...............................................................................................59
   Stock Option Plan Committee...................................................................................59
   Compensation Committee........................................................................................59
   Compensation Committee Interlock and Insider Participation....................................................59
   ZiaSun Compensation Committee Report on Executive Compensation................................................59
   General Compensation Philosophy...............................................................................60
   Executive Compensation........................................................................................60
   Chief Executive Officer Compensation..........................................................................61
   Internal Revenue Code Section 162(m) Limitation...............................................................61
   ZiaSun Audit Committee Report.................................................................................61
   Stock Performance Graph.......................................................................................62
   Certain Relationships and Related Transaction with Directors and Executive Officers...........................63

BENEFICIAL OWNERSHIP OF SECURITIES...............................................................................64

THE PROPOSED MERGER..............................................................................................65
   General.......................................................................................................65
   Annual Meeting of Shareholders to Approve Merger..............................................................65
   INVESTools....................................................................................................68
   Background of the Merger......................................................................................68
   ZiaSun's Reasons for the Merger...............................................................................72
   Negative Factors Relating to the Merger Considered by ZiaSun's Board of Directors.............................73
   Recommendation of ZiaSun's Board of Directors.................................................................74
   No Fairness Opinions Solicited................................................................................74
   Conflicts of Interest of Directors and Executive Officers in the Merger.......................................74
   Board of Directors and Management after the Merger............................................................75
   Material U.S. Federal Income Tax Consequences.................................................................76
   Accounting Treatment of the Merger............................................................................77
   Treatment of Stock Options and Other Rights...................................................................77
   No Governmental Approvals or Regulatory Requirements..........................................................77
   Expenses......................................................................................................77
   Nasdaq Listing................................................................................................77
   Dellsting and Deregistration of ZiaSun and Telescan Stock After the Merger....................................78
   Stock Transfer Restrictions...................................................................................78
   Agreement and Plan of Merger..................................................................................77
   Conditions to Completion of the Merger........................................................................79
   Termination of the Merger Agreement...........................................................................80
   Termination Fee...............................................................................................80
   Ancillary Agreements..........................................................................................81


                                       ii

TELESCAN BUSINESS................................................................................................81
   General.......................................................................................................81
   Corporate Background..........................................................................................81
   Services......................................................................................................82
   Business Strategy.............................................................................................82
   Marketing.....................................................................................................84
   Customers.....................................................................................................84
   Proprietary Rights............................................................................................84
   Competition...................................................................................................85
   Employees.....................................................................................................85
   Governmental Regulation.......................................................................................85
   Description of Property.......................................................................................85
   Legal Proceedings.............................................................................................85

TELESCAN PER SHARE MARKET PRICE AND DIVIDEND INFORMATION.........................................................86

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TELESCAN......................................................87

TELESCAN MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................88
   Business Overview.............................................................................................88
   Liquidity and Capital Resources...............................................................................93
   Recent Accounting Pronouncements..............................................................................94
   Changes in, and Disagreements with, Accountants on Accounting and Financial Disclosure........................94
   Market Risk Disclosure........................................................................................95

TELESCAN MANAGEMENT..............................................................................................95
   Directors and Executive Officers..............................................................................95
   Executive Compensation........................................................................................98
   Option Grants In Last Fiscal Year.............................................................................99
   Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values............................101
   Security Ownership of Certain Beneficial Owners and Management...............................................101
   Certain Relationships and Related Transaction with Directors and Executive Officers..........................102

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION.............................................................104

EXPERTS.........................................................................................................104

WHERE YOU CAN FIND ADDITIONAL INFORMATION.......................................................................104

APPENDIX A-FORM OF ELECTION.....................................................................................A-1

                QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER


Q:   WHY IS THE COMPANY MAKING THE RESCISSION OFFER?

A: The issuance of shares covered by this Rescission Offer did not comply with the Securities Act of 1933, as amended, because those stock issuances were not registered under federal securities law and did not qualify for an exemption from registration. Under federal and state securities laws, the purchasers of those shares are entitled to rescind their purchases.

Q:   WHAT WILL I RECEIVE IF I ACCEPT THE RESCISSION OFFER?

A: If you accept the Company's Rescission Offer, the Company will repurchase the shares you hold based on one of the following two repurchase prices:

         (1) REDUCTION IN COMPENSATION. Prior to the organization of SMG, a number of employees and independent contractors of OIA agreed to have a portion of the compensation owed to them for services on behalf of OIA, withheld from payment, in consideration of the future issuance of common stock. The Company will repurchase the Rescission Stock held by these Offerees, at a price equal to the amounts withheld, together with interest thereon from the date of exchange at 12% per annum.

         (2) OTHER CONSIDERATION. Other individuals provided services and other consideration for the benefit of OIA, for the issuance of common stock, but did not have any compensation withheld. The Company will repurchase the Rescission Stock held by these Offerees at a price equal to the average closing bid price of the Company's common stock during the twenty (20) trading days prior to the date of this Prospectus, together with interest thereon at 12% per annum from the date of exchange.

     The Company will not make any additional payment to purchase any shares that were given to you as "bonus shares," and if you elect to rescind, all of the Rescission Stock held by you, including the bonus shares, will be cancelled.

Q: WHEN DOES THE RESCISSION OFFER EXPIRE?


A:   The Rescission Offer expires on _____________________________   ___, 2001.


Q: WHAT DO I NEED TO DO NOW TO ACCEPT THE RESCISSION OFFER?

A: You should complete, sign and date the accompanying Form of Election, and return it to the Company, together with your stock certificates for the shares you want the Company to repurchase, in the enclosed return envelope prior to the expiration date.

Q. WHAT HAPPENS IF I DON'T RETURN MY FORM OF ELECTION?

A: If you do not return your Form of Election before the expiration date of the rescission offer, you will be deemed to have rejected the Company's Rescission Offer.

Q. CAN I CHANGE MY MIND AFTER I HAVE MAILED MY SIGNED ELECTION FORM?

A: Yes. You can change your decision about accepting or rejecting the Company's Rescission Offer at any time before the expiration date. You can do this by completing and submitting a new Election Form.

Q: WHAT WILL I RECEIVE IN THE MERGER?



A: ZiaSun stockholders are expected to receive 0.12500 of a share of INVESTools common stock for each share of ZiaSun common stock they own.



     Telescan stockholders are expected to receive 0.07061 of a share of INVESTools common stock for each share of Telescan common stock they own.



     The foregoing share exchange ratios are subject to proportionate adjustment in the event a higher per share price for the INVESTools common stock is required in order for it to be listed on the Nasdaq National Market System or the Nasdaq SmallCap Market. Regardless of any such adjustment, the ZiaSun stockholders will own approximately 75% of INVESTools and the Telescan stockholders will own the remaining interest of approximately 25%.


Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: You can call James C. Lewis of Jones, Waldo, Holbrook & McDonough at (801) 521-3200 with any questions about the Rescission Offer.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this Prospectus. It does not contain all of the information that you should consider before acting on the Rescission Offer. We encourage you to read the entire Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and notes to those financial statements, which appear elsewhere in this Prospectus.


ZIASUN BUSINESS (SEE PAGE 37)



         The Company is an Internet technology holding company focused on investor education and e-finance. Currently, all of the Company's revenues are derived from Online Investors Advantage, Inc., a wholly-owned subsidiary. Online Investors Advantage provides in-depth consumer training in the optimum use of Internet-based investment and financial management tools and services via live workshops, home study and online subscriptions. The Company has developed a live two-day workshop and a video-based home-study program, both of which it promotes online and through a multi-step marketing program. Online Investors Advantage has a current customer base of approximately 12,000 individuals and has expanded its operations in 2000 to Singapore, Hong Kong, United Arab Emirates, South Africa, United Kingdom, Saudi Arabia, Puerto Rico, Thailand, Barbados, China and Ireland.



SUMMARY OF RESCISSION OFFER (SEE PAGE 30)



         On August 14, 2000, Seminar Marketing Group, Inc. ("SMG"), a newly organized Utah corporation, issued shares of common stock to 61 individuals in exchange for unpaid services and other consideration provided by such individuals for the benefit of Online Investors Advantage, Inc., a wholly-owned subsidiary of the Company. On the same date, SMG issued additional "bonus shares" to approximately 24 individuals, for no additional consideration. In a subsequent transaction in the end of September, 2000, the Company acquired SMG under the terms of an acquisition agreement, pursuant to which the Company issued a total of 370,000 shares of its common stock to SMG shareholders in exchange for all of the issued and outstanding common stock of SMG (the "exchange"). The Company incorrectly believed that the stock issuances in these two transactions were made in accordance with applicable requirements of federal and state securities laws. However, after further review and as a result of questions about the offering raised by counsel, the Company determined that the Company was in error, and that the offer and sale of the securities violated the Securities Act of 1933, as amended, and state securities laws. Specifically, the common stock was offered and sold in these transactions in a manner that did not comply with Section 5 of the Securities Act because no registration statement was filed with the Securities and Exchange Commission ("SEC"), and the issuances were not eligible for the "private placement" exemptions under the Securities Act. Further, neither SMG nor the Company qualified such issuances within the states in which those shareholders resided, which were the states of Utah, Wyoming, Arizona, Texas and Idaho. Accordingly, the Company may have incurred a contingent liability to the persons receiving shares in these transactions in the aggregate amount of approximately $598,600 plus interest of approximately $64,452 as of the date of this Prospectus.


         Therefore, the Company is offering certain holders of common stock the right to rescind their purchase of shares in these two transactions. If a shareholder accepts this Rescission Offer, the Company will repurchase his or her shares as follows:

         (1) REDUCTION IN COMPENSATION. Prior to the organization of SMG, a number of employees and independent contractors of OIA agreed to have a portion of the compensation owed to them for services on behalf of OIA, withheld from payment, in consideration of the future issuance of common stock. The Company will repurchase the Rescission Stock held by these Offerees, at a price equal to the amounts withheld, together with interest on such amount from the date of exchange at 12% per annum.

         (2) OTHER CONSIDERATION. Other individuals provided services and other consideration for the issuance of common stock, but did not have any compensation withheld. The Company will repurchase the Rescission Stock held by these Offerees at a price equal to the average closing bid price of the Company's common stock during the twenty (20) trading days prior to the date of this Prospectus, together with interest thereon at 12% per annum from the date of exchange.


The Company will pay the legal interest rate in the state of Utah of 12%, which is the highest interest rate in each of the states in which purchasers resided at the time of the transactions described in this Prospectus. No additional payment will be made to repurchase shares which were given as "bonus shares" to certain SMG shareholders, and persons electing to rescind will be canceling ALL shares held by him or her, including the bonus shares. If you have resold the shares in a bona fide transaction to a third party prior to the date of this Prospectus, the Company will pay an amount equal to the difference between the amount offered in this Prospectus, and the consideration you received on the sale of the shares, plus accrued interest at 12% per annum.


         To accept or reject the Rescission Offer, you must complete, sign and return to us the Form of Election attached to this prospectus as Appendix A prior to the expiration of the Rescission Offer.

IF YOU DO NOT COMPLETE AND RETURN A FORM OF ELECTION PRIOR TO THE EXPIRATION OF THE RESCISSION OFFER, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.


PROPOSED MERGER (SEE PAGE 65)



         On May 3, 2001, the Company entered into a merger agreement with Telescan, Inc., a Delaware corporation, under the terms of which the Company and Telescan have agreed, subject to shareholders approval and other conditions, to engage in a business combination that will result in each company becoming a wholly-owned subsidiary of a newly formed corporation, INVESTools Inc. ZiaSun stockholders are expected to receive 0.12500 of a share of INVESTools common stock for each share of ZiaSun common stock they own, and holders of Telescan common stock are expected to receive 0.07061 of a share of INVESTools common stock for each share of Telescan common stock they own. The foregoing ratios are subject to proportionate adjustments. At the completion of the merger, the former Company shareholders would own approximately 75% of INVESTools and the former Telescan shareholders would own the remaining interest of approximately 25%.



         The completion of the merger is subject to the approval by the shareholders of the Company and Telescan, and other customary closing conditions. The board of directors will recommend the approval of the merger agreement and related matters, at an annual meeting of the Company's shareholders. The Company and Telescan have each filed a joint proxy statement/prospectus with the U.S. Securities and Exchange Commission ("SEC"), pertaining to the merger. At such time as the SEC has completed its review of the joint proxy statement/ prospectus, INVESTools will file a registration on Form S-4, covering the merger with the SEC. Upon effectiveness of the registration statement with the SEC, the Company and Telescan will each mail to its shareholders a copy of the Prospectus, and hold a meeting of its respective shareholders, to seek shareholder approval of the merger. The Company is unable to predict when the registration statement on Form S-4 will be effective, when it will hold its annual meeting, or when Telescan will hold a shareholders' meeting. If the merger is completed prior to the completion of the rescission offer, this Prospectus and the registration statement of which it forms a part will be appropriately amended.


         In addition to information regarding the Company, this Prospectus includes pertinent information regarding the merger, Telescan and INVESTools. In making your decision concerning the rescission offer, you should carefully consider all of the information in this Prospectus concerning the merger, Telescan and INVESTools.

TELESCAN, INC. (SEE PAGE 81)

         Telescan delivers investment advice and education to individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. INVESTools.com publishes actionable investment advice and education, and WallStreetCity.com provides an investment search tool, ProSearch. Telescan also offers private-label subscription marketing and e-mail list management services to its business clients. In addition, through its Business-to-Business Division, Telescan offers an array of online financial solutions to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

         The merger into INVESTools will provide Telescan a broader customer base for its products and services, and will provide a more direct seminar-based connection with the users of its online financial tools.

INVESTOOLS INC. (SEE PAGE 68)

         INVESTools Inc. is a newly formed company that will, as a result of the merger, provide investor education, financial publications and analytical tools worldwide. INVESTools will own 100% of the Company and 100% of Telescan upon completion of the merger. On a pro forma combined basis, INVESTools recorded $89.5 million of revenues and $102.7 million in loss from continuing operations for the year ending December 31, 2000. On a proforma combined basis INVESTools also recorded $75.2 million of accumulated deficit as of June 30, 2001.

         INVESTools will combine ZiaSun's classroom investor education with Telescan's e-finance services and web-delivered analytical tools.

         The combined company is being built on a solid and practical business platform, in which the investor workshops complement the online financial tools. Investors are better able to leverage the power of online financial tools, if they are provided a variety of ways to become familiar with those tools, including live seminars, video tapes, audio tapes and Web based information.

NASDAQ LISTING OF INVESTOOLS COMMON STOCK AND REDUCTION OF THE EXCHANGE RATIOS (SEE PAGE 77)

         ZiaSun and Telescan have filed listing applications with Nasdaq to list the INVESTools common stock on the Nasdaq National Market System (the "NMS") and on the Nasdaq SmallCap Market ("SmallCap Market"). If eligible, the INVESTools common stock will be listed on the NMS. If the INVESTools common stock is not eligible to be listed on the NMS, but is eligible for the SmallCap Market, the INVESTools common stock will be listed on the SmallCap Market.



         To qualify for listing on the NMS, the INVESTools common stock would be required to have a minimum bid price of $5.00 per share and the market value of the public float of the INVESTools common stock would be required to be at least $18 million. The market value of the public float is the market value of the shares outstanding (other than shares held by officers or directors or shareholders holding in excess of 10% of the outstanding shares). Based on the recent per share market prices of ZiaSun common stock of $____ and Telescan common stock of $____ and the public float for ZiaSun (____ shares) and Telescan (____ shares), the combined market value of the public float for ZiaSun and Telescan is approximately $_____. Declines in the market prices for ZiaSun or Telescan common stock or the acquisition of shares of ZiaSun or Telescan by officers, directors or 10% shareholders would cause the market value of the public float of INVESTools to decline. If the market value of the public float of INVESTools is below $18 million, then the INVESTools common stock would not be eligible for listing on the NMS.



         To qualify for listing on the SmallCap Market, the INVESTools common stock would be required to have a minimum bid price of $4.00 per share and the market value of its public float would be required to be $5 million.



         In the event the bid price per share for the INVESTools common stock is expected to be less than $5.00, but the public float is expected to exceed $18 million, the exchange ratios of shares of INVESTools common stock to be issued to holders of ZiaSun and Telescan common stock would be proportionately reduced so that the total number of shares of INVESTools common stock outstanding would be reduced to the extent necessary to achieve an expected bid price per share in excess of $5.00, thereby making the INVESTools common stock eligible for listing on the NMS.



         In the event the market value of the public float of the INVESTools common stock is expected to be less than $18 million, then the INVESTools common stock would not be eligible for listing on the NMS and we would attempt to list the INVESTools common stock on the SmallCap Market. If, in these circumstances, the bid price per share for the INVESTools common stock is expected to fall below $4.00, the exchange ratios of shares of INVESTools common stock to be issued to the holders of ZiaSun and Telescan common stock would be proportionately reduced so that the total number of shares of INVESTools common stock outstanding would be reduced to the extent necessary to achieve an expected bid price per share in excess of $4.00, thereby making the INVESTools common stock eligible for listing on the SmallCap Market.



RISK FACTORS (SEE PAGE 16)

         Either rejection or acceptance of this rescission offer is speculative and involves a high degree of risk. Retaining an investment in the Company is suitable only for persons of substantial financial means who are able to bear the risk of loss of their entire investment.

         Recipients of this rescission offer should carefully consider all information set forth in this Prospectus, including the information set forth in "Risk Factors" beginning on page 8, prior to acting on the Rescission Offer.


                        SUMMARY HISTORICAL FINANCIAL DATA

THE COMPANY


         The following table sets forth the Company's summary historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, the Company's audited historical consolidated financial statements and the notes thereto, which have been audited by Jones, Jensen & Company (now known as HJ & Associates, LLC), independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999 are attached to this Prospectus. The summary historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, the Company's audited historical consolidated financial statements and the notes thereto, which have been audited by BDO Seidman, LLP, independent auditors, and which are attached to this Prospectus. The summary historical consolidated financial information as of and for the six months ended June 30, 2000 and 2001 has been derived from, and should be read in conjunction with, the Company's unaudited historical consolidated financial statements and the notes thereto attached to this Prospectus. In the Company's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in the Company's unaudited financial statements. Interim results for the six months ended June 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with the sections entitled "Selected Historical Financial Data of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" below and with the consolidated financial statements of the Company and the notes thereto attached to this Prospectus.

                                   SIX MONTHS
                                  ENDED JUNE 30,                           YEARS ENDED DECEMBER 31,
                               -------------------       ----------------------------------------------------------
                                2001         2000         2000         1999         1998         1997         1996
                               ------       ------       ------       ------       ------       ------       ------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
Revenue.....................   $29,774      $26,291      $54,667      $23,620      $     -      $    -       $    -
Goodwill impairment ........         -            -      (71,756)           -            -           -            -
Other income (expense) .....      (637)         107          167           17            -           -            -

Net income (loss) from
   continuing operations....    (1,024)         754      (70,548)       2,632          (77)     (3,511)          (4)
Net income (loss) ..........   $(1,167)       $(135)    $(77,226)      $5,964         $769     $(3,511)         $(4)

NET INCOME (LOSS) PER
  COMMON SHARE FROM
  CONTINUING OPERATIONS
     Basic..................    $(0.03)       $0.03       $(2.37)       $0.12      $     -     $     -       $    -
                                =======      =======      =======      =======     ========    ========      =======
     Diluted................    $(0.03)       $0.03       $(2.37)       $0.10      $     -     $     -       $    -
                                =======      =======      =======      =======     ========    ========      =======
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
     Basic..................    32,327       27,269       29,744       21,770       17,023      15,467          800
                                =======      =======      =======      =======     ========    ========      =======
     Diluted................    32,327       27,302       29,744       25,796       17,023      15,467          800
                                =======      =======      =======      =======     ========    ========      =======
                                                                                 DECEMBER 31,
                                                          ----------------------------------------------------------
                                       JUNE 30, 2001       2000         1999         1998         1997         1996
                                       -------------      ------       ------       ------       ------       ------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA
Working capital.......................          $761          $72       $6,373        $1,662        $(12)          $66
Total assets..........................        46,650       47,713       19,457         4,765          123           66
Total stockholders' equity ...........        40,649       42,099       15,736         4,165           37           66
Book value per share..................          1.28         1.42         0.61          0.24         0.00         0.08


TELESCAN


         The following table sets forth certain of Telescan's summary historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Hein + Associates LLP, independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999, are attached to this Prospectus. The summary historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Arthur Andersen LLP, independent auditors, and which are attached to this Prospectus. The summary historical consolidated financial information as of and for the six months ended June 30, 2000 and 2001 has been derived from, and should be read in conjunction with, Telescan's unaudited historical consolidated financial statements and the notes thereto attached to this Prospectus. In Telescan's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in Telescan's unaudited financial statements. Interim results for the six months ended June 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with the sections entitled "Selected Historical Consolidated Financial Data of Telescan" and "Telescan Management's Discussion and Analysis of Financial Condition and Results of Operations" below and with consolidated financial statements of Telescan and the notes thereto attached to this Prospectus.


                                     SIX MONTHS
STATEMENT OF OPERATIONS            ENDED JUNE 30,                          YEARS ENDED DECEMBER 31,
-----------------------            --------------                          ------------------------
                                     2001         2000         2000         1999         1998         1997         1996
                                     ----         ----         ----         ----         ----         ----         ----
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Revenue ....................    $11,498      $18,752     $ 35,938      $26,438      $15,234      $16,467      $13,721
 Special and other charges...     (3,913)      (7,174)     (11,742)           -       (1,530)           -            -
 Cost of acquisition
   opportunities ............       (436)        (545)      (5,009)      (3,287)           -            -            -
 Other income (expense)......        (68)      21,110       (7,436)         435         (413)          341          349

Net income (loss) from
   continuing operations ....     (5,908)       9,828      (30,644)      (5,850)      (8,220)      (1,155)      (3,781)
 Net income (loss) ..........    $(5,908)     $ 9,828     $(30,644)     $(5,850)     $(8,201)     $(1,174)     $(3,781)

NET INCOME (LOSS) PER COMMON
   SHARE FROM CONTINUING
   OPERATIONS
      Basic .................    $ (0.37)     $  0.58     $  (1.85)     $ (0.39)     $ (0.66)     $ (0.10)     $ (0.32)
                                 =======      =======     ========      =======      =======      =======      =======
      Diluted ...............    $ (0.37)     $  0.56     $  (1.85)     $ (0.39)     $ (0.66)     $ (0.10)     $ (0.32)
                                 =======      =======     ========      =======      =======      =======      =======

 WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING
      Basic .................     16,296       16,690       16,665       15,486       12,654       12,203       11,655
                                 =======      =======     ========      =======      =======      =======       ======
      Diluted ...............     16,296       17,471       16,665       15,486       12,654       12,203       11,655
                                 =======      =======     ========      =======      =======      =======       ======



                                                                                   DECEMBER 31,
                                                                                   ------------
BALANCE SHEET DATA                      JUNE 30, 2001        2000         1999         1998           1997         1996
------------------                      -------------        ----         ----         ----           ----         ----
                                                                   (IN THOUSANDS)
 Working capital .............                $(3,369)     $ 4,156      $10,049      $  (641)     $   956      $   436
 Total assets ................                  8,835       19,440       82,899       13,401       13,178       11,673
 Total long-term obligations..                      -           46       11,500        2,366          507          784
 Total stockholders' equity...                  1,205        9,427       57,770        4,771        9,160        7,750
 Book value per share.........                   0.07         0.57         3.73         0.38         0.75         0.66


                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                          FINANCIAL STATEMENT OVERVIEW


         On May 3, 2001, ZiaSun and Telescan announced the signing of a definitive agreement to merge into a newly formed company, INVESTools. Under the terms of the merger, each outstanding share of ZiaSun common stock is expected to be exchanged for 0.12500 of a share of INVESTools common stock; holders of Telescan common stock are expected to receive 0.07061 of a share of INVESTools common stock for each share of Telescan common stock they own. The foregoing ratios are subject to adjustments in order to achieve a sufficiently high bid price per share to qualify on the Nasdaq National Market System or the Nasdaq SmallCap Market as described in "The Merger--What You Will Receive in the Merger." Holders of Telescan preferred stock will receive one share of INVESTools convertible preferred stock for each share of Telescan preferred stock they own. The merger will be accounted for as a purchase in which ZiaSun is treated as the acquirer of Telescan for financial accounting purposes.

         The following Unaudited Pro Forma Condensed Consolidated Financial Information gives pro forma effect to the merger by application of the pro forma adjustments described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2001, gives effect to the merger as if it occurred on that date.

         The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 2001 and for the year ended December 31, 2000 give effect to the merger as if it occurred on January 1, 2000 and includes adjustments directly attributable to the merger and expected to have a continuing impact on the merged company.

         The Unaudited Pro Forma Condensed Consolidated Financial Information is based, in part, on the following historical financial statements, which have been previously filed with the Securities and Exchange Commission by ZiaSun or Telescan and are included herein:

- The audited Consolidated Financial Statements of ZiaSun as of and for the year ended December 31, 2000

- The unaudited Consolidated Financial Statements of ZiaSun as of and for the six months ended June 30, 2001

- The audited Consolidated Financial Statements of Telescan as of and for the year ended December 31, 2000

- The unaudited Consolidated Financial Statements of Telescan as of and for the six months ended June 30, 2001


         The pro forma adjustments are based on available information, preliminary estimates and certain assumptions that ZiaSun and Telescan believe are reasonable. The preliminary allocation of the purchase price to assets and liabilities of Telescan reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after all relevant information is obtained regarding the fair market value of the assets and liabilities.

         The Unaudited Pro Forma Condensed Consolidated Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of the merged company. The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements of ZiaSun and Telescan, and the related notes thereto, which are included elsewhere in this Prospectus.

             Unaudited Pro Forma Consolidated Condensed Balance Sheet
                               As of June 30, 2001
                                 (in thousands)


                                                                                 PRO FORMA      CONSOLIDATED
                                                    ZIASUN        TELESCAN      ADJUSTMENTS       PRO FORMA
                                                  ----------     -----------    ------------    -------------
ASSETS
Current assets:
    Cash and cash equivalents                     $    5,082     $     2,147    $          -    $       7,229
    Accounts receivable, net                             928           1,151               -            2,079
    Marketable securities                                  -             729               -              729
    Other current assets                                  72             234               -              306
                                                  ----------     -----------    ------------    -------------
         Total current assets                          6,082           4,261               -           10,343
                                                  ----------     -----------    ------------    -------------

Property and equipment, net                              271           2,685       (a)(2,255)             701
Investments                                            5,980             731         (a)(614)           6,097
Software development costs, net                            -           1,089         (a)(914)             175
Goodwill                                              33,543               -               -           33,543
Deferred tax asset                                         -               -       (c)14,116           14,116
Other assets                                             774              69               -              843
                                                  ----------     -----------    ------------    -------------

    Total assets                                  $   46,650     $     8,835         $10,333    $      65,818
                                                  ==========     ===========    ============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Deferred revenue                              $        -     $     3,058    $          -    $       3,058
    Accounts payable and accrued liabilities           5,322           4,572               -            9,894
                                                  ----------     -----------    ------------    -------------
         Total current liabilities                     5,322           7,630               -           12,952
                                                  ----------     -----------    ------------    -------------


Commitments and Contingencies:
    Shares subject to rescission                         654               -               -              654
    Minority interest                                     25               -               -               25

Shareholders' Equity:
    Preferred stock                                        -               1               -                1
    Common stock                                          32             162         (f)(143)              73
                                                                                       (i)22
    Additional paid-in capital                       115,819          67,650         (56,132)      (g)129,015
                                                                                    (i)1,678
    Treasury stock                                         -               -                                -
    Accumulated comprehensive income                       -          (2,253)          2,253                -
    Deferred compensation                                (27)              -               -           (1,727)
                                                                                   (i)(1,700)
    Accumulated deficit                              (75,175)        (64,355)         64,355          (75,175)
                                                  ----------     -----------    ------------    -------------
         Total shareholders' equity                   40,649           1,205          10,333           52,187
                                                  ----------     -----------    ------------    -------------

         Total liabilities and
           stockholders' equity                   $   46,650     $     8,835    $     10,333    $      65,818
                                                  ==========     ===========    ============    =============

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                      (in thousands except per share data)


                                                                                             PRO FORMA        CONSOLIDATED
                                                        ZIASUN           TELESCAN           ADJUSTMENTS         PRO FORMA
                                                        --------         ----------         ----------        -------------
REVENUE                                                 $ 29,774           $ 11,498           $   (422) (d)        $ 40,850

Cost and expenses:
    Cost of revenue                                       10,249              4,503               (153) (d)          14,599
    General and administrative                            16,912              7,386                283  (i)          24,789
                                                                                                   208  (h)
    Depreciation and amortization                          2,322              1,100                 --                3,422
    Special and other charges                                 --              4,349                 --                4,349
                                                        --------         ----------         ----------        -------------
         Income (loss) from operations                       291             (5,840)              (760)              (6,309)
                                                        --------

Other income (expense):
    Loss on equity investments                              (475)                --                 --                 (475)
    Loss on disposal of assets                               (41)                --                 --                  (41)
    Loss on marketable securities                             --               (121)                --                 (121)
    Interest, net                                           (121)                43                 --                  (78)
    Other, net                                                --                 10                 --                   10
                                                        --------         ----------         ----------        -------------
         Total other income (expense)                       (637)               (68)                --                 (705)

Income (loss) from continuing operations
   before taxes                                             (346)            (5,908)              (760)              (7,014)

Income taxes                                                (678)                --               (678) (b)              --
                                                        --------         ----------         ----------        -------------
Income (loss) from continuing operations                  (1,024)            (5,908)               (82)              (7,014)

Discontinued operations                                     (132)                --                 --                 (132)
Loss on disposal of discontinued
   operations                                                (11)                --                 --                  (11)
                                                        --------         ----------         ----------        -------------

Income (loss) before preferred stock
   dividend                                               (1,167)            (5,908)               (82)              (7,157)

Preferred stock dividend                                      --                (61)                --                  (61)
                                                        --------         ----------         ----------        -------------

Income (loss) from continuing operations
   attributable to common stockholders                  $ (1,167)          $ (5,969)          $    (82)            $ (7,218)
                                                        ========         ==========         ==========        =============

Earnings per share from continuing operations:
    Basic                                               $   0.03           $  (0.37)                               $  (1.39)
                                                        ========         ==========                           =============
    Diluted                                             $   0.03           $  (0.37)                               $  (1.39)
                                                        ========         ==========                           =============


                                      14

Weighted average common shares:
    Basic                                                 32,327             16,296            (43,431)               5,192 (e)
                                                        ========         ==========         ==========        =============
    Diluted                                               32,327             16,296            (43,431)               5,192 (e)
                                                        ========         ==========         ==========        =============


       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (in thousands except per share data)



                                                                                                  PRO FORMA           CONSOLIDATED
                                                          ZIASUN             TELESCAN            ADJUSTMENTS           PRO FORMA
                                                        ---------           ---------           ------------          ------------
REVENUE                                                 $  54,667           $  35,938           $  (1,148)(d)          $  89,457


Cost and expenses:
    Cost of revenue                                        28,369              22,695                (848)(d)             50,216
    General and administrative                             19,050              16,793               1,133 (i)             37,807
                                                                                                                             831(h)
    Depreciation and amortization                           3,106               2,907                   -                  6,013
    Special and other charges                              71,756              11,742                   -                 83,498
    Cost of acquisition opportunities                           -               5,009                   -                  5,009
                                                        ---------           ---------           ---------             ----------
         Income (loss) from operations                    (67,614)            (23,208)             (2,264)               (93,086)
                                                        ---------           ---------           ---------             ----------

Other income (expense):
    Loss on equity investments                               (200)                  -                   -                   (200)
    Gain on marketable securities                               -              19,432                   -                 19,432
    Realized loss on marketable
      securities impairment                                     -             (27,668)                  -                (27,668)
    Interest, net                                             351                 704                   -                  1,055
    Other, net                                                 16                  96                   -                    112
                                                        ---------           ---------           ---------             ----------
         Total other income (expense)                         167              (7,436)                  -                 (7,269)
                                                        ---------           ---------           ---------             ----------

Income (loss) from continuing
   operations before taxes                                (67,447)            (30,644)             (2,264)              (100,355)

Income taxes                                               (3,101)                  -                 784(b)              (2,317)
                                                        ---------           ---------           ---------             ----------

Income (loss) from continuing
   operations                                             (70,548)            (30,644)             (1,480)              (102,672)

Preferred stock dividend                                        -                (150)                  -                   (150)
                                                        ---------           ---------           ---------             ----------

Income (loss) from continuing
   operations attributable to common
   stockholders                                         $ (70,548)          $ (30,794)          $  (1,480)             $(102,822)
                                                        =========           =========           =========              =========

Earnings per share from continuing operations:
    Basic                                               $   (2.37)          $   (1.85)                                 $  (21.01)
                                                        =========           =========                                  =========
    Diluted                                             $   (2.37)          $   (1.85)                                 $  (21.01)
                                                        =========           =========                                  =========

Weighted average common shares:
    Basic                                                  29,744              16,665             (41,514)                 4,895(e)
                                                        =========           =========           =========              =========
    Diluted                                                29,744              16,665             (41,514)                 4,895(e)
                                                        =========           =========           =========              =========

                     Notes to Unaudited Pro Forma Condensed
                        Consolidated Financial Statements



(a) To record the effect of the merger of ZiaSun and Telescan into INVESTools.



                                                                                                       Preferred
                                                                                     Common Stock        Stock         Options
                                                                                     -------------       ------       ----------
Purchase consideration is as follows:

Telescan shares/options outstanding at May 3, 2001                                    16,296,026          120,000       2,016,150

Exchange ratio to convert shares/options into common stock
equivalents                                                                                    1               25               1
                                                                                     -----------      -----------     -----------

Telescan's equivalent shares/options acquired in merger                               16,296,026        3,000,000       2,016,150

Exchange ratio                                                                           0.07061          0.07061         0.07061
                                                                                     -----------      -----------     -----------

ZiaSun equivalent shares/options                                                       1,150,662          211,830         142,360

Eight day average closing share price of ZiaSun with the date of the merger announcement as the midpoint/Black Scholes option
valuation adjusted for ZiaSun's exchange ratio of 0.12500                            $      7.36*     $      7.36*    $      3.23**
                                                                                     -----------      -----------     -----------

Fair value of shares/options acquired                                                $ 8,468,875      $ 1,559,069     $   459,952***
                                                                                     ===========      ===========     ===========

* Average share price for the common and preferred stock was calculated based on the average daily closing prices for ZiaSun stock for the four days prior to the merger announcement and the four days following the announcement and divided by ZiaSun's exchange ratio of 0.12500.

** The fair value of the options was estimated using the Black Scholes option pricing model with the following assumptions; risk free rate of 5.03%;
     volatility factor of 63.9%; expected lives ranging from one to ten years;
     and no assumed dividend yield.

*** Represents the fair value of all options outstanding. The fair value of the vested and unvested options granted in exchange for the Telescan options surrendered will be less than or equal to the fair value of the Telescan options surrendered. Approximately 63% of options outstanding are vested.
     Unvested options vest ratably over an average of approximately two years.
     All unvested options have an intrinsic value of less than zero, and accordingly, no prepaid compensation costs has been recorded. We anticipate that the intrinsic value of all unvested options will continue to be zero at the consummation date.

Total value of shares and options issued                                    $10,487,896
Estimated merger costs                                                        1,050,000
Total purchase consideration                                                $11,537,896

Preliminary allocation of purchase consideration is as follows:
   Current assets                                                           $ 4,261,000
   Long term assets                                                             791,286
   Deferred tax asset                                                        14,115,610(c)
   Current liabilities                                                       (7,630,000)
                                                                            -----------
     Total purchase consideration allocation                                $11,537,541
                                                                            ===========

The preliminary allocation of the purchase price to Telescan's acquired assets and liabilities reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. Negative goodwill was allocated to long term assets on a pro rata basis in accordance with SFAS 141 as follows:



     Property, plant and equipment................................ $2,255
     Investments.................................................. $  614
     Software..................................................... $  914



The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after all relevant information is obtained regarding the fair market value of the assets and liabilities.




                                                 ZiaSun          Telescan         INVESTools
                                               ----------       -----------       ------------
Total common shares issued by INVESTools:

   Shares outstanding at June 30, 2001           31,824,830      16,296,026
   Exchange ratio                                   0.12500         0.07061
                                                 ----------      ----------           ---------
                                                  3,978,104       1,150,662           5,128,766
                                                 ==========      ==========           =========



(b) To adjust the pro forma tax provision (benefit) to reflect the estimated utilization of the deferred tax asset of the merged company. This utilization is subject to a limitation under IRS code Section 382 of $784,000 per year.



(c) This asset represents management's estimate of the fair value of the deferred tax asset. Although ZiaSun reported losses for the year ended December 31, 2000 and the six months ended June 30, 2001, a large portion of these losses is attributable to goodwill amortization and other write-offs, which are not deductible for federal income tax purposes. Therefore, ZiaSun is currently generating taxable income and providing for such in its financial statements. Based on historical operating results and estimates of future taxable income, management believes that the deferred tax asset recorded will be utilized in future periods.



(d) To eliminate transactions between ZiaSun and Telescan. Differences in intercompany amounts reflect timing differences in recording the transactions.



(e) The calculation of the combined weighted average shares outstanding and basic and diluted earnings per share is as follows:



                                                                              Fiscal Year Ended 2000
                                                               ------------------------------------------------------
                                                                ZiaSun            Telescan              Combined
                                                               -------           ----------          ----------------
Basic and diluted:
Weighted average shares outstanding                                 29,744,000       16,665,000
Exchange ratio to convert ZiaSun/Telescan shares into
   INVESTools shares                                                   0.12500          0.07061
                                                                --------------    -------------      ----------------
INVESTools equivalent weighted average shares
   outstanding - basic                                               3,718,000        1,176,715             4,894,715
                                                                ==============    =============      ================




                                                                         Six Months Ended June 30, 2001
                                                                ------------------------------------------------
                                                                 ZiaSun            Telescan            Combined
                                                                ---------         ----------          ----------
Basic and diluted:
Weighted average shares outstanding                                 32,327,000       16,296,000
Exchange ratio to convert ZiaSun/Telescan shares into
   INVESTools shares                                                   0.12500          0.07061
                                                                --------------    -------------       ----------
INVESTools equivalent weighted average shares
   outstanding - diluted                                             4,040,875        1,150,660        5,128,410
                                                                ==============    =============       ==========



(f)  Adjustments to common stock:
    INVESTools issuance of 5,128,766 shares of $0.01 par value common stock in exchange for ZiaSun common stock
        outstanding and Telescan's common stock outstanding                             $      51
    Elimination of ZiaSun common stock                                                        (32)
    Elimination of Telescan common stock                                                     (162)
                                                                                        ---------
                                                                                        $    (143)
                                                                                        =========
(g) Adjustments to additional paid in capital:
    Purchase price, net of merger costs                                                 $  11,538
    Par value of INVESTools common stock issued at merger                                     (51)
    Par value of INVESTools preferred stock issued at merger                                   (1)
    Additional paid in capital for ZiaSun at June 30, 2001                                115,819
    Elimination of ZiaSun common stock                                                         32
    Deferred compensation related to the merger transition award                            1,678
                                                                                        ---------
                                                                                        $ 129,015
                                                                                        =========



(h) Additional executive compensation effective upon consummation of the merger.



(i) Merger transition award of cash and stock. This award vests equally over a three year period on the anniversary of the merger.


                           COMPARATIVE PER SHARE DATA


         The following table sets forth selected historical and pro forma per common share data for income and stockholders' equity as of and for the periods ended on the dates specified (i) on a historical basis for ZiaSun, (ii) on a historical basis for Telescan, (iii) on a pro forma basis for ZiaSun and Telescan combined, (iv) on a pro forma consolidated ZiaSun equivalent basis and
(v) on a pro forma consolidated Telescan equivalent basis. The following information should be read in conjunction with the historical consolidated financial statements of ZiaSun and Telescan included in this joint proxy statement/prospectus. The amounts for the pro forma consolidated basis assume the each share of ZiaSun common stock will be converted into 0.12500 of a share of INVESTools common stock and each share of Telescan common stock will be converted into 0.07061 of a share of INVESTools common stock. Neither ZiaSun nor Telescan has paid any cash dividends to common stockholders during the periods ended on the dates specified below.




                                                          AS OF AND FOR THE SIX             AS OF AND FOR THE
                                                                 MONTHS ENDED                     YEAR ENDED
                                                                JUNE 30, 2001                 DECEMBER 31, 2000
                                                          ---------------------            ---------------------
ZIASUN HISTORICAL
    Income (loss) per share from continuing
      operations, fully diluted...................                 $ (0.03)                        $ (2.37)
    Stockholders' equity per share................                    1.28                            1.42

TELESCAN HISTORICAL
    Income (loss) per share, fully diluted........                 $ (0.37)                        $ (1.85)
    Stockholders' equity per share................                    0.07                            0.57

PRO FORMA CONSOLIDATED ENTITY


  Income (loss) per share from continuing
    operations, fully diluted.....................                 $ (1.39)                       $(21.01)
    Stockholders' equity per share................                   10.05                            N/A

ZIASUN EQUIVALENT PRO FORMA BASIS
  Income (loss) per share from continuing
    operations, fully diluted.....................                 $ (0.17)                        $(2.63)
    Stockholders' equity per share................                    1.26                            N/A


TELESCAN EQUIVALENT PRO FORMA BASIS
  Income (loss) per share, fully diluted..........          $(0.10)      $(1.48)
  Stockholders' equity per share..................            0.71          N/A



                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION


         This Prospectus contains some forward-looking statements within the meaning of federal securities laws concerning the operations, economic performance, and financial condition of the Company, as well as the operations, economic performance and financial condition of Telescan and INVESTools. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions may not materialize and unanticipated events may occur which would affect the results of the Company, Telescan and INVESTools. Important factors that could cause the actual results of the Company, and Telescan and INVESTools to differ from their expectations are discussed in more detail in this prospectus under the caption "Risk Factors." When considering these forward-looking statements you should keep in mind the risk factors and other cautionary statements contained in this Prospectus. These forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update them.


                                  RISK FACTORS

         AN INVESTMENT IN THE COMPANY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION, BECAUSE OF THE MERGER AGREEMENT WITH TELESCAN, AN INVESTMENT IN THE COMPANY WOULD BECOME AN INVESTMENT IN INVESTOOLS, IF THE PROPOSED MERGER IS COMPLETED. THEREFORE, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS CONCERNING THE COMPANY, TELESCAN, THE MERGER AND THE RESCISSION OFFER, BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER. ANY OF THE FOLLOWING RISKS COULD SERIOUSLY HARM THE COMPANY'S BUSINESS AND FINANCIAL RESULTS, AND, IF THE MERGER IS COMPLETED, THE BUSINESS AND FINANCIAL RESULTS OF THE COMPANY, TELESCAN OR INVESTOOLS, AND COULD CAUSE THE VALUE OF THE SECURITIES OF THE COMPANY, AND, IF THE MERGER IS COMPLETED, THE SECURITIES OF INVESTOOLS, TO DECLINE, WHICH COULD, IN TURN, CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO THE COMPANY'S BUSINESS


AN INCREASE IN ZIASUN'S MARKETING EXPENDITURE MAY NOT RESULT IN INCREASED
REVENUE.



         For the six months ended June 30, 2001, the Company had revenues of $29.8 million compared to $26.3 million for the same period in 2000, an increase of about $3.5 million. The Company believes that in order to maintain or increase revenues additional marketing costs will have to be incurred. No assurance can be given that the Company will be able to maintain or increase revenues by expanding marketing costs. Further, the Company has no control over the stock market or over the effect that its fluctuations have on the demand for investor training seminars and materials. It is the Company's intention to continue increasing its marketing efforts and to explore new opportunities to generate additional revenue.



ZIASUN HAS AN ACCUMULATED DEFICIT AND LOW WORKING CAPITAL.



         At June 30, 2001, ZiaSun had an accumulated deficit of $75.2 million. An accumulated deficit could indicate that ZiaSun may not be able to meet its long term obligations. At June 30, 2001 ZiaSun had only $5.1 million of cash and cash equivalents and working capital of only $0.8 million. Low working capital could indicate that ZiaSun may not have sufficient cash to meet its current obligations.



ZIASUN'S MARKET SHARE AND REVENUES MAY SUFFER IF IT IS UNABLE TO COMPETE EFFECTIVELY.


         There are several corporations, firms and individuals engaged in the type of business activities in which the Company is presently engaged. Many of those entities are more experienced and possess substantially greater financial technological, marketing, operational and other resources than the Company or its subsidiaries. Some of the Company's competitors have longer operating histories. In addition, certain of the Company's competitors offer a wider range of services and financial products than the Company, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Certain of the Company's competitors also have greater name recognition and larger customer bases that could be leveraged, thereby gaining market share from the Company. Such competitors could conduct more extensive promotional activities and offer better terms and lower prices to customers than the Company can.

         Certain competitors have established cooperative relationships among themselves or with third parties to enhance their services and products. Accordingly, it is possible that new competitors or alliances among existing competitors may significantly reduce the Company's market share.


         While the Company cannot predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer, or whether legislative barriers will be modified, the Company may be adversely affected by such competition or legislation. To the extent the Company's competitors are able to attract and retain customers based on the convenience of one-stop shopping, the Company's business or ability to grow could be adversely affected.


         There can be no assurance that the Company will be able to compete effectively with current or future competitors or that such competition will not have a material adverse effect on the Company's business, financial condition and operating results.








ZIASUN'S ABILITY TO OPERATE ITS BUSINESS COULD BE SERIOUSLY HARMED IF IT LOSES KEY EMPLOYEES.



         Historically, ZiaSun and its subsidiaries have been heavily dependent on the abilities of D. Scott Elder, Ross W. Jardine, Allen D. Hardman, Scott Harris and David McCoy, who contribute essential technical and management experience. ZiaSun currently only has an employment and non-competition agreement with Allen D. Hardman. In the event of future growth in administration, marketing, manufacturing and customer support functions, ZiaSun may have to increase the depth and experience of its management team by adding new members. ZiaSun's success will depend to a large degree upon the active participation of its key officers and employees. Loss of services of any of the current officers and directors could have a significant adverse effect on the operations and prospects of ZiaSun. There can be no assurance that it will be able to employ qualified persons on acceptable terms to replace officers that become unavailable.



ZIASUN MAY NOT BE ABLE TO EXPAND INTO NEW MARKETS.



         One element of ZiaSun's strategy is to leverage ZiaSun's brand names and services that ZiaSun and its wholly-owned subsidiary OIA provide. No assurance can be given that ZiaSun will be able to successfully adapt ZiaSun's products and services for use in other markets. Even if ZiaSun does adapt ZiaSun's products to other markets, no assurance can be given that ZiaSun will be able to compete successfully in any such new markets. There can be no assurance that ZiaSun's marketing efforts or ZiaSun's pursuit of any new opportunities will be successful. If ZiaSun's efforts are not successful, ZiaSun could realize less than expected earnings, which in turn could result in a decrease in the market value of ZiaSun common stock. Furthermore, such efforts may divert management attention or inefficiently utilize ZiaSun's resources.




ZIASUN'S BUSINESS IS SUBJECT TO THE RISKS INHERENT IN DOING BUSINESS IN FOREIGN MARKETS.



         One component of ZiaSun's strategy is a planned increase in efforts to attract additional international customers and to expand ZiaSun's OIA seminars, services and products into international markets.



         There are certain risks inherent in doing business in international markets, such as: unexpected changes in regulatory requirements, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; political instability; fluctuations in currency exchange rates; reduced protection for intellectual property rights in some countries; seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and potentially adverse tax consequences. Any of the foregoing could adversely impact the success of ZiaSun's international operations. In some of the countries in which ZiaSun does business, ZiaSun relies upon third parties for a variety of business and regulatory compliance matters. ZiaSun has limited control over the management and direction of these third parties. ZiaSun runs the risk that their action or inaction could harm ZiaSun's operations and/or the goodwill associated with ZiaSun's brand names. As a result, the risk to its operations and goodwill is higher. There can be no assurance that one or more of the factors described above will not have a material adverse effect on ZiaSun's future international operations, if any, and, consequently, on its business, financial condition and operating results.



ZIASUN'S BUSINESS COULD BE DISRUPTED OR SEVERELY IMPACTED BY A FAILURE IN THE ELECTRONIC SYSTEM SUPPORTING ITS PROVISION OF SERVICES THROUGH THE INTERNET, ONLINE PROVIDERS AND TOUCH-TONE TELEPHONE.



         Many of the services and products offered by the Company and its subsidiaries are through the Internet, online service providers and touch-tone telephone. Thus, the Company depends heavily on the integrity of the electronic systems supporting this activity, including the Company's internal software programs and computer systems. The Company's systems or any other systems of third parties utilized by it could slow down significantly or fail for a variety of reasons including: undetected errors in the Company's internal software programs or computer systems; the Company's inability to effectively resolve any errors in the Company's internal software programs or computer systems once they are detected; or heavy stress placed on the Company's system during certain peak hours of usage of either the Company's own or its third party provider systems. The Company could also be affected by computer viruses, electronic break-ins or other similar disruptions. If any of these systems slows down significantly or fails even for a short time, the Company's customers would suffer delays and dissatisfaction.


         The Company could experience a number of adverse consequences as a result of these systems failures including the loss of existing customers and the inability to attract or retain new customers. There can be no assurance that the Company's network structure or those of third party service providers will operate appropriately in any of the following events: subsystem, component or software failure; a power or telecommunications failure; human error; an earthquake, fire or other natural disaster; or an act of God or war. There can be no assurance that in any such event, the Company will be able to prevent an extended systems failure. Any such systems failure that interrupts the Company's operations could have a material adverse effect on the Company's business, financial condition and operating results.


A SECURITY BREACH, VIRUS OR INAPPROPRIATE USE BY INTERNET USERS COULD DISRUPT THE COMPANY'S SERVICE.



         A significant barrier to online commerce is the secure transmission of confidential information over public networks. The security of the Company's customers' confidential transaction data could be jeopardized as a result of the accidental or intentional acts of Internet users, current and former employees or others or computer viruses. The Company could lose customers and be liable for damages caused by these security breaches, which could result in poor operating results. Security breaches experienced by other electronic commerce companies could reduce consumers' confidence in the Company. There can be no assurance that advances in computer and cryptography capabilities or other developments will not result in a compromise of the encryption and authentication technology the Company uses to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition and operating results. In addition, the costs required to continually upgrade the Company's security measures could be prohibitively expensive and could result in delays or interruption of service that could result in a loss of customers.



ZIASUN'S BUSINESS IS SUBJECT TO FLUCTUATIONS WHICH MAY NEGATIVELY IMPACT THE PRICE OF ITS COMMON STOCK.


         The Company expects to experience large fluctuations in future quarterly operating results that may be caused by many factors, including: the timing of introductions or enhancements to online investing services and other products by the Company or its competitors; market acceptance of online investing services and products; the pace of development of the market for online commerce; changes in trading volume in securities markets; trends in securities markets; domestic and international regulation of the brokerage industry; changes in pricing policies by the Company or its competitors; changes in strategy; the success of or costs associated with acquisitions, joint ventures or other strategic relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic revenues; changes in the level of operating expenses to support projected growth; and general economic conditions. The Company has also experienced fluctuations in the average number of customer transactions per day. Thus, the rate of growth in customer transactions at any given time is not necessarily indicative of future transaction activity.





         The operating expenses of ZiaSun are based in part on ZiaSun's expectations of its future revenues and are relatively fixed in the short term. ZiaSun's short-run, fixed corporate office costs, including rent, utilities, telephone, remuneration packages, D&O Insurance, PR Service, FICA, worker's compensations, P&L Insurance, medical insurance, and stock transfer agent fees, is approximately $833,000 per month. ZiaSun may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If ZiaSun has a shortfall in revenues in relation to its expenses, or if its expenses precede increased revenues, then ZiaSun's results of operations and financial condition would be materially adversely affected. It is also possible that in some future periods

ZiaSun's results of operations may be below the expectations of investors. In this event, the price of ZiaSun's common stock is likely to fall.



THE COST OF ZIASUN'S OPERATIONS MAY OUTPACE ITS REVENUES.



         ZiaSun's cost per seminar is higher in 2001 than in 2000 because the average attendance at the seminars has declined from approximately 60 attendees per seminar in the first six months of 2000 to approximately 45 attendees per seminar in the first six months of 2001 and ZiaSun strives to provide the same quality of meeting facilities and speakers regardless of the attendance. Management attributes this average attendance decrease to overall decline in the stock market.



RAPID GROWTH MAY STRAIN ZIASUN'S ABILITY TO EXPAND ADEQUATELY.



         If the Company's information management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company fails to manage the Company's expansion effectively, there could be a material adverse effect on the Company's business, financial condition and operating results. The rapid growth in the use of the Company's services may strain the Company's ability to adequately expand technologically.



         As the Company acquires new equipment and applications quickly, the Company has less time and ability to test and validate hardware and software, which could lead to performance problems. The Company also relies on a number of third parties to process the Company's transactions, including online and Internet service providers, back office processing organizations, service providers and market-makers, all of which will need to expand the scope of the operations they perform for the Company. Any backlog caused by a third party's inability to expand sufficiently to meet the Company's needs could have a material adverse effect on its business, financial condition and operating results. As trading volume increases, the Company may have difficulty hiring and training qualified personnel at the necessary pace, and the shortage of licensed personnel could cause a backlog in the processing of orders that need review, which could lead not only to unsatisfied customers, but also to liability for orders that were not executed on a timely basis. Such loss of business could have a material adverse effect on ZiaSun's business financial condition and operation results.



IF ZIASUN'S NEW SERVICES AND PRODUCTS ARE NOT ACCEPTED BY CONSUMERS OF IF INTERNET USAGE DOES NOT CONTINUE TO GROW, ZIASUN MAY NOT BE ABLE TO GROW ITS BUSINESS AND INCREASE REVENUE.


         The market for online investing services is rapidly evolving. Consequently, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. For the Company, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that commerce on the Internet will not adequately develop or flourish to permit the Company to succeed.

         Sales of many of the Company's services and products will depend on consumers adopting the Internet as a method of doing business. This may not occur because of inadequate development of the necessary infrastructure, such as a reliable network infrastructure, or complementary services and products such as high-speed modems and communication lines. The Internet has grown and is expected to grow both in number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to slow development or adoption of standards and protocols to handle increased Internet activity, or due to increased governmental regulation.

         Moreover, critical issues including security, reliability, cost, ease of use, accessibility and quality of service remain unresolved and may negatively affect the growth of Internet use or commerce on the Internet. Because use of the Internet for commerce is new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If these critical issues are not resolved, if the necessary infrastructure is not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and operating results will be materially adversely affected. Adoption of online commerce by individuals that have relied upon traditional means of commerce in the past will require such individuals to accept new and very different methods of conducting business.


         Additionally, the Company's services over the Internet will require on-going marketing and sales efforts to educate prospective customers regarding the Internet's uses and benefits. For example, consumers who trade with more traditional brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Also, concerns about security and privacy on the Internet may hinder the growth of online investing research and trading, which could have a material adverse effect on the Company's business, financial condition and operating results.



ZIASUN'S STOCK PRICE HAS DECLINED OVER THE PAST YEAR AND MAY CONTINUE TO DECLINE IN THE FUTURE ON ACCOUNT OF MARKET PRICE AND TRADING VOLUME DECLINES OF PUBLICLY HELD INTERNET COMPANIES.


         The market price of the Company's stock has declined over the past year and may continue to decline in the future. In addition, most publicly held Internet companies have experienced market price and trading volume declines. These broad market and industry factors may materially adversely affect the market price of the Company's stock, regardless of the Company's actual operating performance. In the past, following periods of decline in the market price of a company's securities, securities class action litigation often has been instituted against such company. This type of litigation, if instituted, could result in substantial costs and a diversion of the Company's management's attention and resources.


A DECLINE IN GENERAL ECONOMIC CONDITIONS OR IN THE POPULARITY OF THE STOCK MARKET WITH INDIVIDUAL INVESTORS MAY DECREASE ZIASUN'S REVENUE.



         All of the Company's revenue in the past has been from the Company's online investor services and products, and the Company expects this business to continue to account for all of the Company's revenue in the foreseeable future. The Company, like other companies in the Internet securities industry, is directly affected by economic conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions. In recent months, the U.S. securities markets have fluctuated considerably and a downturn in these markets could affect customer's interest in its products and services and adversely affect the Company's operating results.


         The stock market has recently suffered major declines, as a result of which many companies and firms suffered financial losses, and the level of individual investor trading activity decreased after these events. Reduced trading volume and prices have historically resulted in reduced revenues to companies such as the Company. When trading volume is low and investor and customer interest in or use of the Company's products and services diminishes, the Company's operating results may be adversely affected because the Company's overhead remains relatively fixed. Severe market fluctuations in the future could have a material adverse effect on the Company's business, financial condition and operating results.


ZIASUN MAY NOT SUCCESSFULLY DEVELOP AND MARKET NEW SERVICES AND PRODUCTS IN A TIMELY OR COST-EFFECTIVE MANNER.


         The Company's future success depends in part on the Company's ability to develop and enhance the Company's services and products and to adapt to rapidly changing Internet technologies. There are significant technical risks, as well as costs, in the development of new services and products or enhanced versions of existing services and products. There can be no assurance that the Company will be successful in achieving any of the following: effectively using new technologies; adapting the Company's services and products to emerging industry standards; developing, introducing and marketing service and product enhancements; or developing, introducing and marketing new services and products. The Company may also experience difficulties that could delay or prevent the development, introduction or marketing of these services and products. Additionally, these new services and products may not adequately meet the requirements of the marketplace or achieve market acceptance. If the Company is unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements, or if they do not achieve market acceptance, the Company's business, financial condition and operating results will be materially adversely affected.

ZIASUN MAY NOT BE ABLE TO COMPETE EFFECTIVELY IF IT IS UNABLE TO PROTECT ITS PROPRIETARY RIGHTS.


         The Company does not presently hold any patents, but does hold some registered copyrights. The Company is also currently in the process of seeking copyright and trademark protection of its trade names and Web site addresses. The Company's success and ability to compete are dependent to a degree on the Company's name and product recognition. Accordingly, the Company will primarily rely on copyright, trade secret and trademark law to protect its products, services and brand names under which the Company conducts its business. Effective trademark protection may not be available for the Company's trademarks. There can be no assurance that the Company will be able to secure significant protection for the Company's trademarks.

         The Company's competitors or others may adopt product or service names similar to the Company's, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The Company's inability to protect its product, brand, trade names and trademarks adequately would have a material adverse effect on the Company's business, financial condition and operating results. Despite any precautions the Company takes, a third party may be able to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently.

         In addition, the Company does not know whether it will be able to defend its proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is still evolving. Policing unauthorized use of the Company's technology is made especially difficult by the global nature of the Internet and the difficulty in controlling the ultimate destination or security of software or other data transmitted thereon. The laws of other countries may afford the Company little or no effective protection for the Company's intellectual property.

         There can be no assurance that the steps the Company takes will prevent misappropriation of the Company's technology or that agreements entered into for that purpose would be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights; protect the Company's trade secrets; determine the validity and scope of the proprietary rights of others; or defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and operating results.


ZIASUN MAY INCUR SUBSTANTIAL COSTS IF IT IS ACCUSED OF INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS.


         The Company may in the future receive notices of claims of infringement on other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity (or any indemnification claims based on such claims) will not be asserted or prosecuted against the Company. Any such claims, with or without merit, could be time consuming and costly to defend or litigate, divert the Company's attention and resources or require the Company to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition and operating results.

THE COMPANY'S COMMON STOCK MAY BE DEEMED A "PENNY STOCK" WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO SELL YOUR SHARES OF ZIASUN COMMON STOCK.


         The Company's common stock may, at some future time, be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 of the Exchange Act. Penny stocks are stocks (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (Nasdaq-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets of less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

         A principal exclusion from the definition of a penny stock is an equity security that has a price of five dollars ($5.00) or more, excluding any broker or dealer commissions, markups or markdowns. As of the date of this Prospectus, the Company's common stock has a price less than $5.00.

         If the Company's common stock were deemed a penny stock, section 15(g) and Rule 3a51-1 of the Exchange Act would require broker-dealers dealing in the Company's common stock to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in the Company's common stock are urged to obtain and read such disclosures carefully before purchasing any shares that are deemed to be "penny stock."

         Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in the Company's common stock to resell their shares to third parties or to otherwise dispose of them.

ZIASUN'S BUSINESS MAY BE AFFECTED IF THE COMPANY IS DEEMED TO BE AN INVESTMENT ADVISER.


         On May 2, 2001, the California Department of Corporations advised the Company that it could not grant the Company's application to qualify to offer and sell certain shares of the Company common stock in California, as the California Department of Corporations believed that the Company's wholly owned subsidiary OIA was acting as an unlicensed investment adviser in California. In May 2001, the Company renewed its request that the application be approved, asserting that based on existing case law and an opinion previously issued by the California Department of Corporations, OIA does not engage in the activities of an investment adviser. On August 7, 2001, the California Department of Corporations challenged ZiaSun's legal analysis that OIA was not acting as an investment adviser and requested further legal analysis and additional information on OIA's operations. The Company's business would be adversely affected if the Company or OIA is deemed to be an "investment adviser" by any state in which the Company currently conducts or may conduct business. The Company's financial condition could be materially adversely affected due to the cost associated with registering as an investment adviser and maintaining that status. Further, if the Company or OIA were required to register as an investment adviser, OIA might be required to cease holding workshops in one or more states until such registration was completed. The loss of revenue from the canceled workshops could have a material adverse effect on the Company's financial condition. Should OIA be held to be an investment adviser it will have to register as such in California and instructors for its seminars may have to obtain appropriate licenses and pass certain examinations. In addition, there may be additional similar filings to be made in other states which may result in considerable expense to the Company.


ZIASUN HAS HIRED A COMPANY MAJORITY-OWNED BY CERTAIN OF ITS DIRECTORS TO CONDUCT ZIASUN'S MEDIA MARKETING.


         D. Scott Elder, Ross Jardine, David McCoy and Scott Harris, each an officer and/or a director of the Company and/or OIA, each owns a 20% interest in Generation Marketing, LLC, which conducts business with OIA. Generation Marketing is a newly formed media marketing company managed by an ex-employee of the company previously used to handle OIA's marketing requirements. In the second half of 2000, OIA began contracting with Generation Marketing for international marketing services and paid Generation Marketing approximately $40,000. In 2001, OIA transferred all its marketing business to Generation Marketing and through June 30, 2001 has made payments approximating $925,000. This ownership interest of officers and directors of the Company and OIA in Generation Marketing could give rise to conflicts of interest.


RISKS RELATING TO RESCISSION OFFER

EFFECT OF RESCISSION LIABILITY ON FINANCIAL POSITION

         The Company's actual aggregate liability under the rescission offer will depend on the number of Offerees who accept this offer. The Company will have no liability under this Rescission Offer if all of the Offerees reject this Rescission Offer. On the other hand, if all of the Offerees accept this Rescission Offer, the Company estimates that its aggregate liability under this rescission offer will equal approximately $598,600 plus interest, estimated at $64,452 as of the date of this Prospectus. Interest will continue to accrue at the rate of approximately $197 per day. Although the Company has adequate funds to pay the aggregate liability, if necessary, the payment of any liabilities in excess of $450,000 could have an adverse effect on the Company's business and financial condition, including, but not limited to, impairing the Company's ability to grow its business.


SURVIVAL OF MATERIAL CONTINGENT LIABILITIES

         It is not certain that this Rescission Offer will have the effect of barring claims relating to the Company's (or SMG's) non-compliance with the applicable federal and state securities laws. The rights remaining to the recipients of a rescission offer are not clearly delineated under the federal or most state securities laws. The staff of the SEC has taken the position that a person's federal right of rescission, which may survive for one year following the date of the sale, may survive a rescission offer. If a person accepts the rescission offer, the Company takes the position that its potential liability to that person will be eliminated. Should the rescission offer be rejected by any or all recipients, the Company may continue to be contingently liable for rescission or damages in an indeterminate amount, which liability could be material. The Company cannot presently quantify the number or the magnitude of the possible claims related to the Rescission
Offer. Thus, the Company cannot quantify its potential continuing exposure upon completion of the Rescission Offer.

         Recipients who do not accept this Rescission Offer may be able to assert claims against the Company relating to possible non-compliance with federal and state securities laws. Should any or all of such claims prevail, the Company's business, financial condition and results of operations could all be materially adversely affected. Even if the Company is successful in defending any claims under applicable securities laws, the mere assertion of such claims could result in costly litigation and significant diversion of effort.

         In addition, the rescission offer will not prevent the SEC or any state securities agency in which the securities were sold, from pursuing enforcement action or imposing penalties and fines against the Company with respect to any violations of federal or state securities laws.

RISKS RELATING TO MERGER

         Because of the merger agreement between the Company and Telescan, any recipient who elects to reject the rescission offer, may be choosing, in effect, to become an investor in INVESTools common stock, as described under "THE PROPOSED MERGER." Therefore, each recipient should carefully consider the risks set forth below concerning the merger, and the risks concerning Telescan, set forth under "RISKS RELATING TO TELESCAN'S BUSINESS," below.


FLUCTUATIONS IN MARKET PRICES MAY CAUSE THE VALUE OF THE SHARES OF INVESTOOLS COMMON STOCK THAT YOU RECEIVE TO BE LESS THAN THE VALUE OF YOUR SHARES OF ZIASUN STOCK OR TELESCAN STOCK.


         Upon completion of the merger, each share of ZiaSun common stock is expected to be converted into 0.12500 of a share of INVESTools common stock, and each share of Telescan common stock is expected to be converted into 0.07061 of a share of INVESTools common stock, subject to proportionate adjustment if necessary to achieve a listing on Nasdaq's NMS or SmallCap Market. There will be no adjustment to the exchange ratios relative to one another if the market price of either ZiaSun or Telescan common stock fluctuates. The market price of INVESTools common stock that ZiaSun and Telescan stockholders will receive upon completion of the merger will depend, among other things, upon the market value of ZiaSun and Telescan common stock at the time of the merger. The share prices of both ZiaSun and Telescan common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. As a result, the value of the ZiaSun or Telescan shares you exchange, and the INVESTools shares you receive, in the merger will not be known at the time you vote on the merger. We cannot predict the market prices for either ZiaSun or Telescan common stock at any time before the completion of the merger or the market price for INVESTools common stock after the completion of the merger. We encourage you to obtain current market quotations of ZiaSun and Telescan common stock.


INVESTOOLS MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

         INVESTools may not realize the anticipated benefits and value of the merger if it fails to successfully integrate the businesses of the Company and Telescan. For example,

         -    cross-marketing synergies may not achieve expected results;

         - INVESTools may also incur unanticipated integration related costs; and

         -    existing relationships with customers may be impaired.

OFFICERS AND DIRECTORS OF BOTH COMPANIES HAVE POTENTIAL CONFLICTS OF INTERESTS IN RECOMMENDING THAT YOU VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

         Certain officers and directors of the Company and Telescan have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of the Company and Telescan stockholders generally. These include:

         - Lee K. Barba, a current member of the board of directors and the Chief Executive Officer of Telescan, will become a member of the board of directors and the Chief Executive Officer of INVESTools;

         - D. Scott Elder, the current Chairman of the board of directors and the Chief Executive Officer of the Company, will become a member of the board of directors and an Executive Vice President of INVESTools;

         - Ross W. Jardine, a current member of the board of directors and the Vice President and Chief Financial Officer of the Company, will become a member of the board of directors and an Executive Vice President of INVESTools;

         - William D. Savoy, the current Chairman of the Telescan board of directors, will become the Chairman of the board of directors of INVESTools;

         - Hans Von Meiss, a current member of the board of directors of the Company, will become a member of the board of directors of INVESTools;

         - Stephen C. Wood, a current member of the Telescan board of directors, will become a member of the board of directors of INVESTools;

         - Messrs. Barba, Elder and Jardine have each entered into employment agreements with INVESTools. The agreements are summarized as follows:

              EMPLOYMENT CONTRACT BETWEEN LEE K. BARBA AND INVESTOOLS. Mr. Barba's employment agreement provides for a base salary of $425,000 and an annual bonus. As determined by the board of directors, Mr. Barba will be eligible to receive stock option grants and/or restricted stock awards. If within 24 months after a change of control of INVESTools Mr. Barba is terminated, he will receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

              EMPLOYMENT CONTRACT BETWEEN D. SCOTT ELDER AND INVESTOOLS. Mr. Elder's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Elder will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Elder will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Elder is entitled to payment upon consummation of the merger of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vest in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Elder is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.


              EMPLOYMENT CONTRACT BETWEEN ROSS JARDINE AND INVESTOOLS. Mr. Jardine's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Jardine will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Jardine will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Jardine is entitled to payment upon consummation of the merger of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vest in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Jardine is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

         - the Company and Telescan officers and directors have continuing indemnification against certain liabilities.

         These interests may have influenced these officers and directors in supporting the adoption of the merger. At no time did the board of directors of ZiaSun or the board of directors of Telescan discuss forming a special committee of disinterested members to evaluate, or make any recommendations with respect to, any transaction between ZiaSun and Telescan.


INVESTOOLS COMMON STOCK MAY BE DEEMED A "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO SELL THE SHARES OF INVESTOOLS COMMON STOCK THAT YOU RECEIVE.


         INVESTools common stock may, at some future time, be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Penny stocks are stocks (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq-listed stocks must still meet requirement
(i) above); or (iv) of an issuer with net tangible assets of less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.


         If INVESTools common stock were deemed a penny stock, section 15(g) and Rule 3a51-1 of the Exchange Act would require broker-dealers dealing in INVESTools common stock to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in INVESTools common stock are urged to obtain and read such disclosures carefully before purchasing any shares that are deemed to be "penny stock."

         Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in INVESTools common stock to resell their shares to third parties or to otherwise dispose of them.


THERE ARE MANY CONDITIONS TO THE COMPLETION OF THE MERGER AND NO ASSURANCE CAN BE GIVEN THAT THE MERGER WILL BE CONSUMMATED.


         The merger requires the approval of a majority of the outstanding shares of ZiaSun and Telescan common stock. If the stockholders of either ZiaSun or Telescan fail to approve the merger, the merger will not be consummated. The failure of the merger may have a material impact on both ZiaSun and Telescan's future operations and financial condition, as expenses incurred and associated with the merger would result in no benefit to either party and result in further operating losses.

TELESCAN'S POST-MERGER CASH FLOW NEEDS MAY REQUIRE ADDITIONAL CASH INFUSIONS FROM ZIASUN TO CONTINUE TELESCAN'S CURRENT LEVEL OF OPERATIONS.


         Telescan has never been profitable and there is a risk that after the merger Telescan may require additional cash from ZiaSun to continue its operations. The use of ZiaSun's cash to maintain the operations of Telescan may result in ZiaSun having to cut back its marketing and sales efforts which would have a direct impact on attendance at ZiaSun's Online Investors Advantage, Inc. ("OIA") investor seminars and a corresponding decrease in ZiaSun's revenues.


E-FINANCE AND INVESTOR EDUCATIONAL MODELS CREATED OR DEVELOPED BY ZIASUN MAY NOT BE COMPATIBLE WITH TELESCAN'S ESTABLISHED DISTRIBUTION CHANNELS OR THE ABILITIES AND SKILLS OF TELESCAN'S SALES PERSONNEL.


         If INVESTools is unable to integrate and effectively market the investor education models of ZiaSun through Telescan's established channels there may be a lag and decrease in OIA's seminar revenue until such time as integration is made compatible and Telescan marketing and sales personnel are trained to market OIA investor education products.


NECESSARY ADDITIONAL FINANCING REQUIRED BY ZIASUN TO REACH BOTH VERTICAL AND HORIZONTAL EXPANSION OPPORTUNITIES THROUGH THE USE OF TELESCAN'S NETWORK OF FINANCIAL AND E-FINANCE INDUSTRY RELATIONSHIPS MAY NOT BE FORTHCOMING.


         It is anticipated that additional financing will be required for ZiaSun to take advantage of Telescan's network and relationships to further expand ZiaSun's operations. If such financing cannot be obtained, INVESTools will not be able to benefit from Telescan's industry relations as expected and there may be a delay in ZiaSun's vertical and horizontal expansion.


NEITHER ZIASUN NOR TELESCAN HAVE SOLICITED FAIRNESS OPINIONS.


         The board of directors of ZiaSun and the board of directors of Telescan each determined not to secure an opinion of an independent investment banker or other financial advisor to the effect that the merger would be fair, from a financial point of view, to their respective stockholders. There has been no independent third party evaluation of the merits of the transaction for either ZiaSun or Telescan stockholders.


RISKS RELATING TO TELESCAN'S BUSINESS

IF TELESCAN FAILS TO COMPLETE THE MERGER, THERE IS SUBSTANTIAL DOUBT AS TO ITS ABILITY TO CONTINUE AS A GOING CONCERN.


         Based on Telescan's management's projections, Telescan believes that its cash flows from operations and current working capital will be sufficient to fund its operations only through December 31, 2001. If Telescan fails to complete the merger by December 31, 2001, there is substantial doubt as its ability to continue as a going concern.


         If Telescan is unable to achieve its projected 2001 results of operations, additional financing will be required to fund Telescan's operations if it is to continue as a going concern. As of the date hereof, Telescan has sold almost all of its marketable securities. No assurance can be given that Telescan will be able to obtain additional financing or sell additional assets, or as to the terms upon which Telescan could do so.


TELESCAN HAS AN ACCUMULATED DEFICIT AND NEGATIVE WORKING CAPITAL.


         At June 30, 2001, Telescan had an accumulated deficit of $64.4 million. An accumulated deficit could indicate that Telescan may not be able to meet its long term obligations. At June 30, 2001, Telescan had $2.1 million in cash and negative working capital of $3.4 million. A negative working capital could indicate that Telescan may not have sufficient cash to meet its current obligations.




TELESCAN'S SUBSCRIBER BASE HAS DECLINED WITH THE RECENT DECLINE IN STOCK PRICES AND MAY CONTINUE TO DECLINE IF GENERAL ECONOMIC CONDITIONS WORSEN OR THE POPULARITY OF THE STOCK MARKET DECREASES.


         The demand for Telescan's informational Internet services is highly influenced by the general economic conditions, individual investor interest and popularity in the stock market. In general, the subscriber base tends to increase with rising market conditions and decline in depressed periods. The recent decline in stock prices has resulted in a decline in Telescan's subscriber base, which declined 33% from July 1, 2000 to June 30, 2001. No assurance can be given that its subscriber base will not decline further (even if the stock market does not decline further) nor can there be any assurance that the subscriber base will increase when the stock market increases in the future.


TELESCAN'S STOCK PRICE HAS DECLINED OVER THE PAST YEAR AND MAY CONTINUE TO DECLINE IN THE FUTURE ON ACCOUNT OF MARKET PRICE AND TRADING VOLUME DECLINES OF PUBLICLY HELD INTERNET COMPANIES.

         The market price of Telescan's stock has declined over the past year and may continue to decline in the future. In addition, most publicly held Internet companies have experienced market price and trading volume declines. These broad market and industry factors may materially adversely affect the market price of Telescan stock, regardless of Telescan's actual operating performance. In the past, following periods of decline in the market price of a company's securities, securities class action litigation often has been instituted against such company. This type of litigation, if instituted, could result in substantial costs and a diversion of Telescan's management's attention and resources.

TELESCAN'S BUSINESS COULD BE DISRUPTED OR SEVERELY IMPACTED BY A NATURAL DISASTER OR A SECURITY BREACH OR VIRUS.


         Telescan's operations are dependent on its ability to protect its computer equipment, telecommunications network, and the information stored in its data center against damage caused by unexpected events, including fire, power loss, telecommunications failures, and unauthorized intrusion from outside third party "hackers" or from "computer viruses" introduced into the system. There can be no assurances that measures can be taken that are sufficient to eliminate the risk of interruption in Telescan's operations resulting from unexpected events. Any damage or failure that causes interruptions in Telescan's operations could have a material adverse effect on Telescan's business. Telescan does not currently have an alternative off-site computer system available for use in the event of damage to its data center. Telescan has business interruption insurance, which provides for some compensation during the period business is interrupted, however, the coverage may not be adequate to compensate Telescan for all losses that may occur.

TELESCAN MAY NOT BE ABLE TO COMPETE EFFECTIVELY IF IT IS UNABLE TO PROTECT ITS PROPRIETARY RIGHTS, AND TELESCAN MAY INCUR SUBSTANTIAL COSTS IF IT IS ACCUSED OF INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS.

         Although Telescan intends to protect and defend its proprietary rights vigorously, there can be no assurance that it will be successful.

         There can be no assurance that third parties will not assert infringement claims against Telescan with respect to current or future features, contents or services, or that any such assertion may not result in litigation or require Telescan to enter into royalty arrangements.

TELESCAN IS DEPENDENT ON THIRD PARTIES FOR INFORMATION INCLUDED IN ITS DATABASE, AND ITS BUSINESS MAY SUFFER IF THEY TERMINATE THEIR RELATIONSHIP WITH TELESCAN.

         Telescan's business is dependent upon its ability to enter into contracts with private information compilers to provide access to information, both real time and historical, electronically for inclusion in Telescan's database. Telescan also obtains information pursuant to non-exclusive licenses from private information compilers, some of which are current or potential competitors of Telescan. The private sector contracts typically provide for royalties based on usage or minimums. Telescan has such licenses from certain data suppliers to provide business information that such suppliers also market in competition with Telescan. There can be no assurance that Telescan will be able to renew its current contracts with data sources, maintain comparable price levels for information, or negotiate additional contracts with data sources as necessary to maintain existing services or introduce new services. There is no assurance comparable alternative sources of information could be obtained should existing contracts be terminated or not renewed. Termination of Telescan's relationship with one or more information suppliers could have a material adverse effect on Telescan's operation.

TELESCAN'S LICENSE AGREEMENT WITH NBC AND HOSTING AND DEVELOPMENT SERVICES AGREEMENT WITH BPI HAVE BEEN TERMINATED WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON TELESCAN'S REVENUE.

         Telescan has a license agreement with NBC, whereby NBC uses Telescan's proprietary Internet technology tools for use on CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan developed the financial content portion of the CNBC.com Web site and currently provides hosting services for such content. Revenue from these services accounted for 10% and 13% of total revenue in 2000 and 1999, respectively, and 9% and 11% of total revenue for the six month periods ended June 30, 2001 and 2000, respectively. Telescan generates revenue under the agreement from cost reimbursement, fixed monthly license fees and a percentage of advertising revenue generated from the site.

         A Settlement and Termination Agreement was entered into on June 8, 2001 between Telescan and NBC, which terminated the above-mentioned license agreement. In accordance with the settlement agreement, Telescan will continue to host NBC's website until July 27, 2001. All other obligations under the license agreement are terminated with the settlement agreement. NBC paid Telescan $1.5 million to satisfy outstanding receivables and to comply with the negotiated early termination costs included as part of the original agreement. Telescan recognized approximately $900,000 in additional revenue in June 2001 as a result of the termination of the license agreement. In July 2001, Telescan recognized approximately $200,000 in revenue related to the remaining licensing and hosting fees.


         Telescan had an agreement with BPI Communications, Inc. ("BPI") to provide hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. Revenue from these services accounted for 3% and 11% of total revenue for the six month periods ended June 30, 2001 and 2000, respectively.

         In the fourth quarter of 2000, BPI notified Telescan that it would no longer use Telescan's services. As a result, on December 31, 2000 the parties renegotiated the contract agreeing that Telescan would discontinue development services and only provide fixed fee hosting services to BPI on a month-to-month basis for the first three months of 2001 and then month-to-month thereafter. After April 2001, BPI no longer required hosting services from Telescan, therefore Telescan is no longer recording revenues from this customer.

TELESCAN'S ABILITY TO OPERATE ITS BUSINESS COULD BE SERIOUSLY HARMED IF IT LOSES ITS CHIEF EXECUTIVE OFFICER OR OTHER KEY EMPLOYEES.

         Telescan is dependent upon the services of its Chief Executive Officer, Lee K. Barba. In the event a key employee of Telescan's management team becomes unable or unwilling to continue to serve, Telescan's business could be adversely affected. Telescan does not currently maintain key life insurance on any of its employees.

TELESCAN'S MARKET SHARE AND REVENUES MAY SUFFER IF IT IS UNABLE TO COMPETE EFFECTIVELY WITH ESTABLISHED AND NEW OPERATORS OF PROPRIETARY PLATFORMS AND INTERNET FINANCIAL WEB SITES.

         Telescan competes with companies that operate proprietary platforms and/or Internet financial Web sites, many of which have significantly greater financial, technical and marketing resources than Telescan. Despite recent market volatility, new competitors continue to enter the marketplace as a result of perceived future opportunities. Telescan believes the principal competitive factors in the Internet financial services market include system performance, product differentiation, quality of content, user friendliness, price, customer support, effective marketing techniques and the ability to earn a profit. Continued competitive pressures could result in price reductions, increased spending on product development and reduced market share, which could adversely affect Telescan's financial condition and operating results.

TELESCAN COMMON STOCK MAY BE DELISTED FROM NASDAQ AND MAY BE DEEMED A "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO SELL YOUR SHARES OF TELESCAN.

         The market price of Telescan common stock is, and has been since March 27, 2001, less than $1.00. As a result, under the rules governing companies whose stock is traded on the National Market System of Nasdaq, Telescan common stock is subject to delisting. In May, 2001, Telescan received a notice from the NASD informing Telescan that unless its stock price exceeds $1.00 for 10 consecutive trading days before August 9, 2001 that Telescan common stock would be delisted. To avoid such delisting, Telescan would be required to engage in a reverse split of its stock to achieve a higher per share market price. It has been the general experience of companies that engage in reverse splits that the total market capitalization of such companies has declined after the reverse split.


         Telescan common stock may, at some future time, be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 of the Exchange Act. Penny stocks are stocks (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets of less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.


         A principal exclusion from the definition of a penny stock is an equity security that has a price of ($5.00) or more, excluding any broker or dealer commissions, markups or markdowns. As of the date of this joint proxy statement/prospectus Telescan common stock has a price less than $5.00.


         If Telescan common stock were deemed a penny stock, section 15(g) and Rule 3a51-1 of the Exchange Act would require broker-dealers dealing in Telescan common stock to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in Telescan common stock are urged to obtain and read such disclosures carefully before purchasing any shares that are deemed to be "penny stock."


         Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in Telescan common stock to resell their shares to third parties or to otherwise dispose of them.


                              THE RESCISSION OFFER

BACKGROUND AND REASONS FOR THE RESCISSION OFFER

         On or about September 29, 2000, the Company completed the acquisition of all of the issued and outstanding shares of Seminar Marketing Group, Inc., a newly-organized Utah corporation ("SMG"), in exchange for the issuance of a total of 370,000 shares of unregistered and restricted shares of the Company's common stock to the shareholders of SMG. SMG was organized on August 9, 2000, in order to secure the commitment of individuals who provided various marketing and support services for the Company's wholly-owned subsidiary, Online Investors Advantage ("OIA"), such as in-house telephone marketing and consulting for OIA's marketing process, and to compensate certain employees and independent contractors of OIA, for unpaid services to OIA and for arrangements to eliminate certain royalty and override obligations of OIA, through the issuance of unregistered common stock. At the time of its organization, the officers and directors of SMG were Lincoln Holbrook, who was an employee of OIA, and George Wright III and George Wright Sr., who were independent contractors of OIA. Messrs. George Wright III and George Wright Sr. are currently employees of the Company, and Lincoln Holbrook is now an independent contractor of OIA.

         The Company is making this Rescission Offer as a result of two transactions:

        1) On August 14, 2000, shortly following its organization, SMG issued a total of 370,000 shares of unregistered and restricted common stock to a total of 61 individuals, all of whom were employees or independent contractors of OIA. The majority of these shares were issued in consideration of unpaid marketing, consulting and other services which had been provided for the benefit of OIA; the elimination by OIA of unwritten royalty or override arrangements with certain independent contractors of OIA; and other consideration provided to OIA by certain individuals. SMG also issued approximately 32,550 shares of common stock to 29 individuals as a "bonus" to provide an added financial incentive for those individuals.

              The shares of unregistered common stock of SMG were issued for services and other forms of consideration which was provided for the benefit of OIA in the months prior to the organization of SMG. In many instances, an OIA employee or independent contractor agreed to have a specific portion of monies owed to him or her for services rendered, withheld from payment, in exchange for the future issuance of common stock. In other cases, OIA independent contractors would agree to provide services, at a discounted rate. Finally, a number of independent contractors of OIA were issued stock in consideration of agreements to terminate arrangements under which they received a royalty or "per head" fee for persons attending the Company's seminars.

         2) The shares of restricted stock in SMG were issued in contemplation of the acquisition by the Company of SMG in exchange for the issuance of shares of unregistered and restricted shares of the Company's common stock to the SMG shareholders. On or about September 29, 2000, under the terms of an acquisition agreement between the Company, SMG and the shareholders of SMG, the Company completed the acquisition of SMG through the issuance of a total of 370,000 shares of unregistered shares of common stock of the Company in exchange for the 370,000 shares of common stock of SMG issued to the SMG shareholders (the "exchange").

         On or about November 6, 2000, one individual residing in the State of Utah returned 5,000 shares to the Company for cancellation due to a conflict of interest with his employer. On October 3, 2000, the Company filed a report on Form 8-K with the SEC, reporting the execution of an agreement to acquire SMG.

         The Company has been advised by counsel that the issuances of shares of common stock of SMG to the persons described above (prior to the acquisition of SMG by the Company) did not satisfy the requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), because no registration statement was filed with the SEC, and the issuances were not eligible for an exemption from the registration requirements under the Securities Act. Further, SMG failed to comply with the securities laws of the states in which the SMG shareholders resided.

         Similarly, the Company has been advised by counsel that the subsequent exchange of the SMG shares for shares of common stock of the Company, did not comply with the registration requirements under the Securities Act and state securities laws. The Company did not register the exchange transaction with the SEC or any state securities regulatory agency, because the Company intended to issue the shares of common stock in a transaction that it erroneously believed exempt from the registration requirements under the Securities Act of 1933 (the "Securities Act") pursuant to Rule 506 of Regulation D.

         In connection with the acquisition of SMG, the Company provided to each of the SMG shareholders, an Offering Term Sheet, providing detailed information regarding the Company and the exchange transaction. In addition, each SMG shareholder was required to complete and execute a subscription agreement and investment letter, representing his or her understanding that the securities being purchased were "restricted securities" within the meaning of the Securities Act of 1933, as amended, and indicating his or her intent to purchase the shares for investment. However, despite these efforts by the Company, and upon subsequent review of the transaction by the Company's attorneys, it was determined that, because of the number of persons who received offers and who purchased the Company's securities, and the manner of the transaction, and other reasons, the issuances were not eligible for any exemption from the registration requirements of the Securities Act, and under state securities laws. Accordingly, the Company has determined, upon advice of counsel, that it may have incurred a contingent liability of approximately $598,600, plus interest of approximately $64,452 as of August 22, 2001, increasing at the rate of approximately $197 per day, with respect to these transactions.

         The Company has decided to offer to rescind the two transactions described above - the purchase of shares of SMG by each of the original SMG shareholders; and the subsequent offer and sale of shares of the Company in exchange for the shares of SMG (the "Rescission Stock"). Accordingly, on February 12, 2001, the Company provided notice to the persons who received shares of common stock in the exchange (the "Offerees"), that the transaction would be rescinded and that, following the filing and effectiveness of an appropriate registration statement, a Rescission Offer would be delivered to the Offerees.

         The persons receiving shares in the transactions described above, resided, at the time of the transactions, in the states of Utah, Arizona, Texas, Wyoming and Idaho. The legal rate of interest for the repurchase of the Rescission Stock provided by law in each of these states is as follows: 12 percent in Utah; 10 percent in Texas and Arizona; and 6 percent in Wyoming and Idaho. Because the legal rate of interest in the state of Utah, of 12% per annum, is the highest legal interest rate of all of these states, and because a total of 56 of the 60 Offerees of this Rescission Offer resided in Utah at the time of the transactions described above, the Company has decided it will offer the 12% legal interest rate in the state of Utah to all of the Offerees of this Rescission Offer.

         The following table sets forth information regarding (i) the states in which the Offerees resided at the time of the transactions described above; (ii) the number of Offerees in each state; and (iii) the aggregate amount of Rescission Stock in each state, and the aggregate amount of Rescission Stock issued by the Company.

                 ------------------------------------------------------
                                        Number of     Aggregate Number
                    State              Offerees         of Shares
                 ------------------------------------------------------
                  Utah                    56              215,500
                  Arizona                  1                3,500
                  Texas                    1              120,000
                  Wyoming                  1                8,000
                  Idaho                    1               18,000
                 ------------------------------------------------------
                             TOTAL        60              365,000
                 ------------------------------------------------------

TERMS OF THE RESCISSION OFFER

         Pursuant to the terms hereof, the Company offers to repurchase all of the Rescission Stock held by each Offeree at one of the following prices:

         (1) REDUCTION IN COMPENSATION. Prior to the organization of SMG, a number of employees and independent contractors of OIA agreed to have a portion of the compensation owed to them for services on behalf of OIA, withheld from payment, in consideration of the future issuance of common stock. The Company will repurchase the Rescission Stock held by these Offerees, at a price equal to the amounts withheld, together with interest on such amount from the date of exchange at 12% per annum.

         (2) OTHER CONSIDERATION. Other individuals provided services and other consideration for the issuance of common stock, but did not have any compensation withheld. The Company will repurchase the Rescission Stock held by these Offerees at a price equal to the average closing bid price of the Company's common stock during the twenty (20) trading days prior to the date of this Prospectus, together with interest thereon at 12% per annum from the date of exchange.

The Company will not pay any additional amounts for "bonus" shares that were issued without any consideration. An Offeree who accepts this Rescission Offer will have ALL of his or her Rescission Stock, including bonus shares, cancelled.

         Each Offeree must accept or reject the Rescission Offer in full.

         The Company will pay to the Offeree the full amount of the rescission price, described above, upon receipt by the Company of:

     1) A properly completed and executed Form of Election in the form of Appendix A to this Prospectus; and

     2) The stock certificate(s) representing such Offeree's shares of Rescission Stock.

         In addition, the Company will pay to each Offeree who sold shares of the Rescission Stock at a loss prior to the date of this Prospectus, an amount equal to the difference between the amount offered above, less the proceeds from the sale of the Rescission Stock, plus interest on such amount at 12% per annum. Such payment will be made upon receipt by the Company of a properly completed and executed Form of Election, and proof reasonably satisfactory to the Company evidencing the bona fide sale of such shares to a third party at a loss. Satisfactory proof of the price paid to an Offeree for the securities of the Company may take the form of a canceled check or a receipt from the broker, dealer or other person conducting such sale. The purchase price may have been paid in either cash or property. If the purchase price was paid in property, the price will be deemed to be the fair market value of such property at the time of the sale. If the proof of the purchase price is not reasonably satisfactory to us, the Company may require additional proof. In addition, the Company will require evidence that any sale of the shares of Rescission Stock was a bona fide transfer to a third party of such shares. Finally, the Company may require that an improperly completed Form of Election be properly completed.

HOW TO ACCEPT THE RESCISSION OFFER

         A HOLDER OF SHARES OF RESCISSION STOCK IS NOT REQUIRED TO ACCEPT THIS RESCISSION OFFER. Acceptance of the Rescission Offer is optional for each Offeree. You are urged to consider this Prospectus carefully before reaching a decision. The Form of Election for persons desiring to accept the Rescission Offer is attached hereto as Appendix A. If you wish to accept the Rescission Offer, you should complete and execute the appropriate sections of the Form of Election enclosed with this prospectus and return it (along with your stock certificate(s) representing shares to be surrendered in acceptance of the offer to rescind and other required documents) to us, in care of the Company, 665 San Rodolfo Drive, Suite 120, Solana Beach, California 92075, as soon as practicable after the date of receipt this Prospectus, but in no event being received by us, after the Expiration Date of this Rescission Offer which is August __, 2001.

         You are encouraged to promptly return your acceptance materials by certified mail or overnight courier.

IF YOU DO NOT COMPLETE AND RETURN A FORM OF ELECTION PRIOR TO THE EXPIRATION DATE OF THE RESCISSION OFFER, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

HOW TO REJECT THE RESCISSION OFFER

REJECTION OF THIS RESCISSION OFFER, AND RETENTION OF YOUR INVESTMENT IN THE RESCISSION STOCK, IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND IS SUITABLE ONLY FOR PERSONS WHO HAVE SUBSTANTIAL FINANCIAL RESOURCES IN RELATION TO THIS INVESTMENT, HAVE NO NEED FOR LIQUIDITY IN THIS INVESTMENT, AND UNDERSTAND THE RISK FACTORS AND ALL OTHER ASPECTS OF THE INVESTMENT.

         The Form of Election for Offerees desiring to reject the Rescission Offer is attached hereto as Appendix A. If you wish to reject the Rescission Offer, you should complete and execute the Form of Election enclosed with this prospectus and return it to us, in care of the Company, 665 San Rodolfo Drive, Suite 120, Solana Beach, California 92075, as soon as practicable after the date of receipt of this Prospectus.

IF YOU DO NOT COMPLETE AND RETURN A FORM OF ELECTION PRIOR TO THE EXPIRATION DATE OF THE RESCISSION OFFER, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

FUNDING THE RESCISSION OFFER

         The Company will fund the Rescission Offer from available cash assets. In the event all of the Offerees accept the Rescission Offer, the Company will be required to make payments totaling approximately $598,600 plus interest at 12% per annum from the date of purchase of the SMG shares to the date of repurchase, or approximately $64,452 as of August 22, 2001. Although the Company has adequate funds to pay the aggregate liability, if necessary, the payment of a substantial portion of the total contingent liability could have an adverse effect on the Company's financial condition, including, but not limited to, impairing the Company's ability to grow its business.

ADDITIONAL TERMS AND CONDITIONS

         The Company has not retained, nor does it intend to retain, any person to make solicitations or recommendations to the Offerees in connection with the Rescission Offer.

         Neither the Company, nor its officers and directors, may make any recommendations to any Offerees with respect to the Rescission Offer. Each person is urged to read this Prospectus carefully and to make an independent evaluation with respect to the Rescission Offer.

         All questions as to the validity, form, eligibility (including time of delivery) and proper completion of the Form of Election will be determined by the Company, which determination will be final and binding. The Company reserves the right to reject any Form of Election not properly completed, or to waive any irregularity in the Form of Election. The Company's interpretation of the terms and conditions of the Rescission Offer will be final and binding. The Company will not be under any duty to give notification of defects in connection with a Form of Election, or incur any liability for failure to give such information.

QUESTIONS ABOUT THE RESCISSION OFFER

         Persons entitled to participate in the Rescission Offer may call either James C. Lewis or Rakesh Govindji of Jones, Waldo, Holbrook & McDonough at (801) 521-3200 with any questions about the Rescission Offer between 8:30 a.m. and 5:30 p.m., Mountain Standard Time.


USE OF RESCISSION STOCK REPURCHASED BY THE COMPANY

         The shares of common stock purchased by the Company pursuant to the Rescission Offer, if any, will be canceled and returned to the status of unauthorized and unissued shares and available for future issuance.

EFFECT OF RESCISSION OFFER

         The Company has been advised by its counsel that is unclear whether the Rescission Offer will terminate the Company's liability, if any, for failure to register the issuances of the Rescission Stock under the Securities Act or applicable state securities laws. The staff of the SEC takes the position that a person's right of rescission under federal securities law may, under certain circumstances, survive a rescission offer, while most state securities laws provide that a person may lose any rescission rights by rejecting or failing to respond to a valid rescission offer. There have been certain instances in which a competent court has held that non-acceptance of a rescission offer terminated the company's liability for rescission damages under federal law. Generally, the statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year, while under the various state securities laws, the statute of limitations ranges from one to seven years from the date of the transaction.

         The Company is also subject to the anti-fraud provisions of applicable securities law or rights under common law or equity in respect of the issuance of the Rescission Stock.

         Rescission Stock held by Offerees who choose not to accept the Rescission Offer will, for purposes of applicable federal and state securities laws, be registered securities as of the Expiration Date and, unless held by persons who may be deemed to be "affiliates" of the Company, will be freely tradable in the public market.

FEDERAL INCOME TAX CONSEQUENCES OF THE RESCISSION OFFER

         The following discussion is a general summary of certain United States federal income tax consequences associated with the Rescission Offer. No attempt has been made to comment on all United States federal tax matters relevant to the Rescission Offer. The summary is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, published revenue rulings and revenue procedures of the Internal Revenue Service ("IRS"), applicable legislative history, and judicial decisions. All such authorities are subject to change at any time, either prospectively or retroactively, and any such change could adversely affect the federal income tax consequences associated with the Rescission Offer. No ruling has been requested from the IRS regarding any of the matters discussed in this summary.

         This summary represents the judgment of the Company and its advisors regarding the United States federal income tax consequences of the Rescission Offer. However, there is no assurance that the tax consequences discussed in this summary will be accepted by the IRS or the courts if the Rescission Offer becomes the subject of administrative or judicial proceedings. Realization of the tax consequences discussed in this summary with respect to the Rescission Offer is subject to the risk that the IRS may challenge the tax treatment and that a court could sustain such challenge. In such case, the federal income tax consequences of the Rescission Offer could be materially and adversely affected.

         This summary does not attempt to specifically address the United States federal income tax consequences of each Offeree who accepts the Rescission Offer. Additionally, this summary does not discuss all of the tax consequences, including state, local, and foreign tax consequences, that may be significant to particular Offerees, such as dealers in securities, foreign persons, persons who are not individuals, and Offerees who are subject to the alternative minimum tax.

         ACCORDINGLY, ALL OFFEREES WHO ACCEPT THE RESCISSION OFFER ARE STRONGLY URGED TO CONSULT, AND MUST RELY UPON, THEIR OWN TAX ADVISORS AS TO THE SPECIFIC. TAX CONSEQUENCES TO THEM WITH RESPECT TO AN ACCEPTANCE OF THE RESCISSION OFFER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

         The transaction resulting from an acceptance of the Rescission Offer should be analyzed as a taxable redemption of the shares of Company stock involved in the transaction. In such case, the redemption will be treated as a sale or exchange of the shares only if the redemption satisfies the requirements of one or more of the provisions of Section 302(b) of the Code. This determination is made separately for each Offeree who accepts the Rescission Offer. Assuming that a redemption satisfies the requirements of one or more of the provisions of Section 302(b) of the Code, the Offeree who accepts the Rescission Offer recognizes gain or loss on the redemption in an amount equal to the difference between the Offeree's adjusted basis in the shares immediately prior to the redemption and the proceeds that the Offeree receives in connection with the redemption (including the portion of the proceeds measured by applying an interest factor to the Offeree's original purchase price for the shares). The character of any such gain or loss will depend on whether the shares constitute a capital asset in the hands of the Offeree who accepts the Rescission Offer.

         If a redemption does not satisfy the requirements of one or more of the provisions of Section 302(b) of the Code, it will be treated as a distribution by the Company that is subject to Section 301 of the Code. In such case, the proceeds will be treated first as a dividend (taxed as ordinary income) to the extent of the Company's current and accumulated earnings and profits, if any, at the time of the redemption (on a pro rata basis taking into account other
Section 301 distributions made by the Company during the year, including other redemptions resulting from the Rescission Offer that are treated as Section 301 distributions), next as a non- taxable return of the Offeree's adjusted basis in the shares immediately prior to the redemption, and finally as amounts received from the sale or exchange of the shares.

         Under Section 302(b) of the Code, a redemption will be treated as a sale or exchange of the shares if it either: (i) results in a "complete redemption" of the Offeree's interest in the Company; (ii) is "substantially disproportionate" with respect to the Offeree; or (iii) is "not essentially equivalent to a dividend" with respect to the Offeree. These three tests, which are more fully described below, are collectively referred to as the "Redemption Tests" for purposes of this summary. The Redemption Tests are applied on an Offeree-by-Offeree basis. As a result, it is possible that some redemptions will satisfy the requirements of one or more of the Redemption Tests, while other redemptions do not satisfy the requirements of one or more of the Redemption Tests. Accordingly, it is possible that some persons will receive sale or exchange treatment under Section 302(b) with respect to their redemptions while other persons will be subject to Section 301 with respect to their redemptions.

         In determining whether the requirements of any of the Redemption Tests are satisfied, an Offeree must take into account not only shares of Company stock that are actually owned by the Offeree but also shares of Company stock that the Offeree is deemed to own within the meaning of the constructive ownership rules under Section 318 of the Code. Under Section 318, an Offeree may constructively own shares of Company stock actually owned (and, in some cases, constructively owned) by certain individuals or entities that are considered related to the Offeree for this purpose, as well as shares of Company stock that the Offeree has the right to acquire by exercise of an option, warrant or a conversion right. Additionally, contemporaneous or related transactions involving the stock, or rights to acquire the stock, of the Company may affect an Offeree's ability to satisfy one or more of the Redemption Tests.

         A redemption will constitute a "complete redemption" of all shares of Company stock owned by an Offeree for purposes of the first Redemption Test specified above if all shares of Company stock owned by such Offeree are sold pursuant to the Rescission Offer. For this purpose, an individual Offeree can disregard shares of Company stock that he or she constructively owns by attribution from family members if certain requirements specified in Section 302(c) of the Code are satisfied. A redemption will be considered "substantially disproportionate" with respect to an Offeree if the following requirements are satisfied: (i) the percentage of the voting stock of the Company owned by the Offeree immediately after the redemption (taking into account all transactions consummated pursuant to the Rescission Offer) equals less than 80% of the percentage of the voting stock of the Company owned by such Offeree immediately before the redemption; (ii) the percentage of the common stock of the Company (whether voting or nonvoting) owned by the Offeree immediately after the redemption (taking into account all transactions consummated pursuant to the Rescission Offer) equals less than 80% of the percentage of the common stock of the Company owned by such Offeree immediately before the redemption; and (iii) the Offeree owns, immediately after the redemption (taking into account all transactions consummated pursuant to the Rescission Offer), less than 50% of the total combined voting power of all classes of stock of the Company entitled to vote. A redemption will satisfy the "not essentially equivalent to a dividend" test with respect to an Offeree if, in light of the particular facts and circumstances surrounding the Offeree's ownership of Company stock, the redemption results in a "meaningful reduction" of the Offeree's interest in the Company (taking into account all transactions consummated pursuant to the Rescission Offer)

         THE FOREGOING SUMMARY IS FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO CONSTITUTE, AND SHALL NOT BE CONSTRUED TO ANY EXTENT AS, LEGAL, TAX, OR FINANCIAL ADVICE. EACH OFFEREE IS STRONGLY URGED TO CONSULT THE OFFEREE'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THE OFFEREE FROM THE RESCISSION OFFER IN LIGHT OF THE OFFEREE'S SPECIFIC CIRCUMSTANCES, INCLUDING THE TRANSACTION(S) IN WHICH THE OFFEREE ACQUIRED OWNERSHIP OF SHARES OF THE COMPANY'S STOCK.

         If the amount received by the recipient of this Rescission Offer upon his or her acceptance of the Rescission Offer is deemed to constitute a distribution in redemption of stock covered under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), the amounts received by such recipient of this Rescission Offer who accepts the Rescission Offer and tenders his or her shares to the Company will constitute a tax-free return of basis up to the amount of cash such person paid for the securities of the Company. Amounts received by a recipient of the Rescission Offer who accepts the Rescission Offer and who resold his or her shares of Rescission Stock at a loss prior to the date hereof (the "Sold Stock") will constitute taxable income. The taxable income will be characterized as capital gain up to an amount equal to the difference between the amount of cash such person paid for the stock and the amount realized upon the prior sale of such stock. The characterization of such capital gain as long-term or short-term is dependent upon the length of time such person held the Sold Stock.

         However, if the amount received by the recipient of the Rescission Offer upon his or her acceptance of the Rescission Offer is deemed to constitute a distribution of property covered under Section 301 of the Code, with respect to amounts received by such person who accepts the Rescission Offer and tenders his or her shares to the Company (i) that portion of the amounts received constituting a dividend (as defined in Section 316 of the Code) will constitute ordinary taxable income, and (ii) that portion of the amount received which is not a dividend, will be applied against and reduce such person's basis in such shares.

                                 CAPITALIZATION

         The following table sets forth the Company's capitalization as of June 30, 2001, (i) on an actual basis; and (ii) on a pro forma basis after giving effect to the acceptance of the Rescission Offer by all Offerees; and (iii) on a pro forma basis after giving effect to the total rejection of the Rescission Offer. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes to those statements included elsewhere in this Prospectus.




                                                  Actual                 Proforma
                                               June 30, 2001           June 30, 2001
                                               -------------           -------------
                                                                Assuming All    Assuming All
                                                                 Rejected         Accepted
                                                               -------------    ------------
Current Liabilities                            $ 5,321,852     $ 5,321,852       $5,321,852
Shares Subject to Rescission                       654,370               0                0
Minority Interest                              $    25,000     $    25,000       $   25,000
Stockholders' Equity                           $40,649,148     $41,303,518       $
                                               -----------     -----------       ----------
Total Liabilities and Stockholders' Equity     $46,650,370     $46,650,370       $
                                               ===========     ===========       ==========


                                 ZIASUN BUSINESS

         Because of the pending merger transaction with Telescan, this description of the Company's business, should be read in conjunction with the descriptions of the merger, and all of the information in this Prospectus regarding Telescan and INVESTools.

GENERAL

         ZiaSun was organized under the laws of the State of Nevada on March 19, 1996, under the name "Carlisle Enterprises, Inc." ZiaSun was originally incorporated for the purpose of executive search and recruitment of employees for businesses. On April 29, 1997, the board of directors, in accordance with
Section 78.315(2) of the Nevada Revised Statutes, authorized a name change to "BestWay, USA."


         BestWay, USA owned the exclusive America/Mexico license rights for the sales, distribution and service of a beverage center developed by Fountain Fresh International ("FFI"), subsequently renamed BEVEX, Inc., which allowed consumers to self fill their own soft drink bottles at a considerable cost reduction over other carbonated soft drink brands. The FFI technology proved very problematic, and FFI ceased operations due to financial insolvency on January 19, 1998. As a result, shortly thereafter Bestway, USA ceased sales, service and distribution operations relating to the beverage centers. In October 1998, ZiaSun (formerly BestWay, USA) transferred all rights relating to the beverage centers and related license to a newly formed wholly-owned subsidiary Best Way Beverages, Inc., which was dissolved in 2001.


         On September 4, 1998, the articles of incorporation were amended to:
(a) change the name to its current name "ZiaSun Technologies, Inc.," and (b) authorize a 1-for-2 reverse split of issued and outstanding common stock of ZiaSun. The reverse split and name change became effective upon the filing of the Certificate of Amendment of the Articles of Incorporation with the Secretary of Nevada on September 10, 1998.


         Following the restructuring of ZiaSun, it acquired: Momentum Internet ("MII"), a corporation organized under the laws of the British Virgin Islands, on October 5, 1998; Momentum Asia, Inc. ("MAI"), a corporation organized under the laws of the Republic of Philippines, on October 5, 1998; Asia4Sale.com Ltd., a Hong Kong corporation, on March 25, 1999; and Online Investors Advantage, Inc. ("OIA"), a Utah Corporation, on April 1, 1999.


         ZiaSun is currently an Internet technology holding company focused on international e-finance and investor education, along with selective e-commerce opportunities. ZiaSun, through its subsidiary OIA, competes in the "Individual Investor Education" market, conducting seminars, workshops, and video-based self-directing learning programs. Domestically, ZiaSun and Wade Cook Seminars are the two main providers of these types of services and on an international level ZiaSun is expanding the offering of its investor education seminars and workshops. ZiaSun's wholly-owned subsidiaries include: OIA and Seminar Marketing Group, Inc. ("SMG") and Memory Improvement Systems, Inc. ("MIS"), through OIA. Additionally, ZiaSun owns a 75% equity position in Online Investors Advantage Asia Pacific PTE, Ltd. ("OIA Singapore"), a 60% equity position in MKZ Fund, LLC ("MKZ") which in turn owns 43% of McKenna Venture Accelerator, LLC ("MVA"), a venture fund, and a 25% equity position in Asia4Sale.com, Inc. ("Asia4Sale").


         At its board meeting on March 22, 2001, the board of directors of ZiaSun adopted a plan to discontinue its foreign operations which are unrelated to OIA. The foreign subsidiaries are small in comparison to the U.S. operations and are difficult to manage at a long distance. The intent of management is to either resell the foreign operations to the parties which originally sold the foreign subsidiaries to ZiaSun, or to seek third-party purchasers. In May 2001, ZiaSun completed the sale of MAI and has entered into negotiations for the sale of Asia PrePress Technology ("APT") and Asia Internet Services ("AIS"). The net assets of the discontinued operations are shown as a separate line item in the other assets section of ZiaSun's balance sheets.

         ZiaSun actively seeks to acquire, structure, manage and consolidate other select holdings through its wholly owned subsidiaries operating in the U.S. and in foreign markets. Its objective is to acquire holdings which will provide marketing and operating synergy with one another, are well positioned and profitable in their targeted markets, and/or have demonstrated technical expertise in certain areas of e-commerce. While ZiaSun pursues certain business opportunities, alliances and joint ventures which will enhance profitable growth and development, and help maximize the stockholders' equity, ZiaSun does not typically advertise to attract such opportunities.



         MAI, Asia4Sale.com Ltd., and OIA were profitable in 1999. APT was profitable in 2000. ZiaSun's other subsidiaries were unprofitable at all times.



         The two basic challenges in effectively implementing this strategy, while preserving and continually developing ZiaSun's core technology, are: (1) maintaining an active pipeline of potentially desirable, acquirable companies through various business contacts and financial institutions and (2) maintaining the financial wherewithal to move quickly enough, when an opportunity for a synergistic acquisition arises, to complete the acquisition, and effectively integrate the acquired entity into ZiaSun's holdings at minimum cost and/or disruption to the other entities. In some instances this will include the challenge of effectively restructuring the acquired entities with one or more existing entities to maximize their contribution to ZiaSun's revenues and profits.



         The growth in use of online financial services in the foreign markets is one key to ZiaSun's future growth. ZiaSun is focused on capturing a large number of these foreign users and a significant percentage of the growing number of U.S. users of Internet tools and services. ZiaSun has already completed seminars and workshops in Australia and New Zealand, Canada Singapore, Hong Kong, United Arab Emirates, South Africa, United Kingdom, Saudi Arabia, Ireland, and sold home study courses in Thailand, Barbados, and China. Sales in 2000 in Australia and New Zealand were $339,059, in Canada were $5,607,542, in Hong Kong and Singapore were $1,187,373, United Kingdom and the rest of Europe were $519,940, in United Arab Emirates and Saudi Arabia were $380,030, in South Africa were $187,836, and Thailand, Barbados and China were $18,070. The U.S. domestic market is also projected to sustain its growth in domestic e-commerce and online financial services usage, and is still developing in terms of the number of educated users of these services.



         ZiaSun may, from time-to-time, divest or "spin off" its equity interest in one or more of its entities or holdings when it proves strategically and economically advantageous to its stockholders to do so. This could increase the stockholders' equity, and, at the same time, allow ZiaSun to continually refine its core operations and holdings, once it has adequately established itself in the more profitable targeted markets. To date the only equity interest which ZiaSun has spun off is its ownership in Asia4Sale, Ltd. which resulted in a gain of $4,778,596 in 1999.



         ZiaSun's revenues are largely derived from OIA through its instructor led education workshops, home-study courses, and its Investor Toolbox Web site. OIA contributed 100% of continuing revenues for the twelve-month period ended December 31, 2000. E-finance services and training constitute the major portion of ZiaSun's current business. Revenues are generated from attendance fees for live workshops in major cities worldwide, sales of home-study programs and online subscription services.


CONTINUING OPERATIONS


         ONLINE INVESTORS ADVANTAGE, INC. OIA, a wholly owned subsidiary of ZiaSun acquired in April 2000, provides in-depth consumer training in the optimum use of Internet-based investment and financial management tools and services via workshops, home study, and online subscriptions. OIA's current client base consists of individual investors who either are interested in making their own stock investing decisions and managing their own portfolios or desire to be more active in the stock investing process and portfolio management with their broker or financial division. OIA recently expanded into the international marketplace. OIA has a current customer base of some 12,000 individuals.



         OIA has a strategic working relationship with Telescan, its primary data provider. Telescan consolidates financial data, provides financial analytical tools, develops financial web sites, and hosts service for client web sites. OIA has been working with Telescan since OAI started in business. OIA first began teaching people how to use a Telescan owned and operated financial Web site know as Wall Street City.com, and bought these subscriptions at a discount, building the subscription service into the workshop and video packages offered by OIA. Afterward, OIA had Telescan build and host a proprietary Web site, www.investortoolbox.com, around the format of the educational workshops and video-based programs.


         OIA has developed a video-based home-study program, which sells for $1,995, and a live 2-day workshop, which costs $2,995 to attend if the attendee registers at the live preview, or $3,995 if the attendee registers after the fact. Both programs are promoted online and through a traditional multi-step marketing program. The multi-step marketing program includes direct mail, radio, television, newspaper, free "Introduction to Online Investing seminars," the Internet, and word-of-mouth incentives. Prior workshop attendees are allowed to attend a refresher workshop at no charge, or extend their subscription to www.investortoolbox.com for six months at no charge if they refer another person to an OIA workshop. This incentive has a $495.00 value. OIA's brochures and audio tapes are used to build further interest and customer loyalty. The two-day workshop is OIA's principal revenue generator.

         Those introduction seminar attendees who do not elect to attend the two-day training workshops are candidates for video-based home-study educational programs. Accordingly, OIA is well positioned to continue providing both e-finance and investing education and services, while developing a growing customer base for its online subscription service and other compatible products and services.


         On May 2, 2001, the California Department of Corporations advised ZiaSun that it could not grant ZiaSun's application to qualify and register 318,339 shares of ZiaSun common stock issued to Geoffrey Mott of McKenna Enterprises, as the California Department of Corporations believed that OIA was acting as an unlicensed investment adviser in California. ZiaSun believes that OIA is not an investment adviser and has responded to the California Department of Corporations. The matter is currently pending. Accordingly, if these shares cannot be qualified in California and thus sold, MKZ will be required to provide substitute capital to MVA in the amount of $386,000.



         SEMINAR MARKETING GROUP, INC. SMG, a wholly owned subsidiary of OIA acquired on September 29, 2000, was acquired to secure various marketing and support services for OIA such as in-house telephone marketing and consulting for OIA's marketing process. These services are now handled by OIA directly and SMG is inactive.



         MEMORY IMPROVEMENT SYSTEMS, INC. MIS, a wholly owned subsidiary of OIA acquired on October 16, 2000, provides the platform speaking services, which consists of recruiting, training, and monitoring the seminar speakers who present the free introduction to OIA Investing seminars, as well as the recruiting and training of professional presenters for OIA's 90-minute introductory seminars.



         MCKENNA VENTURE ACCELERATOR, LLC. On July 3, 2000, ZiaSun and The McKenna Group entered into a venture fund agreement and formed MKZ, a joint venture fund that is owned 60% by ZiaSun and 40% by McKenna Enterprises, an affiliate of The McKenna Group, managed by McKenna Enterprises and funded by ZiaSun. At the same time, MKZ committed to make investments in MVA, a venture fund created by The McKenna Group under Delaware law for the purpose of acquiring securities of start-up and early stage companies. MVA is a partially-owned subsidiary of MKZ, in which MKZ is the owner of a 43% membership interest with the other investors owning the remaining interest. The McKenna Group, under the direction of an investment board made up of members from MKZ, the other investors and The McKenna Group, manages the day-to-day operations of MVA.



         On April 13, 2001, ZiaSun and The McKenna Group, as the sole members of MKZ, entered into an agreement that modified certain terms of the venture fund agreement for MKZ and ZiaSun's capital commitment to

MKZ. As of the date of the agreement, ZiaSun had invested $7.5 million in cash into MKZ, of which $5.6 million had been invested into MVA by MKZ. Pursuant to the modified agreement, ZiaSun's total capital commitment to MKZ is capped $9,150,000 and, other than the remaining $1,650,000 to be invested by ZiaSun into MKZ, ZiaSun's will have no obligation to provide any further funding to MKZ. ZiaSun made a capital contribution of $250,000 in cash to MKZ upon execution of the agreement and has a remaining capital contribution obligation of $1.4 million. As of June 30, 2001, ZiaSun had not satisfied its remaining capital commitment to MKZ.



         The MVA partners total capital commitment to MVA is $18.5 million, of which MKZ committed to invest $8 million. In 2000, MKZ invested $5.6 million in MVA. On April 20, 2001, MVA, MKZ, McKenna Enterprises and ZiaSun entered into a letter agreement under which MVA amended MKZ's obligation to complete its capital commitment of $2.4 million. Under the terms of the letter agreement, $250,000 in cash was paid from cash transferred to MKZ by ZiaSun, $750,000 was paid in the form of cash held by MKZ and 318,339 shares of ZiaSun common stock held by Geoffrey Mott of McKenna Enterprises. McKenna Enterprises further provided a surety to MVA and guaranteed the difference between the realized cash value from the sale of the 318,339 shares of ZiaSun common stock and $386,000. MKZ, McKenna Enterprises and ZiaSun had until June 15, 2001 to satisfy the remaining $1.4 million capital commitment balance, either in cash or through the sale of MKZ's interest in MVA. This sale may be up to a $2.4 million interest but not less than a $1.4 million interest. As of June 30, 2001 the commitment balance had not been paid but an additional extension until August 15, 2001 has been granted.



         MVA makes highly selective investments primarily in early stage business-to-business Internet technology companies with a principal focus on three core areas: mobile communications, networking and communications and e-business. MVA offers companies financial and infrastructure support to accelerate operations, business and market strategy support to accelerate time-to-market, and partnering support to accelerate scale-up, all of which creates a highly attractive entrepreneurial environment. MVA's board of directors set forth specific guidelines for choosing and approving investments to be complied with by the managing member. An investment may be made only upon the approval of sixty percent or more of the members of the investment committee. The investment committee consists of five members: MVA's chief executive officer and four representatives appointed by the four largest equity holders in MVA. Other than the members of the investment committee, members of MVA do not participate in the approving or choosing of MVA's investments.


         MVA has acquired equity positions in the following four companies:

         - Last Mile Services (www.lastmileservices.com) develops software that allows immediate deployment of disparate broadband services between service providers and customer premises.


         - IControl Incorporated is a brand new company (with no Web site to-date) dedicated to delivering security and authentication solutions to mobile commerce.


         - QEDSoft (www.qedsoft.com) develops software designed to enable delivery of high-quality 3D animation on the Web across multiple platforms with zero latency and with low bandwidth requirements.

         - Sirenic (www.sirenic.com) develops server software intended to enable personalized content delivery and m-commerce applications across a broad range of access devices.

         MKZ has also invested directly in small equity positions in the following group of companies, who are also clients of The McKenna Group. These companies are typically further along than the firms MVA invests in, and their equity is available to MKZ only because they seek out the consulting services of The McKenna Group.

         - OneSecure (www.onesecure.com) is a provider of secure managed network solutions to large enterprises.

         - Home Director (www.homedirector.com) provides complete home networking and management solutions.


         - B2B Web (www.b2bweb.com) is a supplier of global supply chain management platforms and solutions to manufacturers and retailers.



         - PortfolioScope (www.portfolioscope.com) is an applications services provider of portfolio tracking and analysis solutions to portfolio managers and individual investors.



         - Tradeworx (www.tradeworx.com) provides analytical and decision support tools to the online and offline financial services industry.



         - Vision provides 3-D search engines capable of handling all media types including video.



         - iSX (www.isx.com) provides rapid-retrieval database tools to emerging e-business markets.


         - Last Mile Services (www.lastmileservices.com) is also held directly by MKZ as well as in the MVA fund.


         ONLINE INVESTORS ADVANTAGE ASIA PACIFIC PRIVATE LIMITED. OIA along with two Singapore residents, Hon Leong Chong and Eric Lip Meng Tan, have formed a joint venture to be operated under a Singapore corporation, "Online Investors Advantage Asia Pacific Private Limited," to expand OIA's business in the Asian marketplace, including the performance of marketing services, the distribution of OIA's materials and conducting workshops initially in Singapore, Malaysia, Brunei and Hong Kong. OIA Singapore is owned 75% by OIA and 25% by Messrs. Chong & Tan. The joint venture agreement is expected to be executed by August 31, 2001.


DISCONTINUED OPERATIONS


         SALE OF MOMENTUM ASIA, INC. On May 10, 2001, ZiaSun consummated the sale of all the outstanding shares of its subsidiary MAI to Momentum Media, Ltd. ZiaSun had acquired MAI on October 5, 1998 in a stock-for-stock exchange. Under the terms of the sale agreement, Momentum Media acquired all of the outstanding shares of MAI in consideration for 200,000 shares of ZiaSun common stock that were owned by Momentum Media with a market value of $206,000 as of May 10, 2001. In connection with the sale, ZiaSun paid MAI $50,000 to provide MAI with working capital and MAI transferred to ZiaSun 130,000 shares of ZiaSun common stock that were owned by MAI. All the shares of ZiaSun common stock acquired by ZiaSun were canceled.



         SALE OF ASIA PREPRESS TECHNOLOGY, INC. On June 29, 2001, ZiaSun consummated the sale of all outstanding shares of APT, a wholly-owned subsidiary of ZiaSun. Under the terms of the share purchase agreement with Patrick R. Cox and Calvin A. Cox, ZiaSun sold all the issued and outstanding shares of APT to Messrs Cox in consideration for 100,000 restricted shares of ZiaSun common stock owned by Messrs. Cox, which shares had a market value of $70,000 and have been canceled, and for $50,000 in cash payable by Patrick R. Cox to ZiaSun over a three year period. Further, APT obtained the release of ZiaSun's guaranty of APT's line of credit with First

Union National Bank. In May 2000, in an effort to expand ZiaSun's Asia operations, ZiaSun had acquired APT, an Internet-based provider of electronic book and document conversion and data entry services.






         SALE OF ASIA INTERNET SERVICES.COM, INC. On June 29, 2001, ZiaSun consummated the sale of all outstanding shares of AIS, a wholly-owned subsidiary of ZiaSun. Under the terms of the share purchase agreement with Patrick R. Cox and Calvin A. Cox, ZiaSun sold all the issued and outstanding shares of AIS in consideration for 150,000 restricted shares of ZiaSun common stock owned by Messrs. Cox, which shares had a market value of $105,000 and have been canceled, and for $100,000 in cash payable by Patrick R. Cox to ZiaSun over a three year period. In May 2000, in an effort to expand ZiaSun's Asia operations, ZiaSun had acquired AIS, an Internet-based provider of background customer service for its client's websites.



         ZiaSun's decisions to sell APT and AIS is a result of its change of business focus in conjunction with the recent announcement of the contemplated merger of ZiaSun and Telescan. With the sale of APT and AIS, and ZiaSun's previous sales of MII and MAI, ZiaSun has divested itself of all Asian operations.



         The discontinued operations generated revenues of $2,937,715 in 2000. This constituted approximately 5% of ZiaSun's total revenues in 2000.


DISTRIBUTION


          Management seeks out and investigates business opportunities by various means and methods, including personal contacts, verified professionals, securities broker dealers, venture capital personnel, members of the financial community and others who may present unsolicited proposals.


RECENT ACQUISITIONS AND INVESTMENTS


         SEMINAR MARKETING GROUP, INC. On September 29, 2000, ZiaSun acquired all of the outstanding stock of SMG. The outstanding stock of SMG was owned by a number of employees and independent contractors of OIA who agreed to have a portion of the compensation owed to them for services on behalf of OIA withheld from payment in consideration of the acquisition of SMG. Pursuant to the terms of the acquisition agreement, ZiaSun issued an aggregate of 370,000 restricted shares of common stock to stockholders of SMG in exchange for such stock. The shares issued to the SMG stockholders are subject to piggyback registration rights. The acquisition of SMG had the effect of eliminating various existing royalties and overrides of OIA which are or were being paid by OIA for marketing, seminar development, hosting and speaking services, thus reducing certain ongoing commissions and other expense obligations of OIA.

         The issuance of these shares was intended to be a transaction exempt from the registration requirements under the Securities Act pursuant to Rule 506 of Regulation D. Upon subsequent review of the transaction by ZiaSun's attorneys, it was determined that the issuance of the shares did not meet the technical requirements of the Securities Act. Therefore, on February 12, 2001, ZiaSun provided notice to the prior stockholders of SMG who received shares as a result of the acquisition of SMG by ZiaSun, that the transaction would be rescinded and that following the filing and effectiveness of an appropriate registration statement, that a rescission offer would be delivered to such stockholders in the near future.



         MEMORY IMPROVEMENT SYSTEMS, INC. On October 16, 2000, ZiaSun acquired all of the outstanding stock of MIS. Pursuant to the terms of the acquisition agreement, ZiaSun issued an aggregate of 400,000 restricted shares of common stock to stockholders of MIS in exchange for such MIS stock. The shares issued to the MIS stockholders are subject to piggyback registration rights. MIS provides the recruiting, training, and monitoring of the seminar speakers who present the free introduction to OIA Investing seminars, as well as the recruiting and training of professional platform presenters at OIA's 90 minute "Introduction to Online Investing" seminars, and was acquired in order to eliminate fees paid to MIS as a percentage of workshops sales.


RAW MATERIALS AND SUPPLIES


         ZiaSun does not utilize any specialized raw materials. All necessary required materials, if any, are readily available. ZiaSun is not aware of any existing or future problem that will materially affect the source and availability of any such materials which would be required by ZiaSun.


INTELLECTUAL PROPERTY


         U. S. TRADEMARK APPLICATIONS. ZiaSun and/or its subsidiaries have made, and/or hold registrations for the following trademarks:



                                                                                                 REG/APPLN
                MARK                                      CLASS             STATUS                 NUMBER
                ----                                      -----             ------                 ------
Investor Toolbox                                            36              Pending              75/893296
Online Investors Advantage                                   9              Pending              75/893299
Online Investors Advantage                                  41              Pending              75/893295
Online Investor Toolbox                                     36              Pending              75/893280
Online Investor Toolbox Advantage                           36              Pending              75/192920
Online Investor Toolbox Advantage                           41              Pending              75/192922
Secrets To Online Investing                                 16              Pending              76/055455
Secrets To Online Investing                                 41              Pending              76/055249
Stock Market Investor Toolbox                               16              Pending              76/198670
Stock Market Investor Toolbox                               41              Pending              76/198669
Wall Street Investor Toolbox                                16              Pending              76/198671
Wall Street Investor Toolbox                                41              Pending              76/198672
Wall Street Mentor                                          16              Pending              76/198464
Wall Street Mentor                                          41              Pending              76/198463
Where People Learn to Invest Online                         41              Registered           2,412,540
5 Step Online Investing Formula                             41              Pending              75/893298
7 Cash-Flow Investing Strategies                            41              Pending              75/893294
ZiaSun                                                      35              Pending              76/084808
ZiaSun                                                      36              Pending              76/084807
ZiaSun                                                      37              Pending              76/084806
ZiaSun                                                      41              Pending              76/084899
ZiaSun                                                      42              Pending              76/084898

OIA will discontinue the use of the trademark "Online Investors Advantage."


         U.S. COPYRIGHT APPLICATIONS. ZiaSun and/or its subsidiaries have made and/or hold registrations for the following copyrights:


                  1.  Online Investors Advantage - Workshop Manual - Version 5.0
                  2.  The 5 Step Online Investing Formula - Overview Handout
                  3.  Online Investor Toolbox - Speakers Biography
                  4.  Online Investing Workshop 2000 - Registration Form
                  5.  Money Talks - Flyer
                  6.  Online Investors Advantage - Ticket
                  7.  Learn the Secrets of Online Investing - Prospect Letter
                  8. Here's Your Free Ticket to Retiring Early and Retiring Rich - Ticket
                  9.  What I Discovered About Using the Internet - Letter
                  10. The Internet is Empowering People - Brochure
                  11. Online Investors Advantage - Computer Mouse Pad
                  12. Online Investing - Videotape Set
                  13. Online Investing Advantage - Welcome Kit

GOVERNMENT REGULATION


         With the exception of the requirement that ZiaSun and its subsidiaries be registered or qualified to do business in the States and foreign countries in which they will be doing business, the products and services provided through use of ZiaSun's technology are not subject to approval of any government regulation.


         For OIA to conduct workshops in the country of Australia, OIA is registered under the proper authority with Australian Securities and Investments Commission and has a compliance officer residing in Australia.


         On May 2, 2001, the California Department of Corporations advised ZiaSun that it could not grant ZiaSun's application to qualify to offer and sell certain shares of ZiaSun common stock in California, as the California Department of Corporations believed that ZiaSun's wholly owned subsidiary OIA was acting as an unlicensed investment adviser in California. In May 2001, ZiaSun renewed its request that the application be approved, asserting that based on existing case law and an opinion previously issued by the California Department of Corporations, OIA does not engage in the activities of an investment adviser. On August 7, 2001, the California Department of Corporations challenged ZiaSun's legal analysis that OIA was not acting as an investment adviser and requested further legal analysis and additional information on OIA's operations. The matter is currently pending.


EMPLOYEES


         As of June 30, 2001, ZiaSun and its subsidiaries employ approximately 315 full time employees.


PROPERTY


         ZiaSun's corporate headquarters are located at 665 San Rodolfo Drive, Suite 120, Solana Beach, California 92075. These premises have been leased beginning May 16, 2001 for an initial period of three months and thereafter the lease is on a month to month basis. The lease rate for these premises is presently $1,680 per month.


         OIA leases approximately 4,440 feet of office space at 5252 North Edgewood Drive, Provo, Utah, which serves as OIA's headquarters, and houses the OIA accounting staff, information services department, customer support, data entry, international office and travel coordinator. These premises are leased through July 20, 2004 with an option to renew the lease for one additional term of 5 years. The lease rate as of the year ended December 31, 2000, was $8,006.14. On April 1, 2000 the lease rate increased to $8,175.77 per month. The lease rate increases to $8,350.48 and $8,530.43 on April 1, 2001, and April 1, 2003, respectively.


         OIA also leases 1,940 square feet of office space at 852 North 1430 West, Unit #3, Westpoint Business Park, Orem, Utah, at a monthly rate of $1,309. OIA has vacated these premises which are leased through October 31, 2001 and subleases the same for $1,250 per month.


         OIA leases approximately 7,750 square feet of space at 555 East 1860 South, Provo, Utah which house the OIA home study sales department, shipping and fulfillment department. These premises are leased through April 30, 2005. The lease rate through November 30, 2001, is $5,340. The lease rate increases to $6,180 per month for period December 1, 2001, through July 31, 2003, and $7,020 per month for period August 1, 2003, through April 30, 2005.







LEGAL PROCEEDINGS


         ZIASUN TECHNOLOGIES, INC. V. CONTINENTAL CAPITAL & EQUITY CORPORATION. ZiaSun is a party plaintiff in the matter of ZiaSun Technologies, Inc. v. Continental Capital & Equity Corporation, Superior Court of California, County of San Diego, Case No. GIC-759797. ZiaSun seeks a refund of $130,000 of the $250,000 paid to Continental Capital, alleging breach of contract, intentional misrepresentation and negligent misrepresentation on the part of Continental Capital. The matter is pending.



         SUNTRUST BANKS, INC. V. ONLINE INVESTORS ADVANTAGE, INC. OIA was a party defendant in the matter of SunTrust Banks, Inc. v. Online Investors Advantage, Inc., United States District Court, Eastern District of Virginia, Case No. 00-1721-A. SunTrust, as the owner of the trademark "Investors Advantage," filed a civil action to enjoin OIA from the use of the mark and name "Investors Advantage." On January 19, 2001, SunTrust and OIA entered into a Settlement Agreement under which SunTrust and OIA would explore the possible assignment of the mark and name "Investors Advantage" to OIA under mutually agreeable terms. The parties also agreed that in the event an agreement as to the assignment was not reached in 3 months, then OIA will within 9 months from January 19, 2001, terminate any use of the mark and name "Investors Advantage." Based on this agreement the pending action was dismissed without prejudice. OIA has agreed to phase out public use of the "Investors Advantage" name by October 19, 2001.



         SETTLEMENT OF OIA V. WALL STREET MENTORS, INC. ET AL. On or about April 13, 2001, ZiaSun's wholly owned subsidiary, OIA, entered into a settlement agreement with Wall Street Mentors, Inc., five former independent contractors of OIA and other individuals, providing for the settlement of the matter entitled Online Investors Advantage, Inc., v. Varlin Law, Rhett Anderson, David Nicolson, Roger Taylor, Bart Coon, Steve Admundsen, Tim Anderson, David Shamy, Brock Madsen and Wall Street Mentors, Inc., filed by OIA on or about February 23, 2001, in the United States District Court for the District of Utah, Case No. 2:01 CV0129 C, as well as other possible claims of the defendants. In this action, OIA has alleged, among other things, copyright infringement, misappropriation of trade secrets, unfair competition, libel, deceptive trade practices, and breach of non-competition agreements and confidentiality agreements by the defendants. Subject to the performance of the parties under the settlement agreement, OIA and the defendants have each agreed to release the other from any and all claims arising out of the OIA lawsuit described above, and Wall Street Mentors and the individual defendants have released OIA, ZiaSun and its officers, directors and affiliates, from any additional claims or actions they may have, in law or equity. The parties have agreed that the terms of the settlement agreement will be kept confidential.



         SCOTT BOWEN V. ZIASUN TECHNOLOGIES, INC. ZiaSun is a party defendant in the matter of Scott Bowen v. Bryant D. Cragun, et al. Superior Court of California, County of San Diego, Case No. 762921. The plaintiff alleges to have purchased shares of common stock of ZiaSun and various other companies through Amber Securities Corporation, a registered broker deal formerly known as World Trade, and it sales associates, who were acting as agents of ZiaSun. The plaintiff alleges that Amber and its sales associates made misstatements regarding ZiaSun, upon which the plaintiff relied when purchasing ZiaSun shares. The plaintiff fails to specify the exact number of shares of ZiaSun common stock purchased and the amount paid. ZiaSun denies the allegations, believes the lawsuit is without merit and is proceeding with defending itself.



With the exception of the legal proceedings, claims and threatened litigation set forth above, ZiaSun is not a party to any legal proceeding that is material to ZiaSun. No federal, state or local governmental agency is, to the knowledge of ZiaSun, presently contemplating any proceeding against ZiaSun. No director, executive officer or affiliate of ZiaSun or owner of record or beneficially of more than five percent of ZiaSun common stock is a party adverse to ZiaSun or has a material interest adverse to ZiaSun in any proceeding.



                          DESCRIPTION OF CAPITAL STOCK

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

         The Company's common stock is traded on the OTC Bulletin Board of the NASD under the symbol "ZSUN." There has been relatively limited trading activity in the Company's stock since inception. The following table represents the high and low closing prices for the Company's common stock for each quarter of the years ended December 31, 2000 and 1999 and the first three quarters (or portion thereof) for the years ended December 31, 2001.


       YEAR ENDED DECEMBER 31, 1999                     HIGH                      LOW
       First Quarter                                   $25.88                    $4.94
       Second Quarter                                   27.13                     6.38
       Third Quarter                                    13.38                     7.00
       Fourth Quarter                                   14.63                     6.97

       YEAR ENDED DECEMBER 31, 2000                     HIGH                      LOW
       First Quarter                                   $15.75                   $10.00
       Second Quarter                                   11.38                     4.16
       Third Quarter                                     5.63                     1.80
       Fourth Quarter                                    2.93                     1.03

       YEAR ENDED DECEMBER 31, 2001                      HIGH                      LOW
       First Quarter                                    $1.63                    $0.54
       Second Quarter                                    1.40                     0.51
       Third Quarter (through August 22, 2001)           0.80                     0.61


         The quotes reflect interdealer prices without retail mark-up or commissions and may not necessarily reflect actual transactions.

         On May 3, 2001, the last full trading day prior to the Company's announcement of the signing of the merger agreement, the closing price of the Company's common stock was $0.69 per share, the high price was $0.70 per share and the low price was $0.69 per share. On August 22, 2001, the closing price of the Company's common stock was $0.61 per share, the high price was $0.65 per share and the low price was $0.61 per share.


         The Company has not declared any cash dividends with respect to its common stock, and does not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, the Company's ability to pay dividends on its securities.


            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZIASUN

         The following table sets forth our selected historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, the Company's audited historical consolidated financial statements and the notes thereto, which have been audited by Jones, Jensen & Company (now known as HJ & Associates, LLC), independent auditors, and which, in the case of the fiscal year ended December 31, 1998 and 1999, are attached to this Prospectus. The selected financial historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, the Company's audited historical financial statements and the notes thereto, which have been audited by BDO Seidman LLP, independent auditors, and which are attached to this Prospectus. The selected historical consolidated financial information as of and for the six months ended June 30, 2000 and 2001 has been derived from, and should be read in conjunction with, the Company's unaudited consolidated financial statements and the notes thereto attached to this Prospectus. In the Company's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in the Company's unaudited consolidated financial statements. Interim results for the six months ended June 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and the consolidated financial statements and the notes thereto attached to this Prospectus.





                                    SIX MONTHS
STATEMENT OF OPERATIONS            ENDED JUNE 30,                           YEARS ENDED DECEMBER 31,
                               ---------------------      -----------------------------------------------------------
                                 2001          2000         2000         1999         1998         1997         1996
                               -------       -------      -------      -------      -------      -------      -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.....................   $29,774       $26,291      $54,667      $23,620      $     -      $     -      $     -
Goodwill impairment ........         -             -      (71,756)           -            -            -            -
Other income (expense) .....      (637)          107          167           17            -            -            -

Net income (loss) from
   continuing operations...     (1,024)          754      (70,548)       2,632          (77)      (3,511)          (4)
Net income (loss) ..........   $(1,167)        $(135)    $(77,226)      $5,964      $   769      $(3,511)     $    (4)

NET INCOME (LOSS) PER
  COMMON SHARE FROM
  CONTINUING OPERATIONS
     Basic..................    $(0.03)        $0.03      $(2.37)        $0.12      $     -      $     -      $     -
                               =======       =======     =======       =======      =======      =======      =======
     Diluted................    $(0.03)        $0.03      $(2.37)        $0.10      $     -      $     -      $     -
                               =======       =======     =======       =======      =======      =======      =======

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
     Basic..................    32,327        27,269      29,744        21,770       17,023       15,467          800
                               =======       =======     =======       =======      =======      =======      =======
     Diluted................    32,327        27,302      29,744        25,796       17,023       15,467          800
                               =======       =======     =======       =======      =======      =======      =======


                                                                      DECEMBER 31,
                                               -----------------------------------------------------------
BALANCE SHEET DATA             JUNE 30, 2001      2000        1999         1998         1997        1996
                               -------------   --------    ---------    ---------    ---------    --------
                                                                  (IN THOUSANDS)
Working capital.............     $    761      $     72    $   6,373    $   1,662    $     (12)   $     66
Total assets................       46,650        47,713       19,457        4,765          123          66
Total stockholders' equity..       40,649        42,099       15,736        4,165           37          66
Book value per share........         1.26          1.42         0.61         0.24         0.00        0.08



    MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW


         SHARES ISSUED UNDER OIA ACQUISITION AGREEMENT, AS AMENDED. In accordance with the terms of the original OIA acquisition agreement, the former OIA stockholders were to receive one share of ZiaSun common stock for each $0.50 of earnings before interest, income taxes, depreciation and amortization ("EBITDA") for the year from April 1, 1999 through March 31, 2000. OIA's audited EBITDA earnings during this period were $10,910,076. Accordingly, ZiaSun would owe 21,820,152 shares of its common stock at March 31, 2000, to the former OIA stockholders. The value of these shares at March 31 was $248,204,230. This value would have been added to the goodwill on ZiaSun's balance sheet.



         However, pursuant to negotiations between ZiaSun and the former OIA stockholders, and their joint recognition that it would clearly not be in the best interests of ZiaSun to have such a large goodwill burden going forward, ZiaSun and the former OIA stockholders agreed to amend the original terms and conditions of the earn-out. An agreement was reached wherein the former OIA stockholders would exchange 12,000,000 of the earn-out shares, to which they were originally entitled, for $6,000,000 in cash. An agreement was reached on May 9, 2000.



         Therefore, under the terms and conditions of the amended earn-out agreement, the former OIA stockholders received 9,820,152 shares (of which 5,000,000 had been previously issued and were held in escrow), rather than the 21,820,152 shares as set forth in the original agreement. This reduced the goodwill burden to ZiaSun by $138,646,269, from $248,204,230 to $109,557,961, and this is the value that was added to ZiaSun's balance sheet going forward from April 1, 2000.



         Due to the accrual of a liability for sales taxes payable by OIA, ZiaSun and the former OIA stockholders have determined that a further adjustment to the number of shares received by the former OIA stockholders pursuant to the earn-out may be required. On July 26, 2001, ZiaSun and Messrs. Elder, Jardine, McCoy and Harris agreed that if any sales tax liability is assessed for sales made by OIA during the earn-out period, (i) ZiaSun will be solely responsible for the payment of the first $554,000 of these taxes and (ii) Messrs. Elder, Jardine, McCoy and Harris will return to ZiaSun on a pro rata basis one share of ZiaSun common stock for each $0.50 that these taxes exceed $554,000.

         DISCONTINUED OPERATIONS. At its board meeting on March 22, 2001, the board of directors of ZiaSun adopted a plan to discontinue its foreign operations that are unrelated to OIA. The foreign subsidiaries are small in comparison to the U.S. operations and are difficult to manage at a long distance. ZiaSun completed the sale of MAI in May 2001 and of APT and AIS in June 2001. Accordingly, ZiaSun's financial statements and the related management's discussion and analysis, have been restated to present the continuing operations which are the operations of OIA. The net assets of the discontinued operations are shown as a separate line item in the other assets section of ZiaSun's balance sheets. ZiaSun will continue to operate OIA Singapore as its marketing arm in the Far East and Australia. OIA also intends to expand its marketing efforts in Europe, the Middle East and Africa.


RESULTS OF OPERATIONS


         THREE MONTHS ENDED JUNE 30, 2001 COMPARED TO JUNE 30, 2000 ZiaSun's sales increased by $2,163,559 or 16% for the three months ended June 30, 2001 compared to the same period in 2000. The increase was attributable to foreign sales increasing by approximately $2,500,000, home studies increasing by $300,000 and renewal sales increasing by $400,000. However domestic workshop sales declined by about $1,000,000. Management believes that this decrease is due to the continued volatility in the US stock market, which has dampened interest in the stock market. The gross margin for the quarters ended June 30, 2001 and 2000 were 63% and 64%, respectively.



         General and administrative expenses were 49% of sales in the second quarter of 2001 compared to 46% in the same period of 2000. The increase is due primarily to increased administrative and sales payrolls. These payrolls increased by about $1,200,000. Another large increase was due to extra legal fees of approximately $200,000 incurred as a result of the several lawsuits ZiaSun had to deal with in the second quarter of 2001. Depreciation and amortization expense decreased by $1,476,687 due to the goodwill write down described above.



         ZiaSun had income from operations of $69,614 compared to a loss of $972,383 for the second quarter of 2001 and 2000, respectively.



         SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000. ZiaSun's sales increased by $3,482,968 from the first six months of 2000 to the first six months of 2001. This is an increase of 13%. The increase is the result of ZiaSun's expanded sales effort in the overseas markets where sales increased by $4,150,000 and the growth in sales of homestudies by $300,000. Renewal sales increased by about $750,000. However, domestic seminar sales decreased by about $1,700,000. ZiaSun's gross margin was 65% of sales in the first six months of 2000 compared to 66% in the first six months of 2001.

         ZiaSun recorded a decrease in its deprecation and amortization expense in the first six months of 2001 of $472,561 compared to the first six months of 2000. The decrease was due to the write down of the additional goodwill recorded on the OIA earn-out. The amortization is computed on the net goodwill carried on ZiaSun's books after it recorded an impairment of the goodwill in the fourth quarter of 2000. The impairment of $71,755,840 was computed using management's best estimate of the future cash flows from its OIA subsidiary. The estimate is based upon the recent down turn in the stock market which has affected ZiaSun's sales of internet investment seminars.



         General and administrative expenses increased by $5,603,583 from the first six months of 2000 to the first six months of 2001. The increase is due to higher salaries paid to ZiaSun's administrative and marketing staff and additional staff hirings. Payroll increased by approximately $4,000,000 when comparing the first six months of 2001 with the first six months of 2000. General and administrative expenses were 59% of sales in the first six months of 2001 compared to 43% in the first six months of 2000.



         ZiaSun's sales are directly related to the amount of marketing it performs. ZiaSun continues to budget significant dollars for advertising its seminars. While ZiaSun has discontinued its foreign subsidiaries, its wholly-owned subsidiary OIA has been expanding its seminar and workshop business which has resulted in an increase in advertising costs. Marketing costs increased during the first six months of 2001 in comparison to the first six months of 2000. ZiaSun has found that the cost for each foreign attendee is higher than for each North American attendee. This is due in large part to higher travel costs. However, the market abroad is large and management believes that the gross margin is sufficient to justify the additional expenditures. Advertising and marketing increased by approximately $1,500,000 in the first six months of 2001 compared to the first six months of 2000.



         ZiaSun's income tax expense for the first six months of 2000 was $2,327,162 compared to $677,494 for the first six months of 2001. ZiaSun showed a loss from continuing operations before income taxes for the first six months of 2001 of $346,043 compared to income of $3,081,642 in the first six months of 2000. However, because the amortization of goodwill is not deductible for taxes, ZiaSun still incurred income tax expense in 2001.



         ZiaSun recorded a loss from discontinued operations of $132,367 in the first six months of 2001 compared to a loss of $889,655 in the first six months of 2000. These discontinued operations were in the Philippines and Hong Kong. ZiaSun's principle operations are now headquartered in the United States. Management believes that it was in the best interest of ZiaSun to sell these operations so that it could focus its time and resources on its profitable enterprises. Also with the downturn in the Asian-rim economies, and especially in the Philippines, what were once profitable subsidiaries no longer provided positive cash flow to ZiaSun by the end of 2000. However, ZiaSun's new subsidiary OIA-Asia has been highly successful in generating sales in Singapore and Malaysia. OIA-Asia had sales of $735,463 from March to June 2001, which was its first three months in operation.



         Total other income (expense) was an expense of $636,585 compared to income of $107,129 for the corresponding six months of the prior year. The expense was the result of ZiaSun recording its share of the losses of MVA of $474,603 and interest accrued on ZiaSun's liabilities of $190,786. ZiaSun invested in MVA in the third quarter of 2000.



         YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999. ZiaSun's sales increased by $31,047,887 from 1999 to 2000. This is an increase of 131%. ZiaSun's gross margin was 45% of sales in 1999 compared to 48% in 2000. This increase in gross margin was due to higher sales of video seminars in 2000 than 1999. ZiaSun's cost of videos is lower than live presentations because ZiaSun does not have to provide meeting facilities and speakers. During 1999, ZiaSun sold 1,040 home study units compared to 4,286 in 2000. ZiaSun also had 13,920 seminar attendees in 2000 compared to 8,257 in 1999.



         If the sales of OIA for the first three months of 1999 (I.E., prior to the purchase by ZiaSun) are included on a pro forma basis, the sales of ZiaSun for the year ended December 31, 1999 would have been $28,320,817. Therefore, the pro forma sales increase was $26,346,660 or 93%. The pro forma 12-month gross margin was 29%.



         ZiaSun recorded an increase in its depreciation and amortization expense in 2000 of $2,565,580. The increase was due to the amortization of the additional goodwill recorded on the OIA earn-out. ZiaSun also recorded an impairment of its goodwill in the fourth quarter of 2000. The impairment of $71,755,840 was computed using management's best estimate of the future discounted cash flows from OIA. The estimate is based upon the recent downturn in the stock market which may affect ZiaSun's sales of internet investment seminars, thereby impacting the value of OIA.



         General and administrative expenses increased by $13,556,325 from 1999 to 2000. General and administrative expenses was 35% of sales in 2000 compared to 23% in 1999. Included in general and administrative expenses is payroll expense of $3,895,537, an increase of $3,095,050 over 1999. This increase was due to the expansion of the home study and preview payrolls as well as increased compensation to the office staff. $375,000 was due to staffing increases and $200,000 was due to increased compensation levels. Also included in general and administrative expenses is ZiaSun's marketing expense. ZiaSun spent $6,933,753 for radio and television advertising in 2000 compared to $2,594,379 in 1999. Travel expense increased from $2,645,677 to $4,873,370. On a pro forma basis general and administrative expenses increased by $13,253,725 for the year ended December 31, 2000 over 1999. Bad debt expense increased from $0 in 1999 to $93,526 in 2000 due to charge backs on credit cards by OIA's customers.



         ZiaSun's income tax for 2000 was $3,101,153 compared to $1,754,690 for 1999. ZiaSun showed a loss from continuing operations before income taxes for 2000 of $67,446,515 compared to income of $4,386,724 in 1999. However, because the amortization and impairment of goodwill is not deductible for taxes, ZiaSun still incurred income taxes.



         ZiaSun recorded a loss from discontinued operations of $2,921,969 in 2000 compared to income of $648,457 in 1999 and $846,365 in 1998. These discontinued operations were in the Philippines and Hong Kong.



         ZiaSun realized a loss on the disposal of MAI, MII, APT and AIS of $3,756,700 in 2000 because of the write off of the goodwill it had recorded on the purchase. ZiaSun was able to recover and retire 725,000 shares of its common stock from the sale of MII, and recovered and canceled another 330,000 shares from the sale of MAI in 2001. These share retirements along with the cancellation of the repurchased shares discussed in the liquidity section, should have a positive effect on earnings per share in 2001.



         YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998. During 1998, ZiaSun was winding down its activities with the beverage centers. By January 1999 those operations had entirely ceased. The operations of MAI and MII are not included because they were discontinued in 2000.



         ZiaSun's acquisition of OIA on March 31, 1999 has had a considerable impact on the operating income of ZiaSun since that date.


         Sales for the year ended December 31, 1999 were $23,619,590 compared to $0 for 1998. Cost of goods sold for the year ended December 31, 1999 was $13,026,015 or 55% of sales, resulting in gross profit of $10,593,575, or 45% of sales.


         Operating expenses primarily include depreciation and amortization expense and general and administrative expenses. Depreciation and amortization expense for the year ended December 31, 1999 includes depreciation and amortization of goodwill of $540,825 and deferred compensation amortization of $10,000.

ZiaSun recorded goodwill for the acquisition of OIA. General and administrative expenses were $5,493,459 or 23% of sales for the twelve months ended December 31, 1999 and $77,045 for 1998 resulting in an increase of $5,416,414 or 7030%. The increase is due to the operating expenses of OIA from April 1 to December 31, 1999.


LIQUIDITY AND CAPITAL RESOURCES


         JUNE 30, 2001 AND DECEMBER 31, 2001. ZiaSun's current assets at December 31, 2000 were $5,072,363 compared to $6,082,373 at June 30, 2001.
ZiaSun's current liabilities were $5,000,257 and $5,321,852 at the same dates, respectively. This represents an increase in ZiaSun's working capital from $72,106 to $760,521. This increase occurred because ZiaSun generated $1,933,634 from its operating activities. The cash generated from operations was partly used to increase ZiaSun's investment in equity investments through MVA and MKZ by $399,509. Another material use of the cash from operations was the payment of $730,898 of deferred acquisition costs related to the Telescan merger. Included in current liabilities is $3,215,000 of sales tax payable on ZiaSun's domestic sales. ZiaSun is currently negotiating with the various states of the United States to determine what if any sales tax it owes on its video and seminar sales. In the interim, ZiaSun has accrued management's estimate of the sales tax liability.



         ZiaSun also holds 5,400,000 shares of Asia4Sale restricted stock. ZiaSun no longer intends to register or issue the 1,600,000 shares of this stock to its stockholders in a dividend. ZiaSun intends to free the shares up for sale in accordance with Rule 144. Rule 144 of the Securities Act provides that ZiaSun will be able to sell shares of Asia4Sale equal to 1% of the outstanding shares of Asia4Sale every 90 days after ZiaSun has held the stock for two years. The two year period will end in January 2002. As of March 31, 2001, Asia4Sale had approximately 25,000,000 shares outstanding and therefore ZiaSun would potentially be able to sell 250,000 shares every 90 days. However, because the shares of Asia4Sale are thinly traded and the shares remain restricted due to Rule 144, no value has been recorded in the June 30, 2001 financial statements for these shares.



         During the six months ended June 30, 2001, ZiaSun paid $243,141 in income taxes. Prepaid expenses decreased by $193,049, accounts payable and accrued expenses decreased by $667,135 and taxes payable increased by $694,591 as a result of these uses of ZiaSun resources.



         At June 30, 2001, ZiaSun has no long-term debt. ZiaSun has sufficient cash flow from its continuing operations to meet its current obligations. ZiaSun anticipates continued positive cash flow during the next twelve months. Management intends to invest its cash flow in marketing and to seek mergers with or acquisition of companies that will contribute in a positive way to its operating strategy. ZiaSun has budgeted $1,000,000 for such acquisition efforts in 2001. Of the amount budgeted, $730,898 has been spent through June 30, 2001 in connection with the planned merger with Telescan.



         In the second half of 2000 and the first quarter of 2001, the stock market has had a significant downturn in the United States. ZiaSun is uncertain if this downturn will have a lasting effect on the demand for its services and products. To date, sales have continued to grow when compared on a quarterly basis to the prior year. Also, several new seminar companies have entered the marketplace. Some of these companies have hired former employees of ZiaSun. ZiaSun is uncertain as to the extent of competition it will have with these companies.



         YEAR ENDED DECEMBER 31, 2000. ZiaSun's current assets at December 31, 2000, were $5,072,363 compared to $10,093,565 at December 31, 1999. ZiaSun's current liabilities were $5,000,257 and $3,720,657 for the same periods, respectively. This represents a decrease in ZiaSun's working capital from $6,372,908 to $72,106. This decrease occurred even though ZiaSun generated

$7,199,151 from its continuing operations. The decrease was largely the result of ZiaSun's investment of $7,500,000 in MVA and MKZ. Another material cause of the decrease was the decision of ZiaSun to amend the earn-out agreement with the OIA stockholders by paying them $6,000,000 in lieu of issuing an additional 12,000,000 shares of its common stock. ZiaSun also used $765,508 of its cash to repurchase 297,500 shares of its common stock through the market.



         ZiaSun spent $300,000 to acquire its now discontinued subsidiaries APT and AIS in 2000. ZiaSun received $100,000 from the exercise of options by its president. ZiaSun also was relieved of $690,000 of debt owing to Bryant Cragun through the conversion of the debt into restricted stock of ZiaSun at a price of $6.67 per share which represents the average bid price for ZiaSun common stock as of April 20, 2000. As a result, 103,500 shares of newly issued shares of restricted ZiaSun common stock were issued to Mr. Cragun.



         During 2000, ZiaSun paid $4,992,587 in income taxes, of which $1,947,264 was used to pay prior-year liabilities, and $3,045,323 was paid against current tax liabilities. ZiaSun has also accrued $3,004,914 in 2000 for potential sales tax liabilities relating to its seminar and video sales in the various states of the United States. Accounts payable increased by $983,480, and cash decreased by $5,431,413 as a result of these uses of ZiaSun resources.



         YEAR ENDED DECEMBER 31, 1999. On March 25, 1999, ZiaSun acquired Asia4Sale.com Ltd. (Hong Kong), a Hong Kong registered company, by issuing restricted common stock of ZiaSun for all of the stock of Asia4Sale.com Ltd. (Hong Kong) and $15,000 cash. On December 31, 1999, ZiaSun sold Asia4Sale.com Ltd (Hong Kong) to Internet Ventures, Ltd., a Samoa registered company ("Internet Ventures") by selling 100% of the issued and outstanding stock of Asia4Sale.com Ltd. (Hong Kong) for $5,000,000 cash and 30% of the stock of Internet Ventures. On February 7, 2000, H&L Investments Inc., a Nevada Corporation acquired Asia4Sale.com Ltd (Hong Kong) from Internet Ventures in exchange for 9,000,000 shares of the common stock of H&L Investments Inc. H&L Investments Inc. the parent and new owner of Asia4Sale.com Ltd. (Hong Kong) changed its name to Asia4Sale.com Inc. ("Asia4Sale"). Internet Ventures delivered 2,700,000 shares of the Asia4Sale stock that it had received from H&L Investments Inc. to ZiaSun, which represent ZiaSun's 30% interest in Internet Ventures. As a result of a 2-for-1 forward split by Asia4Sale, ZiaSun currently owns 5,400,000 restricted shares, or 25% of the issued and outstanding stock of Asia4Sale.



         On March 31, 1999, ZiaSun also acquired OIA for restricted common stock of ZiaSun and $400,000 cash. These acquisitions were accounted for as purchases. The acquisition of OIA has made a substantial, positive contribution to the financial condition of ZiaSun through year-end. The balance of current assets at December 31, 1999 was $10,093,565 compared to a balance of $2,261,618 at December 31,1998. The current liabilities balances were $3,720,657 and $600,013 for the same periods, respectively.


         The increase of current assets at December 31, 1999 over December 31, 1998 is due primarily to the increase of cash from $517,781 to $9,283,310, an increase of $8,765,529 or 1,692%. This increase is due primarily to the $5,000,000 in cash generated from the sale of Asia4Sale, the positive cash flow generated from the operations of OIA of approximately $5,000,000 at year end, and the cash generated from the sale of equity securities.


         Current assets at December 31, 1999 also increased due to the increase of prepaid expenses from $0 to $65,962, an increase of $65,962. The increase in prepaid expenses is primarily due to the advance payments by OIA for costs such as newspaper, radio and television advertising for future seminars. Additionally, accounts receivable increased from $0 at December 31, 1998, to $744,293 at December 31, 1999. The balance of accounts receivable at December 31, 1999 includes primarily OIA's fees for completed seminars that are in the process of being charged and collected by ZiaSun's credit card processor.



         The balance of current liabilities at December 31, 1999, is $3,720,657 and at December 31, 1998, was $586,000. The increase of $3,634,657, or 605%, was due primarily to the income taxes payable at December 31, 1999 of $2,083,763 relating to the U.S. earnings of OIA. There were no income taxes payable at December 31, 1998. Current liabilities at December 31, 1999 also increased for a related party payable of $690,000, which was converted to 103,500 shares of ZiaSun's common stock in 2001. Accounts payable and accrued expenses increased $786,064 from $86,000 at December 31, 1998, to $872,064 at December 31, 1999.



         Other assets increased $9,080,776 from $0 at December 31, 1998 to $9,080,776 at December 31, 1999. The increase is due primarily to the addition of $2,538,567 of goodwill, (net) resulting from the acquisition of OIA. Goodwill is the book value given to the difference between the purchase price and the estimated fair market value of the net assets of OIA, and is amortized over the estimated life of 10 years. Additionally other assets increased $6,148,270 for the net assets of now discontinued operations, including MAI, MII and Asia4Sale.


RECENT ACCOUNTING PRONOUNCEMENTS


         In October 2000, ZiaSun adopted Financial Accounting Standards Board SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring every derivative instrument, including certain derivative instruments embedded in other contracts to be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires changes in the derivative's fair value to be recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 as of January 2001, did not have a material impact on the consolidated financial statements.



         In December 1999, the SEC released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999, and March 15, 2000. ZiaSun was required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than October 1, 2000. ZiaSun believes the adoption of SAB 101, as amended by SAB 101B, has not had a material effect on the financial position, results of operations or cash flows of ZiaSun for the year ended December 31, 2000.


         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" ("FIN44"). The Interpretation is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the Interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 14, 1998, and after January 12, 2000. The adoption of FIN 44 did not have a material adverse affect on the current and historical consolidated financial statements.


         In July, 2000 ZiaSun adopted Emerging Issues Task Force No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2). The Task Force issue outlined the capitalization and expense requirements of costs incurred to develop internet web sites. The adoption of EITF 00-2 did not have a material impact on the consolidated financial statements.



         In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after July 1, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.



         SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.



         The Company's previous business combinations were accounted for using the purchase method. As of June 30, 2001, the net carrying amount of goodwill is $33,542,855. Amortization expense during the six-month period ended June 30, 2001 was $2,268,616. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.


CHANGES IN, AND DISAGREEMENTS WITH, ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


              a.  PREVIOUS INDEPENDENT ACCOUNTANTS

                           i. On October 3, 2000, ZiaSun dismissed HJ & Associates, LLC, as its independent public accountants.


                           ii. Neither of the reports of HJ & Associates, LLC, on the financial statements for the past two years contained an adverse opinion or disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles.


                           iii. The dismissal of HJ & Associates, LLC, was recommended and approved by the Audit Committee of the board of directors of ZiaSun.



                           iv. During the fiscal year ended December 31, 1999 and through September 30, 2000, there were no disagreements with HJ & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of HJ & Associates, LLC, would have caused HJ & Associates to make reference to the subject matter of the disagreement(s) in their reports on the consolidated financial statements for such years.


                           v. During 1998 and 1999 and through the period from December 31, 1999, to September 30, 2000, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).


                           vi. ZiaSun provided HJ & Associates with a copy of the disclosure it made in response to
                                    Item 304 (a) of Regulation S-K, in its
                                    Current Report on Form 8-K filed October 10,
                                    2000. ZiaSun requested HJ & Associates, LLC, to furnish, and HJ & Associates, LLC, furnished to ZiaSun, a letter addressed to the SEC stating that it agreed with the statements made by ZiaSun.



              b.  NEWLY ENGAGED INDEPENDENT ACCOUNTANTS

                           i. On October 3, 2000, ZiaSun engaged BDO Seidman, LLP, as its new independent accountant. Through September 30, 2000, neither ZiaSun nor anyone on its behalf consulted BDO Seidman, LLP, regarding (i) the application of accounting principles to any transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered by BDO Seidman, LLP, on ZiaSun's financial statements.


MARKET RISK DISCLOSURE


         ZiaSun is exposed to market risk, which is the potential loss arising from adverse changes in market prices and rates. ZiaSun's exposure to interest rates changes is not considered to be material to ZiaSun. ZiaSun does not enter, or intend to enter, into derivative financial instruments for trading or speculative purposes.



         ZiaSun is exposed to the impact of changes in the market values of its investments. ZiaSun invests in equity instruments of privately held, information technology companies for business and strategic purposes. These investments are included in long-term assets and are accounted for under the cost method when ownership is less than 20%. For these non-quoted investments, ZiaSun's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. ZiaSun identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. During the year ended December 31, 2000, ZiaSun recorded an impairment to the carrying amount of goodwill generated from the OIA acquisition in the amount of $71,755,840. The amount of impairment was computed using management's best estimate of the future discounted cash flows of OIA. Goodwill was determined to be impaired during the year ended December 31, 2000 based on recent downturns in the stock market, which may effect ZiaSun's sales of internet investment seminars, thereby impacting the value of OIA. To date, no other impairment charges have been recorded. Equity investments, which are in the Internet industry, are subject to significant fluctuations in fair market value due to the volatility of the stock market, and are recorded as long-term investments.



         A downturn in the equity markets could cause a reduction in revenue since the number of subscribers and workshop attendees tends to increase in an upward market. This downturn could have an adverse effect on ZiaSun's financial position and results of operations; however, ZiaSun believes that the effect of such adverse conditions would be minimized by its alliances with third parties, which in some cases provide for guaranteed minimum payments.




                                ZIASUN MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         The following persons are officers and directors of the Company:


        Name                         Age      Position
        --------------------------- ----- ----------------------------------------------------------
        D. Scott Elder                43  Chairman of the Board and Chief Executive Officer
        Allen D. Hardman              60  President, Chief Operating Officer, Secretary and Director
        Ross W. Jardine               40  Vice President, Chief Financial Officer and Director
        Hans von Meiss                54  Director
        Christopher D. Outram         51  Director


         There are no arrangements or understandings between any of the directors or executive officers, or any other person or persons pursuant to which they were selected as directors and/or officers.


         D. SCOTT ELDER. Mr. Elder was elected a director of the Company in May 1999, and as the Chairman of the Board in June 1999. On September 27, 2000, Mr. Elder was appointed Chief Executive Officer of the Company. From 1994 to 1997, Mr. Elder owned and operated two consulting businesses, D. Scott Elder & Associates and the Business Alliance Company, which developed marketing and training programs. In 1998 Mr. Elder continued to operate the consulting business of D. Scott Elder & Associates and founded OIA with Ross W. Jardine. Mr. Elder served as the President of OIA until his appointment as the CEO and Chairman of the Board of the Company in June 1999. Before devoting himself full time to OIA, Mr. Elder was the owner of the Business Alliance Company, which developed joint venture marketing and training programs. Some of the companies Mr. Elder has developed joint venture projects with include General Mills, Procter & Gamble, Rubbermaid, and Zane Publishing, a company that markets educational programs through Amway. Mr. Elder has a degree in Communications from Brigham Young University and an M.B.A. from the University of Phoenix.


         ALLEN D. HARDMAN. Mr. Hardman was appointed a Director and the Vice President of the Company on October 5, 1999. On September 27, 2000, Mr. Hardman was appointed President and Chief Operating Officer of the Company. Mr. Hardman earned an Industrial Engineering Technical Diploma from the University of Utah in 1966 and a Bachelors Degree in Business Administration from California State University in 1975. Mr. Hardman served as the Managing Director of Business Development for Roeslein & Associates from June 1993 through June 1997. Mr. Hardman was the Vice President of Operations of Best Way USA from July 1997 until October 1998 when the Company transferred all rights relating to the beverage centers and related license to a newly formed wholly-owned subsidiary Best Way Beverages, Inc., which was dissolved in 2001. Mr. Hardman has 35 years of varied business experience, some with small companies and some with mid-to-large corporations. His work experience includes president for a company furnishing pre-assembled manufacturing systems on a global basis, director of business development for industrial manufacturing systems, national sales manager for systems products, manufacturing engineering, product and systems engineering, consulting engineering, operations management, project management for multi-million dollar projects installed worldwide, manufacturing quality control and customer service management.



         From June 1998 to present, Mr. Hardman has been acting as the President of BEVEX, Inc., formerly known as Fountain Fresh International. During this time period, Mr. Hardman has assisted BEVEX and BetterStuff AG, a major BEVEX shareholder and European distributor for BEVEX, in their efforts to redesign the beverage center for which Best Way, USA (now known as ZiaSun) had the America/Mexico distribution license. Since the beginning of 1999, BEVEX has had no significant operations. Since October 1998, Mr. Hardman has been an employee of ZiaSun spending substantially all of his time on its business matters.


         ROSS W. JARDINE. Mr. Jardine was appointed a director of the Company on April 7, 1999, and Vice President and Chief Financial Officer on September 27, 2000. Mr. Jardine is also the President of OIA. Mr. Jardine graduated cum laude from Brigham Young University in 1987 with a degree in communications. In 1990 Mr. Jardine founded Jacobson & Jardine, Inc., a Sports Marketing and Promotion company. Mr. Jardine served as President until August 1994 during which time Mr. Jardine was responsible for operations and he developed and marketed licensed products for major sporting events. These clients included National Football League, Indy 500, Kentucky Derby, America's Cup 1992, Nabisco, Albertsons, Coca-Cola, Fisher Price, American Home Products, RJ Reynolds and many others. In 1994 he became interested in the Internet and moved his business online. This experience led him to start a consulting business focused on teaching other business owners how to get their own businesses online. Mr. Jardine founded Electronic Marketing Services (later renamed iMALL, Inc.) in 1994 and served as President until January 1996. From January 1996, through August 1997, Mr. Jardine served as speaker/consultant for iMALL. iMALL went public in 1996 and was recently sold to Excite@home for $425 million.

         In 1997, Mr. Jardine left iMALL to focus on creating a program to train investors in using the Internet to invest. Together with D. Scott Elder, Mr. Jardine founded OIA.


         HANS VON MEISS. Mr. von Meiss was appointed a director of the Company on January 17, 2000. Mr. von Meiss received a Bachelors Degree in Economics in 1973 from the University of St. Gallen, Switzerland. After receiving an MBA in 1977 from INSEAD, Fontainebleau, France, he spent seven years in investment banking with Bankers Trust International Ltd. and Chase Manhattan Ltd. in London. Then, from 1984 to 1988, Mr. von Meiss served as the CEO of Dr. Ing. Koenig AG, a leading Swiss service center for flat steel and industrial fasteners. He spent the following 3 years from 1988 to 1991 as an independent financial consultant. Then, in 1991, Mr. von Meiss became the CEO of a publicly-quoted Dutch company after its privatization from the Dutch government, and served in that position until 1994. In 1994, he became the CEO of Swiss Textile Group via an acquisition and completed a turnaround and eventual sale of the business in 1997. Since 1997, Mr. von Meiss has been involved in financial management and consulting, and pursued investments in Internet-related businesses. He also serves on the board of an industrial concern, an M&A consulting company, and his own company, G. von Meiss AG.


         CHRISTOPHER D. OUTRAM. Mr. Outram was appointed a director of the Company on April 21, 2000. Mr. Outram received double first class honors in mechanical engineering and industrial economics in 1972 from the

University of Birmingham in the UK. He also received the Engineering and the Economics prizes for his course. Following University, Mr. Outram pursued a career in Marketing and Accountancy with Mobile Oil Company, Air Products Limited and CCL Systems. He then attended INSEAD Business School in France, where he graduated with an MBA with distinction. Following 2 years at the world-renowned strategy consultancy, The Boston Consulting Group, Mr. Outram became Strategic Planning Director of one of its clients, The Van Gelder Paper Company in the Netherlands. Two years later Mr. Outram joined Booz Allen & Hamilton in London, where he was elected Partner in 1986. 1987 saw the creation of OC&C Strategy Consultants (OC&C) of which Mr. Outram was the founding Director. OC&C now operates directly and through alliances on a global basis and can deploy in excess of 200 consultants. OC&C and its sister firms advise clients on strategy, strategic business development and M&A activity. The consultancy advises large corporations, as well as smaller start-ups, regarding their Internet strategies. The combined understanding of the operating dynamics of both large and small players in the Internet arena has allowed OC&C to develop very creative and ambitious strategies for its clients. Mr. Outram has also been instrumental in the creation of e-commerce venturing businesses, both in Silicon Valley in the U.S., as well as in Europe.


         Specifically, during 1999 and 2000, Mr. Outram assisted The McKenna Group in the establishment of MVA. Mr. Outram consulted The McKenna Group in terms of the general business model and structure of this company, in addition to undertaking a number of discussions with potential investors, including ZiaSun. In early 2000, Mr. Outram was instrumental in the creation of Web-Angel plc, having contributed to the assembly of a team of new partners - OC&C, Ermgassen & Co., and Brait which partnership was acquired by Web.Angel plc.


         OTHER DIRECTORSHIPS. No director of the Company or person nominated or chosen to become a director holds any other directorship in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any other company registered as an investment company under the Investment Company Act of 1940.

         FAMILY RELATIONSHIPS. There are no family relationships between any directors or executive officers of the Company, either by blood or by marriage.

         INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS. During the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of the Company:

     - was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

     - was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

     - was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     - was found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

         SECTION 16 (a) BENEFICIAL OWNERSHIP COMPLIANCE. Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of the Company common stock, to file initial reports of beneficial ownership on Form 3, changes in beneficial ownership on Form 4 and an annual statement of beneficial ownership on Form 5, with the SEC. Such executive officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all such forms that they have filed.

         Based solely on its review of the copies of such forms received by the Company and representations from certain reporting persons, the Company believes that during the period from November 16, 1999 (the date which the Company first became subject to Section 16(a)) until December 31, 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and ten-percent stockholders were complied with.

EXECUTIVE COMPENSATION

         The following table sets forth the aggregate compensation paid by the Company for services rendered during the periods indicated:



                                                                                           LONG TERM COMPENSATION
                                                                                                AWARDS PAYOUTS
                                                                                     -----------------------------------
                                                             OTHER                    SECURITIES
                                                             ANNUAL      RESTRICTED   UNDERLYING     LTIP     ALL OTHER
NAME AND PRINCIPAL        YEAR     SALARY       BONUS     COMPENSATION     STOCK     OPTIONS/SAR'S  PAYOUTS COMPENSATION
POSITION                 ENDED       ($)         ($)           ($)         AWARDS         (#)         ($)        ($)
------------------------------------------------------------------------------------------------------------------------
D. Scott Elder(1)         2000   $  117,500   $  204,000   $2,433,065       17,500       25,000        -              -
Chief Executive Officer   1999   $  102,360   $   40,930            -            -            -        -     $  378,000
Chairman of the Board     1998   $   31,500            -   $  174,127            -            -        -              -

Allen D. Hardman(2)       2000   $  184,692            -   $    6,600       22,365       75,000        -              -
President and COO         1999   $  132,000            -            -            -            -        -              -
                          1998   $  132,000            -            -            -            -        -              -

                                                                                                                      0
Ross D. Jardine(3)        2000   $  115,500   $  204,000   $2,435,215        17,50       25,000        -              -
Vice President and        1999   $   46,860   $  123,430            -            -            -        -     $  378,000
Chief Financial Officer   1998            -            -   $  208,520            -            -        -              -

Hans von Meiss(4)         2000            -            -            -       11,445        5,000        -     $  187,500
Director                  1999            -            -            -            -            -        -              -
                          1998            -            -            -            -            -        -              -

Christopher D. Outram     2000            -            -            -       10,350        5,000        -              -
Director                  1999            -            -            -            -            -        -              -
                          1998            -            -            -            -            -        -              -

Anthony L. Tobin(5)       2000            -            -            -            -            -        -              -
Vice President            1999   $  120,000            -            -            -            -        -              -
and COO of Asia
Operations                1998   $  121,800            -   $   31,200            -            -        -              -

Dennis E. McGrory(6)      2000   $   11,393            -            -            -            -        -              -
Secretary                 1999            -            -            -            -            -        -              -
                          1998            -            -            -            -            -        -              -

---------------------
    (1) In 2000, Mr. Elder received a base salary of $117,500, a bonus of $204,400 and additional compensation of $2,433,065 comprised of $2,100,000 received from the purchase of 4,200,000 shares which Mr. Elder would have received from the earn-out provided in the OIA acquisition agreement, and $333,065 of overrides based on workshop attendance. In 1999, Mr. Elder received a base salary of $102,360, a bonus of $40,930 and $378,000 in payment of deferred compensation from OIA, for total 1999 compensation of $521,290. In 1998, Mr. Elder received a base salary of $31,500, consulting fees of $24,127, and $150,000 in payment of deferred compensation, for total 1998 compensation of $205,627.

    (2) Mr. Hardman, the President and COO of the Company, is currently subject to an Employment Agreement with the Company. See "-Employment Contracts" below.

    (3) In 2000, Mr. Jardine received a base salary of $115,500, a bonus of $204,400 and additional compensation of $2,435,215 comprised of $2,100,000 received from the purchase of 4,200,000 shares which Mr. Jardine would have received from the earn-out provided in the OIA acquisition agreement, and $335,215 of overrides based on workshop attendance. In 1999, Mr. Jardine received a base salary of $46,860, a bonus of $123,430 and $378,000 in payment of deferred compensation from OIA, for total 1999 compensation of $548,290. In 1998, Mr. Jardine received consulting fees of $58,520 and $150,000 in payment of deferred compensation from OIA, for total 1998 compensation of $208,520.

    (4) In April 2000, the Company authorized and issued 50,000 shares of the Company common stock to each of Hans von Meiss and Credico Inc. in consideration for their services in introducing The McKenna Group to the Company and negotiating the creation of the joint venture funds MKZ and MVA. The total book value attributed to the aggregate 100,000 shares was $375,000.


    (5) Mr. Tobin, who resigned as an officer and director of the Company effective as of April 21, 2000, is the owner of Crossbow Consultants Limited which previously received $10,000 per month from the Company's prior subsidiary, MII, for the services provided by Crossbow Consultants. In 1999, Crossbow received a total of $120,000 from the Company's subsidiary, MII, for the services provided by Crossbow Consultants. On September 13, 2000, the Company completed the sale of MII, to Vulcan Consultants Limited, thereby divesting any interest in MII, and subsidiaries and Web site of MII, which the Company had. In 1998, in addition to the $10,000 per month Crossbow received, Mr. Tobin through his employment agreement with Momentum Associates Limited, a subsidiary of

         MII, also received a monthly housing allowance of approximately $2,600 and a management fee of approximately $150 per month, for total 1998 compensation of $153,000.


    (6)  Dennis McGrory resigned as the Secretary of the Company on July 12,
         2000.

         EMPLOYMENT CONTRACTS. Allen D. Hardman, the President and COO and a director of the Company has an Employment Agreement with the Company which commenced on July 1, 1997, for a term of 5 years. Pursuant to the terms of the agreement, the Company's board of directors may, in its sole discretion, grant raises, bonuses in an amount not less that the cost of living increase for the greater San Diego area. Additionally, Mr. Hardman's Employment Agreement contains a stock option which grants Mr. Hardman the option to purchase 100,000 shares of the common stock of the Company, at $2.00 per share, subject to adjustment for splits, in equal installments of 25,000 shares each beginning after one year of employment for consecutive years. To date Mr. Hardman has exercised the first three vested portions of the stock option. On August 2, 2000, the Company entered into an Amended and Restated Employment Agreement and Stock Option with Mr. Hardman. In conjunction with the appointment of Allen D. Hardman as the President and CEO of the Company, Mr. Hardman received an increase in his annual salary to $200,000. Additionally, Mr. Hardman was granted an option to purchase an additional 50,000 shares of common stock of the Company pursuant to the terms of the Company's 1999 Stock Option Plan, with the exercise price of said options being the closing price as of the date of execution of the Amended and Restated Employment Agreement. The option shall vest and be exercisable immediately with regard to 50% of said option shares, and exercisable with regard to the remaining 50% of said shares as of May 1, 2002. The options shall be exercisable for a period of seven years from the date of the grant.

         STOCK OPTIONS. As stated above Mr. Hardman has a stock option which gives Mr. Hardman the option to acquire 100,000 (post split adjusted) shares of the Common Stock of the Company, at $2.00 per share (subject to adjustment for splits), in equal installments of 25,000 (post split adjusted) shares each beginning after one year of employment for four consecutive years. Also, pursuant to the Amended and Restated Agreement of August 2, 2000, mentioned above, Mr. Hardman has an option to purchase an additional 50,000 shares of common stock of the Company pursuant to the terms of the Company's 1999 Stock Option Plan, with the exercise price of said options being the closing price as of the date of execution of the Amended and Restated Employment Agreement. The option shall vest and be exercisable immediately with regard to 50% of said option shares, and exercisable with regard to the remaining 50% of said shares as of May 1, 2002. The options shall be exercisable for a period of seven years from the date of the grant.


         On December 15, 1999, the board of directors adopted the Ziasun Technologies, Inc. 1999 Stock Option Plan. The Ziasun 1999 Stock Option Plan allows the Company to attract and retain employees and directors of the Company and its subsidiaries and to provide such persons with incentives and awards for superior performance. The ZiaSun 1999 Stock Option Plan is administered by a committee appointed by the board of directors of the Company, which has broad flexibility in designing stock-based incentives. The board of directors determines the number of shares granted and the option exercise price, but such exercise price of Incentive Stock Options (ISOs) may not be less than one hundred percent of the fair market value of common stock on the grant date.


         OPTION GRANTS TABLE. The following tables reflect certain information, with respect to stock options granted under the Company's stock option plans to certain executive officers and directors during 2000.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                            Number of
                            Securities       % of Total
                            Underlying     Options granted     Exercise or
                              Options      to Employees in     Base Price
Name                        Granted (#)    Fiscal Year (%)      ($/Sh)(1)     Expiration Date
----                        -----------    ---------------     -----------    ---------------
D. Scott Elder                 25,000           7.30%             $6.380         04/30/2007
Allen D. Hardman(1)            25,000           7.30%             $6.380         04/30/2007
Allen D. Hardman(1)            50,000          14.60%             $3.625         06/30/2007
Ross W. Jardine                25,000           7.30%             $6.380         04/30/2007
Hans von Meiss                  5,000           1.46%             $2.125         11/19/2007
Christopher Outram              5,000           1.46%             $2.125         11/19/2007
Anthony D. Tobin(2)                 -           0.00%                  -                  -
Dennis McGrory(3)                   -           0.00%                  -                  -


---------------
    (1) Does not include an option granted on May 30, 1997, to purchase 100,000 shares of common stock at exercise price of $2.00 of which 75,000 have been exercised. Said options expire on June 30, 2004.

    (2) Anthony D. Tobin resigned as an officer and director of the Company effective as of April 21, 2000.

    (3) Dennis McGrory resigned as the Secretary of the Company on July 12, 2000.

         OPTION EXERCISE AND YEAR END-VALUE TABLE. The following tables reflect certain information, with respect to the exercise of stock options by certain executive officers during fiscal 2000.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR



                                                                        Number of Securities     Value Of Unexercised
                                                                       Underlying Unexercised        In-The-Money
                                                                       Options At Fiscal Year         Options At
                                                                               End(#)             Fiscal Year End($)
                                                                       ----------------------    --------------------
                               Shares Acquired     Value Realized           Exercisable/             Exercisable/
Name                            On Exercise(#)           ($)               Unexercisable            Unexercisable
----                           ---------------     --------------      ----------------------    --------------------
D. Scott Elder                        -                   -                12,500/12,500                 -/-
Allen D. Hardman                   50,000             $100,000             37,500/62,500                 -/-
Ross W. Jardine                       -                   -                12,500/12,500                 -/-
Hans von Meiss                        -                   -                 1,250/3,750                  -/-
Christopher Outram                    -                   -                 1,250/3,750                  -/-
Anthony D. Tobin(1)                   -                   -                     -/-                      -/-
Dennis McGrory(2)                     -                   -                     -/-                      -/-


------------------
    (1) Anthony D. Tobin resigned as an officer and director of the Company effective as of April 21, 2000.

    (2)  Dennis McGrory resigned as the Secretary of the Company on July 12,
         2000.


GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES


         The board of directors of the Company met on eight occasions during 2000 and took action by unanimous written consent of the directors on 19 occasions. Members of ZiaSun's board of directors hold office for one year terms or until their successors have been elected and qualified. The board of directors annually elects from its members an audit committee, stock option plan committee and compensation committee. Directors D. Scott Elder and Allen D. Hardman attended 100% of the meetings of the board of directors held during the period for which they were directors. Directors Hans von Meiss and Christopher D. Outram, attended 87.5% of the meetings of the board of directors held during the period for which they were directors, and the meetings of the committee or committees on which they served during such period. Director Ross W. Jardine attended 62.5% of the aggregate of the meetings of the board of directors held during the period for which he was a director and the meetings of the committee or committees on which he served during such period.


AUDIT COMMITTEE

         The audit committee reviews the scope of the Company's audit, the engagement of its independent auditors and their audit reports. The audit committee meets with the financial staff to review accounting procedures and reports. The audit committee is currently composed of three directors: Ross W. Jardine, Hans von Meiss, and Christopher D. Outram. The audit committee did not formally meet during 2000, separate from the regular meetings of the board of directors or telephonic board meetings at which audit committee matters were discussed with all or a majority of the directors present.

STOCK OPTION PLAN COMMITTEE

         The stock option plan committee has the authority to grant stock options under the Ziasun 1999 Stock Option Plan (the "Ziasun Plan") by execution of instruments in writing in a form approved by the stock option committee. Pursuant to the express terms and conditions of the Ziasun Plan, the stock option plan committee has full power to construe the Ziasun Plan and the terms of any option granted under the Ziasun Plan, to prescribe, amend and rescind rules and regulations relating to the Ziasun Plan or options and to make all other determinations necessary or advisable for the Ziasun Plan's administration. The stock option plan committee is currently composed of two directors: Ross W. Jardine, and Allen D. Hardman.

COMPENSATION COMMITTEE

         The compensation committee evaluates the Company's compensation policies. The current members of the compensation committee are three directors:
Ross W. Jardine, Hans von Meiss, and Christopher D. Outram. The compensation committee did not formally meet during 2000, separate from the regular meetings of the board of directors or telephonic board meetings at which compensation committee matters were discussed with all or a majority of the directors present.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

         Compensation decisions during the fiscal year ended December 31, 2000 pertaining to the compensation of the Company President and Chief Operating Officer Allen D. Hardman were made at a regular meeting of the board of directors in April 2000. The full board was present along with all three members of the Company's compensation committee, Ross W. Jardine, currently Chief Financial Officer, Hans von Meiss, and Christopher D. Outram. The compensation of D. Scott Elder and Ross W. Jardine for the fiscal year 2000 was paid by and through the Company's wholly owned subsidiary OIA, which compensation was established by the OIA board of directors, consisting of D. Scott Elder, Ross W. Jardine, Scott Harris and David McCoy. The compensation committee of the Company did not participate in the OIA board of directors' deliberations or voting concerning the compensation of Messrs. Elder and Jardine. The Company's board of directors at a regular meeting, however, did grant a $500,000 cash bonus to the former OIA principals, D. Scott Elder, Ross W. Jardine, Scott Harris and David McCoy, to be distributed as determined by Messrs. Elder and Jardine.


ZIASUN COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION



         This report on executive compensation is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Prospectus into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under the Securities Act, or under the Exchange Act.

         The compensation committee of the board of directors administers the Company's executive compensation program. The current members of the compensation committee are Ross W. Jardine, Hans von Meiss, and Christopher D. Outram. Except for Mr. Jardine, these persons are each a non-employee director within the meaning of Section 16 of the Securities Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

GENERAL COMPENSATION PHILOSOPHY

         The role of the compensation committee and the stock option plan committee is to review, and set the salaries and other compensation of the executive officers and certain other key employees of the Company, and to make grants under, and to administer, the stock option. the Company's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

         - base salary that is designed primarily to be competitive with base salary levels in similar e-finance and investor education companies that are of comparable size to the Company and with which the Company competes for executive personnel;

         - annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

         - long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

EXECUTIVE COMPENSATION

         BASE SALARY. Salaries for executive officers were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

         ANNUAL INCENTIVE AWARDS. Other than the bonus granted by the full board of directors and the stock options granted by the stock option plan committee, no other annual incentive awards were granted during fiscal year ended December 31, 2000. Going forward, the compensation committee will consider several factors including:

         -    the position held by the executive to whom the bonus was paid;

         - total compensation paid by comparable companies to similarly situated executives;

         -    the performance of the executive;

         - the development of the Company's operations as measured by its growth in revenues, the decline of the ratio of expenses to revenues and the level of its loss per share; and

         - the perceived increase in the value of the Company's business in light of factors, including market capitalization, and commercial transactions, and relative market position against competitors.

         From time to time the compensation committee considers various discretionary incentive compensation alternatives for the Company's executives.

         LONG-TERM INCENTIVE AWARDS. The stock option plan committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of the Company's stockholders and encourages executive officers to remain in the Company's employ. Stock options generally have value for executive officers only if the price of the Company's shares of common stock increases above the fair market value of a share of common stock on the grant date and the officer remains in the Company's employ for the period required for the shares granted to such person to vest.

         In 2000, the Company granted stock options in accordance with the 1999 Stock Option Plan. During April 2000 and March 2001, stock options were granted to certain executive officers as incentives to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins the Company. At the discretion of the stock option plan committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company's common stock. The number of shares subject to each stock option granted is within the discretion of the stock option plan committee and is based on anticipated future contribution and ability to impact the Company's results, past performance or consistency within the officer's peer group. In April 2000, the Company granted 272,400 stock options, 50% of which generally become exercisable on May 1, 2001 and 50% of which became exercisable on May 1, 2002, each at a price that was equal to the fair market value of the Company's common stock on the date of grant. In March 2001, the Company granted 1,366,500 stock options which generally become exercisable over a four year period commencing on March 29, 2002, and were granted at a price that was equal to the fair market value of the Company's common stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

         As stated above, Mr. Elder's base salary, target bonus, bonus paid and long-term incentive awards for the fiscal year ended December 31, 2000, were determined by the board of directors of OIA. The compensation committee of the Company did not participate in the OIA board of directors' deliberations or voting concerning Mr. Elder's compensation.

INTERNAL REVENUE CODE SECTION 162(M) LIMITATION

         The compensation committee has considered the potential impact of
Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for the compensation paid to certain executives of publicly-held corporations in excess of $1,000,000 in any taxable year. The $1,000,000 limitation applies per executive per year and only to the compensation paid to the chief executive officer and the four highest compensated executive officers, and provided such compensation is not performance-based. In general, it is the compensation committee's policy to qualify its executives' compensation for deductibility under applicable tax laws, although from time to time the compensation committee will consider and award compensation not so qualified under appropriate circumstances.

                                         The Compensation Committee

                                         Ross W. Jardine
                                         Hans von Meiss
                                         Christopher D. Outram

ZIASUN AUDIT COMMITTEE REPORT


         The following audit committee report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed "soliciting materials," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act, nor shall the audit committee report be deemed to be incorporated by reference by any general statement incorporating by reference this Prospectus into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.


         The audit committee oversees the Company's financial reporting process on behalf of its board of directors. Management has the primary responsibility for the financial statements, the reporting process and the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the annual report with management. As part of its review, the committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The committee as a whole and each individual member of the audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted accounting principles.


         In this context, the committee has reviewed and discussed with ZiaSun's auditors the overall scope and plans for the independent audit. Management represented to the committee that ZiaSun's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about ZiaSun's audited financial statements included the auditors' judgments about the quality, not just the acceptability of the application of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.



         The ZiaSun's auditors provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with audit committees), and the committee discussed the auditor's independence with management and the auditors. In addition, the committee considered whether the other non-audit consulting services provided by the auditor's firm could impair the auditor's independence and concluded that such services have not impaired the auditor's independence.


         In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC.

         Management has advised us that for the year ended December 31, 2000, the Company paid fees to BDO Seidman, LLP for services in the following categories:


               Audit fees                                       $117,298.00
               Financial information systems design             $      0.00
                   and Implementation fees
               All other Fees                                   $ 49,470.00


                                         The Audit Committee
                                         Ross W. Jardine
                                         Hans von Meiss
                                         Christopher D. Outram
STOCK PERFORMANCE GRAPH

         The following Performance Graph summarizes the cumulative total shareholder return on an investment of $100.00 on May 15, 1997, the date on which quotations for the Company common stock first appeared on the OTC Bulletin Board of the NASD, through December 31, 2000, as compared to the cumulative total return on a similar investment of $100.00 on that date in stocks comprising the Russell 2000 Stock Index and a management constructed peer group consisting solely of Wade Cook Financial Corp. The Company believes that the Russell 2000 Stock Index presents the best comparison for ZiaSun since it measures the performance of small cap companies. Further, Wade Cook Financial Corp., is the only true "peer" of the Company, being the only publicly traded company which markets business and education seminars, and materials, similar to the Company's products or markets its products through a similar marketing channel. Such determination was made based on the Company's business on a go-forward basis, exclusive of its discontinued operations.

         Neither the Company, Wade Cook Financial Corp. nor the Russell 2000 Stock Index paid any cash dividends on their stock during the measurement periods. The performance graph is not necessarily indicative of future performance.

                                   [CHART]


                         15-May-97   31-Dec-97   31-Dec-98    31-Dec-99   31-Dec-00
                         ---------   ---------   ---------    ---------   ---------
ZiaSun                    $100.00     $ 55.56      $ 98.77     $287.65      $ 22.22
Wade Cook                 $100.00     $104.30      $ 10.94     $  4.69      $  3.13
Russell 200 0             $100.00     $119.43      $115.32     $137.94      $132.14



CERTAIN RELATIONSHIPS AND RELATED TRANSACTION WITH DIRECTORS AND EXECUTIVE OFFICERS

         SHARES ISSUED UNDER OIA ACQUISITION AGREEMENT, AS AMENDED. In accordance with the terms of the original OIA acquisition agreement, the former OIA stockholders, D. Scott Elder, Ross W. Jardine, David McCoy and Scott Harris, were to receive one share of the Company common stock for each $0.50 of earnings before interest, income taxes, depreciation and amortization (EBITDA) for the year from April 1, 1999 through March 31, 2000. OIA's audited EBITDA earnings during this period were $10,910,076. Accordingly, the Company would owe 21,820,152 shares of its common stock at March 31, 2000, to the former OIA stockholders. The value of these shares at March 31 was $248,204,230. This value would have been added to the goodwill on the Company's balance sheet.

         However, pursuant to negotiations between the Company and the former OIA stockholders, and their joint recognition that it would clearly not be in the best interests of the Company to have such a large goodwill burden going forward, the Company and the former OIA stockholders agreed to amend the original terms and conditions of the earn-out. An agreement was reached wherein the former OIA stockholders would exchange 12,000,000 of the earn-out shares, to which they were originally entitled, for $6,000,000 in cash. An agreement was reached on May 9, 2000.

         Therefore, under the terms and conditions of the amended earn-out agreement, the former OIA stockholders received 9,820,152 shares (of which 5,000,000 had been previously issued and were held in escrow), rather than the 21,820,152 shares as set forth in the original agreement. This reduced the goodwill burden to the Company by $138,646,269, from $248,204,230 to $109,557,961, and this is the value that was added to the Company's balance sheet going forward from April 1, 2000.


         Due to the accrual of a liability for sales taxes payable by OIA, the Company and the former OIA stockholders have determined that a further adjustment to the number of shares received by the former OIA stockholders pursuant to the earn-out may be required. On July 26, 2001, the Company and Messrs. Elder, Jardine, McCoy and Harris agreed that if any sales tax liability is assessed for sales made by OIA during the earn-out-period, (i) the Company will be solely responsible for the payment of the first $554,000 of these taxes and (ii) Messrs. Elder, Jardine, McCoy and Harris will return to the Company on a pro rata basis one share of the Company common stock for each $0.50 that these taxes exceed $554,000.


         GENERATION MARKETING, LLC. D. Scott Elder, Ross Jardine, David McCoy and Scott Harris, each an officer and/or a director of the Company and/or OIA, each owns a 20% interest in Generation Marketing, LLC, which conducts business with OIA. Generation Marketing is a newly formed media marketing company managed by an ex-employee of the company previously used to handle OIA's marketing requirements. In the second half of 2000, OIA began contracting with Generation Marketing for international marketing services and paid Generation Marketing approximately $40,000. In 2001, OIA transferred all its marketing business to Generation Marketing and through June 30, 2001 has made payments approximating $925,000. The Company believes the rates charged by Generation Marketing to OIA for these services are competitive in the marketplace.


                       BENEFICIAL OWNERSHIP OF SECURITIES


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. The following table sets forth security ownership information as of the close of business on June 30, 2001, for any person or group known by the Company to own more than 5% of the Company's voting securities.



            Title of                       Name of                  Amount of          Percent of
              Class                    Beneficial Owner             Ownership             Class
            --------                   ----------------             ---------          ----------
         Common Stock               D. Scott Elder                     3,804,553         11.64%
         Common Stock               Ross W. Jardine                    3,804,553         11.64%
         Common Stock               Momentum Media Ltd.                3,499,980         10.70%



         SECURITY OWNERSHIP OF MANAGEMENT. The following table sets forth security ownership information as of the close of business on June 30, 2001, for individuals or entities in the following categories at the Company's fiscal year end: (i) each director, (ii) each named executive officer listed in the "Summary Compensation Table" set forth herein, and (iii) all directors and executive officers as a group.




                                                     Amount and Nature of Beneficial Ownership
                                                     -----------------------------------------
                                                               Presently
Executive Officers, Directors                  Common         Exercisable
And Principal Shareholders                     Stock            Options           Total          Percent
-----------------------------                  ------         -----------         -----          -------
D. Scott Elder(1)                                3,804,553           12,500         3,817,053     11.67%
Allen D. Hardman(1)                                 97,365           37,500           134,865        *
Ross W. Jardine(1)                               3,804,553           12,500         3,817,053     11.67%
Hans von Meiss(2)                                  274,445            2,500           276,045        *
Christopher D. Outram(1)                            22,800            2,500            25,300        *
Anthony L. Tobin                                         -                -                 -         -
Dennis E. McGrory                                        -                -                 -         -
All Directors and Officers                       8,003,716           65,000         8,070,316     24.68%
as a Group



----------------

     * Represents less than one percent

         1 Each person has sole investment power and sole voting power over the shares listed unless otherwise indicated.

         2. Includes shares, as to which beneficial ownership is disclaimed of 113,000 shares held for the benefit of family members.

         To the best of the Company's knowledge there are no present arrangements or pledges of the Company's securities which may result in a change in control of the Company.

                               THE PROPOSED MERGER

GENERAL


         The Company has entered into a merger agreement with Telescan, Inc., under the terms of which the Company and Telescan will engage in a business combination that results in each company becoming a wholly-owned subsidiary of a newly formed corporation, INVESTools Inc., a Delaware corporation. At the effective time of the merger, newly formed wholly owned subsidiaries of INVESTools will merge with and into ZiaSun and Telescan, with ZiaSun and Telescan as the surviving entities. As a result, ZiaSun and Telescan will each become wholly owned subsidiaries of INVESTools.



         In the merger, each outstanding share of ZiaSun common stock is expected to be converted into 0.12500 of a share of INVESTools common stock, each outstanding share of Telescan common stock is expected to be converted into
0.07061 of a share of INVESTools common stock and each outstanding share of Telescan preferred stock will be converted into one share of INVESTools preferred stock. No fractional INVESTools shares will be issued and cash (without interest) will be paid instead of fractional shares. The foregoing ratios may be proportionately reduced in order to reduce the number of shares of INVESTools common stock outstanding after the merger, although regardless of the amount of this reduction the former ZiaSun stockholders would own approximately 75% of INVESTools common stock and the former Telescan stockholder would own the remaining interest of approximately 25%. The reduction in the number of shares of INVESTools common stock outstanding would cause the bid price per share of the INVESTools common stock to be higher, which may be required in order to achieve the minimum bid price of $5.00 per share in order to achieve a Nasdaq National Market System listing or $4.00 per share in order to achieve a Nasdaq SmallCap Market listing.


         The completion of the merger transaction is subject to shareholder approval of both companies, and other conditions, described below. If the merger is completed, the shareholders of the Company will own approximately 75% of the outstanding common stock of INVESTools, and Telescan shareholders will own approximately 25% of the outstanding common stock of INVESTools.

ANNUAL MEETING OF SHAREHOLDERS TO APPROVE MERGER

         GENERAL

         The Company and Telescan have filed a registration statement on Form S-4 with the SEC, pertaining to the proposed merger. The Company and Telescan will each send notice of a meeting of its shareholders, together with a copy of the joint proxy statement/prospectus, filed as part of the registration statement on Form S-4, for the purpose of calling a meeting of the shareholders to obtain approval of the merger and related matters. The Company anticipates that is will hold an annual meeting of its shareholders in approximately September, 2001.


         At its annual meeting, the Company will ask its stockholders to:

         (1) consider and vote upon a proposal to approve and adopt the merger agreement;

         (2) elect five directors to serve for a term of one year or until their successors have been elected and qualified;


         (3) ratify and approve BDO Seidman, LLP as the Company's independent accountants for the year ended December 31, 2001; and


         (4) transact any other business that properly comes before the Company annual meeting or any adjournment or postponement of the Company annual meeting.

         Each of the Company's shareholders will have the opportunity to either attend the annual meeting and vote his or shares at the meeting, or to vote by proxy. A proxy submitted to the Company may be revoked at any time prior to the annual meeting. The joint proxy statement/prospectus, which will be mailed to all shareholders of record, will include detailed instructions regarding how a shareholder may vote. The holders of the Company's common stock will be entitled to one vote for each share held at the record date for all matters, including the election of directors. The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST," "WITHHELD," or "ABSTAIN" will be treated as being present at the annual meeting for the purposes of establishing a quorum and will also be treated as shares entitled to vote at the annual meeting with respect to such matters. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

         The affirmative vote of the holders of a majority of the shares of the Company's common stock outstanding as of the record date is required to approve and adopt the merger agreement. Failures to vote and abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

         Directors are to be elected at the annual meeting by a plurality of the votes cast by holders of common stock present in person or represented by proxy at the annual meeting. The nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected. Votes cast against a candidate or which are withheld shall have no effect. Upon the demand of any stockholder made before the voting begins, the election of directors shall be by ballot rather than by voice vote. The proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the board of directors' nominees as possible.

         The affirmative vote of the holders of a majority of the shares of the Company cast at a meeting at which a quorum is present is required for the appointment of BDO Seidman, LLP as the Company's independent public accountants for the year ended December 31, 2001.

         The Company will bear the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of the Company may also solicit proxies from stockholders by telephone, telecopy, telegram, or in person. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners, and the Company will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses.

         Holders of approximately 42% of the outstanding shares of the Company's common stock have already agreed to vote in favor of approving the merger. Please see "Ancillary Agreements" below.

         SHARE OWNERSHIP OF MANAGEMENT

         As of the date of this Prospectus, the Company's directors and executive officers and their affiliates owned and are entitled to vote approximately 24.7% of the outstanding shares of the Company's common stock.

         DISSENTERS' RIGHTS


         Under Nevada law, holders of ZiaSun common stock are entitled to dissenters' rights as a result of the merger under Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes. If the merger agreement is approved and adopted by the ZiaSun stockholders and the merger is consummated, any ZiaSun stockholder, who (i) delivered to ZiaSun, before the vote was taken, written notice of his or her intent to demand payment for his or her shares if the merger were to be consummated and (ii) did not vote his or her shares in favor of the merger, has the right to demand an appraisal of the value of and payment for the stockholder's ZiaSun common stock.


         BOARD RECOMMENDATION

         The board of directors of the Company has unanimously determined that the terms of the merger and the proposed merger agreement, are in the best interests of the Company and its shareholders and will recommend that the Company's stockholders vote for the adoption of the merger agreement, the election of the five persons nominated as the Company's directors, and for the appointment of BDO Seidman, LLP to serve as the Company's independent public accountants for the year ended December 31, 2001.


         APPROVAL OF MERGER AND MERGER AGREEMENT

         The merger will be consummated on the terms and subject to the conditions set forth in the merger agreement. As a result of the merger, stockholders of the Company will receive one share of INVESTools common stock for each share of the Company's common stock they own. At the completion of the merger, the former stockholders of the Company will own approximately 75% of INVESTools. The board of directors will recommend that the stockholders vote to approve the merger, and unanimously recommend that the Company's stockholders vote for the merger proposal.

         NOMINATION AND ELECTION OF THE COMPANY DIRECTORS

         The board of directors of the Company currently consists of five directors, and five directors are to be elected at the annual meeting to serve for a term of one year or until their successors have been elected and qualified. Each director elected at the annual meeting will hold office until the election and qualification of the director's successor or until the director's earlier death, removal or resignation.

         The board of directors has nominated for election as directors of the Company D. Scott Elder, Allen D. Hardman, Ross W. Jardine, Hans von Meiss and Christopher D. Outram. All nominees are currently directors of the Company.

         All nominees have consented to be named and to serve if elected. Unless otherwise instructed by a stockholder returning a proxy card, the persons named in the proxies will vote the shares represented by the proxies for the election of the nominees recommended by the board of directors. The board of directors believes all nominees will be able to serve as director; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the board of directors or the board may decide to reduce the number of directors. The board of directors unanimously recommends a vote for each of the nominees.

         RATIFICATION AND APPROVAL OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTS


         The board of directors has selected BDO Seidman, LLP to audit the financial statements of the Company for the year ended December 31, 2001, and the board of directors will recommend at the Annual Meeting that the stockholders vote for the proposal to ratify and approve the selection of BDO Seidman, LLP to serve as the Company's independent public accountants for the year ended December 31, 2001.


         WHAT THE COMPANY'S SHAREHOLDERS WILL RECEIVE IN THE MERGER


         At the effective time of the merger, newly formed wholly owned subsidiaries of INVESTools will merge with and into ZiaSun and Telescan, with ZiaSun and Telescan as the surviving entities. As a result, ZiaSun and Telescan will each become wholly owned subsidiaries of INVESTools.



         In the merger, each outstanding share of ZiaSun common stock is expected to be converted into 0.12500 of a share of INVESTools common stock, each outstanding share of Telescan common stock is expected to be converted into
0.07061 of a share of INVESTools common stock and each outstanding share of Telescan preferred stock will be converted into one share of INVESTools preferred stock. No fractional INVESTools shares will be issued and cash (without interest) will be paid instead of fractional shares. The foregoing ratios may be proportionately reduced in order to reduce the number of shares of INVESTools common stock outstanding after the merger, although regardless of the amount of this reduction the former ZiaSun stockholders would own approximately 75% of INVESTools common stock and the former Telescan stockholder would own the remaining interest of approximately 25%. The reduction in the number of shares of INVESTools common stock outstanding would cause the bid price per share of the INVESTools common stock to be higher, which may be required in order to achieve the minimum bid price of $5.00 per share in order to achieve a Nasdaq National Market System listing or $4.00 per share in order to achieve a Nasdaq SmallCap Market listing.


INVESTOOLS


         INVESTools Inc. is a newly formed company that will, as a result of the merger, provide investor education, financial publications and analytical tools worldwide. INVESTools will own 100% of ZiaSun and 100% of Telescan upon completion of the merger. On a pro forma combined basis, INVESTools recorded $89.5 million of revenues and $102.7 million in loss from continuing operations for the year ending December 31, 2000. On a pro forma combined basis, INVESTools also recorded $75.2 million of accumulated deficit as of June 30, 2001.



         As discussed below, INVESTools will combine ZiaSun's classroom investor education with Telescan's e-finance services and web-delivered analytical tools.















         The combined company is being built on a solid and practical business platform, in which the investor workshops complement the online financial tools. Investors are better able to leverage the power of online financial tools, if they are provided a variety of ways to become familiar with those tools, including live seminars, video tapes, audio tapes and Web based information.






         Effective May 21, 2001, INVESTools was incorporated in Delaware to effect the merger of ZiaSun and Telescan. Currently, INVESTools' consolidated financial statements consist solely of a consolidated balance sheet, as INVESTools has had no operations or equity activity since its initial incorporation. The consolidated balance sheet reflects the par value of INVESTools two shares of outstanding common stock, offset by an equivalent subscription receivable issued in connection with the stock issuance. This consolidated financial statement is not included in this Prospectus.


         LISTING

         INVESTools common stock is expected to be quoted on Nasdaq.


BACKGROUND OF THE MERGER



         Beginning in the fourth quarter of 1998, Telescan began providing a subscription platform to WallStreetCity.com on a discounted basis for Online Investors Advantage, Inc., a wholly owned subsidiary of ZiaSun, to give to each of its seminar attendees. In December of 1999, OIA and Telescan formalized the relationship and agreed upon new financial terms for a stated royalty; Telescan also agreed to provide OIA with an OIA-labeled, co-branded Web site. OIA and Telescan continue to do business pursuant to the terms of the December 1999 contract.

         On April 19, 2000, at the request of D. Scott Elder, Chairman of the board of directors and Chief Executive Officer of ZiaSun, Greg Gensemer, Vice President of Business Development of Telescan, attended a meeting of the ZiaSun board of directors at the Hilton Hotel in Salt Lake City with Messrs. Elder, Ross W. Jardine, Vice President, Chief Financial Officer and Director of ZiaSun, Allen Hardman, President, Chief Operating Officer, Secretary and Director of ZiaSun, Christopher D. Outram, Director of ZiaSun, Hans von Meiss, Director of ZiaSun, Bryant Cragun, an advisor to ZiaSun, and George Chachas, counsel to ZiaSun. At this meeting, the participants discussed in very general terms strategic alliance possibilities between the two companies.

         On August 16, 2000, Telescan entered into a merger agreement with GlobalNet Financial.com, Inc.

         On September 26, 2000, Telescan and GlobalNet Financial.com, Inc. mutually agreed to terminate their merger agreement. The following day, Mr. Elder contacted Lee K. Barba, Chief Executive Officer of Telescan, and discussed a possible transaction in which Telescan would acquire OIA from ZiaSun. On this telephone call and other subsequent telephone calls among Messrs. Elder, Jardine and Barba over the next few weeks, the participants discussed (1) the financial performance of the companies, (2) the management of the combined companies after a transaction, (3) the structure of a transaction and (4) the proposed business strategy of the combined company. It was at this time that Mr. Elder proposed that any business combination should result in ZiaSun (or its shareholders) receiving or retaining 75% of the combined entity, with the Telescan shareholders receiving or retaining the remaining 25%. Mr. Barba noted that the companies' relative market capitalizations did not justify what, at the time, he regarded as a ZiaSun-favorable exchange ratio. The basis for ZiaSun's position regarding the exchange ratio, however, was that ZiaSun's financial performance (specifically revenue and cash flow) was improving whereas Telescan's financial performance was declining. Despite these discussions, the parties at this time did not yet agree on the exchange ratio.

         On October 2, 2000, Mr. Cragun was made aware of the merger discussion and asked to meet Mr. Barba in person. Messrs. Cragun, Jardine and Elder met with Mr. Barba in Newport Beach, California at the Hyatt to get acquainted.

         On October 4, 2000, ZiaSun had a board meeting where it directed management to proceed with efforts to develop a definitive deal with Telescan. On October 10 and 13, 2000, the ZiaSun board met and discussed a potential spin-off of OIA as part of a merger or another transaction with Telescan. The board directed management to continue pursuit of a possible strategic transaction with Telescan. At none of these meetings, nor at any meeting in the future, did the ZiaSun board discuss forming a special committee of disinterested members to evaluate, or make any recommendations with respect to, any transaction between ZiaSun and Telescan.

         On October 20, 2000, Mr. Barba met with the ZiaSun board and discussed the proposed business strategy of the combined companies. Also on October 20, 2000, the ZiaSun board considered retaining services of a merger and acquisition specialist and a tax consultant. On November 2, 2000, the ZiaSun board determined that Jones Waldo Holbrook & McDonough, P.C. would provide merger and acquisition services and legal counsel as the negotiations and deal with Telescan proceeded.

         On November 15, 2000, Messrs. Barba and Elder met in San Francisco to discuss the transaction and to tour Telescan's office in San Francisco. In particular, Messrs. Barba and Elder discussed the proposed business strategy of the combined companies, as well as possible structures for the transaction.

         On November 16, 2000, at a telephonic meeting of the board of directors of Telescan, Mr. Barba described the potential transaction with ZiaSun to the Telescan board. Neither at this meeting, nor at any meeting in the future, did the Telescan board discuss forming a special committee of disinterested members to evaluate, or make any recommendations with respect to, any transaction between ZiaSun and Telescan.

         On December 4, 2000, Messrs. Barba, Elder and Jardine met in New York with William D. Savoy, Chairman of the board of directors of Telescan, Elizabeth
Y. Sami, a Director of Telescan, and Regina Reale, an observer of the board of directors of Telescan (representing GE Capital Equity Investments, Inc., a Telescan stockholder), to discuss the transaction in general and to give such board members the opportunity to meet Messrs. Elder and Jardine. After that meeting on December 4, 2000, Messrs. Barba, Elder and Jardine met with Simpson Thacher & Bartlett, counsel to Telescan, to discuss structuring alternatives for the potential transaction. It was concluded at that meeting that Telescan's acquisition of OIA from ZiaSun would not be possible without resulting in adverse tax consequences to ZiaSun. Consequently, the participants at that meeting determined that the most favorable structure would be for a new corporation to be formed that would acquire both Telescan and ZiaSun. Also at the December 4, 2000 meeting, Messrs. Elder and Jardine reiterated their requirement that the shareholders of ZiaSun and Telescan would own 75% and 25%, respectively, of the combined entity. The parties agreed that they should begin the due diligence process and that Simpson Thacher & Bartlett should begin preparing the merger agreement and other necessary documentation for the transaction.

         Later in the day after the December 4 meetings, Mr. Barba telephoned Mr. Cragun to discuss the transaction. In particular, they discussed the proposed 75%/25% exchange ratio. Mr. Cragun stated that ZiaSun would consider making the ratio more favorable to Telescan if Telescan was able to enter into a co-branded partnership with a major customer, sell its remaining equity investments in public companies or achieve profitability in its business-to-business contracts.

         On December 6-7, 2000, Paul Helbling, the Chief Financial Officer of Telescan, Roger Wadsworth, the Chief Administrative Officer of Telescan, and Pam Thompson, Controller of Telescan, traveled to San Diego to meet with Mr. Hardman, Gordon Jones, an independent contractor who provides services to ZiaSun as its controller, and Mr. Chachas to discuss the background of ZiaSun and its operations.

         On December 18-19, 2000, Messrs. Hardman and Jones traveled to Houston to initiate ZiaSun's due diligence review of Telescan.

         On January 4, 2001, a meeting was held among Messrs. Barba, Elder and Jardine in Salt Lake City regarding the disposition of Telescan's business-to-business contracts. Among the options for Telescan with respect to its business-to-business contracts were the sale of such contracts or transferring the business-to-business contracts to a joint venture or partnership with a third party.

         On January 8, 2001, a ZiaSun board meeting took place where the board discussed issues relating to the merger. It was determined that significant shareholders of both companies should be restricted from selling common stock of the combined company for some period of time after the merger. It was also proposed that Messrs. Savoy, Barba, Elder and Jardine should be appointed as board members to the board of directors of the combined company.

         On January 15-17, 2001, Messrs. Helbling and Wadsworth, Ms. Thompson and representatives of Arthur Andersen LLP traveled to Provo to review the financial records and other information relating to ZiaSun.

         On February 1-2, 2001, Jones Waldo Holbrook & McDonough, P.C. performed a due diligence review of Telescan in Houston.

         During the months of January and February 2001, as a result of due diligence by management and outside counsel, Telescan requested that ZiaSun (i) begin the process to rescind the offering of ZiaSun common stock to the shareholders of Seminar Marketing Group, Inc. ("SMG"), (ii) renegotiate its obligations to The McKenna Group and its related funds, MKZ Fund, LLC ("MKZ") and MVA and (iii) more vigorously pursue the divestment of ZiaSun's Asian assets. Specifically, on advise of counsel, ZiaSun had determined that the exemption relied on in the issuance of shares in the acquisition of SMG did not meet the technical requirements of the exemption relied upon. ZiaSun's and Telescan's legal counsel discussed the matter and determined that ZiaSun should proceed with a registered rescission offer to the SMG shareholders who had received shares of ZiaSun. It was agreed between the parties that the merger agreement would contain a covenant obligating ZiaSun to undertake the rescission offer. Further, as the focus of the proposed combined entity would be the educational investment seminars conducted by OIA, Telescan desired that ZiaSun attempt to limit or reduce the amount of any future capital contribution obligations ZiaSun had to MKZ and MVA. ZiaSun, accordingly, proceeded to negotiate a cap to ZiaSun's total capital commitment to MKZ to $9.5 million of which $7.5 million had already been invested by ZiaSun. Finally, the parties determined that ZiaSun would seek to dispose of its Asian assets.

         Also during the months of January and February 2001, ZiaSun's board of directors reviewed Telescan's business-to-business contracts and expressed concern about costs and cash-flow needs relating to fulfilling the obligations under those contracts. Representatives of ZiaSun and Telescan addressed various solutions to these issues. It was agreed that Telescan would seek to dispose of its business-to-business contracts, although neither party would be contractually bound to do so either before or after the merger.

         On February 26, 2001, the board of directors of Telescan met and discussed the proposed transaction with ZiaSun. At this meeting, Telescan management made a presentation to the Telescan board regarding the economics and the terms of the proposed transaction with ZiaSun. The Telescan board stated that they were favorably disposed to the transaction and instructed Mr. Barba to continue his efforts in that regard.

         On March 8, 2001, Messrs. Barba and Helbling and Dan Olson, Vice President of Business Development of INVESTools, Inc., a wholly owned subsidiary of Telescan, discussed with Tom Clarke (CEO), Lisa Mogensen (CFO), Dave Kansas and Chris McLachlan of TheStreet.com, Inc. a potential acquisition by TheStreet.com of Telescan. On March 9, 2001, TheStreet.com and Telescan began conducting due diligence on each other.

         On March 19, 2001, the board of directors of Telescan held a telephonic meeting to discuss the transaction with ZiaSun. The board was informed that the parties had determined that neither party would be prepared to enter into an agreement until both parties had filed their annual reports on Form 10-K and had an opportunity to review the financial records underlying the preparation of the annual reports on Form 10-K.

         On March 20, 2001, Mr. Jones met with Mr. Helbling in Houston, Texas to conduct due diligence.

         On March 20, 2001, Telescan received a written, preliminary non-binding indication of interest from TheStreet.com proposing an acquisition of 100% of Telescan for between $20 and $24 million in common stock of TheStreet.com.

         On March 22, 2001, a ZiaSun board meeting took place where the INVESTools employment agreements for Messrs. Elder and Jardine were discussed. The board also considered the proxy solicitation and the make-up of the INVESTools board of directors.

         On March 30, 2001, ZiaSun filed with the Securities Exchange Commission (the "SEC") for an extension on the time for filing its annual report on Form 10-K.

         On April 2, 2001, a ZiaSun board meeting was held to discuss open audit items for the fiscal year ending December 31, 2000.

         On April 6, 2001, Mr. Jones went to the Houston offices of Arthur Andersen LLP, to review Telescan's audit work papers.

         On April 10, 2001, a ZiaSun board meeting took place and discussions were held regarding the disposition of the 2000 audit and projected Form 10-K filing date. ZiaSun filed its Form 10-K on April 17, 2001.

         On April 11, 2001, the board of directors of Telescan held a board meeting at which Mr. Barba updated them on the status of negotiations with ZiaSun.

         On April 17-18, 2001, Ms. Thompson and a representative of Arthur Andersen LLP traveled to Los Angeles to review the 2000 audit papers at the offices of BDO Seidman, LLP, ZiaSun auditors for 2000.

         During the latter part of April, ZiaSun and the former shareholders of OIA (including Messrs. Elder and Jardine) held discussions as to whether, and in what amount, the earn-out relating to the acquisition of OIA should be adjusted in light of an accrual for potential sales taxes applicable to OIA recently included in ZiaSun's financial statements. See "ZiaSun Management Discussion and Analysis of Financial Condition and Results of Operations-Overview." In addition to the adjustment to the OIA earn-out, during this period Messrs. Barba, Elder, Jardine, Hans von Meiss, the chairman of the Compensation Committee of the board of directors of ZiaSun, and Stephen Wood, the chairman of the Compensation Committee of Telescan, held a number of discussions regarding the compensation arrangements for Messrs. Barba, Elder and Jardine after consummation of the merger. To assist in these discussions Arthur Andersen LLP was engaged to provide an independent review of compensation provided by similarly-sized companies. The compensation for Messrs. Barba, Elder and Jardine was established in line with the results of the independent review by Arthur Andersen LLP.

         On April 26, 2001, the Telescan board held a telephonic meeting at which the status of the negotiations between the parties and the terms of the merger were discussed. At this meeting, the Telescan board discussed the terms of the merger agreement. After consideration, the Telescan board decided to concentrate its efforts on discussions with ZiaSun and reject the offer from TheStreet.com since the transaction with ZiaSun was believed to provide superior long-term value to the shareholders of Telescan.

         On April 30, 2001, a ZiaSun board meeting took place and discussions were held on the current status of the OIA earn-out, due diligence on Telescan, the merger exchange ratio and the lock-up agreements for certain Telescan shareholders.

         From April 30 to May 2, 2001, Mr. Barba met with Messrs. Elder and Jardine in Provo, to finalize the OIA earn-out and the compensation arrangements to be entered into with Messrs. Elder and Jardine after the merger. In addition, Mr. Barba agreed that, given the recent relative performance of ZiaSun and Telescan (particularly the relative changes in revenue and cash flow between ZiaSun and Telescan), the 75%/25% exchange ratio was acceptable. Due to the accrual of a potential liability for sales taxes payable to OIA in the amount of $3,004,914, on its financial statements for the year ended December 31, 2000 for sales by OIA that had occurred in 1998, 1999 and 2000, ZiaSun and the former owners of OIA have determined that an adjustment of the number of shares received by the former owners of OIA pursuant to the provisions for the OIA earn-out, as provided for in the acquisition agreement between ZiaSun and the former owners of OIA, might be required.

         Paragraph 1.6 of the acquisition agreement between ZiaSun and the former owners of OIA provided for an adjustment of the number of shares the former owners of OIA would receive based on the actual earnings of OIA during the period of April 1, 1999 through March 31, 2000. In the event that the actual OIA earnings were greater than $2,500,000, then ZiaSun was to issue additional shares to the former owners of OIA on the basis of one additional share for each $1.00 (i.e. 1 share basis for each $0.50 on a post-split adjusted basis) of actual OIA earnings greater than $2,500,000. Following the end of the earn-out period, March 31, 2000, OIA's audited EBITDA earnings for the period was reported as $10,910,076, which would have resulted in ZiaSun owning 21,820,152 (post-split adjusted) shares of its common stock at March 31, 2000 to the former owners of OIA. The value of these shares at March 31, was $248,204,230 which amount would have been added to the goodwill on ZiaSun's balance sheet. ZiaSun and the former owners of OIA jointly recognized that it would not be in the best interests of ZiaSun to have such a large goodwill burden going forward, and the parties agreed to an amendment of the earn-out provisions of the acquisition agreement under which the former owners of OIA received $6,000,000 in cash and 9,820,152 (post-split adjusted) shares of ZiaSun's common stock of which 5,000,000 shares had been previously issued and were held in escrow pursuant to the terms of the acquisition agreement. A total of 4,820,152 new restricted shares were issued collectively to the former owners of OIA.

         ZiaSun and the former owners of OIA have reached an agreement, that if during the three year period commencing on July 1, 2001 through June 30, 2004, any sales tax liability is paid for sales made during the earn-out period, April 1, 1999 through March 31, 2001, then ZiaSun shall absorb and be solely responsible for the payment of any actual sales tax liability up to the amount of $554,000. In the event that the actual sales tax paid by ZiaSun on sales made by OIA during the period April 1, 1999 through March 31, 2001, exceeds the amount of $554,000, then the former owners of OIA shall reduce, return and deliver to ZiaSun, one share for each $0.50 of actual sales tax paid in excess of $554,000.

         On May 2, 2001, at a telephonic meeting the board of directors of Telescan determined that the merger was in the best interests of Telescan and its shareholders, unanimously approved the merger agreement and the merger and unanimously recommended that the stockholders of Telescan vote for the approval and adoption of the merger agreement. On May 3, 2001, the board of directors of ZiaSun determined that the merger was in the best interests of ZiaSun and its shareholders, and unanimously approved the merger agreement and the merger and unanimously recommended that the stockholders of ZiaSun vote for the approval and adoption of the merger agreement.

         The parties signed the merger agreement on May 3, 2001, after which a press release was issued announcing the transaction.

ZIASUN'S REASONS FOR THE MERGER


         The Company's board of directors has determined that the merger, the merger agreement and each of the transactions contemplated in the merger agreement are fair to and in the best interests of the Company and its stockholders.


         In reaching its conclusion to approve the merger agreement, the Company's board of directors, with the assistance of Gordon Jones, an outside financial consultant, and Wenthur & Chachas and Jones, Waldo, Holbrook & McDonough, its outside legal advisors, a number of factors including, among others, the following principal factors:


         - Telescan's network of e-finance and financial data content providers could be employed to leverage horizontal and vertical expansion opportunities for the combined companies;


         - the current and historical business, operations, properties, assets, financial condition and operating results of ZiaSun and its review of the prospects of Telescan, including the prospects of Telescan after giving effect to the merger;



         - the projected operations, financial condition, operating results, prospects and strategic objectives of ZiaSun, as well as the risks involved in achieving those prospects and objectives in the e-finance and investor education industry under current, as well as expected future, economic and market and industry conditions;



         - the absence of another transaction that was available for the ZiaSun board of directors to review;


         - the greater managerial and financial capabilities of the combined companies;


         - Telescan's network of financial industry and e-finance relationships that could be expected to create enhanced access to capital on more favorable terms than were previously available to ZiaSun;



         - Telescan's network of financial industry and e-finance relationships that could provide enhanced access to new technologies and consumers that are compatible with ZiaSun's existing distribution channels and therefore could be employed to leverage horizontal and vertical expansion opportunities for the combined companies;


         -    access to Telescan's proprietary intellectual property;

         - the increased size and market capitalization of the combined companies and their expected favorable impact on stockholder liquidity; and

         - Telescan's frequent contact with e-finance and financial data content companies could generate investment and acquisition possibilities for the combined companies.


         Mr. Jones, Wenthur & Chachas, and Jones, Waldo Holbrook & McDonough were not involved in determining or negotiating the exchange ratio. The Company's board of directors reviewed the principal terms and conditions of the merger agreement, including the representations, warranties and covenants and the conditions to each party's obligation to complete the merger. The board also with its financial and legal advisors considered the events surrounding Messrs. Elder and Jardine, particularly in light of the fact that Messrs. Elder and Jardine may have interests in the merger that are different from or are in addition to the interest of the other Company stockholders; the amount of the termination fee and the events triggering the payment of such fee; and the limitation on the ability of the Company to negotiate with other companies regarding an alternative transaction, and the potential effects that this limitation would have on the Company's receipt of alternative proposals that could be superior to the merger with Telescan. the Company's board considered favorably that the terms of the merger agreement are reasonable and protective of the Company's interests.

         The Company's board reviewed pro forma financial data for the Company and Telescan after giving effect to the merger. The Company's board considered favorably the expectation that the Company might be able to leverage its investor educational model by offering such model to Telescan's significant network of financial industry and e-finance partners.

         The Company's board received reports from its management as to the results of the due diligence investigation of Telescan and determined that these reports did not contain matters that would preclude its approval of the merger.


NEGATIVE FACTORS RELATING TO THE MERGER CONSIDERED BY ZIASUN'S BOARD OF
DIRECTORS.


         The Company's board of directors also considered the following risks and additional factors relating to the merger:


     - the risk that the benefits sought in the merger would not be fully achieved;


     -   the risk that the merger would not be consummated;

     - Telescan's post-merger cash flow needs may require additional cash infusions from the Company to continue Telescan's current level of operations as Telescan has not been profitable for the past five years;

     -   possible post-merger resignations of Telescan's senior management;

     - e-finance and investor educational models created or developed by the Company may not be compatible with Telescan's established distribution channels or the abilities and skills of Telescan's sales personnel;

     - the need for substantial additional financing to achieve the Company's goal of both vertical and horizontal expansion opportunities through leverage of Telescan's network of financial and e-finance industry relationships; and

     - the other applicable risks described in this Prospectus under "Risk Factors."


RECOMMENDATION OF ZIASUN'S BOARD OF DIRECTORS



         The foregoing discussion of the information and factors considered by the ZiaSun board is not intended to be exhaustive but is believed to include all material factors considered by the ZiaSun board. In view of the wide variety of information and factors considered, the ZiaSun board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The ZiaSun board did not attempt to analyze the fairness of the exchange ratio and the cash considerations in isolation from the considerations as to the businesses of ZiaSun and Telescan, the strategic merits of the merger or the other considerations referred to above.


NO FAIRNESS OPINIONS SOLICITED


         After careful consideration, the board of directors of ZiaSun and the board of directors of Telescan each determined not to secure an opinion of an independent investment banker or other financial advisor to the effect that the merger would be fair, from a financial point of view, to their respective shareholders. Each of the ZiaSun board and the Telescan board believed that, given their market capitalizations and their cash resources, the cost of obtaining a fairness opinion from a reputable investment bank would have exceeded the value of such fairness opinion.

CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER


         Members of the board of directors and members of the Company's and Telescan's executive management have agreements or arrangements that provide them with interests in the merger that may differ from those of their respective stockholders. Each board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to their respective stockholders that they vote to approve the merger agreement.

         MANAGEMENT POSITIONS. As described below under "-Board of Directors and Management after the Merger," under the merger agreement, certain members of both the Company and the Telescan boards of directors and executive management will have positions on the INVESTools board of directors and executive management. With respect to the Company, D. Scott Elder, the current Chairman of the board of directors and the Chief Executive Officer of the Company, and Ross
W. Jardine, a current member of the board of directors and the Vice President and Chief Financial Officer of the Company, will each become a member of the board of directors and an Executive Vice President of INVESTools. Hans von Meiss, a current member of the board of directors of the Company, also will become a member of the board of directors of INVESTools. With respect to Telescan, Lee K. Barba, a current member of the board of directors and the Chief Executive Officer of Telescan, will become a member of the board of directors and the Chief Executive Officer of INVESTools. In addition, William D. Savoy, the current Chairman of the Telescan board of directors, will become the Chairman of the board of directors of INVESTools, and Stephen C. Wood, a current member of the Telescan board of directors, will become a member of the INVESTools board of directors.

         EMPLOYMENT AGREEMENTS. Prior to the effective date of the merger, Messrs. Jardine, Elder and Barba will each enter into employment agreements, which will become effective on the closing of the merger.

         Employment Contract between Ross Jardine and INVESTools. Mr. Jardine's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Jardine will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Jardine will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Jardine is entitled to a merger transition award of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vests in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Jardine is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

         Employment Contract between D. Scott Elder and INVESTools. Mr. Elder's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Elder will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Elder will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Elder is entitled to a merger transition award of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vests in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Elder is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

         Employment Contract between Lee K. Barba and INVESTools. Mr. Barba's employment agreement provides for a base salary of $425,000 and an annual bonus. As determined by the board of directors, Mr. Barba will be eligible to receive stock option grants and/or restricted stock awards. If, within 24 months after a change of control of INVESTools, Mr. Barba is terminated, he will receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

         INDEMNIFICATION AND INSURANCE. The merger agreement provides that, upon completion of the merger, INVESTools will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of the Company and Telescan and their respective subsidiaries:

- to the same extent those persons were indemnified or entitled to advancement of expenses under the Company's or Telescan's certificate of incorporation, by-laws and indemnification agreements; and

- to the fullest extent permitted by law, the merger agreement also provides that INVESTools will maintain, for a period of six years after completion of the merger, the current policies of directors' and officers' liability insurance maintained by both the Company and Telescan, with respect to claims arising from facts or events relating to directors and officers of the Company and Telescan, respectively, that occurred on or before the completion of the merger. Nonetheless, INVESTools will not be required to make annual premium payments in excess of 200% of the annual premiums currently paid by the Company or Telescan for directors' and officers' liability insurance.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER

         BOARD OF DIRECTORS. Under the merger agreement, upon completion of the merger the board of directors of INVESTools will be comprised of seven individuals: D. Scott Elder, Ross W. Jardine, Hans von Meiss, William D. Savoy, Lee K. Barba, Stephen C. Wood and one other person to be named by the Company. Mr. Savoy will be the chairman. In the event dividends are not paid for two consecutive quarters on INVESTools' outstanding preferred stock and, as a result, the holders of such preferred stock have the right to elect a director to the board of directors of INVESTools, the directors of INVESTools who were selected by the Company pursuant to the merger agreement will have the right to select one additional director of INVESTools.

         Biographical information with respect to Messrs. Elder, Jardine and von Meiss is described above under "ZiaSun Management-Directors and Executive Officers." Biographical information with respect to Messrs. Savoy, Barba and Wood is described below under "Telescan Management-Directors and Executive Officers."

         MANAGEMENT. Mr. Barba will be Chief Executive Officer of INVESTools and Mr. Elder and Mr. Jardine will each be an Executive Vice President of INVESTools.


         STOCK OPTION PLAN, Prior to completion of the merger, INVESTools will adopt a 2001 Stock Option Plan to provide key employees and directors with stock options to acquire common stock of INVESTools. INVESTools will appoint a committee of its board of directors to administer the stock option plan (and the existing stock option plans of ZiaSun and Telescan, which will be assumed by INVESTools as a result of the merger). The grant price, performance criteria and vesting terms of any stock options will be governed by individual agreements between the participant and INVESTools.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         Holders of the Company's common stock and Telescan's stock will be asked in the joint proxy statement/prospectus sent to each of them, to consult their own tax advisors regarding the specific tax consequences to them of the transaction, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

         It is anticipated that the Company will receive an opinion from counsel, based on a representation letter provided to counsel, and customary limitations and assumptions, that the material United States federal income tax consequences of the transaction to the U.S. Holders of the Company's stock will be as follows:

     - the merger between the Company and a wholly owned subsidiary of INVESTools (the "merger"), and between Telescan and a wholly owned subsidiary of INVESTools (the "Telescan Merger"), taken together, will be treated for U.S. federal income tax purposes as transactions described in Section 351 of the Internal Revenue Code (the Company will also receive a legal opinion that the merger qualifies as a reorganization within the meaning of Section 368 of Internal Revenue
         Code)

     - no gain or loss will be recognized on the exchange of the Company's stock for INVESTools common stock pursuant to the merger, except with respect to cash received instead of fractional shares of INVESTools common stock;

     - the aggregate adjusted basis of the INVESTools common stock received in the merger (including any fractional shares of INVESTools common stock deemed received and exchanged for cash) will be equal to the aggregate adjusted tax basis of the Company stock exchanged in the merger, reduced by any amount allocable to the fractional share interests in INVESTools common stock for which cash is received; and

     - the holding period of the INVESTools common stock received in the merger will include the holding period of the Company's stock exchanged for that INVESTools common stock.

         It is a condition to the closing of the transaction that both the Company and Telescan receive an opinion letter from its tax counsel that the merger transactions, taken together, will be treated for U.S. federal income tax purposes as a transaction described in Section 351 of the Internal Revenue Code (and that tax counsel to the Company issue an opinion that the merger qualifies as a reorganization under Section 368 of the Internal Revenue Code). These opinion letters will be based on updated representation letters provided by INVESTools, the Company and Telescan to be delivered at the time of closing, all of which must continue to be true and accurate in all material respects as of closing, and on customary limitations and assumptions, including that the transaction will be completed according to the terms of the merger agreement.

         Neither the Company nor Telescan have requested, nor will they request, a ruling from the United States Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the transaction, and opinions of counsel are in no way binding on the Internal Revenue Service or any court. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described above. Moreover, any change in currently applicable law, which may or may not be retroactive, or failure of any representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the tax opinions.

ACCOUNTING TREATMENT OF THE MERGER

         Under generally accepted accounting principles, the Company will be treated as the acquiring entity in the merger and will account for the merger as a purchase of Telescan for financial reporting and accounting purposes. After the merger, the results of operations of the Company and Telescan will be included in the consolidated financial statements of INVESTools.

TREATMENT OF STOCK OPTIONS AND OTHER RIGHTS


         When the merger is completed, INVESTools will assume each outstanding ZiaSun and Telescan employee stock option and each option will be deemed to constitute an option to acquire a number of shares of INVESTools common stock equal to the number of shares of ZiaSun or Telescan subject to the option multiplied by the ZiaSun and Telescan exchange ratio, respectively, rounded down if necessary to the nearest whole share. The exercise price per share for the assumed options will be the exercise price per share under the ZiaSun or Telescan stock options divided by the exchange ratio, rounded to the nearest one-hundredth of a cent. The other material terms of all assumed ZiaSun and Telescan options referred to above will continue to apply.



         Promptly after the effective time of the merger, INVESTools will file a registration statement covering the issuance of the shares of INVESTools common stock subject to each converted ZiaSun and Telescan option and will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.


NO GOVERNMENTAL APPROVALS OR REGULATORY REQUIREMENTS

         The Company is not aware of any material federal or state regulatory requirements or approvals required for completion of the merger, other than filing certificates of merger in Nevada and Delaware at or before the effective time of the merger. Under the merger agreement, we have agreed to use our respective reasonable best efforts to obtain all required governmental approvals and fulfill all applicable regulatory requirements.

EXPENSES

         The merger agreement provides that the Company and Telescan each will pay their own expenses in connection with the merger, including the fees and expense of their own accountants, counsel and consultants, whether or not the merger is consummated except that the Company and Telescan will share equally all expenses incurred in connection with printing and mailing the joint proxy statement/prospectus and the registration statement.

NASDAQ LISTING

         It is a condition to closing the merger that INVESTools common stock to be issued in the merger and reserved for issuance upon exercise of ZiaSun and Telescan stock options be approved for quotation on either the Nasdaq National Market System (the "NMS") or the Nasdaq SmallCap Market.


         ZiaSun and Telescan have filed listing applications with Nasdaq to list the INVESTools common stock on the NMS and on the SmallCap Market. If eligible, the INVESTools common stock will be listed on the NMS. If the INVESTools common stock is not eligible to be listed on the NMS, but is eligible for the SmallCap Market, the INVESTools common stock will be listed on the SmallCap Market.


         To qualify for listing on the NMS, the INVESTools common stock would be required to have a minimum bid price of $5.00 per share and the market value of the public float of the INVESTools common stock would be required to be at least $18 million. The market value of the public float is the market value of the shares outstanding (other than shares held by officers or directors or shareholders holding in excess of 10% of the outstanding shares). Based on the recent per share market prices of ZiaSun common stock of $____ and Telescan common stock of $____ and the public float for ZiaSun (____ shares) and Telescan (____ shares), the combined market value of the public float for ZiaSun and Telescan is approximately $_____. Declines in the market prices for ZiaSun or Telescan common stock or the acquisition of shares of ZiaSun or Telescan by officers, directors or 10% shareholders would cause the market value of the public float of ZiaSun and Telescan to decline. If the market value of the public float of INVESTools is below $18 million, then the INVESTools common stock would not be eligible for listing on the NMS.


         To qualify for listing on the SmallCap Market, the INVESTools common stock would be required to have a minimum bid price of $4.00 per share and the market value of its public float would be required to be $5 million.


         In the event the bid price per share for the INVESTools common stock is expected to be less than $5.00, but the public float is expected to exceed $18 million, the exchange ratios of shares of INVESTools common stock to be issued to holders of ZiaSun and Telescan common stock would be proportionately reduced so that the total number of shares of INVESTools common stock outstanding would be reduced to the extent necessary to achieve an expected bid price per share in excess of $5.00, thereby making the INVESTools common stock eligible for listing on the NMS.


         In the event the market value of the public float of the INVESTools common stock is expected to be less than $18 million, then the INVESTools common stock would not be eligible for listing on the NMS and we would attempt to list the INVESTools common stock on the SmallCap Market. If, in these circumstances, the bid price per share for the INVESTools common stock is expected to fall below $4.00, the exchange ratios of shares of INVESTools common stock to be issued to the holders of ZiaSun and Telescan common stock would be proportionately reduced so that the total number of shares of INVESTools common stock outstanding would be reduced to the extent necessary to achieve an expected bid price per share in excess of $4.00, thereby making the INVESTools common stock eligible for listing on the SmallCap Market.

DELISTING AND DEREGISTRATION OF ZIASUN AND TELESCAN STOCK AFTER THE MERGER


         When the merger is completed, the ZiaSun stock will be removed from the OTC Bulletin Board of the NASD and deregistered under the Exchange Act.


         When the merger is completed, the Telescan stock will be removed from Nasdaq and deregistered under the Exchange Act.

STOCK TRANSFER RESTRICTIONS

         The shares of INVESTools common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an "affiliate" of ZiaSun or Telescan at the time of their respective meetings. Persons who may be ZiaSun's or Telescan's affiliates for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, ZiaSun or Telescan, respectively. ZiaSun and Telescan each expects that those affiliates of ZiaSun and Telescan, respectively, will agree with INVESTools not to transfer any shares of INVESTools stock received in the merger except in compliance with the Securities Act. This joint proxy statement/prospectus does not cover any resale of INVESTools common stock you will receive in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

AGREEMENT AND PLAN OF MERGER

         The following is a summary of the merger agreement and, is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which may be obtained on request. The Company expects to close the merger immediately after approval of the merger agreement by the Company and Telescan stockholders. On the date of closing, the parties will file certificates of merger and other appropriate documents with the Secretary of State of Delaware, and the Secretary of State of Nevada in accordance with the relevant provisions of the Delaware General Corporate Law ("DGCL") and the NRS. The merger will become effective at the time set forth in the certificates of mergers.

         The merger agreement contains customary representations and warranties of the Company and Telescan relating to, among other things: corporate organization and similar corporate matters; subsidiaries; capital structure; authorization and absence of conflicts; reports and financial statements; information supplied in connection with the joint proxy statement/prospectus and the Form S-4; board approval and applicable state takeover laws; the stockholder vote required to adopt the merger agreement; litigation; compliance with applicable laws; absence of specified changes or events; intellectual property; taxes; certain contracts; employee benefits; labor matters; assets; and other matters.

         Under the merger agreement, the Company and Telescan have each agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement, or to the extent that the other party consents in writing, it will carry on its respective business in the usual, regular and ordinary course in all material respects, substantially in the same manner as previously conducted, and will use its reasonable best efforts to preserve intact its present line of business and its relationships with third parties. The Company and Telescan have also each agreed that it will not, and it will not permit any of its subsidiaries to, enter into any new material line of business or incur or commit any capital expenditures or any obligations or liabilities in connection with such capital expenditures, other than as previously disclosed to the other party or in the ordinary course of business consistent with past practice.

         In addition to these agreements regarding the conduct of business generally, the Company and Telescan have each agreed to specific restrictions relating to a number of transactions, including, but not limited to, stock dividends, splits, combinations or reclassifications; the issuance or sale of capital stock or other equity interest; the amendment of its articles of incorporation or bylaws, the acquisition or disposition of assets or other entities; loan or investment transactions; a change in compensation to management; a change in accounting policy; and other transactions which could have a material adverse affect on the companies after the merger.

         The merger agreement contains detailed provisions prohibiting the Company and Telescan from seeking an alternative transaction. These prohibitions and the limitations thereto, are described in detail in the joint proxy statement/prospectus.

CONDITIONS TO COMPLETION OF THE MERGER


         Each of ZiaSun's and Telescan's obligations to complete the merger are subject to the satisfaction or waiver of specified conditions on or before completion of the merger, including the following:


         - the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of ZiaSun common stock and the holders of a majority of the outstanding shares of Telescan common stock;

         - the absence of any law, order or injunction prohibiting completion of the merger;

         - the appraisal rights of the ZiaSun stockholders shall not have been perfected within the meaning of Chapter 92A of the NRS with respect to more than 1,000,000 shares of ZiaSun common stock;


         - the approval for listing, on the Nasdaq National Market System or the Nasdaq SmallCap Market, of the shares of INVESTools common stock to be issued, or to be reserved for issuance, in connection with the merger, subject to official notice of issuance; and


         - the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by the Securities and Exchange Commission (the "SEC"), and the absence of any stop order or threatened or pending proceedings seeking a stop order.

         In addition, the obligation of either party to complete the merger will be subject to the satisfaction or waiver of a number of standard conditions, including, but not limited to: the continued accuracy by the other party of all material representations and warranties; the performance by the other party of all material covenants and agreements; the receipt of a tax opinion; the obtaining of all necessary consents and approvals to complete the merger; and the absence of any material change in the other party.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained, under a number of circumstances, including, but not limited to, the mutual consent of the parties; the failure by a party to complete the merger by November 1, 2001 (unless the terminating party caused the delay); the issuance by a governmental entity of a final order, decree or ruling which prohibits the merger; the failure to obtain the required shareholders' vote; and the breach or failure by a party to perform its obligations under the merger agreement.

TERMINATION FEE

         In the event the merger agreement is terminated, the Company is required to pay to Telescan $627,814 under the following circumstances:

         - (a) if either party terminates the merger agreement and each of the following is true, and (i) the stockholders of the Company do not approve and adopt the merger agreement at a meeting of the Company's stockholders; (ii) a different acquisition proposal with respect to the Company has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of the Company at any time after May 3, 2001, the date of the merger agreement, and before the date of termination of the merger agreement; and (iii) within 12 months of the termination of the merger agreement, the Company or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, a different acquisition proposal;

         - (b) if Telescan terminates the merger agreement as a result of the Company's board of directors failing to recommend that the Company stockholders approve the merger agreement or effecting a change in the board's recommendation; or

         - (c) if the Company terminates the merger agreement to enter into a transaction that constitutes a Superior Proposal.

         In the event the merger agreement is terminated, Telescan is required to pay the Company $415,549 under the following circumstances:

         - (a) if either party terminates the merger agreement and each of the following is true, and (i) the stockholders of Telescan do not approve and adopt the merger agreement at a meeting of Telescan's stockholders; (ii) a different acquisition proposal with respect to Telescan has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Telescan at any time after May 3, 2001, the date of the merger agreement, and before the date of termination of the merger agreement; and (iii) within 12 months of the termination of the merger agreement, Telescan or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, a different acquisition proposal;

         - (b) if the Company terminates the merger agreement as a result of the Telescan board of directors failing to recommend that the Telescan stockholders approve the merger agreement or effecting a change in Telescan's board recommendation; or

         - (c) if Telescan terminates the merger agreement to enter into a transaction that constitute a Superior Proposal.


ANCILLARY AGREEMENTS



VOTING AGREEMENTS As an inducement to ZiaSun's willingness to enter into the merger agreement, Vulcan Ventures, Inc., NBC-TSCN Holding, Inc., GE Capital Equity Investments, Inc. and LJH Corporation each entered into a voting agreement with ZiaSun under which these principal stockholders agreed to vote all their shares of Telescan common stock, which in aggregate represent 36% of the outstanding common stock of Telescan, in favor of the merger.


         As an inducement to Telescan's willingness to enter into the merger agreement, D. Scott Elder, Ross Jardine, Scott Harris, David W. McCoy and Momentum Media Ltd. each entered into a voting agreement with Telescan under which these principal stockholders agreed to vote all their shares of ZiaSun common stock, which in aggregate represent 42% of the outstanding common stock of ZiaSun, in favor of the merger.

         The voting agreements terminate upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

         These voting agreements are attached as Annex II to the joint proxy statement/prospectus. We urge you to read the full text of the voting agreements.



LOCK-UP AGREEMENTS As an inducement to ZiaSun's willingness to enter into the merger agreement, Vulcan Ventures, Inc., which owns approximately 8% of Telescan's outstanding common stock, entered into a lock-up agreement with ZiaSun that provides that upon closing of the merger and during the six month period immediately following closing, this principal stockholder will not sell any shares of INVESTools stock, and that during the six month period following this initial period it will not sell more than 100,000 shares of INVESTools common stock in any calendar month. As an inducement to Telescan's willingness to enter into the merger agreement, Messrs. Elder, Jardine, Harris and McCoy (who collectively own approximately 32% of ZiaSun's outstanding common stock) each entered into similar lock-up agreements with Telescan. These lock-up agreements are attached as Annex III to the joint proxy statement/prospectus. We urge you to read the full text of the lock-up agreements.


                                TELESCAN BUSINESS

GENERAL

         Telescan is committed to helping investors improve their investment results through advice and the educated use of proprietary investment search tools. Telescan provides financial products and services marketed through two divisions.


- The Consumer Division delivers investment advice and education to individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. INVESTools.com publishes actionable investment advice and education, and WallStreetCity.com is well known for its investment search tool, ProSearch. The Consumer Division also offers private-label subscription marketing and e-mail list management services.


- The Business-to-Business Division offers an array of online financial solutions, including quotes, charts, news, portfolio reports and stock and mutual fund screening tools, to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

CORPORATE BACKGROUND

         Telescan, Inc., a Texas corporation, was formed in 1983 to manufacture software and an online database containing analytical tools for financial analysis. In 1986, D.B. Technology, Inc., a Texas corporation ("DB"), was formed for the purpose of acquiring Telescan, Inc. Telescan, Inc. merged into D.B., which filed a d.b.a. to use the name Telescan, Inc. In 1988, Max Ret, Inc., a Delaware corporation, was formed for the purpose of acquiring the outstanding common stock of D.B. In 1989, Max Ret, Inc. issued 75% of its then outstanding stock to acquire all of the outstanding common stock of D.B. Max Ret, Inc. then changed its name to Telescan, Inc.

         On May 28, 1999, Telescan completed the acquisition of INVESTools, Inc. pursuant to which the sellers exchanged all of their shares of INVESTools, Inc. for shares of Telescan common stock in a business combination that was accounted for as a pooling-of-interests.



         The Web property, WallStreetCity.com, was created by Telescan.


SERVICES


         CONSUMER DIVISION. The Consumer Division publishes investment advice, education, tools and analytics for individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. In addition, the Consumer Division operates a subscription marketing service and an e-mail list management service. The division manages more than 40,000 paying subscribers.

- INVESTools.com features continually updated portfolio advice from independent money managers. The site receives 300,000 unique visitors per month and provides more than 200,000 investors with a free weekly e-mail digest of recommendations. Customers pay a monthly fee to access content delivered by 34 independent investment advisors. The content is enhanced by interactive online tools such as e-mail hotlines, discussion threads and portfolio alerts. INVESTools.com differentiates itself from standard investment newsletter Web sites by developing and supporting online interfaces that encourage interactive relationships between advisors and subscribers, and among the subscribers themselves.

         WallStreetCity.com provides investors with a historical market database, free real-time quotes, streaming realtime data feeds, industry group analysis and investment search and portfolio tools. WallStreetCity.com's ProSearchTM stock screening tool allows investors to search for stocks that match their unique investment goals. By selecting up to 40 different criteria in a single search, investors can screen thousands of stocks through customized searches or select pre-built searches that are complemented with commentary and education. While a wealth of information is available on the site at no charge, Telescan's search technology and streaming real-time data are available only to paid subscribers.

         The Subscription Marketing Service helps online financial information companies acquire new subscribers through the use of e-mail lists in which the subscriber has elected to receive financial-related advertisements. The E-mail Marketing Service helps online financial information companies manage their subscriber e-mail list, send value-added e-mail content and track advertising results. Although e-mail addresses are made available to third parties as part of a list rental, subscriber information is not transferred to the third party and INVESTools.com retains the right to such information.

         BUSINESS-TO-BUSINESS DIVISION. As an Application Service Provider
(ASP), Telescan's Business-to-Business Division offers businesses of varying sizes an array of online financial solutions to create or enhance an existing financial Web site, along with site development and hosting services. Financial online solutions include quotes, charts, news, portfolio reports, equity and mutual fund screening tools, Telescan commentary and third-party products. Solutions can be developed and operational in a fraction of the time and cost it would take an organization to do it independently, without major investments in hardware, networking or technical support.

BUSINESS STRATEGY

         In late 1999, Telescan began to pursue an aggressive three to five-year growth target to penetrate global markets and to expand organically and through acquisitions. As Telescan witnessed the weakness in the Internet financial marketplace during 2000, particularly related to technology companies, Telescan reevaluated its business strategy and made adjustments designed to ensure Telescan would emerge as a key player in the industry. As part of this reevaluation, Telescan began refocusing its attention on its core domestic operations and made organizational and governance changes designed to enhance growth. Telescan's resulting strategy seeks to expand Telescan's revenue base and scale Telescan's cost structure in line with revenues. Management will execute this strategy through: 1) new services and technology; 2) new market penetration; and 3) mergers with or acquisitions of complementary businesses.


         NEW SERVICES. Telescan reviewed its internet services and determined that additional services would need to be added. To enhance existing offerings, Telescan added new services through relationships with third parties and redesigned its WallStreetCity.com Web site.


         The Consumer Division introduced several new investment advisory publications during 2000. The publications are available to investors by subscription through INVESTools.com and include:

- "Schaeffer's Internet Stock Alert" and "10 Days to Successful Options Trading" by Bernie Schaeffer

-    "The Pure Fundamentalist" by Alvin Toral

-    "The Technology Digest" by Nancy Zambell

-    "The MoneyPaper" by Vita Nelson

-    "The Buyback Premium Portfolio" by David Fried

-    "FXC's Top 10 Stock Picks for 2001 Report" by Frank Curzio

-    "The 2001 Investor Survival Guide"

         Investment advisors are independent contractors operating under non-exclusive distribution agreements in which INVESTools.com pays the advisor royalty fees. Advisors are selected based on their successful long-term track record, the ability to clearly communicate with subscribers on a regular basis and the ability to stick to an understandable, actionable investing style that serves to immediately benefit users. Although this approach limits the number of advisors Telescan will work with, it reinforces INVESTools.com's position as a trusted distributor of investment advice in the marketplace. During 2000, the Consumer Division also relaunched WallStreetCity.com with a new interface allowing investors to easily navigate the site's suite of analytical tools. The redesigned site features a new floating stock ticker and redesigned portfolios.


         With the addition of third-party products from FinanceCenter.com, Money.net, Prophet Financial and TeamVest LLC, Telescan continues to offer its business clients a unique set of solutions to meet their changing needs.


         NEW TECHNOLOGY. In addition to new products, Telescan modified its technology during 2000 to build a stable, scalable platform for the future and to support Telescan's product development culture. Changes made to Telescan's technological platform created a more flexible and modularized architecture. In addition, implementation of caching technology increased the speed and performance of Telescan's hosting services.

         Telescan also expanded its offerings to wireless platforms, including Wireless Application Protocol (WAP) enabled cellular phones and the Palm(TM) VII and modem equipped Palm V series of handheld computers.

         MARKET PENETRATION. Telescan redirected its focus to the domestic market and will continue to concentrate its efforts on penetrating the previously untapped middle market of small and mid-sized companies. Telescan began to market its application services to smaller companies more aggressively during the second half of 2000, following completion of changes to Telescan's technology platform.




         As a result of changes in the Internet and the high technology industries during 2000, Telescan began redirecting its focus from aggressive global expansion to keeping pace with the changing market and meeting clients' needs. With the addition of multiple foreign exchanges to Telescan's products and services throughout 2000, Telescan believes current market data feeds are sufficient to meet anticipated demands at this time. Telescan will continue to explore opportunities to penetrate global markets, particularly in Europe, Asia and Latin America.

         MERGERS & ACQUISITIONS. During 2000, Telescan evaluated a number of opportunities to add key technologies, enhance market presence and complement existing products and services through merger and acquisition activities. Aggressive consolidation within the technology and financial services industries continues to encourage Telescan to explore merger and acquisition opportunities to add products and/or technologies, increase market share, add to critical mass and improve liquidity.


MARKETING

         Telescan's marketing objectives are focused on increasing the number of new customers, selling additional products and services to existing customers and lowering customer acquisition costs. Telescan utilizes public relations campaigns, e-mail and print advertising, banner ads, joint marketing agreements and trade show participation as marketing tools to achieve these objectives. Customer retention is also an integral component in Telescan's marketing strategy. Maintaining and developing the existing customer base is accomplished by providing comprehensive and high quality data, ongoing content and product updates, offering customer training and conducting reactivation campaigns to encourage inactive customers to return.

CUSTOMERS


         Telescan had an agreement with BPI Communications, Inc. to provide BPI hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. Revenue from these services accounted for 3% and 11% of total revenue for the six month periods ended June 30, 2001 and 2000, respectively.




         In the fourth quarter of 2000, BPI notified Telescan that it would no longer use Telescan's services. This action resulted in a renegotiation of the contract at December 31, 2000 to discontinue development services and only provide fixed fee hosting services on a month-to-month basis for the first three months of 2001 and then month-to-month thereafter. Subsequent to April 2001, BPI no longer required hosting services from Telescan and therefore, revenues will no longer be recorded from this customer.


         Telescan has a license agreement with NBC, whereby NBC uses Telescan's proprietary Internet technology for use on CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan developed the financial content portion of the CNBC.com Web site and currently provides hosting services for such content. Revenue from these services accounted for 10% and 13% of total revenue in 2000 and 1999, respectively, and 9% and 11% of total revenue for the six month periods ended June 30, 2001 and 2000, respectively. Telescan generated revenue under the agreement from cost reimbursement, fixed monthly license fees and a percentage of advertising revenue generated from the site.


         A Settlement and Termination Agreement was entered into on June 8, 2001 between Telescan and NBC, which terminated the above-mentioned license agreement. In accordance with the settlement agreement, Telescan will continue to host NBC's website until July 27, 2001. All other obligations under the license agreement are terminated with the settlement agreement. NBC paid Telescan $1.5 million to satisfy outstanding receivables and to comply with the negotiated early termination costs included as part of the original agreement. Telescan recognized approximately $900,000 in additional revenue in June 2001 as a result of the termination of the license agreement. In July 2001, Telescan recognized approximately $200,000 in revenue related to the remaining licensing and hosting fees.


         There were no other customers that generated greater than 10% revenue in 2000, 1999, 1998 or in the first six months of 2001.

PROPRIETARY RIGHTS

         Telescan attempts to protect its trade secrets and other proprietary information with product development partners, employees and consultants through nondisclosure agreements, contract provisions and copyright, patent, trademark and trade secret laws. With respect to technologies that Telescan has licensed to third parties for use in specific applications or platforms, Telescan has entered into technology licensing agreements, which are intended to protect the proprietary rights of Telescan related to the source code of Telescan's products as a trade secret and as an unpublished copyright work.

         Telescan believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties, and Telescan is not aware of any current infringement claims against Telescan.

COMPETITION

         Telescan competes with companies that operate proprietary platforms and/or Internet financial Web sites, many of which have significantly greater financial, technical and marketing resources than Telescan. Despite recent market volatility, new competitors continue to enter the marketplace as a result of perceived future opportunities. Telescan believes the principal competitive factors in the Internet financial services market include system performance, product differentiation, quality of content, user friendliness, price, customer support, effective marketing techniques and the ability to earn a profit. With a redirected focus towards profitability, Telescan believes that it competes effectively in these areas. However, continued competitive pressures could result in price reductions, increased spending on product development and reduced market share, which could adversely affect Telescan's financial condition and operating results. Telescan believes that its revenue expansion strategy to: 1) add new products and technology; 2) penetrate new markets; and
3) merge with or acquire complementary businesses, will serve to lessen the impact of future competitive pressures on Telescan.

EMPLOYEES


         As of June 30, 2001, Telescan had 105 full-time employees. Although Telescan experienced a series of layoffs in 2000 and early 2001 to align staffing and expenses with forecasted revenues, Telescan believes that its relationship with its employees is good. In an effort to motivate and retain Telescan's remaining core talent pool in the existing tight employment market, Telescan accelerated the annual distribution of fiscal year 2001 stock option awards to the staff and management to October 2000. Additionally, Telescan vested all outstanding stock options, most of which had an exercise price that was significantly higher than Telescan's current stock price. None of Telescan's employees is represented by a labor union and Telescan has never experienced a work stoppage.


GOVERNMENTAL REGULATION

         Telescan is not subject to direct regulation other than regulation generally applicable to businesses. However, changes in the regulatory environment relating to the Internet industry could have an effect on Telescan's business, financial condition and operating results. Telescan is unable at this time to predict the impact, if any, future regulation may have on its business. While not currently regulated, there is a possibility that Telescan may become subject to laws governing investment advisors or other securities professionals. Regulations in this area are complex and ensuring compliance could cause a financial burden and become a time consuming process.

DESCRIPTION OF PROPERTY


         Telescan's principal executive offices, as well as its principal marketing, computer operations and product development activities, are located in leased facilities in Houston, Texas, consisting of a total of 77,116 square feet. Telescan also leases office space for marketing and administrative personnel in New York, New York and Menlo Park, California. The monthly costs of these leases are: Houston, Texas: $82,126; New York, New York: $9,936; and Menlo Park, California: $29,036.


         In an effort to further reduce costs, Telescan is exploring options to sub-lease excess office space, primarily located at Telescan's Houston facility, while maintaining adequate reserves for future needs.

LEGAL PROCEEDINGS


         From time to time Telescan is involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material effect on Telescan's financial position or results of operations. In August 2000, a lawsuit (Avner Hacohen v. Telescan, Inc., No. 00CIV.5937) was filed against Telescan in the United States District Court for the Southern District of New York by a former employee, Avner Hacohen, alleging that Telescan failed to grant him certain stock options to which he was entitled. The plaintiff seeks monetary compensation for damages alleged to exceed $1 million, plus interest and attorney fees. Telescan has responded to the complaint and the case is proceeding before the court. Although no assurances can be given, Telescan believes that the ultimate resolution of the litigation will not have a material adverse impact on Telescan's financial position or results of operations. Telescan believes that (i) Mr. Hacohen's claim is without merit since he has no signed formal grant of stock options and
(ii) almost ten years has elapsed since the termination of his employment and the statute of limitations has expired on Mr. Hacohen's claim.



          TELESCAN PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

         Telescan common stock is traded on the Nasdaq National Market under the symbol "TSCN." The following table sets forth, for the periods indicated, the high and low closing prices for the common stock as reported by the Nasdaq National Market. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily represent actual transactions.



                                                               COMMON STOCK PRICES
                                                        ---------------------------------
                                                            HIGH                 LOW
                                                        ------------         ------------
                     1999
Quarter ended March 31*..............................      $22.94                $7.50
Quarter ended June 30*...............................       26.38                16.50
Quarter ended September 30...........................       24.31                13.25
Quarter ended December 31............................       32.88                14.06

                     2000
Quarter ended March 31...............................      $27.50               $17.72
Quarter ended June 30................................       23.88                 7.06
Quarter ended September 30...........................        8.25                 1.81
Quarter ended December 31............................        2.81                 0.97

                     2001

                                       99


Quarter ended March 31...............................       $2.06                $0.50
Quarter ended June 30................................        0.95                 0.29
Quarter ended September 30 (through Aug. 22, 2001)...        0.35                 0.31



-------------------
* Telescan's stock was traded on the Nasdaq Small-Cap Market prior to July 1, 1999.

         On May 3, 2001, the last full trading day prior to the announcement of the merger agreement, the closing price of the Company's common stock was $0.80 per share, the high price was $0.82 per share and the low price was $0.80 per share.


         On August 22, 2001, the closing price of Telescan common stock was $0.33 per share, the high price was $0.35 per share and the low price was $0.31 per share.


         The dividend rate on Telescan's preferred stock through December 31, 2000 was $1.25 per share per year. In January 2001, holders of Telescan's preferred stock exchanged all of their stock for a new class of preferred stock paying a dividend rate equal to $1 per share per year. Telescan has paid these dividends to holders of preferred stock on a quarterly basis. Telescan has never declared a cash dividend on its common stock. The Board of Directors currently intends to retain all earnings for use in Telescan's business, and therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future. The declaration of dividends, if any, in the future would be subject to the discretion of the Board of Directors, which may consider factors such as Telescan's results of operations, financial condition, capital needs and acquisition strategy, among other things. See "Telescan Management Discussion and Analysis of Financial Condition and Results of Operations" and Telescan's consolidated financial statements and the notes thereto.


           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TELESCAN


         The following table sets forth certain of Telescan's summary historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Hein + Associates LLP, independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999, are attached to this Prospectus. The summary historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Arthur Andersen LLP, independent auditors, and which are attached to this Prospectus. The summary historical consolidated financial information as of and for the six months ended June 30, 2000 and 2001 has been derived from, and should be read in conjunction with, Telescan's unaudited historical consolidated financial statements and the notes thereto attached to this Prospectus. In Telescan's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in Telescan's unaudited financial statements. Interim results for the six months ended June 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with the sections entitled "Selected Historical Consolidated Financial Data of Telescan" and "Telescan Management's Discussion and Analysis of Financial Condition and Results of Operations" below and with consolidated financial statements of Telescan and the notes thereto attached to this Prospectus.


                                      SIX MONTHS
STATEMENT OF OPERATIONS              ENDED JUNE 30,                          YEARS ENDED DECEMBER 31,
                                  --------------------      -----------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                  -------      -------      -------      -------      -------      -------      -------
                                                      (In Thousands, Except Per Share Amounts)
 Revenue ..................       $11,498      $18,752      $35,938      $26,438      $15,234      $16,467      $13,721
 Special and other  charges        (3,913)      (7,174)     (11,742)           -       (1,530)           -            -
 Cost of acquisition
   opportunities ..........          (436)        (545)      (5,009)      (3,287)           -            -            -
 Other income (expense)....            68       21,110       (7,436)         435         (413)         341          349


Net income (loss) from
   continuing operations ..        (5,908)       9,828      (30,644)      (5,850)      (8,220)      (1,155)      (3,781)
 Net income (loss) ........       $(5,908)      $9,828     $(30,644)     $(5,850)     $(8,201)     $(1,174)     $(3,781)

NET INCOME (LOSS) PER COMMON
   SHARE FROM CONTINUING
   OPERATIONS
      Basic ...............        $(0.37)       $0.58       $(1.85)      $(0.39)      $(0.66)      $(0.10)      $(0.32)
                                   =======      =======      =======      =======      =======      =======      =======
      Diluted .............        $(0.37)       $0.56       $(1.85)      $(0.39)      $(0.66)      $(0.10)      $(0.32)
                                   =======      =======      =======      =======      =======      =======      =======
 WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING
      Basic ...............        16,296       16,690       16,665       15,486       12,654       12,203       11,655
                                   =======      =======      =======      =======      =======      =======      =======
      Diluted .............        16,296       17,471       16,665       15,486       12,654       12,203       11,655
                                   =======      =======      =======      =======      =======      =======      =======



                                                                                    DECEMBER 31,
                                                             ----------------------------------------------------------
BALANCE SHEET DATA                         JUNE 30, 2001      2000        1999         1998          1997         1996
                                           -------------     ------      -------      -------       ------       ------
                                                                   (IN THOUSANDS)
 Working capital ..........                   $ (3,369)      $4,156      $10,049      $  (641)        $956         $436
 Total assets .............                      8,835       19,440       82,899       13,401       13,178       11,673
 Total long-term obligations                         -           46       11,500        2,366          507          784
 Total stockholders' equity                      1,205        9,427       57,770        4,771        9,160        7,750
 Book value per share......                       0.07         0.57         3.73         0.38         0.75         0.66


       TELESCAN MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


BUSINESS OVERVIEW


         Telescan is committed to helping investors improve their investment results through advice and the educated use of proprietary investment search tools. Telescan provides financial products and services marketed through two divisions.



         - The Consumer Division delivers investment advice and education to individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. INVESTools.com delivers actionable investment advice and education, and WallStreetCity.com is well known for its investment search tool, ProSearch. The Consumer Division also offers private-label subscription marketing and e-mail list management services.



         - The Business-to-Business Division offers an array of online financial solutions, including quotes, charts, news, portfolio reports and stock and mutual fund screening tools, seeking to expand their offerings online and gain greater cost efficiency through outsourcing.


RESULTS OF OPERATIONS


         THREE MONTHS ENDED JUNE 30, 2001 COMPARED TO THREE MONTHS ENDED JUNE 30, 2000 Revenues decreased $3.3 million, or 37%, compared to the prior year quarter as Telescan continued to be impacted by the effects of the softening demand for services in the Internet market. Revenues from the Consumer Division decreased $1.9 million, or 43%, compared to the prior year quarter primarily due to the depressed market for Internet advertising and online services. Revenues from the Business-to-Business Division declined $200,000 or 7%, from the prior year quarter. Included in those revenues was $900,000 related to a settlement with NBC to terminate its license agreement in light of its impending acquisition of MSN Money Central. Excluding the NBC termination payment, revenues declined $1.1 million, or 33%. Revenues from Business-to-Business Division continues to decline as customers terminate contracts early and the Company recognizes the previously deferred revenue upon termination of the contract. Telescan is having difficulty replacing these terminated contracts with new contracts as companies either decide against making such services available on their Web site or are choosing to host their own sites and not use Telescan's services. The contracts cover a variety of services including licensing, hosting and Web site development.



         No significant other revenues were recorded in the three months ended June 30, 2001, down from other revenues of $1.2 million for the three months ended June 30, 2000. This decrease was due to changes in the BPI contract initiated in December 2000 converting the contract to a flat monthly hosting fee. All revenues and obligations under this contract ceased in early April 2001.



         Cost of revenues decreased $2.6 million, or 55%, from the prior period. As a percentage of revenue, cost of revenues decreased from 52% in the second quarter of 2000 to 37% in the second quarter of 2001. The decrease was primarily due to (i) the termination of the BPI contract in April 2001, for which cost of revenues averaged 70% of revenue in 2000, (ii) decreased compensation costs resulting from the reduction in the headcount initiated in the second quarter of 2000, and (iii) decreased amortization of software development costs due to the write-off of capitalized software costs in the second quarter of 2000.

         Selling and marketing expenses decreased $1.0 million, or 57%, from the prior year's quarter primarily due to decreased compensation costs resulting from the reduction in headcount. As a percentage of revenue, selling and marketing costs decreased from 19% in the second quarter of 2000 to 13% in the second quarter of 2001.



         General and administrative expenses decreased $2.6 million, or 47%, from the prior year's quarter primarily due to the decreased compensation costs resulting from the headcount reductions and decreased legal and accounting fees and recruiting expenses. These decreases were partially offset by increased equipment rental costs and rent for additional office space leased in the second quarter of 2000. As a percentage of revenue, general and administrative costs decreased from 63% in the second quarter of 2000 to 53% in the second quarter of 2001.



         During the second quarter of 2001, Telescan sold marketable securities and recognized $1,000 in gross gains and $123,000 in gross losses. Telescan received $307,000 in proceeds from these sales.



         Special and other charges in the second quarter of 2001 included the following:



         - $2.4 million to reduce the investment in TeamVest LLC to fair value based on current valuation.

         - $700,000 to write-off the investment in GRO Corporation because Telescan no longer expects to recover its investment.

         - $100,000 for severance as Telescan continues efforts to control costs by further reducing staff.

         Special and other charges in the second quarter of 2000 included the following:

         - Technology assets-Capitalized software that is non-strategic or no longer generating revenue--$4.1 million.

         - Investment in Trading Technologies Corporation-this company does not have a viable product-$9 million.

         - Investment in Telebuild-Based on conversations with interested parties, Telescan does not expect to recover its investment in the event of a sale--$384,000.

         -    Severence charges-due to workforce reductions--$387,000.

         -    Discontinued product lines-no longer strategic--$264,000.

         -    CyberAction settlement-recovery of accrual--($428,000).



         SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000. Revenues decreased $7.3 million, or 39%, compared to the prior year as Telescan continued to be impacted by the effects of the softening demand for products and services in the Internet market.



         Revenues from the Consumer Division decreased $3.3 million, or 37%, compared to the prior year primarily due to the depressed market for Internet advertising and online services. In addition, results from the six months ended June 30, 2000 included approximately $400,000 in revenue from a special promotion that did not recur in 2001.



         Revenues from the Business-to-Business Division declined $2.0 million, or 26%, from the prior year This decline is primarily due to the termination of contracts with GlobalNet Financial.com, Inc. and others in late 2000 as well as custom development revenue in 2000 from NBC, which did not recur in 2001. The license agreement with NBC was terminated in the second quarter of 2001. The deferred revenue associated with these contracts was recognized when the contracts terminated. Also, adversely affecting revenue is the net decline in Web site development and hosting revenue in 2001 compared to 2000.

         Other revenue declined $1.9 million, or, 83% compared to the prior year primarily due to changes in the BPI contract initiated in December 2000 converting the contract to a flat monthly hosting fee and the termination of the contract in early April 2001.



         Cost of revenues decreased $4.9 million, or 52%, compared to the corresponding period of the prior year. As a percentage of revenue, cost of revenues decreased from 50% in 2000 to 39% in 2001. The decrease is primarily due to (i) the change in the BPI contract in the first quarter of 2001 to a flat hosting fee with no direct costs for Telescan and its subsequent termination in April 2001, (ii) decreased compensation costs resulting from the reduction in the headcount initiated in the second quarter of 2000, and (iii) decreased amortization of software development costs due to the write-off of capitalized software costs in the second quarter of 2000.



         Selling expenses decreased $1.1 million, or 34%, compared to the prior year primarily due to decreased compensation costs resulting from the reduction in headcount. As a percentage of revenue, selling and marketing costs increased slightly from 17% in 2000 to 18% in 2001.



         General and administrative expenses decreased $3.3 million, or 34%, compared to the prior year as primarily due to the decreased compensation costs resulting from the headcount reductions and decreased legal and accounting fees and recruiting expenses. These decreases were partially offset by increased equipment rental costs and rent for additional office space leased in the second quarter of 2000. As a percentage of revenue, general and administrative costs increased from 52% in 2000 to 55% in 2001.



         During the six months ended June 30, 2001, Telescan sold marketable securities and recognized $66,000 in gross gains and $187,000 in gross losses. Telescan received $811,000 in proceeds from these sales.



         Special and other charges for the six months ended June 30, 2001 included the following:

         - $2.4 million to reduce the investment in TeamVest LLC to fair valued based on current valuation.

         - $700,000 to write-off the investment in GRO Corporation because Telescan no longer expects to recover its investment.

         - $300,000 to write off the investment in FreeRealTime.com, Inc., which filed for voluntary bankruptcy.

         - $200,000 to write off the investment in Tachyon Systems, LLC because Telescan no longer expects to recover its investment.

         - $300,000 for severance as Telescan continues efforts to control costs by further reducing staff.

         Special and other charges for the six months ended June 30, 2001 included the following:

         - Technology assets-Capitalized software that is non-strategic or no longer generating revenue--$4.1 million.

         - Investment in Trading Technologies Corporation-this company does not have a viable product-$9 million.

         - Investment in Telebuild-Based on conversations with interested parties, Telescan does not expect to recover its investment in the event of a sale--$384,000.

         -    Severence charges-due to workforce reductions--$387,000.

         -    Discontinued product lines-no longer strategic--$264,000.

         -    CyberAction settlement-contract terminated--$1.1 million.



         OTHER SIGNIFICANT FINANCIAL STATEMENT ACTIVITY. In January 2001, Telescan received a $1.5 million cash payment on a $4.2 million note receivable due from TeamVest LLC pursuant to a note that Telescan entered into in November 1999. Telescan then exercised its option to convert the remaining balance due on the note, plus accrued interest of $407,000, into 1,893,066 shares of TeamVest LLC common stock which, on the conversion date, was valued at $3.1 million and represented approximately a 14% interest in TeamVest LLC.



         In January 2001, the two holders of the 120,000 shares of Class A 5% Convertible Preferred Stock agreed to exchange all of their shares for new Class B 4% Convertible Preferred Stock. The Class B 4% Convertible Preferred Stock pays $1.00 per share per annum in dividends and is convertible at any time at the option of the holder into 3,000,000 shares of common stock, which Telescan has reserved for such conversion. The preferred stock automatically converts on May 15, 2002.


         2000 COMPARED TO 1999. During 2000, Telescan's revenue increased $9.8 million, or 38%, as compared to 1999. In the Consumer Division, revenue increased $3.9 million, or 32%, primarily due to a $4.1 million increase in online subscription sales and a $1.9 million increase in advertising revenue. These gains were offset by approximately $2.1 million in declines in fees from dial up and modem accessed subscriptions as Telescan continued to migrate its customers to Internet services.

         Revenue from the Business-to-Business Division increased $5.7 million, or 62%, as compared to 1999. Contracts with new customers added approximately $1.6 million in development revenue as compared to 1999. Amortization of deferred license and hosting revenue was approximately $2.5 million in 2000, an increase of approximately $1.3 million as compared to 1999. An additional $1.7 million of deferred revenue was recognized in 2000 due to the early termination or modification of contracts with GlobalNet Financial.com, Inc., GRO Corporation and InvestorIQ, plc. Cancellation of these contracts, or elimination of certain provisions, relieved Telescan of future performance obligations under these contracts and thus, the related deferred license and hosting fees were recognized in 2000 as revenue.


         Cost of revenue increased $2.2 million, or 15%, as compared to 1999, but decreased as a percentage of revenue from 56% in 1999 to 47% in 2000. The increase in costs was primarily due to increased royalties in the Consumer Division, which was offset by decreased software amortization costs in the Business-to-Business Division.

         Selling and marketing expenses increased $1.9 million, or 41%, as compared to 1999 consistent with the growth in revenue. As a percentage of revenue, selling and marketing expenses were 18% in 2000 and 1999.

         General and administrative expenses increased $8.9 million, or 92%, as compared to 1999. As a percentage of revenue, these expenses increased to 52% from 37% in 1999. Much of this increased cost was due to fluctuations in the size of Telescan's organization during 2000. By May 2000, Telescan had 287 employees, a 21% increase over December 1999 in anticipation of market expansion. In addition, Telescan had expanded the leased space in its Houston operations by an additional 23,000 square feet, or 43%, as compared to 1999. This growth in personnel and space increased expenses for salaries, recruitment, rent, equipment, consultants, contract labor and other costs during the first half of 2000. As Telescan reevaluated its strategy, it began to reduce headcount and take aggressive steps to control costs. As a result of these efforts, in the fourth quarter of 2000, headcount decreased to 167 and general and administrative expense decreased compared to the third quarter of 2000.

         During 2000, Telescan evaluated a number of opportunities to add key technologies, enhance market presence and complement existing products and services through merger and acquisition activities. In August 2000, Telescan entered into a merger agreement with GlobalNet in which each share of Telescan common stock would have been exchanged for 0.50 shares of GlobalNet common stock. During the ensuing due diligence period, the companies determined that their business strategies would be best served if they were pursued separately. In September 2000, a termination agreement was signed and costs totaling $4.5 million associated with this acquisition opportunity were expensed. A summary of the material terms of the termination agreement is as follows:

         - Telescan exchanged 272,500 shares of GlobalNet common stock Telescan owned for the 545,000 shares of Telescan common stock that GlobalNet owned. These shares of Telescan common stock were subsequently canceled.

         - GlobalNet purchased 276,495 shares of GlobalNet common stock Telescan owned for $6.00 per share.

         - GlobalNet paid Telescan $250,000 in cash as compensation for expenses incurred in connection with the proposed acquisition opportunity.

         - Telescan and GlobalNet terminated most of their commercial contracts and agreements, and dismissed all related outstanding receivables. Telescan accelerated recognition of deferred revenue of $1.0 million currently into revenue on these contracts as the termination relieved Telescan of future performance obligations under these contracts.

         - Telescan agreed it would not sell, transfer, or dispose of its remaining 1.9 million shares of GlobalNet common stock until July 2001, except for up to 50,000 shares per month for six consecutive months beginning October 1, 2000. During the fourth quarter of 2000, Telescan sold 150,000 shares of GlobalNet stock on the open market under the terms of this agreement.

         Additional merger and acquisition opportunities Telescan explored during 2000 resulted in an additional $545,000 in cost of acquisition opportunities expensed. Aggressive consolidation within the technology and financial services industries encourages Telescan to explore merger and acquisition opportunities to add products and/or technologies, increase market share, add to critical mass and improve liquidity.

         During 2000, Telescan modified its technology to build a stable, scalable platform for the future and to support Telescan's product development culture. Changes made to Telescan's technological platform created a more flexible and modularized architecture. In May 2000, Telescan relaunched its WallStreetCity.com Web site with a completely new interface to make navigation easier, a new floating ticker, and redesigned portfolios. As a result of these changes, Telescan wrote off approximately $3.4 million of unamortized capitalized costs that were determined to be in excess of the net realizable value of the older products.

         As Telescan witnessed weaknesses in the Internet financial marketplace, particularly related to technology companies, Telescan reevaluated its business strategy and made adjustments designed to ensure Telescan would emerge as a key player in the industry. As part of this reevaluation, Telescan began refocusing its attention on its core domestic operations and made organizational and governance changes designed to enhance growth. This reevaluation included shedding all operations that were not related to the core business, were generating insufficient returns, or were no longer considered strategic for Telescan's future. As a result, Telescan wrote off $1.1 million in assets related to product lines that were no longer considered strategic. Telescan also recognized approximately $900,000 in severance costs associated with these changes in strategy.

         The weaknesses in the Internet financial marketplace also took a toll on investments Telescan made during 1999 and the early part of 2000. During 2000, Telescan continuously monitored the financial health and the market value of the companies in which Telescan had investments, both public and private. Telescan wrote down its investments in Tachyon Systems and Telebuild when it became apparent from sale offers that Telescan would not recover its investment in the event of a sale. Telescan also wrote off investments in Trading Technologies when Trading Technologies ceased operations in 2000 and in InvestorIQ, plc when InvestorIQ, plc was forced into liquidation in the United Kingdom in November 2000. These write downs and write offs totaled $5.1 million in 2000.

         Telescan's investments in marketable securities suffered as well and Telescan determined that the market value would not return to the level Telescan had invested at any time in the near future. Therefore, in accordance with SFAS 115, Accounting for Debt and Equity Securities, Telescan established a new cost basis at the market value on December 31, 2000 and recognized a $27.7 million loss on the impairment into income. The impact of this impairment was offset by $19.4 million in net realized gains and losses on sales of GlobalNet securities during 2000. During the fourth quarter, Telescan began to sell off its marketable securities portfolio in an effort to shed non-strategic assets and redistribute the proceeds to core business opportunities.

         In May 2000, Telescan terminated an agreement with CyberAction Ltd. This agreement granted certain international marketing rights to CyberAction, and the parties disagreed about the contractual provisions and obligations. Therefore, as part of its strategic reevaluation, Telescan terminated the contract and expensed $1.1 million of settlement costs.

         At the beginning of 2000, the Consumer Division, headquartered in Menlo Park, CA, sought to expand, and entered into a lease agreement on a new facility. During the fourth quarter, as part of its cost containment strategy, Telescan terminated the new lease agreement and recognized $235,000 of associated expenses, including a $100,000 write off of leasehold improvement costs.


         1999 COMPARED TO 1998. Revenues for the year ended December 31, 1999 increased $11.2 million, or 74%, as compared to the same period in 1998, reflecting dramatic growth in the Internet service business. In 1999, Telescan recognized approximately $4.9 million in revenue from new private label and licensing agreements, of which approximately $3.5 million came from an agreement with NBC. Telescan has licensed its proprietary Internet and online financial services technology to NBC for CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan is responsible for web site development and hosting services. Telescan's revenue comes from fixed monthly fees, cost reimbursement and a percentage of the revenue from the site. Revenue from INVESTools increased $3.5 million over 1998 to $5.0 million as demand for online newsletters increased. Telescan's WallStreetCity.com Web site added $690,000 to revenue in 1999 primarily due to advertising revenue. Other service revenues increased $1.2 million, or 84%, primarily due to growing demand for the various Internet publications while dial up modem revenue declined $1.1 million, reflecting Telescan shifting its growth to more Internet services.

         Cost of revenue increased $4.6 million, or 46%, as compared to 1998, resulting in a gross margin increase of $6.8 million, or 154%. Cost of revenue associated with the NBC agreement represented approximately $1.9 million of the total cost of revenue increase. Cost of revenue for INVESTools was $1.3 million higher for 1999 due to higher royalty obligations associated with increased revenue.

         Marketing expenses increased 15% as compared to 1998, as Telescan shifted its marketing focus. General and administrative expenses increased $2.7 million, or 38%, primarily due to increased staffing costs to accommodate the development requirements associated with the growing businesses.

         During 1999, Telescan recorded a one-time charge of $3.3 million for costs related to the acquisition of INVESTools. These costs consisted of investment banking fees, legal and accounting fees, and certain other expenses directly related to the acquisition.


         RECENT DEVELOPMENTS. In July 2001, Telescan sold its remaining shares of GlobalNet stock in a private placement for approximately $500,000 or $0.3016 per share. Telescan will realize a loss on the transaction of approximately $2 million in July. As of June 30, 2001, Telescan has an unrealized loss of $2.1 million related to these securities included in shareholders' equity.


LIQUIDITY AND CAPITAL RESOURCES


         At June 30, 2001, cash and cash equivalents totaled $2.1 million, a $653,000 increase from December 31, 2000. The increase was primarily due to net cash provided by investing activities partially offset by net cash used in operating activities. Working capital, which includes $3.1 million of deferred revenue at June 30, 2001, decreased by $7.5 million from December 31, 2000 to a deficit of $3.4 million primarily due to the conversion of the note receivable due from TeamVest LLC to an investment as well as continued sales of and declines in the fair market value of Telescan's marketable securities holdings.



         Net cash used in operating activities totaled $855,000 for the six months ended June 30, 2001. The net loss of $5.9 million included non-cash charges of $3.6 million for write downs of investments in addition to the $1.1 million routine non-cash charge for depreciation and amortization. Working capital accounts increased by $800,000 primarily due to a decrease in accounts receivable partially offset by a decrease in accounts payable and other liabilities.



         Investing activities added $1.7 million in cash primarily from the $1.5 million payment on the $4.2 million note receivable from TeamVest LLC received in January and the $811,000 in proceeds on the sales of marketable securities partially offset by $502,000 of capitalized software development costs.



         It is Telescan's intention to control its operating expenses while continuing to focus on its existing products. In addition, Telescan has implemented changes intended to reduce certain operating expenses. Telescan sold its remaining holdings in GlobalNet Financial.com subsequent to June 30, 2001 and the value of the remaining equity securities held continues to decline. Based on management's revised projections, Telescan believes that its cash flows from operations and current working capital will be sufficient to fund its operations only through December 31, 2001. Telescan is in the process of consummating a merger with ZiaSun. If this merger is consummated prior to year-end, management believes that the combined entity will have sufficient cash flows to fund operations and capital requirements. No assurance can be given when, or if, Telescan will be able to complete the merger with ZiaSun.



         These conditions raise substantial doubt about Telescan's ability to continue as a going concern. The ability of Telescan to continue as a going concern is dependent on many factors including successful completion of the merger with ZiaSun. Telescan has been advised by its independent public accountants that their report on the December 31, 2001 consolidated financial statements may be modified with respect to Telescan's ability to continue as a going concern.



RECENT ACCOUNTING PRONOUNCEMENTS



         In June 2001, the Financial Accounting Standards Board issued Statement No. 141, BURSINESS COMBINATIONS and Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination upon acquisition. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.



         The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001. The provisions also apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.



         The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the amortization provisions of this Statement.



         Management of Telescan believes adoption of these pronouncements will not have a material impact on the consolidated results of operations or financial position of Telescan as of June 30, 2001.


CHANGES IN, AND DISAGREEMENTS WITH, ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         PREVIOUS INDEPENDENT ACCOUNTANTS.

                           i. On April 10, 2000, Telescan dismissed Hein + Associates LLP as its independent accountant.

                           ii. Neither of the reports of Hein + Associates LLP on the financial statements for years 1998 and 1999 contained an adverse opinion or disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles.

                           iii. The dismissal of Hein + Associates LLP was recommended and approved by the Audit Committee of the board of directors of Telescan.

                           iv. During Telescan's fiscal years 1998 and 1999 and through the period from December 31, 1999 to April 10, 2000, there were no disagreements with Hein + Associates LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Hein + Associates LLP would have caused them to make reference thereto in their reports on the consolidated financial statements for such years.

                           v. During Telescan's fiscal years 1998 and 1999 and through the period from December 31, 1999 to April 10, 2000, there were no reportable events (as defined in Regulation S-K Item 304 (a) (1) (v)).

                           vi. Telescan provided Hein + Associates LLP with a copy of the disclosure it made in response to Item 304 (a) of Regulation S-K. Telescan requested Hein + Associates LLP to furnish, and Hein + Associates LLP furnished to Telescan, a letter addressed to the SEC stating that it agreed with the statements made by Telescan.

         NEWLY ENGAGED INDEPENDENT ACCOUNTANTSOn April 10, 2000, Telescan engaged Arthur Andersen LLP as its new independent accountant. Through April 10, 2000, neither Telescan nor anyone on its behalf consulted Arthur Andersen LLP regarding (i) the application of accounting principles to any transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered by Arthur Andersen LLP on Telescan's financial statements. In addition, through April 10, 2000, neither Telescan nor anyone on its behalf consulted Arthur Andersen LLP regarding any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304 (a) (i) (iv)) or a reportable event (as defined in Regulation S-K Item 304 (a) (1) (v)).

MARKET RISK DISCLOSURE

         Telescan is exposed to market risk, which is the potential loss arising from adverse changes in market prices and rates. Telescan's exposure to interest rate changes is not considered to be material to Telescan. Telescan does not enter, or intend to enter, into derivative financial instruments for trading or speculative purposes.


         Telescan is exposed to the impact of changes in the market values of its investments. Telescan invests in equity instruments of privately held, information technology companies for business and strategic purposes. These investments are included in long-term assets and are accounted for under the cost method when ownership is less than 20% and Telescan does not significantly influence or control the operations. For these non-quoted investments, Telescan's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. During the three months ended June 30, 2001, Telescan recorded $3.3 million of impairment to these non-quoted investments. Telescan believes its financial instruments to be properly stated at fair value at June 30, 2001.


                               TELESCAN MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Telescan's directors and executive officers are as follows:



NAME                                 AGE                                    POSITION
----                                 ---                                    --------
William D. Savoy                     36                        Director and Chairman
Lee K. Barba                         50         Director and Chief Executive Officer
Roger C. Wadsworth                   53          Senior Vice President and Secretary
Paul A. Helbling                     48                      Chief Financial Officer
Greg E. Gensemer                     34                               Vice President
Jerrold B. Smith                     48                               Vice President
Alexander T. Wyche                   53            Vice President, Corporate Counsel
Elisabeth Y. Sami                    32                                     Director
Stephen C. Wood                      49                                     Director



         Each director holds office until the next annual meeting of stockholders or until his successor has been elected and qualified. The Compensation Committee and Audit Committee of the board of directors are each composed of Ms. Sami and Messrs. Savoy and Wood.


         WILLIAM D. SAVOY. Mr. Savoy was appointed Chairman of the Board in August of 2000. Since 1990, he has worked for Vulcan Ventures Incorporated, the investment organization of Paul G. Allen, and he currently serves as President. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., a company controlled by Mr. Allen, and became its President in 1988. Mr. Savoy serves on the Advisory Board of Dream Works SKG of Los Angeles, California and serves on the Board of Directors of Charter Communications, Inc., drugstore.com, High Speed Access Corporation, Metricom, Inc., Peregrine Systems, Inc., RCN Corporation, and USA Networks, Inc. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College. Mr. Savoy has been a director since 1993.



         LEE K. BARBA. Mr. Barba has been a Director since April of 2000 and has served as Chief Executive Officer since February 2000. Mr. Barba is well known for fostering innovative global growth strategies among companies he has managed. He worked at Open Link Financial, an Enterprise Risk Management Software company from 1998 to 1999 where he implemented the European expansion, and doubled the company's revenues in one year by forming strategic partnerships with several Fortune 500 companies. From 1997 to 1998, Mr. Barba served as President of Coral Energy, a wholly owned subsidiary of Shell Oil, with $4 billion in revenue, which was Shell's marketing arm in the deregulated natural gas and electricity markets. From 1989 to 1997, Mr. Barba worked for Bankers Trust Company where he was responsible for managing global trading businesses. While based in London he was responsible for managing their European offices, as well as the Global Risk Management Advisory practice which had offices in Asia and Latin America. Upon returning to New York, Mr. Barba was the senior executive of the bank responsible for managing and consolidating the firm's technology and operations functions for the global capital markets businesses, which included over 2,100 in staff operating throughout Asia, Europe and North America. Earlier in his career Mr. Barba served as co-head of the Fixed Income Division at PaineWebber and as a Vice President of Lehman Brothers Kuhn Loeb. He earned his M.B.A. from Columbia University and his B.A. from the University of North Carolina.


         ROGER C. WADSWORTH. Mr. Wadsworth was appointed Secretary in August 2000, served as Director from 1989 to 2000 and has served as Senior Vice President since 1990. From 1988 to 1990, Mr. Wadsworth served as President of Telescan. From 1983 to 1988, Mr. Wadsworth was employed as Vice President of Information Management Services, Inc., of Houston, Texas, where he provided management services to investment vehicles such as limited partnerships and joint ventures. From 1979 to 1983, he served as co-owner of D. Russell Smith Associates, a restaurant and tenant finish general contractor. Mr. Wadsworth is Secretary of IMS Securities, Inc. a full service NASD broker/dealer owned by his wife. Mr. Wadsworth holds a B.B.A. degree from the University of Houston.

         PAUL A. HELBLING. Mr. Helbling joined Telescan as Chief Financial Officer in 1999. From 1997 until joining Telescan, Mr. Helbling was Vice President of Finance at PCC Flow Technologies, Inc., a subsidiary of Precision Castparts Corporation and a $350 million manufacturer of pumps and valves in the U.S. and Europe. From 1991 to 1997 Mr. Helbling served as Vice President and Chief Financial Officer of HydroChem Industrial Services, a $150 million provider of industrial cleaning services to the petrochemical, refining, and utility industries. Mr. Helbling became a Certified Public Accountant in 1978, with experience in Big-5 public accounting, and in the contract drilling and oil and gas exploration and production industries. Mr. Helbling holds B.A. and M.A. degrees from Rice University.

         GREG E. GENSEMER. Mr. Gensemer has been Vice President since rejoining Telescan in April 1999. Prior to rejoining Telescan, Mr. Gensemer was General Manager for Paragon Software from March 1998 to April 1999, a provider of streaming real-time quotes to individual investors, money managers and brokers. When previously employed by Telescan until March 1998, Mr. Gensemer held the positions of Director of Business Development, Project Manager, Retail Sales Executive and Technical Support Representative after originally joining Telescan in September 1990. Prior to joining Telescan, Mr. Gensemer was the Area Manager for Pilgrim Cleaners of Houston, Texas from 1986 to 1990. Mr. Gensemer serves on the Board of Directors of GRO Corporation of Houston, Texas.

         JERROLD B. SMITH. Mr. Smith, Vice President since March 1998, previously held the positions of Business Development Manager for Telescan's Consumer Web property, WallStreetCity.com, and Technical Support Supervisor after joining Telescan in 1995. Prior to joining Telescan, Mr. Smith practiced financial planning and asset management in Houston, Texas. From 1986 to 1988, Mr. Smith was national Sales Manager for USOne Apparel of New York. From 1976 to 1986, Mr. Smith was a salesman and ultimately regional Vice President of Donmoor, Inc., a wholesale apparel manufacturer, also of New York. Mr. Smith holds a B.S. in Business Administration from the University of Houston.


         ALEXANDER T. WYCHE. Mr. Wyche, Vice President and Corporate Counsel, who joined Telescan in May 1999, previously served as an attorney for Koch Industries, Inc., a privately held international conglomerate with interests in the natural gas industry, from 1997 to 1999. From 1996 to 1997, Mr. Wyche worked as a sole practitioner serving as a legal consultant to the natural gas industry. From 1988 to 1996, Mr. Wyche worked in the legal departments of Enron Corp. and from 1978 to 1988 he worked in the legal department of Tenneco, Inc. Mr. Wyche holds a B.B.A. from Campbell University, a J.D. from North Carolina Central University and is licensed to practice law in Texas and North Carolina.


         ELISABETH Y. SAMI. Ms. Sami is Vice President of Strategic Partnership and Business Development in NBC's Digital Media group. Ms. Sami was appointed to the board of directors on June 23, 2000 to fill the position created after Christopher Glowacki's resignation. Ms. Sami has been with NBC since March 1997, originally as Vice President for International Business Development and Operations in New York, and later as Vice President of Business Development for NBC West Coast in Burbank, California. Before joining NBC, Ms. Sami served as Vice President of International Business Development for Discovery Communications from March 1993 to February 1997. She started her career in international investment consulting. Ms. Sami earned her B.A. from the University of Iowa, and received a Graduate Diploma from the University of Stockholm.


         STEPHEN C. WOOD. Mr. Wood is currently President and Chief Executive Officer of Wireless Services Corporation based in Bellevue, Washington where he has worked since April 1996. Until May 1996, Mr. Wood was President and CEO of Notable Technologies, L.L.C., which filed for bankruptcy in 1996. From 1993 through 1994, Mr. Wood served as Vice President of Information Broadcasting for McCaw Development Corporation located in Kirkland, Washington. Until February 1993, he was President of Starwave Corporation, a company he formed in 1991 with Microsoft Corporation co-founder Paul G. Allen to develop and market data and information products. From 1986 through 1991, Mr. Wood served in several executive positions at Asymetrix Corporation, a software development and marketing firm founded by Mr. Allen. From 1980 until 1985, Mr. Wood was in charge of building a microcomputer software development organization for Datapoint Corporation in Austin, Texas, after serving in research & development and marketing positions. Mr. Wood began his career in 1976 when he became the sixth employee of Microsoft Corporation, where he was general manager from 1977 to 1980. Mr. Wood holds a B.S. in Computer Engineering from Case Western Reserve University and an M.S. in Electrical Engineering from Stanford University. Mr. Wood has been a director since 1992.

EXECUTIVE COMPENSATION

         The following table reflects all forms of compensation for services to Telescan for the years ended December 31, 2000, 1999, and 1998, of the individuals serving as Telescan's Chief Executive Officer during 2000 and Telescan's four most highly compensated executive officers who were serving Telescan at the end of 2000 and who earned more than $100,000 that year.

                           SUMMARY COMPENSATION TABLE



                                                                                              LONG-TERM
                                                  ANNUAL COMPENSATION                       COMPENSATION
                                                  -------------------                       ------------
                                                                                             SECURITIES
                                                                                             UNDERLYING
                 NAME                 YEAR               SALARY              BONUS             OPTIONS
                 ----                 ----               ------              -----          ------------
Lee K. Barba                           2000           $ 248,103 (1)        $45,866            833,321
Chief Executive Officer

David L. Brown                         2000             138,300                  -             58,378
Former Chief Executive Officer         1999             158,750                  -              4,393
                                       1998             140,000                  -             28,800

David M. Berray(3)                     2000             160,240 (1)         18,982            109,459
Chief Operating Officer

Roger C. Wadsworth                     2000             118,750             25,299             41,478
Senior Vice President                  1999              96,000                  -              2,662
                                       1998              84,000                  -             13,200

Paul A. Helbling                       2000             130,625             27,829             31,626
Chief Financial Officer                1999              42,096 (2)              -             12,729

Joseph Frantz(3)                       2000             116,375             33,480             22,801
Vice President, Chief Information      1999              93,460              3,727                932
   Officer                             1998              83,659                  -              6,890



--------------------


(1) Mr. Barba joined Telescan on February 28, 2000; and Mr. Berray joined Telescan on March 14, 2000.



(2) Mr. Helbling joined Telescan during 1999. Therefore, the amounts reflected for 1999 are for a partial year.



(3) The following employees resigned subsequent to December 31, 2000, but are named executives; Mr. Berray - resigned January, 2001; Mr. Frantz - resigned June 2001.

         The following table reflects all forms of compensation for services to Telescan for the years ended December 31, 2000, 1999, and 1998, of two executive officers who would have been included above had they been employed by Telescan at December 31, 2000 and who earned more than $100,000 that year.


                                                                                                        LONG-TERM
                                                            ANNUAL COMPENSATION                       COMPENSATION
                                                            -------------------                       ------------
                                                                                                       SECURITIES
                                                                                                       UNDERLYING
                 NAME                           YEAR                SALARY              BONUS            OPTIONS
                 ----                           ----                ------              -----         ------------
Ronald Warren                                    2000              $147,692          $30,359             24,137
Former President                                 1999               118,269                -             13,195
         Resigned August 2000                    1998               100,000                -             14,000

Edward C. Oliver                                 2000               117,500           27,829              6,000
Former Vice President                            1999                60,429 (1)            -             17,929
         Resigned May 2000


--------------------
(1) Mr. Oliver joined Telescan during 1999. Therefore, the amounts reflected for 1999 are for a partial year.

         STOCK OPTIONS. The following tables set forth information relating to the named executive officers with respect to (i) stock options granted in 2000, and (ii) the total number of exercised options through 2000 and the value of the unexercised in-the-money options at the end of 2000.

OPTION GRANTS IN LAST FISCAL YEAR


                                               PERCENT OF                                      POTENTIAL REALIZABLE VALUE AT
                                                  TOTAL                                        ASSUMED ANNUAL RATE OF STOCK
                              NUMBERS OF         OPTIONS                                       PRICE APPRECIATION FOR OPTION
                              SECURITIES       GRANTED TO       EXERCISE                                    TERM
                              UNDERLYING      EMPLOYEES IN     PRICE PER       EXPIRATION    ----------------------------------
          NAME              OPTIONS GRANTED    FISCAL YEAR       SHARE            DATE                 5%              10%
          ----              ---------------   ------------     ---------       ----------             ----            -----
Lee K. Barba                   400,000 (1)            20.03%         $19.00    02/27/10           $4,779,599       $12,114,443
                                12,401 (2)             0.62            5.00    08/10/10               38,995            98,820
                               420,920 (3)            21.08            2.00    10/29/10              529,429         1,341,676
David L. Brown                  20,000 (4)             1.00           21.63    01/31/10              272,060           689,453
                                 3,892 (2)             0.19           19.25    02/24/10               47,117           119,405
                                 8,349 (2)             0.42           10.94    05/07/10               57,442           145,569
                                 6,936 (2)             0.35            5.00    08/10/10               21,810            55,271
                                 7,500 (2)             0.38            2.00    10/16/10                9,433            23,906
                                11,701 (2)             0.59            2.00    10/29/10               14,717            37,297
David M. Berray                100,000 (5)             5.01           22.50    03/13/10            1,415,013         3,585,921
                                 9,459 (2)             0.47            5.00    08/10/10               29,744            75,376
Roger C. Wadsworth              10,000 (4)             0.50           21.63    01/31/10              136,030           344,726
                                 2,359 (2)             0.12           19.25    02/24/10               28,559            72,373
                                 5,255 (2)             0.26            5.00    08/10/10               16,524            41,876
                                15,000 (6)             0.75            2.00    10/16/10               18,867            47,812
                                 8,864 (2)             0.44            2.00    10/29/10               11,149            28,254
Paul A. Helbling                 6,000 (4)             0.30           21.63    01/31/10               81,618           206,836
                                 2,595 (2)             0.13           19.25    02/24/10               31,416            79,613
                                 5,780 (2)             0.29            5.00    08/10/10               18,175            46,059
                                 7,500 (6)             0.38            2.00    10/16/10                9,433            23,906
                                 9,751 (2)             0.49            2.00    10/29/10               12,265            31,081



                                               PERCENT OF                                      POTENTIAL REALIZABLE VALUE AT
                                                  TOTAL                                        ASSUMED ANNUAL RATE OF STOCK
                              NUMBERS OF         OPTIONS                                       PRICE APPRECIATION FOR OPTION
                              SECURITIES       GRANTED TO       EXERCISE                                    TERM
                              UNDERLYING      EMPLOYEES IN     PRICE PER       EXPIRATION    ----------------------------------
          NAME              OPTIONS GRANTED    FISCAL YEAR       SHARE            DATE                 5%              10%
          ----              ---------------   ------------     ---------       ----------             ----            -----
Joseph P. Frantz                 6,000 (4)             0.30           21.63    01/31/10               81,618           206,836
                                 1,651 (2)             0.08           19.25    02/24/10               19,987            50,652
                                 5,150 (2)             0.26            5.00    08/10/10               16,194            41,039
                                10,000 (6)             0.50            2.00    10/16/10               12,578            31,875
Ronald Warren                   15,000 (4)             0.75           21.63    08/08/01 (7)          204,045           517,090
                                 2,831 (2)             0.14           19.25    08/08/01 (7)           34,273            86,854
                                 6,306 (2)             0.32            5.00    08/08/01 (7)           19,829            50,251
Edward C. Oliver                 6,000 (4)             0.30           21.63    05/21/01 (7)           81,618           206,836


------------------------------
(1) Option vests in 3 components: (a) 100,000 shares vest six months from the date of grant, (b) 100,000 vest annually in equal installments over five years beginning one year after the date of grant subject to acceleration of vesting over four years if performance targets are met, and (c) 200,000 shares vest five years from the date of grant subject to acceleration of vesting to four years if performance targets are met.

(2)      Options vest immediately upon grant.

(3) Option vests in 3 components: (a) 220,920 shares vest immediately, (b) 100,000 vest annually in equal installments over four years beginning one year after the date of grant subject to acceleration of vesting over three years if performance targets are met, and (c) 100,000 shares vest four years from the date of grant subject to acceleration of vesting to three years if performance targets are met.

(4) On October 17, 2000, the vesting of these options was accelerated to vest 100% on that date.

(5) Options vest in three components: (a) 25,000 shares vest six months from date of grant, (b) 25,000 vest ratably over five years from date of grant subject to acceleration to four years if certain performance targets are met, and (c) 50,000 vest at the end of five years subject to acceleration to four years if certain performance targets are met.

(6)      Options vest 50% annually beginning 12 months after date of grant.

(7) Per their severance agreements, the expiration date of these options was extended one year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

                                                                                                  VALUE OF
                                                                                                 UNEXERCISED
                                                                    NUMBER OF SECURITIES         IN-THE-MONEY
                                                                   UNDERLYING UNEXERCISED         OPTIONS AT
                                                                 OPTIONS AT FISCAL YEAR END    FISCAL YEAR END
                                 SHARES                          --------------------------    ---------------
                              ACQUIRED ON                                                        EXERCISABLE/
           NAME                 EXERCISE     VALUE REALIZED      EXERCISABLE/UNEXERCISABLE      UNEXERCISABLE
--------------------------    -----------    --------------      --------------------------    ---------------
Lee K. Barba                          -                -           333,321/      500,000             -/-

David L. Brown                        -                -           139,506/            -             -/-

David M. Berray                       -                -            34,459/       75,000             -/-

Roger C. Wadsworth                    -                -            63,536/       15,000             -/-

Paul A. Helbling                      -                -            36,855/        7,500             -/-

Joseph F. Frantz                  6,373          $34,622            20,623/       10,000             -/-

Ronald Warren                         -                -            72,748/            -             -/-

Edward C. Oliver                  2,595          $49,954            23,929/            -             -/-



         EMPLOYEE AGREEMENTS. In February 2000, Telescan entered into an employment agreement with Mr. Barba to serve as Chief Executive Officer. The term of the agreement is for three years with an automatic one-year extension on the anniversary date. Mr. Barba is to receive an annual base salary of $295,000 and receive an option to purchase 400,000 shares of Telescan Common Stock. This option vests over a period ranging from six months to five years, which may be shortened to four years if certain stock price goals are met. The option expires in ten years. Mr. Barba is eligible to participate in the Officer Bonus Plan, the Telescan benefit plans, and will be reimbursed for routine business and entertainment expenses and club membership costs.


         DIRECTOR COMPENSATION. Telescan currently pays non-employee Directors cash fees of $1,500 per Board meeting attended and reimburses expenses incurred by Directors to attend such meetings. Directors who are not officers of Telescan are typically granted stock options annually, at an exercise price consistent with the market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information, as of August , 2001 unless otherwise indicated, with respect to the number of shares of Telescan common stock beneficially owned by (1) each director, nominee for director, and/or named executive officer individually, (2) all executive officers and directors of Telescan as a group, and (3) each stockholder known by Telescan to be the beneficial owner of more than 5% of Telescan's common stock. The number of shares is exclusive of shares allocated to the person's account through Telescan's 401(k) plan. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.


                                                                     NUMBER OF SHARES
OWNERS                                                              BENEFICIALLY OWNED(1)      % OF CLASS
-------                                                             ---------------------      ----------
William D. Savoy                                                          67,508                   *


                                         116


Lee K. Barba                                                             333,321                   2
Roger C. Wadsworth                                                       147,104                   *
Paul A. Helbling                                                          42,855                   *
Elisabeth Y. Sami                                                          7,500                   *
Stephen C. Wood                                                           60,200                   *
David M. Berray (4)                                                        8,000                   *
Joseph F. Frantz, II (4)                                                   2,000                   *
Ronald Warren (5)                                                        124,950                   *
Edward C. Oliver (5)                                                         200                   *
David L. Brown (6)                                                       753,956 (2)               4
National Broadcasting Company, Inc. and
GE Capital Equity Investments, Inc.
       120 LONG RIDGE ROAD
       STAMFORD, CONNECTICUT 06927                                     2,331,348                  14.3%
Lacy J. Harber
       LJH, Corp.
       377 NEVA LANE
       DENISON, TEXAS 75020                                            2,314,000                  14.2%
Paul G. Allen
       Vulcan Ventures Incorporated
       505 UNION STATION
       505 5TH AVENUE SO., SUITE 900
       SEATTLE, WASHINGTON 98104                                       1,290,000 (3)               7.9%
G. Robert Friedman
       Friedman & Associates
       P. O. BOX 676161
       RANCHO SANTA FE, CALIFORNIA 92067                               1,053,919                   6.5%
All Directors and executive officers as a group
(10 persons)                                                             756,631                   4.6%



     -----------------

     *Less than 1%.

     1. Each of the share amounts shown for the directors and officers includes options to purchase additional shares, which are exercisable within the next sixty days, as follows: Mr. Savoy - 34,535, Mr. Barba
         - 333,321, Mr. Wadsworth - 63,536, Mr. Helbling - 36,855, Ms. Sami -
         7,500, Mr. Wood - 20,250, Mr. Warren - 72,748.

     2.  Includes 636,318 shares owned by the Brown Family Partnership. David
         L. Brown has shared voting and investment power in the Brown Family Partnership along with other family members who are not officers and/or directors of Telescan. Includes 117,638 shares owned by David
         L. Brown personally.

     3.  Vulcan is owned 100% by Paul G. Allen.

     4. The following employees resigned subsequent to December 31, 2000, but are named executives: Mr. Berray - resigned January 2001; Mr. Frantz - resigned June 2001.

     5. The following employees resigned prior to December 31, 2000, but are named executives: Mr. Warren - resigned August 2000; Mr. Oliver - resigned May 2000.

     6. Mr. Brown's employment with Telescan ended on March 9, 2001 upon the expiration of his employment contract with Telescan.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTION WITH DIRECTORS AND EXECUTIVE OFFICERS

         In the normal course of business some members of the Board of Directors have proposed business alliances between Telescan and companies with which they are associated. In the opinion of management, each of these transactions or arrangements was entered into on terms as favorable to Telescan as could have been obtained in transactions or arrangements with unaffiliated third parties.


         VULCAN VENTURES, INCORPORATED. Pursuant to the terms of a May 20, 1992 stock purchase agreement between Vulcan Ventures and Telescan, Vulcan has the right to designate one nominee director to Telescan's Board of Directors for as long as Vulcan Ventures (or its affiliate) owns at least 540,000 shares of common stock of Telescan. In addition, Telescan has agreed not to take any corporate action to increase its number of directors to more than seven without the unanimous written consent of all directors for as long as Vulcan Ventures (or its affiliate) owns at least 540,000 shares of common stock of Telescan. After consummation of the merger, Vulcan Ventures will not have the legal right to designate a director to the INVESTools board although Mr. Savoy (an officer of Vulcan Ventures) has been requested to, and has agreed to serve, as chairman of the INVESTools board after the merger.


         KNOWLEDGE EXPRESS DATA SYSTEMS, L.C. ("KEDS"). At December 31, 2000, Telescan owned 55.58% of KEDS and a joint venture controlled by GRF Interests, Inc. ("GRF") owned the remaining interest. G. Robert Friedman, a significant stockholder and a former director of Telescan, controls GRF. Telescan and the joint venture sold their interests in KEDS to an unrelated third party in February 2001. Through that date, Telescan provided computer hardware, programming, systems maintenance, data loading, telecommunications and certain administrative services to KEDS. For the year ended December 31, 2000, KEDS assets were reclassified as net liabilities held for sale, totaling $15,000.

         TELEBUILD, L.C. ("TELEBUILD"). Friedman Interests, Inc., a company controlled by G. Robert Friedman, owns 45.42% of Telebuild. Telescan and the Brown Family Partnership own 15.83% and 25.44%, respectively, of Telebuild. The Brown Family Partnership is owned by David L. Brown, a Director and the former Chairman of Telescan, and other members of the Brown family. Through December 31, 2000, Telescan performed services under contract for Telebuild, which consisted primarily of the development, maintenance and operation of the Telebuild database system and the provision of office space, equipment and furniture. Telescan charged Telebuild for its personnel at a stipulated rate, which reflected the full absorption of overhead costs to Telescan. Non-personnel expenditures under the agreement are billed at actual cost. During 2000, Telescan wrote off $384,000 of intercompany receivables due from Telebuild when it became apparent that they would never be recovered. At December 31, 2000, Telescan had no investment recorded for Telebuild and Telebuild owed Telescan an additional $19,000, which was subsequently paid. For the year ended December 31, 2000, $55,000, or less than 1%, of Telescan's total revenue was derived from services provided to Telebuild.

         NATIONAL BROADCASTING COMPANY, INC. In a letter agreement dated February 22, 1999 between NBC and Telescan, NBC was granted the right to have an individual designated by NBC (the "NBC Designee") included as a nominee for the Board of Directors of Telescan. NBC shall have this right until GE Capital Equity Investments, Inc. ("GE Equity") owns less than 5% of the outstanding common stock of Telescan or the license agreement with NBC terminates or expires, whichever event occurs earlier. Pursuant to this agreement, NBC has designated, and the Board of Directors has approved, Ms. Elisabeth Y. Sami.

         In addition, GE Equity has the right to designate an individual to be present at all Board of Directors meetings. Such individual will not be a participating or voting member of the Board of Directors and may remain as a designee as long as GE Equity owns at least 5% of Telescan's outstanding common stock.

         GRO CORPORATION. Mr. Greg E. Gensemer, an officer of Telescan, serves on the Board of Directors for GRO Corporation. Telescan has entered into licensing and servicing agreements with this company. In December 2000, the licensing agreement was amended to terminate development of a new product for GRO. As a result of this modification, $153,000 of deferred license fees for GRO were accelerated and recognized into revenue in December. At December 31, 2000, Telescan still had approximately $358,000 of deferred license fees from GRO to be recognized into revenue through 2003. Telescan recognized $190,000 in revenue during 2000 from this licensing agreement, excluding the accelerated revenue. Telescan owned 603 shares of GRO Corporation representing an ownership interest of 5.1% at December 31, 2000.

               LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

         Nevada law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages under certain conditions and circumstances. The Articles of Incorporation of the Company limit the liability of directors of the Company to the Company or its shareholders to the fullest extent permitted by Nevada law. Specifically, no director of the Company will be personally liable to the Company or its shareholders for monetary damages for any act or omission in such director's capacity as a director, except for (i) a breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law; (iii) an act or omission for which the liability of a director is expressly provided for by an applicable statute or (iv) any transaction from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity.

         The inclusion of this provision in the Company's Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. However, such limitation on liabilities does not affect the standard of conduct with which directors must comply, the availability of equitable relief or any causes of action based on federal law.

         The Company's Articles of Incorporation provide for the indemnification of its current and former officers and directors to the fullest extent permitted by applicable law.

                                     EXPERTS


         The consolidated financial statements of the Company included in this Prospectus have been audited by Jones, Jensen & Company, and BDO Seidman, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing.



         The December 31, 2000 consolidated financial statements and schedules of Telescan included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and will be included herein by amendment in reliance upon the authority of said firm as experts in accounting and auditing.



         The consolidated financial statements and schedules of Telescan as of or for periods ending prior to December 31, 2000 this Prospectus have been audited by Hein + Associates LLP, independent public accountants, as indicated in their reports with respect thereto, and will be included herein by amendment in reliance upon the authority of said firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         The Company has filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this Rescission Offer. While this Prospectus, which forms a part of the registration statement, contains the information that the Company believes is material relative to the Rescission Offer, it does not contain all of the information set forth in the registration statement. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement. Copies of the registration statement may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the SEC. The address of such site is http://www.sec.gov.

         The Company and Telescan file annual, quarterly and current reports, and other information with the SEC. The Company and Telescan have each filed with the SEC a joint proxy statement/prospectus on Schedule 14A, pertaining to the proposed merger described in this Prospectus. You may read and copy any documents either company files, at the SEC's public reference section, referenced in the above paragraph. Copies of documents filed by Telescan with the SEC are also available at the offices of the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006.

         Request for documents of the Company should be directed to:

                  Investor Relations
                  ZiaSun Technologies, Inc.
                  665 San Rodolfo, Suite 120
                  Solana Beach, CA 90275
                  (858) 350-4060

                            ZIASUN TECHNOLOGIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                    Page
                                                                                                    ----
Report of Independent Public Accountants.............................................................F-2
Independent Auditors' Report.........................................................................F-3
Consolidated Balance Sheets as of December 31, 2000 and December 31, 1999............................F-4
Consolidated Statements of Operations and Comprehensive Income for the Three Years Ended
     December 31, 2000...............................................................................F-6
Consolidated Statements of Stockholders' Equity for the Three Years Ended December 31, 2000..........F-8
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2000...................F-10
Notes to Consolidated Financial Statements..........................................................F-12
Selected Quarterly Financial Data (unaudited).......................................................F-34
Unaudited Consolidated Balance Sheets as of June 30, 2001 and December 31, 2000.....................F-41
Unaudited Consolidated Statements of Operations for Six Months and the Three Months Ended
     June 30, 2001 and June 30, 2000................................................................F-45
Unaudited Consolidated Statements of Stockholders' Equity for the Year Ended December 31, 2000
     and the Six Months Ended June 30, 2001.........................................................F-48
Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2001
     and June 30, 2000..............................................................................F-50
Notes to the Unaudited Consolidated Financial Statements............................................F-52

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Boards of Directors of
ZiaSun Technologies, Inc.

         We have audited the accompanying balance sheet of ZiaSun Technologies, Inc. and subsidiaries (the "Company") as of December 31, 2000 and the related statements of operations and comprehensive income, changes in stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of ZiaSun Technologies, Inc. and subsidiaries as of December 31, 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman, LLP

Los Angeles, California
March 9, 2001, except for
Notes 3 and 10, which are as of
April 13, 2001

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
ZiaSun Technologies, Inc. and Subsidiaries
Solana Beach, California

We have audited the accompanying consolidated balance sheet of ZiaSun Technologies, Inc. and Subsidiaries as of December 31, 1999 and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZiaSun Technologies, Inc. and Subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

Jones, Jensen & Company
Salt Lake City, Utah
March 25, 2000

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets





                                                                                       DECEMBER 31,
                                                                               ----------------------------
                                                                                   2000             1999
                                                                               -----------      -----------
                                     ASSETS
CURRENT ASSETS

Cash and cash equivalents.........................................            $ 3,851,897        $ 9,283,310
Trade receivables.................................................                954,848            744,293
Prepaid expenses..................................................                265,618             65,962
                                                                              -----------        -----------
Total Current Assets..............................................              5,072,363         10,093,565
                                                                              -----------        -----------

EQUIPMENT

Machinery and equipment...........................................                288,905            174,947
Office equipment..................................................                169,663            125,371
Leasehold improvements ...........................................                 76,681             57,857
                                                                              -----------        -----------
                                                                                  535,249            358,175
Less: accumulated depreciation....................................               (171,585)           (75,632)
                                                                              -----------        -----------
Equipment, Net....................................................                363,664            282,543
                                                                              -----------        -----------

OTHER ASSETS

 Equity investment (Note 3).......................................              6,055,000                 --
 Net assets of discontinued operations (Note 10)..................                403,915          6,148,270

Goodwill - net of accumulated amortization of $3,849,826 and
    $223,535 (Note 2, 11 and 15)..................................             35,802,447          2,756,932
 Receivables - related parties (Note 6)...........................                      -             68,236
 Other assets.....................................................                 16,048            107,338
                                                                              -----------        -----------
 Total Other Assets...............................................             42,277,410          9,080,776
                                                                              -----------        -----------


                                       F-4

 TOTAL ASSETS ....................................................            $47,713,437        $19,456,884
                                                                              -----------        -----------



          See accompanying notes to consolidated financial statements.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets (continued)






                                                                                      DECEMBER 31,
                                                                               ----------------------------
                                                                                  2000              1999
                                                                               ----------        ----------
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses.............................           $  1,855,544       $   872,064
Related party payable (Note 6)                                                        --            690,000
Income tax payable (Note 5).......................................                 26,958         1,947,264
Sales tax payable.................................................              3,004,914           136,499
GST payable.......................................................                112,841            74,830
                                                                             ------------       -----------
Total Current Liabilities.........................................              5,000,257         3,720,657

Total Liabilities.................................................              5,000,257         3,720,657

COMMITMENTS AND CONTINGENCIES (Notes 3 and 4)

Shares subject to rescission (Note 14)............................                613,830                --

STOCKHOLDERS' EQUITY (Note 1, 12 and 13)

Common stock: 250,000,000 shares authorized of $0.001 par value, 32,675,330 shares issued and 32,314,630 outstanding at December 31, 2000, 22,205,018 shares issued and 22,141,818 outstanding, at
    December 31, 1999.............................................                 32,675            22,205
Additional paid-in capital........................................            116,909,372        12,504,547
Treasury stock, 360,700 and 63,200 shares, respectively...........               (799,538)          (34,030)
Other comprehensive income........................................                    --             54,230
Deferred compensation.............................................                (36,097)          (30,000)
Retained earnings / (Accumulated Deficit).........................            (74,007,062)        3,219,275
                                                                             ------------       -----------


                                       F-6

 Total Stockholders' Equity.......................................             42,099,350        15,736,227
                                                                             ------------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................            $47,713,437       $19,456,884
                                                                             ------------       -----------


          See accompanying notes to consolidated financial statements.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
         Consolidated Statements of Operations and Comprehensive Income


                                                                       FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                        -------------------------------------------------
                                                             2000              1999               1998
                                                        -------------       ------------     ------------
SALES, NET......................................        $  54,667,477       $ 23,619,590     $         --

COST OF GOODS SOLD..............................           28,275,184         13,026,015               --
                                                        -------------       ------------     ------------
Gross Margin....................................           26,392,293         10,593,575               --
                                                        -------------       ------------     ------------

OPERATING EXPENSES
General and administrative......................           19,049,784          5,493,459           77,045
Depreciation and amortization expense...........            3,106,395            540,815               --
Goodwill impairment (Note 2 and 15).............           71,755,840              --                  --
Bad debt expense................................               93,526              --                  --
Consulting fees - related party (Note 6)........                --               190,060               --
                                                        -------------       ------------     ------------
 Total Operating Expenses.......................           94,005,545          6,224,334           77,045
                                                        -------------       ------------     ------------
 Income (Loss) from Operations..................         (67,613,252)          4,369,241          (77,045)
                                                        -------------       ------------     ------------

OTHER INCOME (EXPENSE)

Loss on equity investments (Note 3).............             (200,000)              --                 --
Interest expense................................               (4,393)           (21,247)              --
Interest and dividend income....................              355,707             53,868               --
Other income (expense)..........................               15,423            (15,138)              --
                                                        -------------       ------------     ------------
Total Other Income (Expense)....................              166,737             17,483               --
                                                        -------------       ------------     ------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
    INCOME TAXES................................         (67,446,515)          4,386,724          (77,045)

INCOME TAXES (Note 5)...........................          (3,101,153)        (1,754,690)               --
                                                        -------------       ------------     ------------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS....         (70,547,668)          2,632,034          (77,045)
                                                        -------------       ------------     ------------


                                       F-8

DISCONTINUED OPERATIONS

Income (Loss) from Discontinued Operations......          (2,921,969)            648,457          846,365
Gain (Loss) on Disposal of Discontinued
    Operations, net of income tax provision of
    $-0-, $2,029,420 and $-0-, respectively.....          (3,756,700)          2,683,748               --
                                                        -------------       ------------     ------------
NET INCOME (LOSS)...............................        $(77,226,337)       $  5,964,239     $    769,320
                                                         ============       ============     ============


          See accompanying notes to consolidated financial statements.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
   Consolidated Statements of Operations and Comprehensive Income (continued)


                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                       ----------------------------------------------
                                                                          2000             1999             1998
                                                                       -------------  ---------------  --------------
INCOME (LOSS) PER COMMON SHARE (Note 9)

BASIC WEIGHTED AVERAGE COMMON SHARE .............................         29,744,300       21,769,583      17,022,767

NET INCOME (LOSS) PER SHARE COMMON SHARE

    Continuing Operations .......................................      $       (2.37) $         (0.12)    $         --
    Discontinued Operations .....................................              (0.23)           (0.15)            0.05
                                                                       -------------  ---------------     ------------
BASIC NET INCOME (LOSS) PER COMMON SHARE ........................      $       (2.60) $          0.27     $       0.05
                                                                       =============  ===============     ============
DILUTED WEIGHTED AVERAGE COMMON SHARES ..........................         29,744,300       25,796,000       17,022,767

DILUTED NET INCOME (LOSS) PER COMMON SHARES

    Continuing Operations .......................................      $       (2.37) $          0.10     $         --
    Discontinued Operations .....................................              (0.23)            0.13             0.05
                                                                       -------------  ---------------     ------------
DILUTED NET INCOME (LOSS) PER COMMON SHARE ......................      $       (2.60) $          0.23     $       0.05
                                                                       =============  ===============     ============
COMPREHENSIVE INCOME AND ITS COMPONENTS CONSIST OF THE FOLLOWING:

Net income (loss) ...............................................      $ (77,226,337) $     5,964,239     $    769,320

Foreign currency translation adjustment .........................            (54,230)          15,436           (2,967)
                                                                       -------------  ---------------     ------------
NET COMPREHENSIVE INCOME (LOSS) .................................      $ (77,280,567) $     5,979,675     $    766,353
                                                                       =============  ===============     ============

        See accompanying notes to the consolidated financial statements.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity


                                                                           OTHER                   RETAINED
                           COMMON STOCK         ADDITIONAL                 COMPRE-     DEFERRED    EARNINGS
                     -----------------------    PAID-IN      TREASURY     HENSIVE      COMPEN-    (ACCUMULATED
                       SHARES      AMOUNT       CAPITAL       STOCK        INCOME      SATION       DEFICIT)       TOTAL
                     -----------  ----------  -------------  ----------  ----------  -----------  -----------  -------------
Balance
December 31, 1997...  15,800,000  $   15,800  $   3,576,129  $        -  $        -  $  (40,000)  $(3,514,284) $      37,645
Purchase of
Momentum ASIA, Inc.
and Momentum
Internet, Inc.
(Note 1)............   5,130,000       5,130      5,347,265    (70,000)      41,761            -             -     5,324,156
Currency
translation
adjustment..........           -           -              -           -     (2,967)            -             -       (2,967)
Net income for the
year ended December
31, 1998............           -           -              -           -           -            -       769,320       769,320
                     -----------  ----------  -------------  ----------  ----------  -----------   -----------  ------------
Balance
December 31,
1998................  20,930,000      20,930      8,923,394    (70,000)      38,794     (40,000)   (2,744,964)     6,128,154
                     -----------  ----------  -------------  ----------  ----------  -----------   -----------  ------------
Purchase of
ASIA4Sale.com, Ltd.
(Note 1)............     100,000         100        249,900           -           -            -             -       250,000
Purchase of Online
Investors
Advantage, Inc.
(Note 1)............   1,150,000       1,150      2,873,850           -           -            -             -     2,875,000
Exercise of stock
option at $2.00 per
share (Note 8)......      25,000          25         49,975           -           -            -             -        50,000
Amortization of
deferred
compensation........           -           -              -           -           -       10,000             -        10,000
Proceeds from the
sale of the
Company's common
stock by a
Subsidiary (Note 12)           -           -        407,428      35,970           -            -             -       443,398
Adjustment for
forward stock split
(Note 1)............          18           -              -           -           -            -             -             -
Currency
translation
adjustment..........           -           -              -           -      15,436            -             -        15,436
Net income for the
year ended December
31, 1999............           -           -              -           -           -            -     5,964,239     5,964,239
                     -----------  ----------  -------------  ----------  ----------  -----------   -----------  ------------
Balance
December 31, 1999...  22,205,018  $   22,205  $  12,504,547  $ (34,030)  $   54,230  $  (30,000)   $ 3,219,275    15,736,227
                     -----------  ----------  -------------  ----------  ----------  -----------   -----------  ------------


                  See accompanying notes to consolidated financial statements

Balance
December 31, 1999...  22,205,018  $   22,205  $  12,504,547  $ (34,030)  $   54,230  $  (30,000) $   3,219,275      15,736,227
                     -----------  ----------  -------------  ----------  ----------  ----------- -------------    ------------
Exercise of stock
options (Note 8)....      50,000          50         99,950           -           -            -             -         100,000
Earn-out agreement
of Online
Investors,
Advantage, Inc.
(Note 1)............   9,820,152       9,820    100,567,674           -           -            -             -     100,577,494
Common stock issued
for services........     201,660         201        843,120           -           -            -             -         843,321
Sale of Momentum
Internet, Inc.
Subsidiary (Note 10)   (725,000)       (725)              -           -           -            -             -           (725)
Discontinuance of
foreign
Subsidiaries
(Note 10)...........           -           -              -           -    (54,230)            -             -        (54,230)
Amortization of
deferred
compensation........           -           -              -           -           -       43,752             -          43,752
Deferred
compensation
(Note 8)............           -           -         49,849           -           -     (49,849)             -               -
Common stock issued
for related party
debt (Note 6).......     103,500         104        689,896           -           -            -             -         690,000
Acquisition of
subsidiaries (Note
1)..................   1,020,000       1,020      2,074,350           -           -            -             -       2,075,370
Warrant grant
(Note 13)...........           -           -         70,935           -           -            -             -          70,935
Options granted for
services (Note 8)...           -           -          9,051           -           -            -             -           9,051
Repurchase of
common stock by the
Company.............           -           -              -   (765,508)           -            -             -       (765,508)
Loss for the
year ended
December 31, 2000...           -           -              -           -           -            -  (77,226,337)    (77,226,337)
                     -----------  ----------  -------------  ----------  ----------  ----------- -------------   -------------
Balance
December 31, 2000...  32,675,330  $   32,675  $ 116,909,372  $(799,538)  $        -  $  (36,097) $(74,007,062)   $  42,099,350
                     ===========  ==========  =============  ==========  ==========  =========== =============   =============


          See accompanying notes to consolidated financial statements.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                      -----------------------------------------------
                                                                           2000             1999             1998
                                                                      -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss) from continuing operations..................        $(70,547,668)    $   2,632,034    $    (77,045)
Adjustments to reconcile income (loss) to net cash provided by
   (used in) operating activities:
Common stock for services.....................................              843,321                -                -
Cancellation of common stock..................................                (725)                -                -
Depreciation and amortization.................................            3,140,147          283,458                -
Goodwill impairment...........................................           71,755,840                -                -
Loss on equity investment.....................................              200,000                -                -
Loss and disposal of assets...................................                9,335                -                -
Stock warrant granted for services............................               70,935                -                -
Stock options granted for services............................                9,051                -                -
Changes in operating assets and liabilities:
Increase in trade receivables.................................            (210,555)        (404,536)                -
Increase in prepaids..........................................            (199,656)         (65,962)                -
(Increase) in related party, receivables......................               68,236         (68,236)                -
Decrease in other assets......................................               91,290           38,612                -
Increase in accounts payable and accrued expenses.............              983,480          586,113                -
Increase (decrease) in income taxes payable...................          (1,920,306)        1,947,264                -
Increase in goods and services tax payable....................               38,011           74,830                -
Increase in sales tax payable.................................            2,868,415          136,499                -
                                                                      -------------    -------------    -------------
Net Cash Provided by Continuing Operating Activities..........            7,199,151        5,160,076         (77,045)

Net Cash Provided by (Used in) Discontinued Operations........              929,186      (1,940,256)          521,797

Net Cash Provided by Operating Activities.....................            8,128,337        3,219,820          444,752

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of equity investment.................................          (6,255,000)                -                -
Purchase of discontinued subsidiary...........................            (300,000)                -                -
Sale of subsidiary............................................                    -        5,000,000                -
Earn-out payment to former shareholders of
   subsidiary (Note 7)........................................          (6,000,000)                -                -
Purchases of property and equipment...........................            (196,512)        (237,689)                -
Acquisition of subsidiary.....................................                    -        (400,000)                -
Investing activities of discontinued operations...............             (53,502)                -                -
                                                                      -------------    -------------    -------------
Net Cash Provided by
 (Used in) Investing Activities...............................         (12,805,014)        4,362,311                -
                                                                      -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES

Financing activities of discontinued operations...............             (89,228)                -                -
Purchase of treasury stock....................................            (765,508)                -                -
Sale of the Company's common stock by a subsidiary............                    -          443,398                -
Proceeds from borrowings - related parties....................                    -          690,000                -
Proceeds from exercise of stock options.......................              100,000           50,000                -
                                                                      -------------    -------------    -------------
Net Cash Provided by
(Used in) Financing Activities................................        $   (754,736)    $   1,183,398    $           -
                                                                      -------------    -------------    -------------


          See accompanying notes to consolidated financial statements.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (Continued)


                                                                               For the Years Ended December 31,
                                                                      -----------------------------------------------
                                                                           2000             1999             1998
                                                                      ---------------  ----------------  ------------
NET INCREASE (DECREASE) IN CASH...............................        $ (5,431,413)    $   8,765,529     $    444,752

CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR.............................................            9,283,310          517,781           73,029
                                                                      ---------------  ----------------  ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR......................        $   3,851,897    $   9,283,310     $    517,781
                                                                      ===============  ================  ============
SUPPLEMENTAL CASH FLOW INFORMATION:

Cash Paid For:

Interest......................................................        $       4,392     $     22,299     $          -
Income taxes..................................................        $   4,992,587     $  1,514,000     $          -

Schedule of Non-Cash Financing Activities:

Purchase of subsidiaries for common stock.....................        $ 102,652,864     $  3,125,000     $  5,534,156
Conversion of note receivable to treasury stock...............        $           -     $          -     $     70,000
Conversion of note payable related party to
     Common stock.............................................        $     690,000     $          -     $          -
Issuance of stock subject to rescission.......................        $     614,200     $          -     $          -


          See accompanying notes to consolidated financial statements.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

         The financial statements presented are those of ZiaSun Technologies, Inc. (the "Company"). The Company was incorporated in the State of Nevada on March 19, 1996. The Company is a holding company originally in the business of acquiring companies and operations with business models developed around the Internet. The Company is currently in the business of providing investment seminars. The Company was considered a development stage company as defined in SFAS No. 7 until the acquisition of Momentum Asia, Inc. and Momentum Internet, Inc. in 1998. The Company changed its name to "BestWay U.S.A., Inc." on April 17, 1997 and, subsequently, changed its name to ZiaSun Technologies, Inc. during 1998. On September 10, 1998 in connection with the agreement and plan of reorganization described below, the shareholders of the Company authorized and the Company completed a reverse stock split of 1-for-2. On May 14, 1999, the Company's common stock was forward split on a 2 shares for 1 share basis. All references to shares of common stock have been retroactively restated.

         BestWay Beverages, Inc. (BBI), a wholly-owned subsidiary, was incorporated in the State of Nevada on September 23, 1998. BBI holds the exclusive distribution franchise rights in the U.S. and Mexico for a patented in-store beverage center. BBI is a U.S. based corporation. BBI was dissolved in 2001.

         Momentum Asia, Inc. (MAI), a wholly-owned subsidiary, was incorporated in Manilla, Philippines on September 6, 1994 under the name of New Age Publications, Inc. On June 17, 1998, the name was changed to Momentum Asia, Inc. MAI provides a wide range of compatible graphic design, writing, printing, database management, direct mailing and e-mail customer service operations.

         Momentum Internet, Inc. (MII), a former wholly-owned subsidiary, was incorporated under the laws of the British Virgin Islands on November 7, 1997. MII controls a range of Internet products and services, including a copyrighted international on-line stock trading web-site, a premium web-based e-mail service, an advertising banner network, a finance web-site and an Asia-focused search engine. MII has its main offices in Hong Kong.

         On October 5, 1998, the Company completed an agreement and plan of reorganization whereby Ziasun issued 5,130,000 shares of its common stock in exchange for all the outstanding common stock of MAI and MII. 4,000,000 shares were issued for MAI and 1,130,000 shares were issued for MII. The reorganization was accounted for as a purchase of MAI and MII. At the time of the acquisition, Ziasun had 15,800,000 shares outstanding. The financial statements of Ziasun reflected a license valued at $50,000 and minimal liabilities.

         Online Investors Advantage, Inc. (OIA), a wholly owned subsidiary, was incorporated under the laws of the State of Utah in 1997 to engage in the business of providing workshops to individuals regarding investing in the stock market.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

         On March 31, 1999, the Company entered into an Acquisition Agreement and Plan of Reorganization under which the Company acquired OIA. OIA is in the business of training individuals how to effectively use the financial planning and investment tools available on the internet to manage their own investment portfolios. The training is structured around a five-step discipline, which includes searching for an investment, evaluating the investment and assessing the risk, timing the purchase, establishing an exit point and monitoring the investment. This is done through live workshops, and video-based, self-directed home learning programs, which include the use of OIA's proprietary website, www.investortoolbox.com. In exchange for all of the capital stock of OIA, the Company issued 1,150,000 shares of restricted common stock and paid $400,000 in cash, all of which was distributed pro-rata to the shareholders of OIA, thereby making OIA a wholly-owned subsidiary of the Company. Under the terms of the acquisition agreement, the former shareholders of OIA, were to be issued 5,000,000 (post-split adjusted) shares, to be adjusted upwards or downwards on a one-share basis for each $0.50 of actual earnings of OIA greater than or less than $2,500,000, for the period from April 1, 1999 through March 31, 2000 (the "Earn-out"). Pursuant to an amendment to the acquisition agreement, the former OIA shareholders agreed to accept $6,000,000 in cash and 9,820,152 shares of the Company's common stock in satisfaction of 21,820,152 shares of common stock that would have been issued pursuant to the original Earn-out terms. The acquisition was completed on April 7, 1999 and was accounted for as a purchase.

         Asia4sale was incorporated on April 9, 1996, duly organized, validly existing and in good standing under the laws of Hong Kong. Asia4sale was organized to buy and sell merchandise over the internet, buying and selling goods directly from manufacturers in Asia. To be competitive in the Asian market, the Company also acquired the assets of Pacific Barter, Ltd., a company specializing in barter in Asia.

         On March 25, 1999, the Company entered into an Acquisition Agreement and Plan of Reorganization, under which the Company acquired Asia4sale.com, Ltd., (Asia4sale). In exchange for 99 of the 100 shares of Asia4sale, the Company issued 100,000 shares of restricted common stock and paid $15,000 cash to the majority holder of the capital stock of Asia4sale, thereby making Asia4sale a majority owned subsidiary of the Company. In addition, the Company made an unsecured loan of $50,000 to Asia4sale upon closing of the acquisition and agreed to issue one additional share of restricted common stock for each dollar ($1.00) of actual earnings of Asia4sale for the period from April 1, 1999 through September 30, 2000. No additional shares were granted. Asia4sale is in the business of Internet related international e-commerce. In addition, the Company was granted the option to repurchase the 100,000 shares issued in the acquisition of Asia4sale for a period of one (1) year at a price of $1.50 per share in the event that Asia4sale failed to reach profitability from its operations by September 30, 2000. The option went unexercised. The acquisition was completed on May 12, 1999. The acquisition of Asia4sale was accounted for as a purchase.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

         On December 31, 1999, the Company sold Asia4Sale for $5,000,000 cash and 300,000 shares of Internet Ventures, Ltd (IVL), a Samoan investment company. No value was attributed to the shares of IVL because the value was determined to be de minimis. The Company realized a gain of $4,713,163 on the sale. Based on subsequent financing transactions of IVL, the Company's holdings in IVL became 5,400,000 shares of Asia4Sale.com restricted common stock. These holdings are being recorded as an equity investment with a zero carrying value as of December 31, 2000.

         In May 2000, the Company entered into an Acquisition Agreement, under which the Company acquired all of the outstanding stock of Asia Prepress Technology, Inc. (APT) and Asia Internet Services, Inc. (AIS) for 250,000 shares of restricted common stock and paid $300,000 cash to the former shareholders, thereby making APT and AIS wholly-owned subsidiaries of the Company. APT and AIS are in the business of providing data entry services to publishers and are incorporated in the state of Maryland.

         In September and October 2000, the Company acquired Seminar Marketing Group, Inc. (SMG) and Memory Improvement Systems, Inc. (MIS) for 770,000 shares of restricted common stock, thereby making SMG and MIS wholly-owned subsidiaries of the Company. Both companies are incorporated in the state of Utah. SMG, through its broad base of employees, provides marketing, seminar development, hosting and speaking services to OIA. MIS develops preview seminar sales presentations, provides key personnel to be the preview sales presenters and recruits and trains additional preview seminar sales presenters for OIA.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.   Accounting Method

         The Company's financial statements are prepared using accounting principles generally accepted in the United States of America. The Company has elected a December 31 year end.

         b.   Cash and Cash Equivalents

         The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The detail of cash and cash equivalents is as follows:

                                                                                  DECEMBER 31,
                                                                        ----------------------------
                                                                           2000              1999
                                                                        ----------        ----------
                  Demand deposits:
                  U.S...................................                $2,355,686        $3,479,299
                  Foreign...............................                   384,678                 -
                                                                        ----------        ----------
                                                                         2,740,364         3,479,299
                                                                        ----------        ----------
                  Money market funds:
                  U.S...................................                 1,111,533         5,804,011
                                                                        ----------        ----------
                                                                        $3,851,897        $9,283,310
                                                                        ==========        ==========

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         c.   Trade Receivables

         Accounts receivable represents credit card payments made by customers who have attended OIA's investment seminars. No allowance for doubtful accounts is provided as accounts receivable are collected from credit card companies shortly after the completion of OIA's seminars.

         d.   Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financials statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         e.   Foreign Operations

         The Company currently conducts printing, database management, customer service and direct mailing activities in the Philippines, a country with a developing economy. The Philippines has experienced recently, or is experiencing currently, economic and political instability. Hyperinflation, volatile exchange rates and rapid political and legal change, often accompanied by military insurrection, have been common in this and certain other emerging markets in which the Company may conduct operations. The Company may be materially adversely affected by possible political or economic instability in any one or more of those countries. The risks include, but are not limited to, terrorism, military repression, expropriation, changing fiscal regimes, extreme fluctuations in currency exchange rates, high rates of inflation and the absence of industrial and economic infrastructure. Changes in investment policies or shifts in the prevailing political climate in any of the countries in which the Company conducts exploration and development activities could adversely affect the Company's business. Operations may be affected in varying degrees by government regulations with respect to production restrictions, price controls, export controls, income and other taxes, expropriation of property, maintenance of claims, environmental legislation, labor, welfare benefit policies, land use, land claims of local residents, water use and safety. The effect of these factors cannot be accurately predicted. As of December 31, 2000 the Company had adopted, and the Board of Directors approved a plan to discontinue all of these operations. See
         Note 10.

         f.   Equipment

         Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life or lease term of the related asset. Estimated useful lives are as follows:

         Printing equipment.........................................7 years
         Machinery and equipment....................................5 years
         Office equipment...........................................5 years
         Vehicles..................................................10 years
         Leasehold improvements.....................................5 years


                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         g.   Income and Loss per Share

         In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the income statement. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. (See Note 9) Basic income and loss per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during each period presented. Diluted EPS is based on the weighted average number of common shares outstanding as well as dilutive potential common shares, which in our case consist of shares issuable under stock benefit plans, shares issuable pursuant to warrants, shares issuable on convertible debt and contingent shares relating to the purchase of its OIA subsidiary. Potential common shares are not included in the diluted loss per share computation for the year ended December 31, 2000 as they would be anti-dilutive.

         h.   Foreign Currency Translation

         The value of the U.S. dollar rises and falls day-to-day on foreign currency exchanges. Since the Company does business in certain foreign countries (principally the Philippines), these fluctuations affect the Company's financial position and results of operations. In accordance with SFAS No. 52, "Foreign Currency Translation," all foreign assets and liabilities have been translated in the preparation of the consolidated financial statements at the exchange rates prevailing at the respective balance sheet dates, and all income statement items have been translated using the weighted average exchange rates during the respective periods. The net gain or loss resulting from translation upon consolidation of the financial statements is reported as a component of comprehensive income of each period with the accumulated foreign currency gain or loss reported as a component of the equity category for comprehensive income. Some translations of the Company and its foreign subsidiaries are made in currencies different from their own. Translation gains and losses from these transactions in foreign currencies are included in income as they occur.

         In accordance with SFAS No. 95, "Statement of Cash Flows," the cash flows of the Company's foreign subsidiary is translated using the weighted average exchange rates during the respective period. As a result, amounts in the statement of cash flows related to changes in assets and liabilities will not necessarily agree with the changes in the corresponding balances on the balance sheet which were translated at the exchange rate at the end of the period. The effect of exchange rate changes on foreign cash and cash equivalents is reported as a separate element of the statement of cash flows, if significant.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         i.   Fair Value of Financial Instruments

         As of December 31, 2000 and 1999, the fair value of cash, trade receivables, notes payable and accounts payable, including amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

         j.   Advertising

         Advertising costs are expensed as incurred. During the years ending December 31, 2000, 1999 and 1998, the Company incurred advertising costs of $6,933,753, $2,594,379 and $-0-, respectively.

         k.   Principles of Consolidation

         The consolidated financial statements include the Company and its wholly-owned subsidiaries. In addition, the Company accounts for certain of its investments on the equity method accounting. All significant intercompany accounts and transactions have been eliminated.

         l.   Impairment of Long-Lived Assets

         The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value. The Company did not record any losses due to impairment of long-lived assets during the years ended December 31, 1999, and 1998. The Company recorded an impairment of goodwill in the year ended December 31, 2000. See Note 15.

         m.   Treasury Stock

         The Company accounts for its investment in treasury stock using the cost method.

         n.   Reclassification

         Certain reclassifications have been made to the prior year financial statements to conform with the 2000 presentation.

         o.   Revenue Recognition Policy


         The Company generates revenues from the sale of investment seminars, the sale of home study courses and through subscriptions to the Company's website. The Company recognizes revenue as investment seminars are completed. Revenue is accrued for partially completed seminars as of the Company's year end. The Company recognizes revenue on product sales as the materials are shipped. Revenue related to online subscriptions to the Company's website are deferred and recognized ratably over the subscription period. Prior investment seminar attendees are allowed to attend a refresher course at no charge, or to extend their subscription to the Company's website for six months at no charge if they refer another person to an OIA workshop. To date, the incremental costs for such incentives have not been significant.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTANT POLICIES (Continued)

         p.    Goodwill

         The Company has recorded goodwill on the purchases of MAI, MII, OIA, AIS, APP and Asia4Sale for the excess of the purchase price over the fair value of the assets acquired and the liabilities assumed. Goodwill is amortized using the straight-line method over 10 years. The goodwill is evaluated annually for any impairment. If an impairment is recognized it is charged to expense in that period. See Note 15.

          Total goodwill.................................              $114,533,800
          Goodwill impairment............................              (71,755,840)
          Disposal of subsidiaries.......................               (3,125,687)
          Accumulated amortization.......................               (3,849,826)

                                                                       ------------
          Net goodwill at December 31, 2000..............               $35,802,447
                                                                       ============

         q.   Stock-Based Compensation

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods or services from non-employees in exchange for equity instruments. SFAS 123 also gives the option to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to Employees," or SFAS 123. The Company has chosen to account for stock-based compensation for employees utilizing the intrinsic value method prescribed in APB 25 and not the method established by SFAS 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the measurement date over the amount an employee must pay to acquire stock.

         Under SFAS 123, the Company presents in a footnote the effect of measuring the cost of stock-based employee compensation at the grant date based on the fair value of the award and recognizes this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair value of the option as determined by the model at grant date or other measurement date.

         r.   Income Taxes

         The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable or benefit for the period and the change during the year in deferred tax assets and liabilities.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


         s. Investment Transactions and Investment Income

         Investment transactions are recorded on the transaction date. Interest income is recognized on an accrual basis. Realized gains and losses on investment transactions are computed based on the purchase price of the security on a specific-identification basis and the proceeds realized from the sale.

         t. Investments

         Investments, include investment in U.S. equities, where there is no recognized established securities market in which there exists independent bona fide offers to buy and sell so that a price reasonably related to the last sales price or current bona fide competitive bid and offer quotations can be determined for a particular security almost instantaneously and where payment will be received in settlement of a sale at such price within a relatively short time conforming to trade custom.

         Investments are valued at estimated fair value as determined by management. Determination of fair value of securities not readily marketable may involve subjective judgement since the amount which may be realized in a sales transaction can only be determined by negotiation between parties to such a transaction. The amounts realized from future transactions may differ materially from the market values reflected in the statement of financial condition. The Company did not record any impairment of fair value on investment holdings for the years ended December 31, 2000, 1999, and 1998.

         The Company may receive warrants in portfolio companies in conjunction with investment transactions. Generally, such warrants are exercisable for shares of investment securities that cannot be publicly offered or sold unless registration has been effected under the Securities Act of 1933 or cannot be sold because of other arrangements, restrictions, or conditions applicable to the investment securities. These non-marketable warrants are valued using the Black-Scholes Option Pricing Model discounted for minority interest and restrictions.

         u. Start-up Costs

         Statement of Opinion 98-5, "Reporting on the Costs of Start-up Activities," is effective for financial statements for fiscal years beginning after December 31, 1998. The SOP provides guidance and examples of the types of expenses associated with one-time (start-up) activities with under this SOP must be expensed as incurred. The adoption of SOP 98-5 had no effect on our financial position or results of operations.

         v. Cost of Acquisition Opportunities

         Internal costs associated with a business combination are expensed and incurred. Direct and incremental costs relating to successful negotiations where the Company is the acquiring company are capitalized as part of the acquisition. Costs associated with unsuccessful negotiations are expensed when it is probable that the acquisition will not occur.

         w.  New Accounting Pronouncements

         In October 2000, the Company adopted Financial Accounting Standards Board SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires changes in the derivative's fair value to be recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 as of January 2001 did not have a material impact on the consolidated financial statements.

         In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. The Company was required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than October 1, 2000. The Company believes the adoption of SAB 101, as amended by SAB 101B, has not had a material effect on the financial position, results of operations or cash flows of the Company for the year ended December 31, 2000.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" (FIN44). The Interpretation is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the Interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 14, 1998 and after January 12, 2000. The adoption of FIN 44 did not have a material adverse affect on the current and historical consolidated financial statements.


         In July, 2000, the Company adopted Emerging Issues Task Force No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2). The Task Force issue outlined the capitalization and expense requirements of costs incurred to development internet web sites. The adoption of EITF 00-2 did not have a material impact on the consolidated financial statements.


NOTE 3 - EQUITY INVESTMENT


         In July 2000, the Company entered into a venture fund agreement with the McKenna Group, a third party entity. The name of the newly formed fund is McKenna-ZiaSun ("MKZ" or the "Fund"). MKZ was organized as a limited liability company, formed in the state of Delaware. The purpose of the Fund is to invest in emerging, early-stage technology companies, either through the McKenna Venture Accelerator ("MVA"), a limited liability company formed in July 2000 or through other means as determined by the Investment Board of MKZ. Under the original MKZ agreement, the Company agreed to fund MKZ with $15,000,000. However, in April 2001, the Company and the McKenna Group agreed to limit ZiaSun's commitment to MKZ to $9,150,000, $7,500,000 of which had been contributed to MKZ during the year ended December 31, 2000. As of December 31, 2000, the Company has an outstanding commitment to MKZ in the amount of $1,650,000. Under the amended terms, the Company shall receive 60% of the distributed profits of MKZ, and the McKenna Group will receive 40%. The accounts of MKZ have been consolidated with those of Ziasun and its subsidiaries as ZiaSun owns 100% of MKZ's equity as of December 31, 2000 and controls the investment making decisions of the Fund. The Company issued 100,000 shares of restricted common

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 3 - EQUITY INVESTMENT (Continued)

         stock to an advisor who assisted in consummating the venture fund agreement. The Company recorded expense $433,000, equal to the estimated fair value of the stock on the date of grant. Condensed financial information of MKZ, which is included in the consolidated financial statements of the Company, is as follows:


                                                                    DECEMBER 31,
                                                                        2000
                                                                --------------------
         Cash.............................................              $    650,000
         Investments in MVA...............................                 5,400,000
         Investments......................................                   455,000
         Investments due from McKenna Group, LLC..........                   200,000
                                                                --------------------
         Total assets.....................................              $  6,705,000
                                                                ====================
         Accounts payable.................................              $    500,491

         Total liabilities................................                   500,491
                                                                --------------------
         Contributed capital..............................                 7,500,000
         Accumulated deficit..............................               (1,295,491)
                                                                --------------------
         Total capital....................................                 6,204,509
                                                                --------------------
         Total liabilities and capital ...................              $  6,705,000
                                                                ====================
         Revenue..........................................              $         -
         Share of loss in MVA.............................                 (200,000)
         General and administrative expenses..............               (1,095,491)
         (included in the consolidated general and
         administrative expenses of the Company)..........
                                                                --------------------
         Net loss.........................................              $(1,295,491)
                                                                ===================



         The main purpose of MVA is to acquire securities of start-up and early stage companies with a principal focus of its investment portfolio to be in the areas of broadband telecoms and infrastructure, horizontal e-business platforms, and mobile infrastructure and e-commerce. MVA began operations in September 2000. The total initial funding of MVA shall be $20,000,000. Under the initial MKZ venture fund agreement, MKZ committed to fund MVA with a minimum of $5,000,000 and up to $10,000,000. As of December 31, 2000, MKZ has contributed $5,600,000 in cash. MKZ currently intends to contribute an additional $2,400,000 into MVA. As of December 31, 2000, MKZ had a 43.2% interest in MVA. The Company accounts for its investment in MVA using the equity method of accounting. MKZ does not intend to contribute any additional amounts to MVA. Condensed financial information of MVA is as follows:

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 3 - EQUITY INVESTMENT (Continued)


                                                                   DECEMBER 31,
                                                                       2000
                                                               --------------------
Cash.....................................................               $10,761,241
Certificate of deposit...................................                   500,000
Employee advances........................................                    15,000
                                                               --------------------
Total Current Assets.....................................                11,276,241
                                                               --------------------
Property and Equipment, Net..............................                    13,833
                                                               --------------------
Portfolio investments....................................                 1,500,000
Deposits.................................................                   188,752
                                                               --------------------
Total Other Assets.......................................                 1,688,752
                                                               --------------------
Total Assets.............................................               $12,978,826
                                                               ====================

Accounts payable.........................................                  $136,217
Notes payable............................................                   500,000

Total Current Liabilities................................                   636,217

Total Liabilities........................................                   636,217

Contributed capital......................................                18,500,000
Shares subscription receivable...........................               (5,709,506)
Accumulated deficit......................................                 (447,885)
                                                               --------------------
Total Capital............................................                12,342,609
                                                               --------------------
Total Liabilities and Capital............................               $12,978,826
                                                                ====================
Interest income..........................................                  $176,776
Other income.............................................                    10,400
                                                               --------------------
Total Revenues...........................................                   187,176

Operating expenses.......................................                   635,061
                                                               --------------------
Net Loss.................................................                $(447,885)
                                                               ====================


           The loss attributable to MKZ for the year ended December 31, 2000, is approximately $200,000.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 4 - COMMITMENTS AND CONTINGENCIES

LEASES

         The Company's continuing operations lease space at four facilities, one in California and three in Utah. The Company's discontinued operations lease space at two facilities in the Philippines, including a 20 year non-cancellable lease. Rent expense for continuing operations for the years ended December 31, 2000,1999 and 1998 was $289,032, $213,043 and
         $-0-, respectively.

         Future minimum lease commitments are as follows:


                                                                        CONTINUING           DISCONTINUED
                                                                        ----------           ------------
          2001..........................................                  $290,686            $   97,140
          2002..........................................                   291,690                98,239
          2003..........................................                   189,809                95,636
          2004..........................................                   143,950               101,375
          2005..........................................                    28,080               107,457
          Thereafter....................................                    -                  1,705,336
                                                                        ----------           ------------
          Total.........................................                  $944,215            $2,205,183
                                                                        ==========           ============

         Employment Agreements


         The Company has an employment agreement with its President providing for annual compensation of $200,000, expiring 2002.

         Contingencies

         The Company is subject to certain legal proceedings and claims arising in connection with its business. In the opinion of management, there are currently no claims that will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 5 - INCOME TAXES

         For the years ended December 31, 2000 and 1999, the provision for U.S. and foreign income taxes consisted of the following:


                                                          2000                  1999             1998
                                                        ----------            ----------    ------------
         Current:
         U.S.................................           $3,101,153            $1,754,690               -
         Foreign.............................                  -                                       -
                                                        ----------            ----------    ------------
                                                        $3,101,153            $1,754,690
                                                        ==========            ==========    ============


                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999


NOTE 5 - INCOME TAXES (Continued)

         A reconciliation of income taxes at the federal statutory rate to the effective tax rate is as follows:

                                                                          2000              1999             1998
                                                                    -------------       -----------        ---------
Income taxes computed at the U.S. statutory rate............        $(25,202,563)       $ 4,000,915        $ 307,700
Benefit of net income not subject to taxing jurisdictions...              923,343          (74,600)        (307,700)
Benefit of operating loss carryforward......................                    -         (142,205)                -
Taxes attributable to discontinued operations...............                    -       (2,029,420)                -
Goodwill....................................................           25,453,160                 -                -
Other.......................................................              700,085                 -                -
Disallowed loss on foreign subsidiaries.....................            1,227,128                 -                -
                                                                    -------------       -----------        ---------
Taxes on income.............................................          $ 3,101,153       $ 1,754,690        $       -
                                                                    =============       ===========        =========

         The Company has no material deferred tax liabilities or assets. The permanent difference due to income not being subject to taxing jurisdictions pertains to the British Virgin Islands where there is no income tax.

NOTE 6 - RELATED PARTY TRANSACTIONS

         a.  Receivables

         At December 31, 1999, the Company had receivables of $68,236 due from the President of the company's discontinued MAI subsidiary. The full amount was collected in 2000.

         b.   Officer Compensation

         In 2000 and 1999, the Company's former president was compensated for his services under a consulting contract with a company which he controls. The contract provides for $10,000 per month in consulting fees. During the years ended December 31, 2000 and 1999 the Company paid $60,000 and $120,000, respectively, to this Company. Other officers of the Company were paid a total of $70,060 in consulting fees in addition to their base salaries during 1999.

         c.   Convertible Debt

         In 1999, the Company received $690,000 in advances from shareholders. The advances were non-interest bearing and unsecured. In 2000, the advances were converted to 103,500 shares of common stock based on the trading value of the shares on the date of conversion.

         d.   Stock Issuance

         In August 2000, in conjunction with the consummation of the MKZ Venture Fund agreement, the Company issued a total of 100,000 shares of its restricted common stock as finder's fee. 50,000 were issued to a Company controlled by a member of the Company's advisory board and 50,000 were issued to a director of the Company. See Note 3.

         The Company also issued 71,660 shares of restricted common stock to its directors as compensation. See Note 12.


         e.   Marketing Expense



         In 2000, the Company paid $40,000 in marketing expenses to a company owned by certain officers and directors of the Company.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 7 - ECONOMIC DEPENDENCE AND MAJOR CUSTOMERS

         During 2000, 1999, and 1998, the Company had no customers which made up more than 10% of net sales.

NOTE 8 - STOCK OPTIONS

         During 1997, the Company issued to its vice-president the option to purchase 100,000 shares of its common stock at $2.00 per share. At the time of grant, the market value of the stock was $2.40 per share. Consequently, the Company recorded deferred compensation expense of $40,000 equal to the intrinsic value of the award granted. On November 3, 2000, the Company's shareholders approved the 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan allows for the issuance of up to 2,500,000 shares of common stock upon exercise of stock options granted under the 1999 Plan. All options are generally granted at not less than fair value at the date of grant except for 272,400 options granted in 2000 for which deferred compensation of $49,849 has been recorded, equal to the difference between the exercise price and the market value of the common stock on the date of grant. The options have a contractual life of seven years. The purpose of this plan is to attract, retain, motivate and reward officers, directors, employees and consultants of the Company to maximize their contribution towards the Company's success.

         The following table summarizes the activity in the plan:


                                                                                             WEIGHTED AVERAGE
                                                                     NUMBER OF SHARES         EXERCISE PRICE
                                                                     ----------------        ----------------
         Options outstanding at January 1, 1997
           Granted...........................................                 100,000                   $2.00
                                                                     ----------------        ----------------
          Options outstanding at December 31, 1998
           and 1997..........................................                 100,000                   $2.00
         Exercised...........................................                 (25,000)                  $2.00
                                                                     ----------------        ----------------
         Options outstanding at December 31,1999.............                  75,000                   $2.00
         Granted.............................................                 342,400                   $5.73
         Cancelled...........................................                 (43,000)                  $6.38
         Exercised...........................................                 (50,000)                  $2.00
                                                                     ----------------        ----------------
          Options outstanding at December 31, 2000...........                 324,400                   $5.36
                                                                     ================        ================


         Except for the options noted above, all options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with the accounting for such options utilizing the intrinsic value method, there is not related compensation expense recorded in the Company's financial statements. During the twelve months ending December 31, 2000, the Company granted 10,000 stock options to consultants for services rendered. Included in general and administrative expense is $9,051 in expense relating to these grants. Had compensation cost for stock-based compensation been determined based in the fair value at the grant dates in accordance with the method delineated in Statement of Accounting Standards No. 123, the Company's net loss per share for the years ended December 31, 2000, 1999 and 1998, would have been increased to the proforma amounts presented below:

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999



NOTE 8 - STOCK OPTIONS (Continued)



                                                       2000                 1999                 1998
                                                  -------------          ----------            --------
         Net income (loss):
         As reported.....................         $(77,226,337)          $5,964,239            $769,320
         Proforma........................          (77,665,254)           5,946,477             741,558
         Earnings (loss) per share:
         Basic EPS as reported...........                (2.60)                0.27                0.05
         Proforma basic EPS..............                (2.61)                0.27                0.04
         Diluted EPS as reported.........                (2.60)                0.23                0.05
         Proforma diluted EPS............                (2.61)                0.23                0.04


         Additional information relating to stock options outstanding and exercisable at December 31, 2000 summarized by exercise price as follows:


                                                                  OUTSTANDING                        EXERCISABLE
                                                                    WEIGHTED                           WEIGHTED
           EXERCISE PRICE                       AVERAGE LIFE      EXERCISABLE                          AVERAGE
             PER SHARE           SHARES           (YEARS)        EXERCISE PRICE       SHARES        EXERCISE PRICE
           --------------        ------         ------------     --------------       ------        --------------
            $2.00                 25,000               3.5             $2.00            -                 $   -
            $2.13                 20,000              6.29             $2.13            5,000             $2.13
            $3.63                 50,000              6.58             $3.63           25,000             $3.63
            $6.38                229,400              6.29             $6.38          114,700             $6.38
            -----------          -------              ----             -----          -------             -----
            $2.00-$6.38          324,400              6.16             $5.36          144,700             $5.76
                                 =======                                              =======

         The fair value of options granted is estimated on the date of grant utilizing the Black-Sholes option-pricing model with the following weighted average assumptions for grants during the year ended December 31, 2000: expected life of option 4 years, expected volatility of 45%, risk free interest rate of 6.00% and a 0% dividend yield. The fair value, at date of grant, using these assumptions range from $0.91-$2.72 and the weighted average was $2.40. The assumptions for the year ended December 31, 1999 were: expected life of option 4 years, expected volatility of 45%, risk free interest rate of 6.00% and a 0% dividend yield. The fair value, at date of grant using these assumptions was $1.17.

                                    ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                  Notes to the Consolidated Financial Statements
                                            December 31, 2000 and 1999

NOTE 9 - EARNINGS (LOSS) PER SHARE

         The following data show the amounts used in computing basic earnings per share. The number of shares used in the calculation for the years December 31, 2000, 1999, and 1998 were as follows:


                                                       2000                1999                1998
                                                  -------------          ----------          ----------
         Net earnings (loss) available
         to common shareholders..........         $(77,226,337)          $5,964,239            $769,320
                                                  ============           ==========          ==========
         Average number of common shares
         used in basic EPS...............           29,744,300           21,769,583          17,022,767
                                                  ============           ==========          ==========


         The Company incurred a net loss from continuing operations for the year ended December 31, 2000 and 1998. Accordingly, the effect of dilutive securities are not included in the calculation of EPS because their effect would be antidilutive. The following data shows the effect on income and the weighted average number of shares of dilutive potential common stock.


                                                       2000                1999                1998
                                                  -------------          ----------          ----------
         Net earnings (loss) available
         to common shareholders used in
         basic EPS.......................         $(77,226,337)          $5,964,239            $769,320
                                                  -------------          ----------          ----------
         Average number of common shares
         used in basic EPS...............            29,744,300          21,769,583          17,022,767
         Stock options...................                30,813              75,000             100,000
         Purchase of subsidiaries........                  -              3,847,917                -
         Convertible debt................                                   103,500                -
         Average number of common shares
         and dilutive potential common
         stock used in diluted
                                                  -------------          ----------          ----------
         EPS.............................            29,775,113          25,796,000          17,122,767
                                                  =============          ==========          ==========


         The shares issuable upon exercise of options and warrants represent the quarterly average of the shares issuable at exercise, net of share assumed to have been purchased, at the average market price for the period, with assumed exercise proceeds. Accordingly, options with exercise prices in excess of the average market price for the period are excluded because their effect would be antidilutive.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 10 - DISCONTINUED OPERATIONS

         In August 2000, the Company entered into a share Purchase Agreement effective as of July 1, 2000 with Vulcan Consultants Limited, a British Virgin Island Company (Vulcan) under which the Company would sell all the issued and outstanding shares of Momentum Internet, Inc (MII) in consideration of 725,000 shares of the Company's common stock owned by Vulcan. As a condition of the sale, SwiftTrade, a subsidiary of MII, agreed to repay a $500,000 loan made from the Company's wholly owned subsidiary, Momentum Asia, Inc., to Swiftrade. Subsequent to the disposition, the Company cancelled the 725,000 shares received in the transaction. The Company recorded a $1,004,186 loss on disposal of this subsidiary. The accompanying balance sheet has been restated to separately classify the former subsidiaries net assets as of December 31, 1999.

         In March, the Company's board of directors adopted a plan to dispose of or sell its Asia Prepress Technology and Asia Internet Services subsidiaries. Net assets to be disposed of, at their expected realizable values, have been separately classified in the accompanying balance sheet at December 31, 2000. A loss on disposal of $1,502,991 has been recorded equal to the carrying amount of goodwill at December 2000.

         In March, the Company entered into an agreement to sell its Momentum Asia, Inc. subsidiary for 200,000 shares of restricted stock of the Company which had previously been issued to the former shareholders of MAI when the Company acquired it in 1998. The sale of this subsidiary has been reflected in the December 31, 2000 financial statements. The Company recorded a loss on disposal of $1,249,523. The accompanying balance sheet has been restated to separately classify the former subsidiaries net assets as of December 31, 1999.

         Revenues generated by discontinued operations for the years ended December 31, 2000, 1999 and 1998 were $2,937,715, $3,600,750 and
         $2,270,036, respectively.

         Net assets of discontinued operations at December 31, 2000 and 1999 consist of:

                                                                                    2000                    1999
                                                                                ---------             ----------
         Cash.................................................                  $190,659              $2,369,194
         Marketable securities................................                                           540,234
         Restricted stock.....................................                         -                 166,413
         Equity investment....................................                         -                 254,195
         Accounts receivable, net.............................                   168,268                 401,667
         Prepaid expenses and other assets....................                     6,888                  92,065
         Inventory............................................                         -                  18,239
         Mortgage note receivable.............................                         -                 250,000
         Club membership......................................                         -                 142,857
         Equipment............................................                   142,632                 512,676
         Excess cost over net assets acquired.................                         -               1,910,691
                                                                                ---------             ----------

         Total Assets.........................................                   508,447               6,658,231

         Line of credit.......................................                    70,000                       -
         Accounts payable and other liabilities...............                    34,532                 435,861
         Deferred income......................................                         -                  74,100
                                                                                ---------             ----------

         Total Liabilities....................................                   104,532                 509,961
                                                                                ---------             ----------

         Net Assets of Discontinued Operations................                  $403,915              $6,148,270
                                                                                =========             ==========

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999


NOTE 11 - PURCHASE OF SUBSIDIARIES

         A summary of the purchases of Online Investors Advantage, Inc., Seminar Marketing Group, Inc., Memory Improvement Systems, Inc., Asia Prepress, Asia Internet Services, Momentum Asia, Inc., and Momentum Internet, Inc. are as follows:

                                                                    CONTINUING OPERATIONS
                                         -----------------------------------------------------------------------------
                                                                                                               MEMORY
                                                                                      SEMINAR MARKETING      IMPROVEMENT
                                         OIA FINDERS SHARES         OIA                    GROUP              SYSTEMS
                                         ------------------       ------------         ----------------      ----------
Goodwill..............................         $375,000(i)        $109,182,961            $614,200           $600,000
Current assets........................                -                339,757               -                   -
Property and equipment................                -                 94,777               -                   -
Other assets..........................                -                148,950               -                   -
Current liabilities...................                -               (285,951)              -                   -
                                         ------------------       ------------         ----------------      ----------
Total Purchase Price..................         $375,000           $109,480,494            $614,200           $600,000
                                         ==================       ============         ================      ==========

                                                                    CONTINUING OPERATIONS
                                         -----------------------------------------------------------------------------
                                                                                                           MEMORY
                                                                                SEMINAR MARKETING        IMPROVEMENT
                                         OIA FINDERS SHARES         OIA               GROUP                SYSTEMS
                                         ------------------    ---------------- -----------------       -------------
Cash..................................         $      -        $  6,400,000        $      -             $      -
Common stock..........................          375,000(i)      103,080,494(ii)     614,200(iii)         600,000(iv)
                                         ------------------    ---------------- -----------------       -------------
Total Purchase Price..................         $375,000        $109,480,494        $614,200             $600,000
                                         ==================    ================ =================       =============


                                                                   DISCONTINUED OPERATIONS
                                         -------------------------------------------------------------------------------
                                                               ASIA INTERNET                            MOMENTUM
                                           ASIA PREPRESS         SERVICES       MOMENTUM ASIA INC.    INTERNET INC.
                                           ----------------    -------------    ------------------    -------------
Goodwill..............................             $492,992     $ 1,085,000             $1,516,427      $667,220
Current assets........................              210,100               -              1,382,452       325,293
Property and equipment................              146,136                                421,785        19,630
Other assets..........................                -                                  1,682,310        -
Current liabilities...................             (159,228)               -              (487,309)      (16,337)
                                           ----------------    -------------    ------------------    -------------
Total Purchase Price..................             $690,000     $ 1,085,000             $4,515,665      $995,806
                                           ================    =============    ==================    =============

Cash..................................             $100,000       $ 200,000             $1,515,665      $148,306
Common stock..........................              590,000(v)      885,000(v)           3,000,000(vi)   847,550(vi)
                                           ----------------    -------------    ------------------    -------------
Total Purchase Price..................             $690,000     $ 1,085,000             $4,515,665      $995,806
                                           ================    =============    ==================    =============


(i)   at $2.50 per share
(ii)  1,150,000 shares at $1.50, 9,820,152 shares at $10.24
(iii) at $1.66 per share
(iv)  at $5.90 per share
(v) at $0.75 per share
(vi) at $0.75 per share

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 11 - PURCHASE OF SUBSIDIARIES (Continued)

         There were minimal net assets of Asia4Sale at the date of acquisition. The value of the 100,000 shares issued and the $250,000 paid, was written-off during the year ended December 31, 1999 as the subsidiary was sold.

         The accompanying proforma statement of operations has been prepared as though OIA, SMG and MIS were acquired on January 1, 1999. The summarized statement of operations of the Company includes the operations of OIA from April 1, 1999 through December 31, 1999. The summarized statements of operations of OIA for the three months ended March 31, 1999 is included below as a proforma adjustment. The summarized statements of operations of SMG and MIS for the year ended December 31, 1999, is included below as a proforma adjustment, which reflects the additional expense that would have been incurred if SMG and MIS had been acquired as of January 1, 1999. The proforma amounts do not purport to be indicative of the results what would have actually be obtained if the acquisition occurred as of the beginning of the periods presented or that may be obtained in the future.

         The proforma effects relating to the acquisition of Asia4Sale, Asia PrePress and Asia Internet Services have not been presented as their operations are not significant.

                                         ZIASUN
                                      TECHNOLOGIES,                                         PROFORMA
                                        INC. AND                                           ADJUSTMENTS
                                      SUBSIDIARIES                                          INCREASE
                                      CONSOLIDATED            OIA          SMG AND MIS      (DECREASE)      PROFORMA
                                      -------------      ----------        -----------      -----------   -----------
REVENUES........................        $23,619,590      $4,701,227       $       -        $       -       $28,320,817
NET INCOME (LOSS)...............          5,964,239          63,866        (311,807)        (195,932)        5,920,366
BASIC NET INCOME (LOSS PER
  COMMON SHARE..................               0.27            0.02           (0.01)           (0.01)             0.27
DILUTED NET INCOME (LOSS) PER
  COMMON SHARE..................        $      0.23      $     0.02       $   (0.01)       $   (0.01)      $      0.23


                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 11 - PURCHASE OF SUBSIDIARIES (Continued)

Pro forma adjustments:

To record a full year of amortization expense for OIA based on a ten-year life ($2,980,467 x 3/12 = $74,512).

To record one year of amortization expense for SMG and MIS based on a ten-year life ($1,214,200/10 = $121,420).

The summarized statements of operations of SMG and MIS for the year ended December 31, 2000, is included below as a proforma adjustment, which reflects the additional expense that would have been incurred if SMG and MIS had been acquired as of January 1, 1999. The proforma amounts do not purport to be indicative of the results what would have actually be obtained if the acquisition occurred as of the beginning of the periods presented or that may be obtained in the future.

The proforma effects relating to the acquisition of Asia PrePress and Asia Internet Services have not been presented as their operations are not significant.

                                                  ZIASUN                                                   PROFORMA
                                              TECHNOLOGIES,                                               ADJUSTMENTS
                                                 INC. AND                               INCREASE           PROFORMA
                                               SUBSIDIARIES        SMG AND MIS         (DECREASE)        CONSOLIDATED
                                              -------------        -----------         ----------        ------------
REVENUES..............................        $ 54,667,477          $       -           $       -       $ 54,667,477
NET LOSS..............................         (77,226,337)          (594,954)           (121,420)       (77,942,711)
BASIC NET INCOME (LOSS) PER COMMON
  SHARE...............................               (2.60)             (0.03)              (0.00)             (2.62)
DILUTED NET INCOME (LOSS) PER
  COMMON SHARE........................              $(2.60)            $(0.03)             $(0.00)            $(2.62)


To record one year of amortization expense for SMG and MIS based on a ten-year life ($1,214,200/ 10 = $121,420).

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                           December 31, 2000 and 1999

NOTE 12 - STOCKHOLDERS' EQUITY

         In March 2000, the Company issued 30,000 shares of restricted common stock to a consulting firm for services rendered. The Company recorded expense of $273,450, the estimated fair value of the stock issued.

         In November 2000, the Company compensated its Board of Directors members with 71,660 shares of restricted common stock for their service. The Company recorded expense of $136,871, the estimated fair value of the stock issued.

         In March 1999, the Company's Momentum Asia, Inc. subsidiary sold 35,970 shares of treasury stock on the open market for cash. The difference between the cash received and the cost of the treasury shares is presented as additional paid-in capital.


NOTE 13 - COMMON STOCK WARRANT

         In January, 2000, the Company issued warrants to acquire 200,000 shares of the Company's common stock to a consulting firm. The terms of the warrant are as follows:

              - 50,000 immediately exercisable, term 180 days from the issuance date, exercise price equal to 125% of the closing bid price on January 14, 2000.

              - 50,000 immediately exercisable, term 210 days from issuance date, exercise price equal to 150% of the closing bid price on January 14, 2000.

              - 50,000 immediately exercisable, term 240 days from issuance date, exercise price equal to 175% of the closing bid price on January 14, 2000.

              - 50,000 immediately exercisable, term 270 days from issuance date, exercise price equal to 200% of the closing bid price on January 14, 2000.

         The Company recorded consulting expense and additional paid-in capital of $70,935, equal to the fair value of the warrant on the date of grant. The warrant expired unexercised in October 2000.

NOTE 14 - SHARES SUBJECT TO RESCISSION

         In September, 2000, the Company acquired all of the issued and outstanding shares of Seminar Marketing Group, Inc. ("SMG") for 370,000 shares of unregistered and restricted shares of the Company's common stock. The issuance of these shares was intended to be issued in a transaction exempt from the registration requirements under the Securities Act of 1933 ("Securities Act") pursuant to Rule 506 of Regulation D. Upon subsequent review of the transaction by the Company's attorneys, it was determined that the issuance of the shares did not meet the technical requirements of the Securities Act. The Company is in the process of making an offer of rescission to the former SMG shareholders under which they may be compensated with a cash amount equal to the fair value of the shares originally granted.

                                    ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                  Notes to the Consolidated Financial Statements
                                            December 31, 2000 and 1999

NOTE 15 - GOODWILL IMPAIRMENT

         The Company periodically assesses the recoverability of carrying the amount of goodwill. Based on its assessment, the Company recorded a charge to goodwill for $71,755,840 during the three months ended December 31, 2000. The magnitude of the charge is equal to the difference between the discounted projected future cash flows from the acquired business that gave rise to the goodwill and the carrying amount of goodwill prior to the impairment charge.

NOTE 16 - TRADEMARK

         In October 2000, a company filed a complaint against the Company alleging trademark and servicemark infringement. It was contended that ZiaSun's use of the trademark "Online Investors Advantage" infringed on their trademark, "Investors Advantage." The two parties negotiated a settlement where by the Company would cease using the mark "Online Investors Advantage" on or before September 19, 2001. No amounts were paid on the settlement. The Company began implementing its trade marked name "Online Investortoolbox" in January 2001, in order to phase out the use of Online Investors Advantage before September 2001.

NOTE 17 - SEGMENTS

         Following the sale or discontinuance of all activities other than those of OIA the Company operates in one business segment. Enterprise wide information regarding our geographical concentration is as follows:

                                                                2000                   1999                   1998
                                                            -----------            -----------               -----
Net sales:
  United States..............................               $46,218,461            $20,925,850                $ -
  North America-non U.S......................                 5,825,702              1,014,302                  -
  Europe.....................................                   527,221                  -                      -
  Asia.......................................                 1,568,999                  -                      -
  Australia..................................                   339,258              1,679,438                  -
  Africa.....................................                   187,836                  -                      -
                                                            -----------            -----------               -----

  Total......................................               $54,667,477            $23,619,590                $ -
                                                            ===========            ===========               =====

         The Company does not have any significant long lived assets outside of the United States.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Operating results for the years ended December 31, 2000 and 1999 by quarters are as follows:


                                       FIRST QUARTER   SECOND QUARTER   THIRD QUARTER    FOURTH QUARTER        TOTAL
                                       -------------   --------------   -------------    --------------      --------
                                                        (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
2000

OPERATING REVENUES - NET........            $13,789        $14,211          $13,243         $ 13,424        $ 54,667
INCOME (LOSS) FROM CONTINUING
  OPERATIONS....................              1,977         (1,792)          (1,202)         (69,531)        (70,548)
INCOME (LOSS) FROM
  DISCONTINUED OPERATIONS.......                  -           (320)            1,312          (7,670)         (6,678)
NET INCOME......................              1,977         (2,112)              110         (77,201)        (77,226)
BASIC EARNINGS PER SHARE OF
  STOCK
Continuing operations...........               0.09          (0.06)           (0.04)           (2.36)          (2.37)
Discontinued operations.........                  -          (0.01)             0.04           (0.26)          (0.23)
                                       -------------   --------------   -------------    --------------     ---------

Earnings Per Share..............            $  0.09         ($0.07)                0        $  (2.62)       $  (2.60)
                                       =============   ==============   =============    ==============     =========

Weighted Average Shares
  Outstanding...................             22,219          32,309           31,625           32,315          29,744
                                       =============   ==============   =============    ==============     =========

DILUTED EARNINGS PER SHARE OF STOCK
Continuing operations...........               0.09          (0.06)           (0.04)           (2.36)          (2.37)
Discontinued operations.........                  -          (0.01)             0.04           (0.26)          (0.23)
                                       -------------   --------------   -------------    --------------     ---------

Earnings Per Share..............            $  0.09         ($0.07)                0        $  (2.62)       $  (2.60)
                                       =============   ==============   =============    ==============     =========

Weighted Average Shares
  Outstanding...................             22,269          32,309           31,625           32,315          29,744
                                       =============   ==============   =============    ==============     =========




                                       FIRST QUARTER   SECOND QUARTER    THIRD QUARTER   FOURTH QUARTER         TOTAL
                                       ------------    --------------    -------------   --------------       ---------
                                                        (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
1999

OPERATING REVENUES - NET........            $ -              $8,570           $6,998           $8,052         $23,620
INCOME (LOSS) FROM CONTINUING
  OPERATIONS....................              -               1,203               35            1,394           2,632
INCOME (LOSS) FROM
  DISCONTINUED OPERATIONS.......            (91)                (64)             755            2,641           3,332

                                     F-39



NET INCOME......................                (91)           1,139              790            4,126           5,964

BASIC EARNINGS PER SHARE OF STOCK
Continuing operations...........              (0.00)            0.05             0.01             0.06            0.12
Discontinued operations.........              (0.00)            0.00             0.03             0.13            0.15
                                       ------------    --------------    -------------   --------------       ---------

Earnings Per Share..............             $(0.00)           $0.05            $0.04            $0.19           $0.27
                                       ============    ==============    =============   ==============       =========
Weighted Average Shares
  Outstanding...................             20,930           22,201           22,055           22,205          21,770
                                       ============    ==============    =============   ==============       =========
DILUTED EARNINGS PER SHARE OF STOCK
Continued operations............              (0.00)            0.04             0.00             0.06            0.10
Discontinued operations.........              (0.00)            0.00             0.03             0.10            0.13
                                       ------------    --------------    -------------   --------------       ---------
Earnings Per Share..............             $(0.00)           $0.04            $0.03            $0.16           $0.23
                                       ============    ==============    =============   ==============       =========
Weighted Average Shares
  Outstanding...................             21,030           26,227           27,130           26,231          25,796
                                       ============    ==============    =============   ==============       =========


         Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                      ASSETS


                                                                              DECEMBER 31,        JUNE 30,
                                                                                  2000              2001
                                                                              -----------         ----------
                                                                                                 (UNAUDITED)
CURRENT ASSETS

Cash and cash equivalents.........................................             $3,851,897         $5,082,217
Trade receivables.................................................                954,848            927,587
                                                                              -----------         ----------
Prepaid expenses..................................................                265,618             72,569

   Total Current Assets...........................................              5,072,363          6,082,373
                                                                              -----------         ----------

EQUIPMENT

Machinery and equipment...........................................                288,905            257,213
Office equipment..................................................                169,663            108,091
Leasehold improvements ...........................................                 76,681             64,261
                                                                              -----------         ----------
                                                                                  535,249            429,565
Less: accumulated depreciation....................................              (171,585)          (158,689)
                                                                              -----------         ----------
   Total Equipment................................................                363,664            270,876
                                                                              -----------         ----------
OTHER ASSETS

 Deferred acquisition costs.......................................                      -            730,898
 Equity investment................................................              6,055,000          5,979,906
 Net assets of discontinued operations ...........................                403,915                  -
 Goodwill - net of accumulated amortization of $3,849,826 and
     $6,109,418...................................................             35,802,447         33,542,855
 Receivables - related parties....................................                      -              5,000
                                                                              -----------         ----------




 Other assets.....................................................                 16,048             38,462
                                                                              -----------        -----------
   Total Other Assets.............................................             42,277,410         40,297,121
                                                                              -----------        -----------
   TOTAL ASSETS ..................................................            $47,713,437        $46,650,370
                                                                              ===========        ===========

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets (Continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                              DECEMBER 31,        JUNE 30,
                                                                                  2000              2001
                                                                              -----------        ---------
                                                                                                (Unaudited)
CURRENT LIABILITIES

Accounts payable and accrued expenses.............................             $1,855,544        $1,482,548
Income tax payable................................................                 26,958           461,311
Sales tax payable.................................................              3,004,914         3,215,000
GST payable.......................................................                112,841           162,993
                                                                              -----------        ----------
    Total Current Liabilities.....................................              5,000,257         5,321,852
                                                                              -----------        ----------
    Total Liabilities.............................................              5,000,257         5,321,852

COMMITMENTS AND CONTINGENCIES

Shares subject to rescission......................................                613,830           654,370
Minority interest                                                                       -            25,000

STOCKHOLDERS' EQUITY

Common stock: 250,000,000 shares authorized of $0.001 par value, 32,675,330 shares issued and 32,314,630 outstanding at December 31, 2000, 31,824,630 shares issued and 31,824,830 outstanding, at
    June 30, 2001.................................................                 32,675            31,824
Additional paid-in capital........................................            116,909,372       115,818,830
Treasury stock, 360,700 and no shares, respectively...............              (799,538)                 -





Deferred compensation.............................................                (36,097)          (27,073)
Accumulated deficit...............................................            (74,007,062)      (75,174,433)
                                                                              -----------       -----------
    Total Stockholders' Equity....................................             42,099,350        40,649,148
                                                                              -----------       -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................            $47,713,437       $46,650,370
                                                                              ===========       ===========

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                                   (Unaudited)



                                                        FOR THE SIX MONTHS ENDED           FOR THE THREE MONTHS ENDED
                                                                JUNE 30,                             JUNE 30,
                                                        -------------------------          ---------------------------
                                                             2000            2001             2000            2001
                                                         -----------     -----------      -----------     ------------
SALES, NET......................................         $26,290,955     $29,773,923      $13,377,043     $15,540,602

COST OF GOODS SOLD..............................           9,183,010      10,248,927        4,749,108       5,700,350
                                                         -----------     -----------      -----------     ------------
   Gross Margin.................................          17,107,945      19,524,996        8,627,935       9,840,252
                                                         -----------     -----------      -----------     ------------
OPERATING EXPENSES
   Depreciation and amortization expense........           2,794,598       2,322,037        2,636,740       1,160,053
   Bad debt expense.............................              30,000              --           15,000              --
   General and administrative...................          11,308,834      16,912,417        6,190,284       7,566,355
                                                         -----------     -----------      -----------     ------------
   Total Operating Expenses.....................          14,133,432      19,234,454        8,842,024       8,726,408
                                                         -----------     -----------      -----------     ------------
   Income (Loss) from Operations................           2,974,513         290,542         (214,089)      1,113,844
                                                         -----------     -----------      -----------     ------------
OTHER INCOME (EXPENSE)

   Gain (loss) on disposal of assets............             (32,166)        (41,187)         (50,000)         (50,190)
   Loss on equity investments...................                --          (474,603)             --          (270,105)
   Interest expense.............................                --          (190,786)             --          (115,663)
   Interest and dividend income.................             139,295          69,991           63,326           46,222
                                                         -----------     -----------      -----------     ------------
      Total Other Income (Expense)..............             107,129        (636,585)          13,326         (389,736)
                                                         -----------     -----------      -----------     ------------
INCOME (LOSS) BEFORE INCOME TAXES...............           3,081,642        (346,043)        (200,763)         724,108


INCOME TAXES....................................           2,327,162         677,494          771,620          654,494
                                                         -----------     -----------      -----------     ------------
NET INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS             754,480      (1,023,537)        (972,383)          69,614

DISCONTINUED OPERATIONS                                     (889,655)       (132,367)      (1,139,667)           7,430

(LOSS) ON DISPOSAL OF DISCONTINUED OPERATIONS,..                --           (11,467)             --           (11,467)
                                                         -----------     -----------      -----------     ------------
NET INCOME (LOSS)...............................          $ (135,175)    $(1,167,371)     $(2,112,050)       $  65,577
                                                         ===========     ===========      ===========     ============

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Consolidated Statements of Operations (continued)
                                   (Unaudited)


                                                        FOR THE SIX MONTHS ENDED          FOR THE THREE MONTHS ENDED
                                                                 JUNE 30,                           JUNE 30,
                                                     ------------------------------     -----------------------------
                                                          2000              2001             2000             2001
                                                     ------------       -----------     ------------     ------------
WEIGHTED AVERAGE NUMBER OF
    SHARES OUTSTANDING                                 27,268,927        32,326,891       32,308,670       32,317,042
                                                     ============       ===========     ============     ============
    Continuing..................................     $       0.03           $(0.03)     $      (0.03)    $       0.00
    Discontinued................................            (0.03)            (0.01)           (0.04)           (0.00)
                                                     ------------       -----------     ------------     ------------
BASIC INCOME (LOSS) PER SHARE...................     $      (0.00)           $(0.04)    $      (0.07)    $       0.00
                                                     ============       ===========     ============     ============

FULLY DILUTED WEIGHTED
    AVERAGE NUMBER OF SHARES
    OUTSTANDING.................................       27,302,078        32,326,891       32,308,670       32,352,536
                                                     ============       ===========     ============     ============
    Continuing..................................     $       0.03           $(0.03)     $      (0.03)    $       0.00
    Discontinued ...............................            (0.03)            (0.01)           (0.04)           (0.00)
                                                     ------------       -----------     ------------     ------------
DILUTED NET INCOME (LOSS) PER
    SHARE.......................................     $      (0.00)           $(0.04)    $      (0.07)    $       0.00
                                                     ============       ===========     ============     ============

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity

                                         COMMON STOCK            ADDITIONAL
                                   -------------------------       PAID-IN        TREASURY
                                     SHARES         AMOUNT         CAPITAL          STOCK
                                   ----------     ----------     -----------     ----------
Balance, December 31, 1999...      22,205,018       $22,205      $ 12,504,547    $ (34,030)
Exercise of stock options ...          50,000            50           99,950             -
Earn out agreement of Online
   Investors, Advantage, Inc.       9,820,152         9,820      100,567,674             -
Common stock issued for
   services..................         101,660           101          843,120             -
Sale of Momentum Internet,
   Inc. Subsidiary...........        (725,000)         (725)             -               -
Discontinuance of foreign
   subsidiaries..............              -            -                -               -
Amortization of deferred
   compensation..............              -            -                -               -
Deferred compensation .......              -            -             49,849             -
Common stock issued for
   related party debt .......         103,500           104          689,896             -
Acquisition of subsidiaries..       1,120,000         1,120        2,074,350             -
Warrant grant................              -            -             70,935             -
Options granted for services.              -            -              9,051             -
Repurchase of common stock by
   the Company ..............              -            -                -        (765,508)
Loss for the year ended
   December 31, 2000.........              -            -                -               -
                                   ----------       -------     ------------     ----------
Balance, December 31, 2000...      32,675,330       $32,675     $116,909,372     $(799,538)
                                   ==========       =======     ============     ==========
                                      OTHER
                                   COMPREHENSIVE     DEFERRED        ACCUMULATE
                                      INCOME       COMPENSATION        DEFICIT            TOTAL
                                    ----------     ------------     -------------    --------------
Balance, December 31, 1999...        $ 54,230        $(30,000)      $  3,219,275      $ 15,736,227
Exercise of stock options ...          -                 -                  -              100,000
Earn out agreement of Online
   Investors, Advantage, Inc.          -                 -                  -          100,577,494
Common stock issued for
   services..................          -                 -                  -              843,321
Sale of Momentum Internet,
   Inc. Subsidiary...........          -                 -                  -                 (725)
Discontinuance of foreign
   subsidiaries..............         (54,230)           -                  -              (54,230)
Amortization of deferred
   compensation..............          -               43,752               -               43,752
Deferred compensation .......          -              (49,849)              -                  -
Common stock issued for
   related party debt .......          -                 -                  -              690,000
Acquisition of subsidiaries..          -                 -                  -            2,075,370
Warrant grant................          -                 -                  -               70,935
Options granted for services.          -                 -                  -                9,051
Repurchase of common stock by
   the Company ..............          -                 -                  -             (765,508)
Loss for the year ended
   December 31, 2000.........          -                 -           (77,226,337)      (77,226,337)
                                     -------         ---------      ------------      ------------
Balance, December 31, 2000...        $ -             $(36,097)      $(74,007,062)     $ 42,099,350
                                     =======         =========      ============      ============

                    ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                                 (Unaudited)

                                             COMMON STOCK                ADDITIONAL
                                    -----------------------------         PAID-IN          TREASURY
                                        SHARES         AMOUNT             CAPITAL           STOCK
                                    -------------   -------------      -------------    -------------
Balance, December 31, 2000....        32,675,330       $32,675          $116,909,372      $(799,538)

Amortization of deferred
   compensation (unaudited)...                -            -                      -              -

Common stock issued for
   services (unaudited).......            27,000            27                18,198             -

Treasury stock received for
   Subsidiaries (unaudited)...                -            -                      -        (310,080)

Treasury stock retired
   (unaudited)................          (877,500)         (878)           (1,108,740)     1,109,618

Loss for the three months
   ended June 30, 2001
   (unaudited)................                -            -                      -              -
                                     -----------       -------          ------------      ---------
Balance, June 30, 2001
   (unaudited)................        31,824,830       $31,824          $115,818,830           $ -
                                      ==========       =======          ============      =========
                                       OTHER
                                    COMPREHENSIVE        DEFERRED        ACCUMULATE
                                       INCOME          COMPENSATION        DEFICIT             TOTAL
                                    -------------      -------------    -------------     -------------
Balance, December 31, 2000....           $-               $(36,097)     $(74,007,062)      $42,099,350

Amortization of deferred
   compensation (unaudited)...            -                  9,024               -               9,024

Common stock issued for
   services (unaudited).......            -                    -                 -              18,225

Treasury stock received for
   Subsidiaries (unaudited)...            -                    -                 -            (310,080)

Treasury stock retired
   (unaudited)................            -                    -                 -

Loss for the three months
   ended June 30, 2001
   (unaudited)................            -                    -          (1,167,371)       (1,167,371)
                                    ----------            --------      ------------       -----------
Balance, June 30, 2001
   (unaudited)................           $-               $(27,073)     $(75,174,433)      $40,649,148
                                    ==========            ========      ============       ===========

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                              FOR THE SIX MONTHS ENDED JUNE 30,
                                                                             ------------------------------------
                                                                                 2000                   2001
                                                                             ------------          --------------
         CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss.............................................               $  (135,175)            $(1,167,371)
         Adjustments to reconcile net loss to net cash used in
             operating activities:
             Depreciation and amortization....................                 2,754,167               2,322,037
             Bad debt expense.................................                    30,000                  30,000
             Loss on equity investment........................                        -                  474,603
             Common stock issued for services.................                   300,000                  18,225
             Gain (loss) on disposed of assets................                        -                   41,187
             Common stock received for subsidiaries...........                        -                 (310,080)

         Changes in operating assets and liabilities:
             (Increase) decrease in accounts receivable.......                  (344,293)                 (2,739)
             (Increase) decrease in prepaids..................                  (243,817)                193,049
             (Increase) decrease in other assets..............                    90,565                 (22,412)
             Increase (decrease) in accounts payable and accrued
                expenses......................................                  (184,634)               (667,135)
             Increase (decrease) in taxes payable.............                 1,610,433                 694,591
             Increase (decrease) in deferred income...........                        -                 (334,679)
             (Increase) decrease in receivable - related party
                receivable....................................                        -                   (5,000)
                                                                             -----------             -----------
          NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES                 4,565,832               1,933,634

          NET CASH PROVIDED BY DISCONTINUED OPERATIONS........                   885,951                 403,914
                                                                             -----------             -----------
             Net Cash Provided by Operating Activities........                 5,451,783               2,337,548
                                                                             -----------             -----------
         CASH FLOWS FROM INVESTING ACTIVITIES

             Payment of deferred acquisition costs............                        -                 (730,898)
             Cash acquired in purchase of subsidiary..........                        -                   25,000
             Purchases of equity investments..................                  (200,000)               (399,509)
             Purchases of property and equipment..............                  (149,311)                 (1,821)
             Purchase of discontinued subsidiaries............                  (300,000)                     -
             Investing activities of discontinued operations..                   (53,502)                     -
             Earn out payment to former shareholders of subsidiary            (6,000,000)                     -
                                                                             -----------             -----------
                Net Cash used in Investing Activities.........               $(6,702,813)            $(1,107,228)
                                                                             ===========             ===========

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (Continued)
                                   (Unaudited)


                                                                                   FOR THE SIX MONTHS ENDED
                                                                              ----------------------------------
                                                                                           JUNE 30,
                                                                                 2000                    2001
                                                                             ------------             ----------
         CASH FLOWS FROM FINANCING ACTIVITIES

            Financing activities of discontinued operations..............    $    (89,228)            $        -
            Proceeds from exercise of stock options......................          25,000                      -
                                                                             ------------             ----------

              Net Cash Provided by Financing Activities..................         (64,228)                     -
                                                                             ------------             ----------

         NET INCREASE (DECREASE) IN CASH.................................      (1,315,258)             1,230,320

         CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD................       9,283,310              3,851,897
                                                                             ------------             ----------

         CASH AND CASH EQUIVALENTS AT END OF PERIOD......................    $  7,968,052             $5,082,217
                                                                             ============             ==========
         SUPPLEMENTAL CASH FLOW INFORMATION:

         Cash Paid For:

            Interest.....................................................    $          -             $        -
            Income taxes.................................................    $    251,587             $  243,141

         Schedule of Non-Cash Financing Activities:

            Purchase of subsidiaries for common stock....................    $102,077,494             $        -
            Insurance of common stock for related party payable..........    $    690,000             $        -
            Treasury stock retired.......................................    $          -             $ (310,080)

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                       June 30, 2001 and December 31, 2000


NOTE 1 -      CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              The accompanying consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of and for the periods June 30, 2001 and 2000 and for the periods ended for all periods presented have been made.

              Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2000 audited consolidated financial statements. The results of operations for the periods ended June 30, 2001 and 2000 are not necessarily indicative of the operating results for the full years.

NOTE 2 -      SUBSEQUENT EVENTS

              On May 3, 2001, the Company and the Telescan, Inc., a Delaware Corporation ("Telescan") entered into an Agreement and Plan of Merger (the "Merger Agreement"), whereby Telescan and the Company agreed to engage in a business combination ("the Merger") that results in each becoming a wholly owned subsidiary of a new corporation, INVESTools, Inc. ("INVESTools"), to be organized under the laws of the State of Delaware. The Merger Agreement was amended and restated on August 13, 2001.

              As a result of the Merger, each issued and outstanding share of the Company's common stock, are to be converted into the right to receive 0.12500 of a share of INVESTools common stock, par value $0.01 per share ("INVESTools common stock"). Each issued and outstanding share of

              Telescan common stock, par value of $0.01 per share, shall be converted into the right to receive 0.07061 of a share of INVESTools common stock, while each issued and outstanding share of Telescan 5% Series B Convertible Stock, par value of $0.01 per share, shall be converted into and become one share of INVESTools 5% Convertible Preferred Stock, par value $0.01 per share. The foregoing ratios are subject to proportionate adjustments in the event a higher per share price for the INVESTools common stock is required in order for it to be listed on the Nasdaq National Market System or the Nasdaq SmallCap Market.

              The merger is expected to result in the Company's shareholders owning approximately 75% of INVESTools. The Company has capitalized $730,898 of costs associated with the merger.

              The closing of the Merger is subject to certain conditions, including obtaining the approval of the stockholders of Telescan and the Company.


NOTE 3 -      EARNINGS (LOSS) PER SHARE

              The following data show the amounts used in computing basis earnings per share. The number of shares using the calculation for the periods June 30, 2001 and 2000 were as follows:


                                                    For the Six Months Ended                  For the Six Months Ended
                                                           June 30,                                   June 30,
                                                  ----------------------------             -------------------------------
                                                    2000               2001                   2000                 2001
                                                  ----------       -----------             -----------          ----------
Net earnings (loss) available to
   common shareholders.....................       $(135,175)       $(1,167,371)            $(2,112,050)           $(65,577)

Average number of common shares used
   in basic EPS............................       27,268,927         32,326,891             32,308,670          32,317,042


              The Company incurred a net loss from continuing operations for the three months ended June 30, 2001 and for the six months ended June 30, 2001. Accordingly, the effect of dilutive securities are not included in the calculation of EPS because their effect would be antidilutive. The following data shows the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                   For the Six Months Ended                  For the Three Months Ended
                                                           June 30,                                   June 30,
                                                -----------------------------             -------------------------------
                                                   2000               2001                    2000                2001
                                                ----------        -----------             -----------          ----------
Net earnings available to common
shareholders used in basic EPS..............     $(135,175)       $(1,167,371)            $(2,112,050)            $65,577

Average number of common shares used
in basic EPS................................    27,268,927         32,326,891              32,308,670          32,317,042

Stock options...............................        33,151            120,132                  49,767              35,494

Average number of common shares and
dilutive potential
common stock used in diluted EPS............    27,302,078         32,447,023              32,358,437          32,352,536

              The shares issuable upon exercise of options and warrants represent the quarterly average of the shares issuable at exercise net of share assumed to have been purchased at the average market price for the period with assumed exercise proceeds. Accordingly, options with exercise prices in excess of the average market price for the period are excluded because their effect would be antidilutive.

NOTE 4 -      FORMATION OF SUBSIDIARY

              In March 2001, the Company formed a 75% owned subsidiary. The subsidiary is a Singapore corporation which markets and manages its operations in the Asian rim, primarily Singapore and Malaysia. The minority interest represents the capital contribution by the minority shareholders of $25,000.

NOTE 5 -      RECENT ACCOUNTING PRONOUNCEMENTS

              In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after July 1, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

              SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

              The Company's previous business combinations were accounted for using the purchase method. As of June 30, 2001, the net carrying amount of goodwill is $33,542,855. Amortization expense during the six-month period ended June 30, 2001 was $2,268,616. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

NOTE 6 -      RELATED PARTY TRANSACTIONS

              During the six months ended June 30, 2001, the Company paid $925,000 in marketing expenses to a Company owned by certain officers and directors of the Company.

                                                  TELESCAN, INC.
                                    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                 PAGE
                                                                                                 ----
Report of Independent Public Accountants.........................................................F-57
Independent Auditor's Report.....................................................................F-58
Consolidated Balance Sheets as of December 31, 2000 and December 31, 1999........................F-59
Consolidated Statements of Operations and Comprehensive Income for the Three Years Ended
     December 31, 2000...........................................................................F-60
 Consolidated Statements of Stockholders' Equity for the Three Years Ended December 31, 2000.....F-61
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2000................F-63
Notes to Consolidated Financial Statements.......................................................F-64
Unaudited Consolidated Balance Sheets as of June 30, 2001 and December 31, 2000..................F-84
Unaudited Consolidated Statements of Operations for the Six Months and the Three Months
     Ended June 30, 2001 and June 30, 2000.......................................................F-86
Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2001
     and June 30, 2000...........................................................................F-88
Notes to the Unaudited Consolidated Financial Statements.........................................F-90

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TELESCAN, INC.:

We have audited the accompanying consolidated balance sheet of Telescan, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000, and the related consolidated statement of operations, comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telescan, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.



ARTHUR ANDERSEN LLP

Houston, Texas
February 21, 2001

                          INDEPENDENT AUDITOR'S REPORT


BOARD OF DIRECTORS AND STOCKHOLDERS
TELESCAN, INC.
HOUSTON, TEXAS

We have audited the accompanying consolidated balance sheet of Telescan, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telescan, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


HEIN + ASSOCIATES LLP

Houston, Texas
February 25, 2000

                         TELESCAN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)



                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                          2000              1999
                                                                                        --------          --------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                                 $1,494           $12,625
Accounts receivable, net (allowance: $262; $299)                                           3,411             5,033
Notes receivable                                                                           4,594             5,468
Marketable securities                                                                      4,178                 -
                                                                                        --------          --------
Other current assets                                                                         446               552
                                                                                        --------          --------
         TOTAL CURRENT ASSETS                                                             14,123            23,678
Property and equipment, net                                                                3,431             3,644
Investments                                                                                  968             3,919
Software development costs, net                                                              838             4,506
Marketable securities                                                                          -            46,761
Other assets                                                                                  80               391
                                                                                        --------          --------
         TOTAL ASSETS                                                                    $19,440           $82,899
                                                                                        --------          --------
                                                                                        --------          --------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Deferred revenue                                                                          $4,008            $8,817
Accounts payable                                                                           3,799             3,550
Other current liabilities                                                                  2,160             1,262
                                                                                        --------          --------
         TOTAL CURRENT LIABILITIES                                                         9,967            13,629
Capital lease obligations, net of current portion                                             46               271
Deferred taxes                                                                                 -            11,229
STOCKHOLDERS' EQUITY:
Class A convertible preferred stock (liquidation preference $25 per share)
     (120,000 shares issued and outstanding at December 31, 2000 and 1999,
     respectively.)                                                                            1                 1
Common stock,
     (16,296,026, 16,548,859 shares issued and outstanding at December 31,
     2000 and 1999, respectively.)                                                           162               165
Additional paid-in capital                                                                67,650            66,875
Accumulated comprehensive income                                                               -            18,321
Accumulated deficit                                                                      (58,386)          (27,592)
                                                                                        --------          --------
         TOTAL STOCKHOLDERS' EQUITY                                                        9,427            57,770
                                                                                        --------          --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $19,440           $82,899
                                                                                        --------          --------
                                                                                        --------          --------



  The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)



                                                                                 YEARS ENDED DECEMBER 31,
                                                                       ----------------------------------------
                                                                         2000           1999             1998
                                                                       ---------      ---------        --------
REVENUE                                                                 $ 35,938       $ 26,438        $ 15,234
COSTS AND EXPENSES:
Cost of revenue                                                           17,196         15,072          10,436
Selling and marketing expenses                                             6,632          4,703           4,082
General and administrative expenses                                       18,567          9,661           6,993
Write down of assets and other charges                                    11,742              -           1,530
Cost of acquisition opportunities                                          5,009          3,287               -
                                                                       ---------      ---------        --------
    Total costs and expenses                                              59,146         32,723          23,041
                                                                       ---------      ---------        --------
        Loss from operations                                             (23,208)        (6,285)         (7,807)
OTHER INCOME (EXPENSE):
  Gain on marketable securities sales                                     19,432              -               -
  Realized loss on marketable securities impairment                      (27,668)             -               -
  Interest, net                                                              704            455            (597)
  Other, net                                                                  96            (76)             42
                                                                       ---------      ---------        --------
            Total other income (expense)                                  (7,436)           379            (555)
                                                                       ---------      ---------        --------
LOSS BEFORE MINORITY INTEREST IN LOSS OF SUBSIDIARY                      (30,644)        (5,906)         (8,362)
  Minority interest loss                                                       -             56             142
 LOSS FROM CONTINUING OPERATIONS                                         (30,644)        (5,850)         (8,220)
  Income from discontinued operations                                          -              -              19
                                                                       ---------      ---------        --------
 NET LOSS                                                                (30,644)        (5,850)         (8,201)


   Preferred stock dividend                                                 (150)          (150)            (94)
   Incremental yield dividend                                                  -              -             (44)
                                                                       ---------      ---------        --------
 LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                               $(30,794)       $(6,000)        $(8,339)
                                                                       ---------      ---------        --------
                                                                       ---------      ---------        --------
 NET LOSS PER COMMON SHARE - BASIC AND DILUTED(A)                       $  (1.85)       $ (0.39)        $ (0.66)
                                                                       ---------      ---------        --------
                                                                       ---------      ---------        --------
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                     16,665         15,486          12,654
                                                                       ---------      ---------        --------
                                                                       ---------      ---------        --------



          (a) The earnings per share amount for discontinued operations is $0.00.


             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (in thousands)


                                                                        2000           1999            1998
                                                                      ---------       --------        --------
Net loss                                                              $(30,644)       $(5,850)        $(8,201)
Change in net unrealized gains (loss) on marketable securities         (29,550)        29,550               -
Deferred taxes on net unrealized gain (losses) on marketable
    securities                                                          11,229        (11,229)              -
                                                                      ---------       --------        --------
COMPREHENSIVE INCOME (LOSS)                                           $(48,965)       $12,471         $(8,201)
                                                                      ---------       --------        --------
                                                                      ---------       --------        --------


  The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)


                                                        PREFERRED STOCK                COMMON STOCK            ADDITIONAL
                                                     ---------------------         ---------------------        PAID-IN
                                                     SHARES         AMOUNT         SHARES         AMOUNT         CAPITAL
                                                     ------         ------         ------         ------       ----------
  BALANCE JANUARY 1, 1998                                 -          $   -         12,493         $   125        $ 20,970
 Net loss                                                 -              -              -               -               -
 Issuance of stock under stock option plan                -              -            166               2             458
 Issuance of convertible preferred stock                120              1              -               -           3,000
 Incremental yield on preferred stock                     -              -              -               -              44
 5% convertible preferred stock dividends                 -              -              -               -               -
 Equity transactions of pooled company                    -              -            187               2             424
 Other                                                    -              -              -               -              19
                                                     ------         ------         ------         -------       ----------
  BALANCE DECEMBER 31, 1998                             120              1         12,846             129          24,915
Net loss                                                  -              -              -               -               -
Change in net unrealized gains                            -              -              -               -               -
Deferred taxes                                            -              -              -               -               -
Issuance of stock under stock option plan                 -              -            458               5           1,731
Issuance of common stock                                  -              -          2,876              27          39,103
5% convertible preferred stock dividends                  -              -              -               -               -
Equity transactions of pooled company                     -              -            252               3             530
Change in fiscal year of pooled company                   -              -            117               1             596
                                                     ------         ------         ------         -------       ----------
  BALANCE DECEMBER 31, 1999                             120              1         16,549             165          66,875
        Net loss                                          -              -              -               -               -
        Change in net unrealized losses                   -              -              -               -               -
        Deferred taxes                                    -              -              -               -               -
        Issuance of stock under stock option
        plan                                              -              -            184               2             683
        Issuance of common stock                          -              -            108               1           1,334
        Cancellation of common stock                      -              -           (545)             (6)         (1,731)
        Stock based compensation                          -              -              -               -             417
        Issuance of warrants                              -              -              -               -              72
        5% convertible preferred stock
        dividends                                         -              -              -               -               -
                                                     ------         ------         ------         -------       ----------
  BALANCE DECEMBER 31, 2000                             120         $    1         16,296         $   162        $ 67,650
                                                     ------         ------         ------         -------       ----------
                                                     ------         ------         ------         -------       ----------


  The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)
                                   (Continued)


                                                                      ACCUMULATED
                                                     ACCUMULATED     COMPREHENSIVE
                                                       DEFICIT           INCOME          TOTAL
                                                     -----------     -------------     --------
  BALANCE JANUARY 1, 1998                              $(11,935)       $      -        $  9,160
Net loss                                                 (8,201)              -          (8,201)
   Issuance of stock under stock option plan                  -               -             460
   Issuance of convertible preferred stock                    -               -           3,001
   Incremental yield on preferred stock                     (44)              -               -
   5% convertible preferred stock dividends                 (94)              -             (94)
   Equity transactions of pooled company                      -               -             426
   Other                                                      -               -              19
                                                     -----------     -------------     --------
  BALANCE DECEMBER 31, 1998                             (20,274)              -           4,771
Net loss                                                 (5,850)              -          (5,850)
Change in net unrealized gains                                -          29,550          29,550
Deferred taxes                                                -         (11,229)        (11,229)
   Issuance of stock under stock option plan                  -               -           1,736
   Issuance of common stock                                   -               -          39,130
   5% convertible preferred stock dividends                (150)              -            (150)
   Equity transactions of pooled company                      -               -             533
   Change in fiscal year of pooled company               (1,318)              -            (721)
                                                     -----------     -------------     --------
  BALANCE DECEMBER 31, 1999                             (27,592)         18,321          57,770
       Net loss                                         (30,644)              -         (30,644)
       Change in net unrealized losses                        -         (29,550)        (29,550)
       Deferred taxes                                         -          11,229          11,229
       Issuance of stock under stock option plan              -               -             685
       Issuance of common stock                               -               -           1,335
       Cancellation of common stock                           -               -          (1,737)
       Stock based compensation                               -               -             417
       Issuance of warrants                                   -               -              72
       5% convertible preferred stock dividends            (150)              -            (150)
                                                     -----------     -------------     --------
  BALANCE DECEMBER 31, 2000                            $(58,386)       $      -        $  9,427
                                                     -----------     -------------     --------
                                                     -----------     -------------     --------


  The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                               YEARS ENDED DECEMBER 31,
                                                                         -----------------------------------------
                                                                            2000           1999            1998
                                                                         ---------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                 $(30,644)       $ (5,850)       $ (8,201)
   Reconciling adjustments:
      Gain on sale of GlobalNet stock                                     (19,432)              -               -
      Realized loss on marketable securities impairment                    27,668               -               -
      Cost of acquisition opportunities                                     5,258               -               -
      Stock option compensation / warrants provided for services              371               -               -
      Recognition of non-cash revenue                                      (4,449)         (1,398)              -
                     Depreciation and amortization                          2,907           3,563           3,031
                     Write down of assets and other charges                11,026               -           1,530
     Change in current assets and liabilities:
                     (Increase)/decrease in accounts receivable               919          (3,713)         (1,613)
                     Increase/(decrease) in accounts payable                 (287)          1,408             186
                     (Increase)/decrease in other current assets              (60)          2,974           2,365
                     Increase in other liabilities                            658             550             587
                                                                         ---------       ---------       ---------
              Net cash used in operating activities                        (6,065)         (2,466)         (2,115)
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property and equipment                                     (1,812)         (3,002)           (249)
        Additions to software development costs                              (742)         (1,273)         (2,519)
        Additions to investments                                           (3,639)         (8,935)              -
        Additions to notes receivable                                           -          (5,643)              -
        Proceeds from sale of marketable securities                           468               -               -
        Other                                                                 525             433               -
                                                                         ---------       ---------       ---------
              Net cash used in investing activities                        (5,200)        (18,420)         (2,768)
CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from issuance of common stock                                  -          32,625               -
        Proceeds from issuance of convertible preferred stock                   -               -           3,000
        Proceeds from exercise of stock options                               685           1,736             460
        Preferred dividends paid                                             (150)           (150)            (94)
        Proceeds from notes payable                                             -               -           2,000
        Increase in capital lease obligations                                  60             488             105
        Payments on notes payable and capital lease obligations              (461)         (2,890)           (568)
        Equity transactions of pooled company, net of cash                      -             194               1
        Other                                                                   -             (31)             (9)
                                                                         ---------       ---------       ---------
              Net cash provided by financing activities                       134          31,972           4,895
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (11,131)         11,086              12
CASH AND CASH EQUIVALENTS:
     Beginning of year                                                     12,625           1,539           1,527
     End of year                                                         $  1,494        $ 12,625        $  1,539
                                                                         ---------       ---------       ---------
                                                                         ---------       ---------       ---------
OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES WERE AS FOLLOWS:
Net unrealized gain (loss)                                                    $ -        $ 18,321             $ -
Exercise of GlobalNet option through sale of GlobalNet stock               33,227               -               -
Conversion of note receivable into equity investment                            -             664               -
Acquisition of assets for stock                                               350               -               -
Company common stock in exchange for investment in GlobalNet                   64           6,335               -
Stock received for services and licenses                                        -           3,298               -


  The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SIGNIFICANT ACCOUNTING POLICIES AND RELATED INFORMATION

         THE COMPANY


         Telescan, Inc. ("Telescan" or the "Company") is committed to helping investors improve their investment results through advice and the educated use of proprietary investment search tools. The Company provides financial services marketed through two divisions. The Company's Consumer Division manages two Web properties, INVESTools.com and WallStreetCity.com, with the common goal of simplifying and enriching the investing consumer's financial life. The Company's Business-to-Business Division offers businesses an array of online financial solutions including quotes, charts, news, portfolio reports and stock and mutual fund screening tools to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.



         Telescan, Inc., a Texas corporation, was formed in 1983 to manufacture software and an online database containing analytical tools for financial analysis. In 1986, D. B. Technology, Inc. ("DB"), a Texas corporation, was formed for the purpose of acquiring Telescan, Inc. and was merged with Telescan, Inc., and filed a d.b.a. to use the name Telescan, Inc. In 1988, Max Ret, Inc., a Delaware corporation, was formed for the purpose of acquiring the outstanding common stock of DB. In 1989, Max Ret, Inc. issued 75% of its then outstanding stock to acquire all of the outstanding common stock of DB. Max Ret, Inc. then changed its name to Telescan, Inc.



         Telescan, Inc., a Texas corporation, was founded in 1983 to manufacture software and an online database containing analytical tools for financial analysis. In 1986, D. B. Technology, Inc., a Texas corporation ("DB"), was formed for the purposes of acquiring Telescan, Inc. Telescan, Inc. merged in to D.B., which filed a d.b.a. to use the name Telescan, Inc. In 1988, Max Ret, Inc., a Delaware corporation, was formed with the purpose of acquiring the outstanding common stock of D.
         B. In 1989, Max Ret, Inc. issued 75% of its then outstanding stock to acquire all of the outstanding common stock of D.B. Max Ret, Inc then changed its name to Telescan, Inc.


         On May 28, 1999, the Company completed the acquisition of INVESTools, Inc. ("INVESTools") upon which the INVESTools stockholders exchanged all of their shares for shares of the Company's common stock in a business combination that was accounted for as a pooling-of-interests. The consolidated financial statements for the two years ended December 31, 1999 and the accompanying related notes reflect the Company's financial position and the results of operations as if INVESTools had been a wholly-owned subsidiary of the Company since inception. Prior to the acquisition, INVESTools had a fiscal year-end of June 30. The adjustment for the change in the year-end is reflected in the statement of stockholders' equity for the year ended December 31, 1999.

         The Company has an accumulated deficit of $58.4 million through December 31, 2000 and had negative cash flows from operations of $6.1 million, $2.5 million and $2.1 million for 2000, 1999, and 1998, respectively. It is the Company's intention to control its operating expenses while continuing to invest in its existing products. In addition, the Company has implemented changes intended to reduce certain operating and general and administrative expenses. The Company will continue to liquidate its marketable securities portfolio during 2001 and is continuing its exploration of strategic alternatives including exploring sources of additional financing. If the Company is unable to achieve its projected 2001 results of operations, or if the fair value of the Company's marketable securities decrease significantly from the fair value at December 31, 2000, additional financing may be required to fund the Company's operations. No assurance can be given that the Company will be able to obtain additional financing or sell additional assets, or as to the terms upon which the Company could do so. Based on the Company's current outlook, it believes that its cash flows from operations and current working capital will be sufficient to fund its operations and capital requirements through June 2002.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Telescan, Inc. and its majority-owned subsidiaries for which the Company controls the operations. All significant intercompany transactions have been eliminated.

         USE OF ESTIMATES

         The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and disclosures of contingent assets and liabilities. Ultimate results could differ from these estimates.

         RECLASSIFICATIONS

         Certain prior years' balances have been reclassified to conform to the current year's presentation. These reclassifications had no impact on operating results.

         CONCENTRATION OF CREDIT RISK

         The Company markets its products and services to a diverse customer base. Accounts receivable are generally unsecured and are derived primarily from revenues earned from customers located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management's expectations.

         The Company maintains deposits in banks, which may exceed the amount of federal deposit insurance available. Management believes the potential risk of loss on these accounts to be minimal.

         SEGMENT REPORTING


         The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, in 1997. The Company's business activities are represented by a single reportable segment, the distribution of content and analytical tools to investors via the computer. The Company provides services that have similar economic characteristics, technology, development processes, customers, distribution strategies and shared infrastructures. Although revenue information is available by revenue source, financial information for related costs and expense is not available by revenue source because the costs and expenses related to these services are common for all services. Accordingly, discrete financial information regarding results of operations' by revenue source is unavailable. Further, operating results by revenue source are not produced or reviewed by Telescan's chief operating decision maker to make decisions about resources to be allocated or to assess performance. Management personnel are not held accountable for the performance of a particular revenue source.



         The Consumer Divisions and Business-to-Business Divisions are a means of marketing services to the investor and are not reportable segments.


         SIGNIFICANT CUSTOMERS

         The Company has an agreement with BPI Communications, Inc. ("BPI") to provide hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. This contract was amended on December 31, 2000 to a fixed fee arrangement for the first three months of 2001 and then the agreement and the fees are renewed month-to-month thereafter.

         The Company has a license agreement with NBC, whereby NBC uses Telescan's proprietary Internet technology for use on CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan developed the financial content portion of the CNBC.com Web site and currently provides hosting services for such content. Revenue from these services accounted for 10% and 13% of total revenue in

         2000 and 1999, respectively. The Company generates revenue under the agreement from cost reimbursement, fixed monthly license fees and a percentage of advertising revenue generated from the site.

         There were no other customers that generated greater than 10% of revenue in 2000, 1999, or 1998.

         CASH AND CASH EQUIVALENTS

         The Company considers all cash and cash investments with an original maturity of three months or less to be cash equivalents. The Company has invested excess cash in commercial paper and money market accounts and amounts included in the consolidated financial statements approximate fair value at the balance sheet date.

         MARKETABLE SECURITIES

         The Company's marketable securities are classified as available-for-sale securities. Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, reported as a separate component within stockholders' equity entitled "accumulated comprehensive income." Realized gains and losses and permanent declines in value on available-for-sale securities are reported in other income or expense, as incurred. Realized investment gains (losses) are recognized using the specific identification method.

         PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line method over the estimated useful lives of the assets, which range from three to seven years. Equipment under capital lease is amortized over the lesser of the remaining useful lives of the equipment or the lease term.

         Depreciation expense was approximately $1.8 million, $1.2 million and $1.1 million for the years ended December 31, 2000, 1999 and 1998, respectively.

         INVESTMENTS

         The Company invests in equity instruments of privately-held information technology companies for business and strategic purposes. These investments are included in long-term assets and are accounted for under the cost method when ownership is less than 20% and the Company does not significantly influence or control the entity's operations. For these non-marketable investments, the Company regularly reviews the assumptions underlying the operating performance and cash flow forecasts in assessing the appropriate carrying value of the investments.

         SOFTWARE DEVELOPMENT COSTS

         Costs for the development of software, including the costs of coding, software configuration, upgrades and enhancements are capitalized and amortized over the expected useful life, generally three to five years. Unamortized capitalized costs determined to be in excess of the net realizable value of the product are expensed at the date of such determination. The accumulated amortization and related software development costs are removed from the respective accounts effective in the year following full amortization.

         Amortization expense was $1.0 million, $2.1 million, and $2.6 million, for the years ended December 31, 2000, 1999 and 1998, respectively. Accumulated amortization totaled $204,000 and $5.0 million at December 31, 2000 and 1999, respectively.

         LONG-LIVED ASSETS

         The Company reviews all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators suggest that impairment is probable, the Company will prepare an estimate of undiscounted future cash flows expected to result from the use of the asset. If impairment is indicated, an adjustment will be made to reduce the carrying amount of the asset to its fair value. The Company did not recognize any such impairment in 1999. In 2000 and 1998, the Company adjusted the carrying value of certain long-lived assets, primarily capitalized software development costs, capital data costs and related goodwill, to their estimated fair value, resulting in a non-cash impairment loss of $4.2 million and $1.5 million, respectively, which is included in write down of assets and other charges in the consolidated statement of operations.

         INCOME TAXES

         Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, at the enacted tax rates expected to be in effect when the temporary differences reverse.

         A valuation allowance for deferred tax assets is provided if it is more likely than not that some portion of the deferred tax asset will not be realized. An increase or decrease in a valuation allowance that results from a change in circumstances that causes a change in judgment about the reliability of the related deferred tax asset is included in income. A change related to fluctuations in fair value of available-for-sale securities is included in accumulated comprehensive income in stockholders' equity.

         MINORITY INTEREST

         The minority interest relates to the Company's investment in Knowledge Express Data Systems, L.C., ("KEDS") which was sold subsequent to year end. Refer to Note 14 for additional discussion of this subsequent event. The minority investment was reduced to zero as of December 31, 1999.

         REVENUE RECOGNITION


         The Company primarily derives revenue from the following sources: (1) licensing of analytical tools (2) development and hosting of third party web sites, (3) subscriptions to WallStreetCity.com and to newsletters through INVESTools.com, (4) web site and e-mail advertising, (5) e-mail list management for third parties, and (6) e-mail list rental. License fees and hosting revenue are recognized ratably over the term of the hosting arrangements, which range from two to five years. Development revenue is recognized when website development is complete, the website ahs been launched and hosting has begun. Revenue for all other services is recognized in the period in which the services are provided. Deferred revenue is recorded for cash received for which services have not been provided.


         DEFERRED REVENUE

         Deferred revenue is primarily comprised of billings in excess of recognized revenue relating to license and service fees.

         STOCK-BASED COMPENSATION

         SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, allows companies to adopt either of two methods for accounting for stock options. The Company accounts for its stock based compensation plans under APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. In accordance with SFAS No. 123, certain proforma disclosures are provided in Note
         10. The Company's long-term incentive plans provide for the award of stock options to employees and directors.

         ADVERTISING COSTS

         Advertising costs are expensed when the initial advertisement is run and are included in selling and marketing expenses. Advertising costs for the years ended December 31, 2000, 1999 and 1998 were $296,000, $433,000, and $808,000, respectively.


         COSTS OF ACQUISITION OPPORTUNITIES

         Internal costs associated with a business combination are expensed as incurred. Direct and incremental costs related to successful negotiations where the Company is the acquiring company are capitalized as part of the cost of the acquisition. Costs associated with unsuccessful negotiations are expensed when it is probable that the acquisition will not occur.

         NET LOSS PER SHARE

         Net loss per share is computed by using the weighted average number of shares of common stock outstanding. At December 31, 2000 there were approximately 4.2 million shares of common stock potentially issuable with respect to stock options, warrants, and convertible preferred stock, which were excluded from the net loss per share calculation because they are antidilutive.

         RECENTLY ISSUED ACCOUNTING STANDARDS


         In December 1999, the SEC issued Staff Accounting Bulleting 101, "Revenue Recognition in Financial Statements" (SAB 101), which provides guidance related to revenue recognition based on interpretations and practices following by the SEC. The adoption of SAB 101 in the first quarter of 2000 did not have a material impact on the Company's financial position or results of operations.



         In March 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-2, "ACCOUNTING FOR WEB SITE DEVELOPMENT COSTS" that requires certain Web site development costs to be capitalized. The adoption of EITF 00-2 did not have a material impact on the Company's financial position or results of operation.


         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133, as amended by SFAS No. 137 effective for years beginning after June 15, 2000, requires derivatives to be recorded in the balance sheet as an asset or liability measured at its fair value, with changes in the derivative's fair value recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not invest in derivative instruments and therefore does not believe that this statement will have a material impact on the Company's financial statements.

2.       BALANCE SHEET COMPONENTS (IN THOUSANDS):

          PROPERTY AND EQUIPMENT:                                                2000             1999
                                                                               --------        --------
          Property, computer and other equipment                                 $6,017          $5,487

          Furniture and fixtures                                                    584             655

          Software                                                                  546             504
                                                                               --------        --------
               Total property and equipment                                       7,147           6,646

          Less: accumulated depreciation and amortization                        (3,716)         (3,002)
                                                                               --------        --------
                   PROPERTY AND EQUIPMENT, NET                                   $3,431          $3,644
                                                                               ========        ========

          OTHER CURRENT LIABILITIES:                                             2000            1999
                                                                               --------        --------
          Accrued payroll                                                          $941            $485

          Accrued royalties                                                         869             100

          Current portion of long term obligations                                  261             425

          Other accrued liabilities                                                  89             252
                                                                               --------        --------
             OTHER CURRENT LIABILITIES                                           $2,160          $1,262
                                                                               ========        ========

3.       ACQUISITIONS

         2000 ACQUISITION OPPORTUNITIES

         During 2000, Telescan evaluated a number of opportunities to add key technologies, enhance market presence and complement existing products and services through acquisitions.

         In August 2000, the Company entered into a merger agreement with GlobalNet Financial.com, Inc. ("GlobalNet") in which each share of Telescan common stock would be exchanged for 0.50 shares of GlobalNet common stock. During the ensuing due diligence period, the companies determined that their business strategies would be best served if they were pursued separately. In September 2000, a termination agreement was signed and the costs associated with this acquisition opportunity totaling $4.5 million were expensed. A summary of the material terms of the termination agreement is as follows:

              - The Company exchanged 272,500 shares of GlobalNet common stock the Company owned with GlobalNet for the 545,000 shares of Company common stock GlobalNet owned. These shares of Company common stock were subsequently cancelled.

              - GlobalNet purchased 276,495 shares of GlobalNet common stock the Company owned for $6.00 per share.

              - GlobalNet paid the Company $250,000 in cash for expenses incurred in connection with the proposed acquisition opportunity.

              - The Company and GlobalNet terminated most of their contracts and agreements, and dismissed all related outstanding receivables. The Company accelerated recognition of deferred revenue of $1.0 million currently into revenue on these contracts as the termination relieved the Company of future performance obligations under these contracts.

              - The Company agreed it would not sell, transfer, or dispose of its shares of GlobalNet common stock until July 2001, except for 50,000 shares per month for six consecutive months beginning October 1, 2000. During the fourth quarter of 2000, the Company sold 150,000 shares of GlobalNet stock on the open market under the terms of this agreement.

         Additional merger and acquisition opportunities the Company explored during 2000 resulted in an additional $545,000 in costs of acquisition opportunities expensed.

         1999 ACQUISITION OPPORTUNITIES

         On May 28, 1999, the Company completed the acquisition of INVESTools, Inc., a privately held company. INVESTools operated an investment advice Web site, featuring continually updated portfolio advice from recognized money managers, as well as online investment advisory newsletters. Under the terms of the acquisition agreement, which was accounted for as a pooling-of-interests, Telescan issued 2,124,976 shares of common stock in exchange for all of INVESTools' outstanding shares and assumed 220,955 options to purchase Telescan common stock. All outstanding INVESTools, Inc. preferred stock and warrants were converted to common stock immediately prior to the acquisition. During 1999, the Company recorded a one-time charge of $3.3 million for acquisition-related costs. These costs consisted of investment banking fees, legal and accounting fees, and certain other expenses directly related to the acquisition.

         INVESTools had a June 30 fiscal year end and, accordingly, the INVESTools statements of operations for the years ended June 30, 1998 and 1997 have been combined with the Company's statements of operations for the calendar years ended December 31, 1998 and 1997, respectively. In order to conform INVESTools' year-end to the Company's calendar year end, the consolidated statement of stockholders' equity was adjusted for the operating results of INVESTools for the period from July 1, 1998 to December 31, 1998 which is not included in the consolidated results of operations. The following is a summary of operating results for that period (in thousands):

              Revenue                               $1,058
              Expenses                               2,376
                                                  --------
              Net loss                             $(1,318)
                                                  ========

         INVESTools' historical financial statements have been adjusted to conform to the accounting policies and practices of the Company. These adjustments primarily related to the classification of interest and other income and the classification of restricted cash. These conforming adjustments did not change the net loss INVESTools reported.

         Separate revenues, net loss and related per share amounts of the merged entities are presented in the following table (in thousands):

                                                           1998
                                                        ----------
             REVENUE:
                  Telescan, Inc. (restated)               $13,778
                  INVESTools                                1,456
                                                        ---------
                  Revenue as reported                     $15,234
                                                        =========
             NET LOSS:
                  Telescan, Inc.                          $(6,038)
                  INVESTools                               (2,163)
                                                        ---------
                  Net loss, as reported                   $(8,201)
                                                        =========
             LOSS PER SHARE:
                  Telescan, Inc.                           $(0.48)
                  INVESTools                                (0.18)
                                                        ---------
                  Loss per share as reported               $(0.66)
                                                        =========

4.       NOTES RECEIVABLE

         In November 1999, the Company entered into a loan agreement with TeamVest to loan $4.2 million for one year at a rate of LIBOR plus 2%, payable at maturity. The note was secured by guarantees from certain key principals of TeamVest and was convertible into equity interests in TeamVest, subject to certain conditions in the agreement. In addition, the agreement contained a warrant permitting the Company to purchase additional equity interests in TeamVest at such time that the loan was converted into an equity interest if certain conditions were met. At December 31, 2000, the Company had accrued $394,000 in interest, which is classified with the note receivable. The Company recognized license fee and development revenue from TeamVest of $399,000 in 2000.

         In January 2001, this note was settled. Refer to Note 14 for further details of this subsequent event.

5.       MARKETABLE SECURITIES

         During 1999 and the first quarter of 2000, the Company acquired marketable securities in companies as payment for services rendered or as an investment to support a strategic alliance. At December 31, 2000, these investments were as follows:

                                                                        COST BASIS
                                                                            AT
NAME                                        ORIGINAL COST           DECEMBER 31, 2000
---------------------------------       ---------------------      -------------------
GlobalNetFinancial.com, Inc.                $22.4 million               $2.8 million
Individual Investor Group, Inc.               4.1 million                 .5 million
FreeRealTime.com, Inc.                        3.0 million                 .3 million
Stockwalk Group, Inc.                         2.4 million                 .6 million

         Consistent with the overall market for Internet stocks, the Company has seen the market value of these investments decrease during 2000. In the fourth quarter of 2000, the Company assessed these investments and concluded that each of the marketable securities had experienced an "other than temporary" decline in value and, in accordance with SFAS 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, the cost basis of these investments, classified as available-for-sale, was written down to market value and a realized loss of $27.7 million was recognized. As a result, cost basis equals fair market value as indicated by the market and there are no unrealized gains or losses at December 31, 2000.

         The Company began selling these investments in the fourth quarter of 2000 and will continue to sell these investments in 2001 because they are considered to be a non-strategic asset and provide working capital. Therefore, these investments were reclassified as current assets in the accompanying balance sheet at December 31, 2000. The majority of these marketable securities are subject to restrictions under Rule 144 of the Securities Act of 1933 which, among other things, limit the quantity that can be sold through a broker for a period of time.

         In March 2000, the Company exercised an option acquired in March 1999 to acquire additional shares of GlobalNet stock. A gain of $20.7 million was recorded in the first and second quarters related to sales of GlobalNet securities, the proceeds of which were used to exercise this option. Additional sales in the fourth quarter of 2000 reduced this gain to $19.4 million for the year. There were no other sales of marketable securities during 2000.

6.       INVESTMENTS

         During 1999 and 2000 the Company made strategic investments in other companies, which had technologies that were compatible with or enhanced the Company's technology or content. These investments are carried at cost because the Company owns less than 20% of the total equity and has no significant influence or control over the operations. Due to weaknesses in the market related to Internet companies, the Company continuously reviewed the market value of these investments for indications that the value had declined below cost permanently or that the Company would not be able to recover its investment. Based on these assessments, these investments were written down $5.1 million during 2000. This charge is included in write down of assets and other charges in the consolidated statement of operations.

7.       COMMITMENTS AND CONTINGENCIES

         COMMITMENTS

                  CAPITAL LEASES

                  The Company has entered into capital lease commitments that expire early in 2002. The future minimum lease payments under these agreements are $267,000 and $46,000 for 2001 and 2002, respectively. The present value of these minimum payments totals $307,000, with $6,000 attributable to interest. The interest rates on these leases range from 3% to 10%. Computer and telephone equipment under capital lease totaled $1.4 million and $1.8 million at December 31, 2000 and 1999, respectively with related accumulated depreciation of $1.2 million per year.

                  INTEREST PAID

                  The Company paid $26,000, $264,000 and $115,000 for interest during the years ended December 31, 2000, 1999 and 1998, respectively.

                  OPERATING LEASES

                  The Company has commitments to lease office space and equipment under non-cancelable operating leases. Rent expense under operating leases totaled $1.5 million, $1.3 million and $1.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum payments under non-cancelable leases are as follows (in thousands):

                        Years Ending December 31,
                        ----------------------------
                           2001*              $1,723
                           2002                2,183
                           2003                1,474
                           2004                1,484
                           2005                1,142
                        Thereafter                 -
                                              ------
                          Total               $8,006
                                              ======

               *In 2001, the Company does not pay rent for the last six months of the year.


         CONTINGENCIES

         From time to time the Company is involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material effect on the Company's financial position or results of operations.

         In August 2000, a lawsuit was filed against the Company in the United States District Court for the Southern District of New York by a former employee alleging that the Company failed to grant him certain stock options to which he was entitled. The Company has responded to the complaint and the case is proceeding before the court. Although no assurances can be given, the Company believes that the ultimate resolution of the litigation will not have a material adverse impact on the Company's financial position or results of operations.

8.       INCOME TAXES

         At December 31, 2000, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $28.9 million, which expire in years 2009 to 2020. A portion of the $5.0 million in net operating loss carryforwards acquired with the INVESTools, Inc. acquisition are currently limited as to use.

         Deferred tax assets and liabilities consisted of the following at December 31, 2000 and 1999 (in thousands):

                                                                      2000            1999
                                                                    --------        --------
          Deferred tax assets:
               Acquisition costs capitalized for tax purposes       $  1,217        $  1,217
               Deferred revenue                                            -           2,196
               Net operating loss carryforwards                        9,838           5,155
               Net unrealized gains (losses) on securities             6,703               -
               Other                                                     181               -
                                                                    --------        --------
                  Total deferred tax asset                            17,939           8,568
               Less: Valuation allowance                             (16,862)         (7,148)
                                                                    --------        --------
          Deferred tax asset, net                                      1,077           1,420
          Deferred tax liability:
               Accumulated depreciation                               (1,077)         (1,420)
               Net unrealized gains (losses) on securities                 -         (11,229)
                                                                    --------        --------
          Deferred tax liability, net                               $      -        $(11,229)
                                                                    ========        ========

         The valuation allowance increased approximately $9.7 million during 2000. In as much as the Company's recognition of an impairment of the marketable securities portfolio would suggest an anticipated capital loss from the eventual disposition of the securities, and since capital losses are allowed for tax purposes only to the extent of capital gains, the net deferred tax effects related to the market value adjustments have been reduced to zero.

         The following is a reconciliation of expected to actual income tax expense based upon the statutory rates:

                                                                       YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
                                                                 2000            1999            1998
                                                               --------        --------        --------
          Federal income tax benefit at statutory rates        $(10,419)       $ (2,040)       $ (2,788)
          Acquisition costs capitalized for tax purposes              -           1,217               -
          Other, net                                                705              45            (295)
          Change in valuation allowance                           9,714             778           3,083
                                                               --------        --------        --------
          Actual Provision                                     $      -        $      -        $      -
                                                               ========        ========        ========

9.       STOCKHOLDERS' EQUITY

         CLASSES OF CAPITAL STOCK

         The Company has two classes of capital stock: convertible preferred stock and common stock. During 1999, the Board of Directors approved an amendment to the Restated Certificate of Incorporation to increase the total number of authorized shares of all classes of capital stock to a total of 40,000,000 shares. The Company is authorized to issue up to 30,000,000 shares of common stock with a par value of $.01 and 10,000,000 shares of convertible preferred stock with a par value of $.01.

         CAPITAL STOCK ACTIVITY

         In October 2000, as part of the termination agreement with GlobalNet discussed in Note 3, the Company received the 545,000 shares of Company stock issued to GlobalNet in 1999 in exchange for 272,500 shares of GlobalNet stock the Company owned. These shares were subsequently cancelled.

         In May 2000, the Company settled conflicting contractual claims with CyberAction, Ltd. for $1.1 million, which is included in write down of assets and other charges in the consolidated statement of operations. As part of the settlement, the Company issued 91,628 shares of common stock and issued an option to purchase 25,000 shares of the Company's common stock at an exercise price of $10.75 per share. The option expires May 5, 2002.

         In March 2000, as consideration for the purchase of the assets of Reality Sports, Inc., the Company issued 15,596 shares to Reality Sports, Inc. and 1,071 shares to CCCC Enterprises, Ltd.

         In January 1999, the Company sold 1,220,237 shares of its common stock in a private placement to NBC in conjunction with its affiliate, GE Capital Equity Investments, Inc. The Company received net proceeds of $8,655,000 from the transaction. The resale of the stock is restricted under Rule 144, subject to demand registration rights on one-half of the shares.

         In July 1999, the Company sold an additional 1,111,111 shares of its common stock in a private placement to NBC and received net proceeds of $23,970,000. The resale of the stock is also restricted under Rule 144 subject to demand registration rights on one-half of the shares. At December 31, 1999, NBC held 14.2% of the Company's outstanding shares.

         In March 1999, the Company entered into an agreement with GlobalNet to exchange 520,000 shares of its common stock for 2,715,337 shares of GlobalNet common stock, giving the Company a 9.9% ownership interest in GlobalNet. In addition the Company issued 25,000 shares of its common stock for a one-year option to purchase additional shares such that, upon exercise of the option, the Company could own an aggregate of 19.9% of GlobalNet's then outstanding common stock. The exercise price of the option was set at $12.00 per share. This option was exercised in March and April of 2000.

         In May 1998, the Company issued 120,000 shares of 5% Class A Convertible Preferred Stock for $3.0 million dollars. In connection with the issuance of the preferred stock, there is an incremental yield that arises from the conversion discount from fair value that is considered a dividend to preferred stockholders. The amount is determined as the fixed discount from market (5%) based on the closing price at May 15, 1998 and is calculated as follows:

          Closing price at May 15, 1998          7 3/8
          Fixed discount from market                5%
                                              --------
                                              $   0.37
          Shares issued                        120,000
                                              --------
          Incremental yield                   $ 44,400
                                              ========

         Preferred stockholders had the option to convert the preferred shares into common stock at any time after May 15, 1998. The conversion price of the preferred stock conversion into common stock was to be based on a defined formula and capped at a maximum of $8.62 per share. In January 2001, the holders of the 120,000 shares of 5% Class A Convertible Preferred Stock exchanged all of their shares for 120,000 shares of 4% Class B Convertible Preferred Stock. Refer to Note 14 for details of this subsequent event.

10.      STOCK OPTION PLANS

         EMPLOYEE STOCK OPTION PlANS

                  DESCRIPTION OF PLANS

                           2000 STOCK OPTION PLAN

                           Approved by stockholders in August 2000, the Company has reserved 1.0 million shares for grant under this Plan for issuance to officers, directors, and employees. The Plan expires August 2010. Under the Plan, incentive options may be granted at the fair market value of the Company's common stock at the date of the grant, as determined by the Board of Directors, but not less than $1.50 per share. Non-statutory options may be granted at prices equal to or greater than $1.50 per share, as determined by the Board of Directors. Options generally expire ten years from the date of grant.

                           AMENDED 1995 STOCK OPTION PLAN

                           This Plan was amended in June 2000 to increase the number of shares available for grant to 1.2 million for issuance to officers, directors, and employees. The Plan expires March 2005. Under the Plan, incentive options may be granted at the fair market value of the Company's common stock at the date of the grant, as determined by the Board of Directors, but not at less than $1.50 per share. Non-statutory options may be granted at prices equal to or greater than $1.50 per share, as determined by the Board of Directors. Options generally expire ten years from the date of grant.

                           AMENDED 1990 STOCK OPTION PLAN

                           The Company reserved 1.5 million shares for grant under this Plan for issuance to officers, directors, and employees. This Plan expired in August 2000 and no new options are being granted from this Plan. Options granted under this plan were granted at fair market value at the date of grant and generally expire ten years from the date of the grant.

                           INVESTOOLS' STOCK OPTION PLANS

                           The Company reserved 220,995 shares of its common stock for issuance under three Stock Option Plans for employees and consultants of INVESTools. No new options are being granted under these plans. Options granted under these plans were granted at fair market value at the grant date and generally expire ten years from the date of the grant.

                  EMPLOYEE STOCK OPTION PLAN ACTIVITY

                  The following is a summary of option activity under these plans:

                                                TOTAL SHARES UNDER      WEIGHTED AVERAGE
                                                      OPTION             EXERCISE PRICE
                                                ------------------      ----------------
               BALANCE - JANUARY 1, 1998                872,476             $ 4.26
                   Granted                              447,117               6.37
                   Cancelled                           (47,925)               1.94
                   Exercised                          (169,250)               2.69
                                                      ---------             ------
               BALANCE - DECEMBER 31, 1998            1,102,418               5.50
                   Pooling Adjustment                   (9,184)               0.39
                   Granted                              306,949              11.17
                   Cancelled                           (75,826)               6.12
                   Exercised                          (516,681)               4.00
                                                      ---------             ------
               BALANCE - DECEMBER 31, 1999              807,676               8.56
                   Granted                            1,997,139              10.93
                   Cancelled                          (260,397)              15.29
                   Exercised                          (183,516)               3.73
                                                      ---------             ------
               BALANCE - DECEMBER 31, 2000            2,360,902             $10.19
                                                      =========             ======

           The following table summarizes information about options outstanding at December 31, 2000:

                                     OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                      ---------------------------------------------     ------------------------------
                                           WEIGHTED
                                           AVERAGE         WEIGHTED
    RANGE OF                           REMAINING YEARS      AVERAGE                        WEIGHTED
    EXERCISE            NUMBER          OF CONTRACTUAL     EXERCISE       NUMBER           AVERAGE
     PRICES           OUTSTANDING            LIFE           PRICES      EXERCISABLE     EXERCISE PRICE
--------------        -----------      ---------------     --------     -----------     --------------
$    0 - $4.99         1,005,520             9.25           $ 2.19        448,468           $ 2.41
  5.00 -  9.99           397,064             5.46             7.29        394,789             7.28
 10.00 - 14.99            71,016             6.59            12.41         71,016            12.41
 15.00 - 19.99           458,092             9.01            18.93        158,092            18.81
 20.00 - 24.99           423,710             8.15            21.91        341,510            21.78
 25.00 - 30.00             5,500             9.07            25.14          5,500            25.14
                     -----------      ---------------     --------     -----------     --------------
          TOTAL        2,360,902             8.29           $10.19      1,419,375           $10.84
                     ===========      ===============     ========     ===========     ==============

         STOCK OPTIONS GRANTED TO THIRD PARTIES

                  DESCRIPTION OF GRANTS

                  The Company issues options to certain outside vendors as payment for services rendered. The options are valued based on the value of services received, if available, or at fair market value of the option at the date of grant.

                  STOCK OPTION ACTIVITY

                  The following is a summary of option activity:

                                                                                    WEIGHTED
                                                                 TOTAL SHARES        AVERAGE
                                                                 UNDER OPTION    EXERCISE PRICE
                                                                 ------------    --------------
                        BALANCE JANUARY 1, 1998                        60,000             $5.26
                             Granted                                   50,000              6.75
                                                                 ------------    --------------
                        BALANCE DECEMBER 31, 1998                     110,000              5.94
                             Granted                                   75,000             20.00
                             Exercised                               (60,000)              6.72
                             Cancelled                               (37,500)              5.00
                                                                 ------------    --------------
                        BALANCE DECEMBER 31, 1999                      87,500             17.86
                             Granted                                   25,000             10.75
                                                                 ------------    --------------
                        BALANCE DECEMBER 31, 2000                     112,500            $16.28
                                                                 ============    ==============

                  The 60,000 options exercised during 1999 were cashless exercises. The remaining options outstanding have a weighted average remaining life of three years.

                  PRO FORMA DISCLOSURES

                  Had compensation expense arising from stock-based compensation been determined consistent with the provisions of SFAS 123, net loss and net loss per share would have been as follows (in thousands, except per share amounts):

                                                               2000                      1999
                                                             ---------                 --------
                        Net loss:
                                 As reported                 $(30,644)                 $(5,850)
                                 Pro forma                    (42,041)                  (6,974)
                        Net loss per common share:
                                 As reported                 $  (1.85)                 $ (0.39)
                                 Pro forma                      (2.53)                   (0.46)

                  The weighted average fair values of the options granted during 2000, 1999 and 1998 were $9.19, $10.79 and $3.79 respectively.
                  The fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions; risk free rates ranging from 5.74% to 6.88% for 2000 and 5.00% to 6.15% for 1999; volatility factors ranging from 75.9% to 78.4% for 2000 and 78.67% and 86.14% for
                  1999; expected lives of 10 years for 2000 and 3 years for 1999; and no assumed dividend yield in either period.

11.      EMPLOYEE BENEFITS

         The Company sponsors a defined contribution 401(k) Profit Sharing Plan for its employees. The plan provides participants a mechanism for making contributions for retirement savings. Each participant may contribute certain amounts of eligible compensation. The plan allows for Company matching contributions, and effective January 1, 2000, the Company invoked this privilege, matching 25% of participant contributions up to 1% of salary.

12.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         At December 31, 2000, the book value of the Company's financial instruments equaled market.

         At December 31, 1999, the book value of cash and cash equivalents, notes receivable excluding the TeamVest note, marketable securities and capital lease obligations equaled market value. The fair market value of the TeamVest note receivable reported at cost was not determinable because it was convertible into equity of a private company. The fair value of investments reported at cost was not readily determinable since they represent equity investments in private companies.

13.      RELATED PARTIES

         KEDS

         At December 31, 2000 the Company owned 55.58% of KEDS and a joint venture controlled by GRF Interests, Inc., owned the remainder. G. Robert Friedman, a significant stockholder and former director of the Company, controls GRF Interests, Inc. In February 2001, all owners sold their interests to an unrelated third party. Refer to Note 14 for more details of this subsequent event.

         TELEBUILD, L.C. ("TELEBUILD")

         At December 31, 2000, the Company owned 15.83% of Telebuild. Friedman Interests, Inc, and the Brown Family Partnership own 45.42% and 25.44%, respectively. G. Robert Friedman, a significant stockholder and former director of the Company, controls Friedman Interests, Inc. David L. Brown, Director and former Chairman of the Company and other members of the Brown family own the Brown Family Partnership. The Company recognized contract revenue from Telebuild of $55,000, $1,369,000, and $1,152,000 in 2000, 1999, and 1998, respectively. The Company recognized contract expense of $1,241,000, and 1,016,000 during the years ended 1999, and 1998, respectively. As of December 31, 2000 and 1999, $19,000 and $1,043,000 were due from Telebuild for contract services provided. At December 31, 2000, the Company's investment in Telebuild was zero.

         GRO CORPORATION ("GRO")

         Mr. Greg E. Gensemer, an officer of Telescan, serves on the Board of Directors for GRO. The Company has entered into licensing and servicing agreements with this company. In December 2000, the licensing agreement was amended to terminate development of a new product for GRO. As a result of this modification, $153,000 of deferred license fees for GRO were accelerated and recognized as revenue in 2000. At December 31, 2000, the Company still had approximately $358,000 of deferred license fees from GRO to be recognized as revenue through 2003. The Company recognized $190,000 in revenue during 2000 from this licensing agreement. The Company owned 603 shares of GRO Corporation representing an ownership interest of 5.1% at December 31, 2000.

         NATIONAL BROADCASTING COMPANY, INC. ("NBC")

         In a letter agreement dated February 22, 1999 between the NBC and the Company, NBC was granted the right to have an individual designated by NBC (the "NBC Designee") included as a nominee for the Board of Directors of the Company. NBC shall have this right until GE Capital Equity Investments, Inc. ("GE Equity") owns less than 5% of the outstanding common stock of the Company or the license agreement with NBC terminates or expires, whichever event occurs earlier. Pursuant to this agreement, NBC has designated and the Board of Directors has approved Ms. Elisabeth Y. Sami.

         In addition, GE Equity has the right to designate an individual to be present at all Board of Director meetings. Such individual will not be a participating or voting member of the Board of Directors and may remain as a designee so long as GE Equity owns at least 5% of the Company's outstanding common stock. Note 1 to the financial statements discusses activity with NBC during 1999 under the caption "Concentration of Credit Risk."

14.      SUBSEQUENT EVENTS

         TEAMVEST

         In January 2001, the Company received a $1.5 million payment on the $4.2 million note receivable due from TeamVest that the Company entered into in November 1999 (refer to Note 4 for details). The Company then exercised its option to convert the remaining balance due on the note, plus accrued interest of $407,000, into 1.9 million shares of TeamVest common stock.

         CONVERTIBLE PREFERRED STOCK

         In January 2001, the holders of the 120,000 shares of Class A 5% Convertible Preferred Stock agreed to exchange all of their shares for new Class B 4% Convertible Preferred Stock. This stock pays $1.00 per share per annum in dividends and is convertible into 3,000,000 shares of Common Stock, which the Company has reserved for such conversion. The stock automatically converts on May 15, 2002.

         KEDS

         In February 2001, all interests in KEDS, including the Company's 56% interest, were sold to a third party. The net liabilities of KEDS, a consolidated subsidiary of the Company, were reclassified as net liabilities held for sale and are included in other liabilities on the balance sheet at December 2000. In February 2001, the Company recognized a $9,000 loss on the sale.

         BPI

         The Company had an agreement with BPI to provide hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. This contract was amended on December 31, 2000 to a fixed fee arrangement for the first three months of 2001 and then the agreement and the fees are renewed month-to-month thereafter.

15.      UNAUDITED SELECTED QUARTERLY RESULTS OF OPERATIONS

                                                                    (in thousands, except per share data)
                                                                                QUARTERS ENDED
                                                        ------------------------------------------------------------
                                                        12/31/00          9/30/00           6/30/00          3/31/00
                                                        --------          -------           -------          -------
Revenue                                                 $  8,003          $ 9,183           $ 8,925          $ 9,827
Cost and expenses from operations                         11,650           17,462            18,186           11,848
                                                        --------          -------           -------          -------
Loss from operations                                      (3,647)          (8,279)           (9,261)          (2,021)
Other income (expense)                                   (28,726)             180             8,865           12,245
Income tax (expense) benefit                                   -                -             2,041           (2,041)
                                                        --------          -------           -------          -------
Net income (loss)                                       $(32,373)         $(8,099)           $1,645           $8,183
                                                        ========          =======           =======          =======
Net income (loss) attributable to common
stockholders                                            $(32,410)         $(8,137)           $1,607           $8,146
                                                        ========          =======           =======          =======

EARNINGS PER SHARE - BASIC
Net income (loss)                                       $  (1.97)         $ (0.48)          $  0.10          $  0.49
                                                        ========          =======           =======          =======
Weighted average shares                                   16,450           16,829            16,747           16,633
                                                        ========          =======           =======          =======

EARNINGS PER SHARE - DILUTED
Net income (loss)                                       $  (1.97)         $ (0.48)          $  0.09          $  0.47
                                                        ========          =======           =======          =======
Weighted average shares                                   16,450           16,829            17,371           17,469
                                                        ========          =======           =======          =======


                                                                                QUARTERS ENDED
                                                        ------------------------------------------------------------
                                                        12/31/99          9/30/99           6/30/99          3/31/99
                                                        --------          -------           -------          -------
  Revenue                                               $  8,928          $ 6,735           $ 6,039          $ 4,736
  Cost and expenses from operations                        8,991            7,773            10,055            5,904
                                                        --------          -------           -------          -------
  Loss from operations                                       (63)          (1,038)           (4,016)          (1,168)
  Other income (expense)                                     268              166                34              (89)
  Minority interest loss                                       -                -                24               32
                                                        --------          -------           -------          -------
  Net income (loss)                                     $    205             (872)          $(3,958)         $(1,225)
                                                        ========          =======           =======          =======
  Net income (loss) attributable to common
  stockholders                                          $    168          $  (910)          $(3,995)         $(1,263)
                                                        ========          =======           =======          =======

  EARNINGS PER SHARE - BASIC
  Net income (loss)                                     $   0.01          $ (0.06)          $ (0.26)         $ (0.09)
                                                        ========          =======           =======          =======
  Weighted average shares                                 16,511           16,174            15,131           14,068
                                                        ========          =======           =======          =======

  EARNINGS PER SHARE - DILUTED
  Net income (loss)                                     $   0.01          $ (0.06)          $ (0.26)         $ (0.09)
                                                        ========          =======           =======          =======
  Weighted average shares                                 17,348           16,174            15,131           14,068
                                                        ========          =======           =======          =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TELESCAN, INC.:

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Telescan, Inc. and subsidiaries as of December 31, 2000 and for the year then ended included in this Form 10-K and have issued our report thereon dated February 21, 2001. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The Schedule listed in Item 14-2 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. Information on this schedule for the year ended December 31, 2000 has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



ARTHUR ANDERSEN LLP

Houston, Texas
February 21, 2001

                    INDEPENDENT AUDITOR'S REPORT ON SCHEDULE



Board of Directors and Stockholders
Telescan, Inc.
Houston, Texas

We have audited the financial statements of Telescan, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the two-year period ended December 31, 1999. Our audits for such years also included the financial statement schedule of Telescan, Inc. and subsidiaries, listed in Item 14-2, for each of the years in the two-year period ended December 31, 1999. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to report on this schedule based on our audits. In our opinion, such a financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.



HEIN + ASSOCIATES LLP
Houston, Texas
February 25, 2000

                         TELESCAN, INC. AND SUBSIDIARIES
                 SCHEDULE I - VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)


                                                                                             DEDUCTIONS:
                                                                                               ACCOUNTS
                                                BALANCE AT             ADDITIONS:            WRITTEN OFF
                                             BEGINNING OF THE        CHARGED TO COST           AGAINST           BALANCE AT END
             DESCRIPTION                           YEAR               AND EXPENSES            ALLOWANCE             OF YEAR
---------------------------------------      ----------------     --------------------       -----------         --------------
December 31, 1998
Allowance for Doubtful Accounts                   $114                    $399                 $(139)                 $374

December 31, 1999
Allowance for Doubtful Accounts                   $374                    $184                 $(259)                 $299

December 31, 2000
Allowance for Doubtful Accounts                   $299                    $530                 $(567)                 $262

                         TELESCAN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                  JUNE 30,             DECEMBER 31,
                                                                                    2001                   2000
                                                                              ----------------         --------------
                                                                                (UNAUDITED)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                         $   2,147              $   1,494
   Accounts receivable, net (allowance:  $347; $262)                                     1,151                  3,411
   Notes receivable                                                                          -                  4,594
   Marketable securities                                                                   729                  4,178
   Other current assets                                                                    234                    446
                                                                              ----------------         --------------
         TOTAL CURRENT ASSETS                                                            4,261                 14,123

Investments                                                                                731                    968
Property and equipment, net                                                              2,685                  3,431
Software development costs, net                                                          1,089                    838
Other assets                                                                                69                     80
                                                                              ----------------         --------------
         TOTAL ASSETS                                                                $   8,835              $  19,440
                                                                              ================         ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                                  $   3,000              $   3,799
   Deferred revenue                                                                      3,058                  4,008
   Accrued payroll                                                                         407                    941
   Accrued royalties                                                                       869                    869
   Other current liabilities                                                               296                    350
                                                                              ----------------         --------------
         TOTAL CURRENT LIABILITIES                                                       7,630                  9,967

Capital lease obligations                                                                    -                     46

STOCKHOLDERS' EQUITY:


                                      F-84

Class A-convertible preferred stock (liquidation preference $25 per share)

   (shares issued and outstanding: 0; 120)                                                   -                      1
Class B-convertible preferred stock (liquidation preference $25 per share)
  (shares issued and outstanding:  120; 0)                                                   1                      -
Common stock
   (shares issued and outstanding:  16,296; 16,296)                                        162                    162
Additional paid in capital                                                              67,650                 67,650
Accumulated comprehensive loss                                                         (2,253)                      -
Accumulated deficit                                                                   (64,355)               (58,386)
                                                                              ----------------         --------------

         TOTAL STOCKHOLDERS' EQUITY                                                      1,205                  9,427
                                                                              ----------------         --------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $   8,835              $  19,440
                                                                              ================         ==============


               The accompanying notes are an integral part of these
                      consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                          THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                JUNE 30,                         JUNE 30,
                                                        ------------------------        ------------------------
                                                          2001            2000            2001            2000
                                                        --------        --------        --------        --------
REVENUE                                                 $  5,635        $  8,925        $ 11,498        $ 18,752
COSTS AND EXPENSES:
     Cost of revenue                                       2,071           4,629           4,503           9,409
     Selling and marketing expenses                          750           1,735           2,127           3,230
     General and administrative expenses                   2,984           5,603           6,359           9,676
     Special and other charges                             3,121           5,674           3,913           7,174
     Cost of acquisition opportunities                       436             545             436             545
                                                        --------        --------        --------        --------
         Total costs and expenses                          9,453          18,186          17,338          30,034

LOSS FROM OPERATIONS                                      (3,818)         (9,261)         (5,840)        (11,282)

OTHER INCOME (EXPENSE):
     Net gain on sales of marketable securities             (122)          8,695            (121)         20,696
     Interest, net                                            12             169              43             413
     Other, net                                               19               1              10               1
                                                        --------        --------        --------        --------
         Total other income (expense)                        (91)          8,865             (68)         21,110
                                                        --------        --------        --------        --------

INCOME (LOSS) BEFORE INCOME TAXES                         (3,909)           (396)         (5,908)          9,828
     Income tax benefit                                        -           2,041               -               -
                                                        --------        --------        --------        --------

NET INCOME (LOSS)                                         (3,909)          1,645          (5,908)          9,828


                                      F-86

     Less:  Preferred stock dividends                        (30)            (38)            (61)            (75)

INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS       $ (3,939)       $  1,607        $ (5,969)       $  9,753
                                                        ========        ========        ========        ========

NET INCOME (LOSS) PER COMMON SHARE:
     Basic                                              $  (0.24)       $   0.10        $  (0.37)       $   0.58
     Diluted                                            $  (0.24)       $   0.09        $  (0.37)       $   0.56
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     Basic                                                16,296          16,747          16,296          16,690
     Diluted                                              16,296          17,371          16,296          17,471



                                           CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                                           (IN THOUSANDS)
Net income (loss)                                       $ (3,909)       $  1,645        $ (5,908)       $  9,828
Change in net unrealized losses on marketable
  securities                                                (841)        (21,613)         (2,253)        (43,922)
Deferred taxes on net unrealized losses on
  marketable securities                                        -           8,213               -          16,690
                                                        --------        --------        --------        --------
COMPREHENSIVE LOSS                                      $ (4,750)       $(11,755)       $ (8,161)       $(17,404)
                                                        ========        ========        ========        ========


               The accompanying notes are an integral part of these
                      consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                            SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                         ------------------------
                                                                           2001            2000
                                                                         --------        --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                        $ (5,908)       $  9,828
    Reconciling adjustments:
         Net gain (loss) on sales of marketable securities                    121         (20,696)
         Special and other non-cash charges                                 3,608           7,120
         Cost of acquisition opportunities                                    436             545
         Stock options/warrants provided for services                           -             362
         Amortization of deferred revenue                                    (950)         (1,612)
         Depreciation and amortization                                      1,100           1,770
    Changes in assets and liabilities:
         Decrease in accounts receivable                                    2,260              41
         Decrease in other current assets and other assets                    221             122
         Decrease in accounts payable                                      (1,235)         (1,543)
         (Increase) decrease in other current liabilities                    (481)            578
         Other                                                                (27)              -
                                                                         --------        --------
             Net cash used in operating activities                           (855)         (3,485)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and equipment                                      (112)         (1,191)
    Additions to software development costs                                  (502)           (386)
    Proceeds from repayment of note receivable                              1,500               -
    Proceeds from sale of marketable securities                               811               -
    Purchases of investments                                                    -          (3,639)
    Other                                                                      10             383
                                                                         --------        --------
             Net cash provided by (used in) investing activities            1,707          (4,833)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from exercise of stock options                                     -             633
    Preferred dividends paid                                                  (61)            (75)


                                      F-88

    Borrowings on capital lease obligations and notes payable                  23              20
    Payments on notes payable and capital lease obligations                  (161)           (252)
                                                                         --------        --------
             Net cash provided by (used in) financing activities             (199)            326
                                                                         --------        --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              653          (7,992)
CASH AND CASH EQUIVALENTS:
    Beginning of period                                                     1,494          12,625
                                                                         --------        --------
    End of period                                                        $  2,147        $  4,633
                                                                         ========        ========
OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES WERE AS FOLLOWS:
    Net unrealized gain (loss), net of tax                               $ (2,427)       $ 15,115
    Exercise of GlobalNetFinancial.com option through sale of
       GlobalNetFinancial.com stock                                             -          33,227
    Stock received in lieu of payment for services rendered                     -              69
    Acquisition of assets for stock                                             -             350
    Conversion of note receivable into equity investment                    3,107              64


               The accompanying notes are an integral part of these
                      consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

The consolidated financial statements reflect the accounts of Telescan, Inc. (the "Company") and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2000 included in the Company's Annual Report on Form 10-K.


The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the Securities and Exchange Commission and do not include all information and footnotes required by generally accepted accounting principles. However, in the opinion of management, the information furnished reflects all adjustments, consisting of normal recurring adjustments, which are necessary to make a fair presentation of financial position and operating results for the interim periods. The results of operations for the three and six month periods ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year.



Certain amounts in the June 30, 2000 consolidated financial statements have been reclassified to conform to the current period's presentation.



2.       LIQUIDITY



It is the Company's intention to control its operating expenses while continuing to focus on its existing products. In addition, the Company has implemented changes intended to reduce certain operating expenses. As discussed in Note 6, the Company sold its remaining holdings in GlobalNetFinancial.com ("GlobalNet") subsequent to June 30, 2001 and the value of the remaining marketable securities held by the Company continues to decline. Based on management's revised projections, the Company believes that its cash flows from operations and current working capital will be sufficient to fund its operations only through December 31, 2001. The Company is in the process of consummating a merger with ZiaSun Technologies, Inc. ("ZiaSun"), as discussed in Note 3 below. If this merger is consummated prior to year-end, management believes that the combined entity will have sufficient cash flows to fund with ZiaSun operations and capital requirements. No assurance can be given as to when or if the Company will be able to complete the merger.



These conditions raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors including successful completion of the merger with ZiaSun. The Company has been advised by its independent public accountants that their report on the December 31, 2001 consolidated financial statements may be modified with respect to the Company's ability to continue as a going concern.



3.       MERGER WITH ZIASUN TECHNOLOGIES, INC.



In May 2001, the Company executed a merger agreement with ZiaSun to form a new company, INVESTools, Inc. ("INVESTools"). The new company will provide investor education, financial publications and analytical tools worldwide. The merger will be a stock for stock exchange with shareholders of ZiaSun receiving 75% of the stock in the new company and Telescan stockholders receiving 25% of the stock in the new company. Each share of

ZiaSun common stock will be exchanged for 0.12500 shares of INVESTools common stock and each share of Telescan common stock will be exchanged for 0.07061 shares of INVESTools common stock. The foregoing ratios are subject to proportionate adjustment in the event a higher per share price for the INVESTools common stock is required in order for it to be listed on the Nasdaq National Market System or the Nasdaq SmallCap Market. The Company expects to complete the merger in September 2001.



4.       SPECIAL AND OTHER CHARGES



Special and other charges in the first six months of 2001 included the following:



     - $2.4 million to reduce the investment in TeamVest LLC to fair value based on current valuation.
     - $700,000 to write off the investment in GRO Corporation because the Company no longer expects to recover its investment.
     - $300,000 to write off the investment in FreeRealTime.com, Inc., which filed for voluntary bankruptcy.
     - $200,000 to write off the investment in Tachyon Systems, LLC because the Company no longer expects to recover its investment.
     - $300,000 for severance costs as the Company continues efforts to control costs by further reducing staff.



5.       COST OF ACQUISITION OPPORTUNITIES



Cost of acquisition opportunities for the six months ended June 30, 2001 were incurred in connection with the merger with ZiaSun currently underway. In 2000, these costs related to acquisition targets no longer being pursued.



6.       MARKETABLE SECURITIES



During the first six months of 2001, in conjunction with management's business plans, the Company sold shares of marketable securities and recognized $66,000 in gross gains and $187,000 in gross losses. Proceeds of $811,000 were received from these sales.


7.       NOTE RECEIVABLE


In January 2001, the Company received a $1.5 million cash payment on a $4.2 million note receivable from TeamVest pursuant to a agreement that the Company entered into in November 1999. The Company then exercised its option to convert the remaining balance due on the note, plus accrued interest of $407,000, into approximately 1.9 million shares of TeamVest common stock which, on the conversion date, was valued at $3.1 million and represented approximately a 14% interest in TeamVest. See Note 4 above.



8.       EXCHANGE OF PREFERRED STOCK



In January 2001, the holders of the 120,000 shares of Class A 5% Convertible Preferred Stock agreed to exchange all of their shares for new Class B 4% Convertible Preferred Stock. The Class B 4% Convertible Preferred Stock pays $1.00 per share per annum in dividends and is convertible into 3,000,000 shares of Common Stock, which the Company has reserved for such conversion. The stock automatically converts on May 15, 2002. Pursuant to the terms of the merger agreement discussed in Note 3, these stockholders will receive INVESTools preferred stock with terms identical to Telescan preferred stock upon consummation of the merger.

9.       SIGNIFICANT CUSTOMERS



BPI Communications, Inc. ("BPI") and National Broadcasting Company, Inc. ("NBC") each accounted for at least 10% of the Company's revenues for the year ended December 31, 2000.



In the fourth quarter of 2000, BPI notified the Company that it would no longer use the Company's services. This action resulted in a renegotiation of the contract at December 31, 2000 to discontinue development services and provide only fixed fee hosting services on a month-to-month basis for the first three months of 2001 and month-to-month thereafter. Subsequent to April 2001, BPI no longer required hosting services from Telescan and therefore, revenues will no longer be recorded from this customer.



A Settlement and Termination Agreement was entered into in June 2001 between the Company and NBC, which terminated the license agreement then between the parties. In accordance with the settlement agreement, the Company hosted NBC's website until July 27, 2001. All other obligations under the license agreement were terminated with the settlement agreement. NBC paid the Company $1.5 million to satisfy outstanding receivables and to comply with the negotiated early termination costs included as part of the original agreement. The Company recognized approximately $900,000 in additional revenue in June 2001 as a result of the termination of the license agreement. In July 2001, the Company will recognize approximately $200,000 in revenue related to the remaining licensing and hosting fees.


10.      CONTINGENCIES


From time to time the Company is also involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material effect on the Company's financial position or results of operations.


In August 2000, a lawsuit was filed against the Company in the United States District Court for the Southern District of New York by a former employee alleging that the Company failed to grant him certain stock options to which he was entitled. The Company has responded to the complaint and the case is proceeding before the court. Although no assurances can be given, the Company believes that the ultimate resolution of the litigation will not have a material adverse effect on the Company's financial position or results of operations.

11.      CALCULATION OF EARNINGS PER SHARE

The calculation of earnings per share was as follows:


                                                         THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                               JUNE 30,                           JUNE 30,
                                                    -----------------------------     -----------------------------
                                                        2001             2000             2001              2000
                                                    -----------       -----------     ------------     ------------
Net income (loss) attributable to common
  shareholders (a)                                  $    (3,939)      $     1,607     $    (5,969)     $      9,753
Dividends on preferred stock                                  - (c)            38               - (c)            75
                                                    -----------       -----------     ------------     ------------
Net income (loss) attributable to common
shareholders, assuming dilution (b)                 $    (3,939)      $     1,645     $    (5,969)     $      9,828
                                                    ===========       ===========     ============     ============
Average shares outstanding (a)                           16,296            16,747           16,296           16,690
Effect of dilutive securities
    Convertible preferred stock                                - (c)          443                - (c)          443


                                       F-92

    Stock options                                             - (c)           181                - (c)          338
                                                    -----------       -----------     ------------     ------------
Average shares outstanding, assuming
dilution(b)                                              16,296            17,371           16,296           17,471
                                                    ===========       ===========     ============     ============
Net income (loss) per common share
    Basic                                           $    (0.24)       $      0.10     $     (0.37)     $       0.58
    Diluted                                         $    (0.24)       $      0.09     $     (0.37)     $       0.56


----------------------------------
(a)  Used to compute basic earnings per share

(b)  Used to compute diluted earnings per share
(c) Because the Company is in a loss position, the stock options and convertible preferred stock are antidilutive.


12.      RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001 the Financial Accounting Standards Board issued Statement No. 141, BUSINESS COMBINATIONS and Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination upon acquisition. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001. The provisions also apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.

The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the amortization provisions of this Statement.

Management believes adoption of these pronouncements will not have a material impact on the consolidated results of operations or financial position of the Company as of June 30, 2001.

13.  SUBSEQUENT EVENT

In July 2001, the Company sold its remaining shares of GlobalNet stock in a private placement for approximately $500,000 or $.3016 per share. The Company will realize a loss on the transaction of approximately $2 million in July. As of June 30, 2001, the Company has an unrealized loss of $2.1 million related to these securities included in shareholders' equity.

                           APPENDIX A-FORM OF ELECTION

                            ZIASUN TECHNOLOGIES, INC.


                           ELECTION FOR ACCEPTANCE OR
                    REJECTION OF RESCISSION OFFER AND RELEASE


THE RESCISSION OFFER WILL EXPIRE AT THE LATER OF (A) 12:00 MIDNIGHT, MOUNTAIN STANDARD TIME, ON AUGUST___, 2001, OR (B) THIRTY DAYS AFTER THE DATE ON WHICH THE UNDERSIGNED ACTUALLY RECEIVED THIS ELECTION FORM.

--------------------------------------------------------------------------------

         Please complete and sign this document and return it to ZiaSun Technologies, Inc., at the address set forth below, on or before midnight, Mountain Standard Time, on August ___, 2001, the Expiration Date of the Rescission Offer. Please indicate your election by INITIALING either (i) the space immediately preceding paragraph A below to ACCEPT the Rescission Offer or
(ii) the space immediately preceding paragraph B to REJECT the Rescission Offer and affirm your intention to retain the Common Stock.

--------------------------------------------------------------------------------

                         RESCISSION OFFEREE INFORMATION


Offeree:__________________________________________________
Number of Shares Subject to Rescission Offer:____________ Cert. No.(s):_________

A.       Shares Purchased for Services for which compensation was withheld:
         __________ Shares;
         Total Amount of compensation withheld: $_____________;

B. All Other Shares:____________ Shares; Value (average closing bid price during twenty trading days prior to date of Prospectus): $_____________

TOTAL AMOUNT OF RESCISSION OFFER: $_________________
(Including interest at 12% per annum through Expiration Date.)

ZiaSun Technologies, Inc.
665 San Rodolfo Drive
Suite 120
Solana Beach, CA 92075

Gentlemen:

         The undersigned hereby acknowledges having received and carefully read the rescission offer (the "Rescission Offer") of ZiaSun Technologies, Inc. (the "Company") described in the Prospectus dated _______________, 2001 (the "Prospectus"), of the Company, to repurchase the shares of common stock (the "Common Stock"), identified above, which were previously acquired by the undersigned from the Company (the "Securities"), in connection with the Company's acquisition of Seminar Marketing Group, Inc. ("SMG"). As indicated below, the undersigned hereby (i) elects to accept the Rescission Offer and requests that the Company repurchase the Common Stock in accordance with the terms of the Rescission Offer, or (ii) rejects the Rescission Offer, and affirms the undersigned's intention to retain the Common Stock.

         The undersigned that the Company and others will rely on the representations, warranties and agreements contained in this Form of Election, and that if any of the representations, warranties and agreements made by the undersigned are no longer accurate, he or she shall promptly notify the Company.

         PLEASE SELECT "A" OR "B" BELOW BY CHECKING THE APPROPRIATE BOX BELOW.

         _______ A. ACCEPTANCE OF RESCISSION OFFER; REQUEST FOR RESCISSION

         1. The undersigned hereby irrevocably elects to accept the Company's offer to repurchase all of the Common Stock on the terms described in the Prospectus under "THE RESCISSION OFFER," and to pay the undersigned an amount equal to (a) the consideration which the undersigned paid to the Company for the Common Stock, plus, (b) the market price per share of all other Common Stock received in connection with the acquisition of SMG , at the market price of such Common Stock as of the date of the Prospectus, together with (c) interest on such amounts from the date of acquisition of the undersigned's shares of SMG, to the Expiration Date, at 12% per annum, in the amount set forth above under "RESCISSION OFFEREE INFORMATION." The undersigned understands that as a result of accepting the Rescission Offer, the undersigned will no longer hold the Common Stock represented by the certificate(s) referenced above.

         The undersigned (Check applicable box) / / HAS; / / HAS NOT resold all or a portion of the Common Stock.

                 TABLE TO FILL OUT ONLY IF YOU HAVE SOLD SHARES:

Number of Shares Sold:_______________ Shares    Date Sold:______________________
Amount of Consideration Received: $____________________
Type of Consideration (Check applicable box): Cash / / Other Consideration / / If Other Consideration, describe:_______________________________________________
Person Who Acquired Shares:_____________________________________________________
Address:________________________________________________________________________

         (Note: If you have resold the Common Stock to a third party at a loss prior to the date hereof in a bona fide transaction, please enclose herewith proof reasonably satisfactory to the Company evidencing the sale of the Common Stock at a loss in a bona fide transaction. Satisfactory proof of sale at a loss may take the form of appropriate documentation reflecting the sale and the purchase price. If the proof of a bona fide sale at a loss is not reasonably satisfactory to the Company, the Company may require additional proof. In addition, the Company may require evidence that any sale of the Common Stock was a bona fide transfer of such shares.)

         2. The undersigned hereby encloses the certificates identified below, representing all of the Common Stock that the undersigned acquired from the Company, duly endorsed for transfer or accompanied by an assignment separate from the applicable stock certificate in either case with the signature(s) guaranteed by an eligible guarantor institution. The enclosed represents all, and not less than all, of the Common Stock that the undersigned acquired from the Company. The undersigned hereby represents that the undersigned is conveying all interests in the Common Stock free and clear of all liens and encumbrances of any kind, and that no such interest has been previously or concurrently transferred in any manner to any other person or entity.

         _______ B. REJECTION OF RESCISSION OFFER; AFFIRMATION OF INTENTION TO RETAIN COMMON STOCK.

         The undersigned hereby affirms the undersigned's intent to retain the Common Stock, and elects NOT to accept the Company's offer to repurchase such Securities.

         The undersigned understands that as a result of rejecting the Rescission Offer, the undersigned will continue to hold the Common Stock.

         The undersigned understands and acknowledges that the rejection of the Rescission Offer is speculative in nature, involves a high degree of risk and is suitable only for persons of substantial means who are able to bear the risk of loss of their entire investment. The undersigned understands all of the risk factors to the rejection of the Rescission Offer, including those set forth in the caption "Risk Factors" in the Prospectus.

                                     RELEASE

         In consideration of the offer to repurchase the undersigned's Securities, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably releases and discharges the Company, SMG, and their past, current and future officers, directors, employees, affiliates, representatives and agents, of and from all claims which the undersigned and the undersigned's successors and assigns have, ever had or might have in connection with the sales and issuances by the Company and SMG of Common Stock including, but not limited to, any violation of federal and/or state security laws or regulations, to the maximum extent permitted by applicable law.

                                  INSTRUCTIONS

         The signature on this letter on transmittal and on the stock transfer power must correspond exactly to the name on your stock certificate(s). If held as joint tenants, both must sign. The Company may require evidence of authority of the signer if a trustee, executor, administrator, attorneys-in-fact, or others acting in a fiduciary or representative capacity. Signatures on this Form of Election do not need to be signature guaranteed, but the signature(s) on the stock transfer power, or stock certificate(s) must be guaranteed.

         THIS FORM SHOULD BE MAILED OR SENT AS SOON AS PRACTICAL, BUT IN NO EVENT SHOULD THIS FORM BE RECEIVED BY THE COMPANY LATER THAN THE EXPIRATION DATE, WHICH IS AUGUST ____, 2001.

                                            THE UNDERSIGNED:

                                            ____________________________________
                                            Print name of the undersigned and,
                                            (a) if Securities are held by a
                                            partnership, corporation, trust or
                                            entity, the name and capacity of the
                                            individual signing on its behalf,
                                            and (b) if Securities are held as
                                            joint tenants or as community
                                            property, name(s) of
                                            co-purchaser(s).

Dated: ________________, 2001               ____________________________________
                                            Signature


                                            ____________________________________
                                            Tax I.D./Soc. Sec. No.


Dated: ________________, 2001               ____________________________________
                                            Signature


                                            ____________________________________
                                            Tax I.D./Soc. Sec. No.

Residence Address:                          ____________________________________
Street Address:                             ____________________________________

City, State and Zip Code                    ____________________________________

Mailing Address (if different
from residence):                            ____________________________________
Street Address:                             ____________________________________
City State and Zip Code:                    ____________________________________

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates, except the SEC registration fee.


SEC Registration Fee                         $       150
Legal Fees and Expenses                           40,000
Accounting Fees and Expenses                       2,000
Printing Fees and Expenses                         5,000
Transfer Agent and Registrar Fees                  1,500
Miscellaneous expenses                             1,000
                                             -----------
TOTAL                                        $    49,650

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Nevada Revised Statute ("NRS"), provides for indemnification as follows:

         NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agent: General provisions.

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys" fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys" fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys" fees, actually and reasonably incurred by him in connection with the defense.

         NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

         1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a) By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         The Registrant's Articles of Incorporation, as amended, provide for the indemnification of its officers and directors to the fullest extent allowed under Nevada law, as follows:

         Article IX.  Indemnification of Officers and Directors.

         9.1 The Corporation shall indemnify its directors, officers, employee, fiduciaries and agents to the fullest extent permitted under the Nevada Revised Statutes.

         9.2 Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.
Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

         9.3 Without limiting the application of the foregoing, the Board of Directors may adopt by-laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

         9.4 The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

         9.5 No director, officer or shareholder shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for: (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

         The Registrant's bylaws provide for indemnification as follows:

         Section 8.01. Indemnification: Third Party Actions. The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

         Section 8.02. Indemnification; Corporate Actions. The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Section 8.03. Determination. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections
8.01 and 8.02 hereof, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Any other indemnification under Sections 8.01 and 8.02 hereof, shall be made by the corporation upon a determination that indemnification of the officer, director, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 8.01 and 8.02 hereof. Such determination shall be made either (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; or (ii) by independent legal counsel on a written opinion; or (iii) by the shareholders by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.

         Section 8.04. General Indemnification. The indemnification provided by this Section shall not be deemed exclusive of any other indemnification granted under any provision of any statute, in the corporation's Articles of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs and legal representatives of such a person.

         Section 8.05. Advances. Expenses incurred in defending a civil or criminal action, suit, or proceeding as contemplated in this Section may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon a majority vote of a quorum of the Board of Directors and upon receipt of an undertaking by or on behalf of the director, officers, employee, or agent to repay such amount or amounts unless if it is ultimately determined that he or she is to indemnified by the corporation as authorized by this Section.

         Section 8.06. Scope of Indemnification. The indemnification authorized by this Section shall apply to all present and future directors, officers, employees, and agents of the corporation and shall continue as to such persons who ceases to be directors, officers, employees, or agents of the corporation, and shall inure to the benefit of the heirs, executors, and administrators of all such persons and shall be in addition to all other indemnification permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         Set forth below is the information required under Item 701, Regulation S-K, concerning all sales of unregistered securities by the Registrant within the past three years.

         On October 5, 1998, in conjunction with the acquisition of Momentum Internet Incorporated, a corporation organized under the laws of the British Virgin Islands ("Momentum Internet"), the Company issued in a stock-for-stock exchange 1,130,000 (post-split adjusted) shares of restricted common stock in exchange for all capital stock of Momentum Internet thereby making Momentum Internet a wholly owned subsidiary of the Company. No underwriters were used. The transaction was deemed exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The recipients of the shares in this transaction were shareholders of Momentum Internet, and possessed more information regarding the business of the Company than any other person. The certificates representing each of the issued shares bear an appropriate restrictive legend.

         On October 5, 1998, in conjunction with the acquisition of Momentum Asia, Inc., ("Momentum Asia"), a corporation organized under the laws of the Republic of the Philippines, the Company issued in a stock-for-stock exchange 4,000,000 (post-split adjusted) shares of restricted common stock in exchange for all capital stock of Momentum Asia, thereby making Momentum Asia a wholly-owned subsidiary of the Company. No underwriters we used. The transaction was deemed exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The recipients of the shares in this transaction were shareholders of Momentum Asia, and possessed more information regarding the business of the Company than any other person. The certificates representing each of the issued shares bear an appropriate restrictive legend.

         On March 25, 1999, in conjunction with the acquisition of Asia4sale.com, Ltd., a Hong Kong Registered Company ("Asia4sale"), the Company issued 100,000 (post split adjusted) shares of restricted common stock, in exchange for 99 of the 100 shares of Asia4sale, thereby making Asia4sale virtually a wholly-owned subsidiary of the Company. The Company sold Asia4sale in December 1999.

         On March 31, 1999, in conjunction with the acquisition of OIA, and in exchange for all of the capital stock of OIA, the Company issued 1,000,000 (post split adjusted) shares of "restricted" common stock, thereby making OIA a wholly-owned subsidiary of the Company. In addition, the Company issued an additional 5,000,000 (post split adjusted) shares (the "Escrow Shares") pro-rata to the shareholders of OIA. The Escrow Shares were being held in escrow pursuant to the terms of the adjustment provision set forth in the acquisition agreement.

         On April 10, 1999, the Company issued 25,000 (post-split adjusted) shares of "restricted" common stock to Allen D. Hardman, the current President of the Company upon the exercise by Mr. Hardman of the vested portion of his stock option.

         On January 13, 2000, Allen D. Hardman, an officer and director or the Company exercised a stock option to purchase 25,000 restricted shares of Common Stock at a price of $2.00 per share for total cash consideration received by the Company of $50,000.

         On March 2, 2000, the Company issued 30,000 restricted shares to Netgenesis Strategic Internet Marketing, Ltd., for marketing and shareholder relation services.

         On May 22, 2000, in conjunction with the acquisition of Asia Prepress Technology, Inc. ("Asia Prepress") and in exchange for all of the capital stock of Asia Prepress, the Company issued 100,000 shares of "restricted" common stock thereby making Asia Prepress a wholly owned subsidiary of the Company.

         On May 22, 2000, in conjunction with the acquisition of Asia Internet Services, Inc. ("Asia Internet") and in exchange for all of the capital stock of Asia Internet, the Company issued 150,000 shares of "restricted" common stock thereby making Asia Prepress a wholly owned subsidiary of the Company.

         On June 6, 2000, pursuant to the terms of the Amendment to the Acquisition Agreement between the Company and OIA Shareholders, the Company issued 4,820,152 restricted shares of its Common Stock to the former owners of OIA as part of their total earn out of 9,820,152 shares of which 5,000,000 shares had been previously issued and held in escrow.

         On July 3, 2000, Allen D. Hardman, the President, CEO and a Director or the Company exercised a stock option to purchase 25,000 restricted shares of Common Stock at a price of $2.00 per share for total cash consideration received by the Company of $50,000.

         On August 2, 2000, at a Special Meeting of the Board of Directors, the board ratified and approved the issuance of a total 100,000 restricted shares of common stock to Credico Inc., and Hans von Meiss, for their efforts and services in locating, negotiating and assisting in the consummation of agreement between the Company and the McKenna Group. The board authorized the issuance of 50,000 restricted shares to Credico, Inc., a Nevada corporation, owned and controlled by Bryant D. Cragun, a member of the advisory board of the Company, and 50,000 restricted shares to Hans Von Meiss, a director of the Company.

         On August 2, 2000, at a Special Meeting of the Board of Directors, the board ratified and approved the issuance of a total 103,500 restricted shares of common stock to Bryant D. Cragun in conversion of the debt of $690,000 owing by the Company to Mr. Cragun.

         On September 29, 2000, the Company acquired all of the outstanding stock of Seminar Marketing Group, Inc., ("SMG"), a Utah corporation. Under the terms of the acquisition agreement, the Company, issued an aggregate of 370,000 restricted shares of Common Stock to stockholders of SMG in exchange for such stock. This transaction is the subject of the rescission offer under this registration statement.

         On October 15, 2000, the Company acquired all of the outstanding stock of Memory Improvement Systems,. Inc. ("MIS"), a Utah corporation. Pursuant to the terms of the acquisition agreement, the Company, issued an aggregate of 400,000 restricted shares of Common Stock to stockholders of MIS in exchange for such stock.

         On November 20, 2000 the Company issued a total of 71,660 restricted shares to its directors. the Company also issued Non-Qualified Stock Options to purchase a total of 20,000 shares of the Company's common stock, to the non-employee directors and advisory board members.

         Except for the issuance of shares in connection with the acquisition of SMG, which is the subject of this registration statement, the offer and/ or sale of securities in the transactions described above, were made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, set forth in Section 4(2) of the Securities Act. The recipients of the securities in each of the transactions set forth above represented their intention to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the shares certificates and instruments used in such transactions. All recipients were given adequate information about the Registrant at the time of the acquisition of such securities, or had access, through employment or other relationships with the Registrant, to such information. Concerning the sale of shares in connection with the acquisition of SMG, management believed, as indicated in this registration statement, that the offer and sale of securities to the SMG shareholders was made in compliance with all securities laws, but have since been advised that the Company did not comply with the registration requirements of the Securities Act. However, persons receiving shares in the transaction were each provided with a disclosure document regarding the Registrant, and each executed an investment letter, representing their intention to acquire the securities for investment.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) List of Exhibits attached or incorporated by reference pursuant to Item 601 of Regulation S-K.


EXHIBIT           DESCRIPTION



         2.1 Acquisition Agreement and Plan of Reorganization between ZiaSun Technologies, Inc. and Momentum Internet Incorporated dated October 5, 1998. (Incorporated by the Registrant's Registration Statement on Form 10-SB filed September 16, 1999, Commission File No. 000-27349)



         2.2 Acquisition Agreement and Plan of Reorganization between ZiaSun Technologies, Inc. and Momentum Asia, Inc. dated October 5, 1998. (Incorporated by reference from the Registrant's Registration Statement on Form 10-SB filed September 16, 1999, Commission File No. 000-27349)



         2.3 Acquisition Agreement and Plan of Reorganization between Ziasun Technologies, Inc. and Asia4sale.com, Ltd., dated March 25, 1999. (Incorporated by reference from the Registrant's Registration Statement on Form 10-SB filed September 16, 1999, Commission File No. 000-27349)

         2.4 Acquisition Agreement and Plan of Reorganization between ZiaSun Technologies, Inc. and Online Investors Advantage, Inc., dated March 31, 1999. (Incorporated by reference from the Registrant's Registration Statement on Form 10-SB filed September 16, 1999, Commission File No. 000-27349)

         2.5 Acquisition Agreement and Plan of Reorganization between ZiaSun Technologies, Inc. and Seminar Marketing group, Inc., dated September 29, 2000 (Incorporated by reference from the Registrant's Current Report on Form 8-K filed on October 3,
                  2000).

         2.6 Acquisition Agreement and Plan of Reorganization with Memory Improvement Systems, Inc., dated October 10, 2000 (Incorporated by reference from the Registrant's Current Report on Form 8-K filed on October 3, 2000).

         2.7 Agreement and Plan of Merger, dated as of May 3, 2001, between the Company and Telescan, Inc. (Incorporated by reference from Registration Statement on Form S-4 of INVESTools, Inc., SEC File No. 333-67454, filed on August 14, 2001, and included as Annex I to the joint proxy statement/prospectus included in such Registration Statement).

         3.1 Restated Articles of Incorporation filed November 3, 2000. (Incorporated by reference from the Registrant's Current Report on Form 8-K filed on November 3, 2000.

         3.2 Restated By-laws of ZiaSun Technologies, Inc. (Incorporated by reference from the Registrant's Current Report on Form 8-K filed on November 3, 2000).

         3.3 Certificate of Amendment of Restated Certificate of Incorporation of Telescan, Inc. Filed with the Delaware Secretary of State on May 31, 1999. (Incorporated by reference to Telescan's Form 10-K for the annual period ended December 31, 1999.)

         3.4 By-laws of Telescan, Inc. (Incorporated by reference to Telescan's Form S-1 dated September 14, 1993 (Registration No. 33-52182).)

         3.5 Restated Certificate of Incorporation of INVESTools, Inc. Filed with the Delaware Secretary of State on _____________ , 2001. (Incorporated by reference from Registration Statement on Form S-4 of INVESTools, Inc., SEC File No. 333-67454, filed on August 14, 2001, and included as Annex V to the joint proxy statement/prospectus included in such Registration Statement).

         3.6 Restated By-laws of INVESTools, Inc. as of ________________ , 2001. (Incorporated by reference from Registration Statement on Form S-4 of INVESTools, Inc., SEC File No. 333-67454, filed on August 14, 2001, and included as Annex VI to the joint proxy statement/prospectus included in such Registration Statement).

         10.1 Amended Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Post-Effective Amendment No. 1 to Form S-8 filed February 2, 1994.)

         10.2 1995 Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Registration Statement on Form S-8 filed July 12, 1995.)

         10.3 June 2000 Amendment to the 1995 Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Registration Statement on Form S-8 filed November 21, 2000.)

         10.4 2000 Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Registration Statement on Form S-8 filed November 21, 2000.)

         10.5 Amended 1999 Stock Option Plan of ZiaSun. (Incorporated by reference from ZiaSun's Post-Effective Amendment No. 1 to Form S-8 filed June 14, 2000.)

         10.6     Non-Qualified Stock Option Agreement between ZiaSun and Allen
                  D. Hardman. (Incorporated by reference from ZiaSun's Registration Statement on Form 10-SB filed September 16, 1999.)

         10.7 Amended and Restated Employment Agreement and Stock Option of Allen D. Hardman, dated August 2, 2000. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-Q filed on August 17, 2000.)

         10.8 Stock Purchase Agreement by and between Telescan and GE Capital Equity Investment Inc., dated January 14, 1999, (Incorporated by reference from Telescan's Form 8-K filed January 14, 1999.)

         10.9 Stock Purchase Agreement by and between Telescan and GE Capital Equity Investment Inc., dated as of July 23, 1999 (Incorporated by reference from Telescan's Form 8-K filed July 30, 1999.)

         10.10 Lease Agreement between EsNET Properties L.C. and OIA, dated May 25, 1999. (Incorporated by reference from ZiaSun's Registration Statement on Form 10-SB filed September 16, 1999.)

         10.11 Lease Agreement between DC Mason Ltd. and OIA, dated October 7, 1998. (Incorporated by reference from ZiaSun's Registration Statement on Form 10-SB filed September 16, 1999.)

         10.12 Lease Agreement between Gordon Jacobson and OIA, dated June 22, 1999. (Incorporated by reference from the ZiaSun's Registration Statement on Form 10-SB filed September 16, 1999.)

         10.13 Office Lease Agreement between Telescan and Chevron U.S.A., Inc., dated November 8, 1995. (Incorporated by reference from Telescan's Form 10-K for the annual period ended December 31, 1995.)

         10.14 Client Service Agreement, dated January 14, 2000 between ZiaSun and Continental Capital & Equity Corporation. (Incorporated by reference from ZiaSun's Form 10K for the annual period ended December 31, 1999.)

         10.15 Consulting Agreement, dated January 1, 2000, between ZiaSun and Credico Inc. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-QSB filed May 22, 2000.)

         10.16 Business Agreement, dated April 20, 2000, between ZiaSun and The McKenna Group. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-QSB filed on May 22, 2000.)

         10.17 Venture Fund Agreement between ZiaSun and The McKenna Group, dated July 3, 2000. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-Q filed on August 17, 2000.)

         10.18 Agreement, dated April 13, 2001, between ZiaSun and MKZ Fund, LLC. (Incorporated by reference from ZiaSun's Current Report on Form 8-K filed on August 1, 2001.)

         10.19 Non-Competition Agreement, dated March 8, 2000, between OIA and MIT, LLC. (Incorporated by reference from ZiaSun's Current Report on Form 8-K filed on August 1, 2001.)

         10.20 Voting Agreement between ZiaSun and Vulcan Ventures, Inc., dated May 3, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

         10.21 Voting Agreement among ZiaSun and NBC-TSCN Holding, Inc., and GE Capital Equity Investments, Inc., dated May 3, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

         10.22 Voting Agreement between ZiaSun and LJH Corporation, dated May 3, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

         10.23 Voting Agreement between Telescan and Ross Jardine, dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

         10.24 Voting Agreement between Telescan and D. Scott Elder, dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

         10.25 Voting Agreement between Telescan and Scott Harris, dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

         10.26 Voting Agreement between Telescan and David W. McCoy, dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

         10.27 Voting Agreement between Telescan and Momentum Media Ltd., dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

         10.28 Lock-up Agreement between ZiaSun and Vulcan Ventures, Inc., dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

         10.29 Lock-up Agreement between Telescan and Ross Jardine, dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

         10.30 Lock-up Agreement between Telescan and D. Scott Elder, dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

         10.31 Lock-up Agreement between Telescan and Scott Harris, dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

         10.32 Lock-up Agreement between Telescan and David W. McCoy, dated May 2, 2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

         10.33 Form of Employment Agreement between INVESTools and Lee K. Barba. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex IV to the joint proxy statement/prospectus included in such Registration Statement.)

         10.34 Form of Employment Agreement between INVESTools and Ross Jardine. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex IV to the joint proxy statement/prospectus included in such Registration Statement.)

         10.35 Form of Employment Agreement between INVESTools and D. Scott Elder. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on August 14, 2001, and included as Annex IV to the joint proxy statement/prospectus included in such Registration Statement.)



         23.1     Consent of Jones, Jensen & Company with respect to ZiaSun.



         23.2     Consent of BDO Seidman, LLP with respect to ZiaSun.



         23.3     Consent of Arthur Andersen LLP with respect to Telescan.



         23.4     Consent of Hein + Associates LLP with respect to Telescan.


ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Corporation, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Corporation will:

         (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Corporation under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Salt Lake, on August 15, 2001.


                                                ZIASUN TECHNOLOGIES, INC.
                                                A NEVADA CORPORATION



                                                 /s/ D. Scott Elder
                                                --------------------------------
                                                By: D. Scott Elder
                                                Its: Principal Executive Officer



                                                /s/ Ross W. Jardine
                                                --------------------------------
                                                By: Ross W. Jardine
                                                Its: Vice President and
                                                Principal Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.


Dated:  August 14, 2001                         /s/ D. Scott Elder
                                                -------------------------------------
                                                By: D. Scott Elder
                                                Its: Chairman of the Board


Dated:  August 15, 2001                         /s/ Allen D. Hardman
                                                -------------------------------------
                                                By: Allen D. Hardman
                                                Its: President, COO and Director


Dated:  August 14, 2001                         /s/ Ross W. Jardine
                                                -------------------------------------
                                                By: Ross W. Jardine
                                                Its: Vice President, COO and Director


Dated:  August     , 2001
                                                -------------------------------------
                                                By: Hans von Meiss
                                                Its: Director


Dated:  August     , 2001
                                                -------------------------------------
                                                By: Christopher D. Outram
                                                Its: Director